As filed with the Securities and Exchange Commission on February 27, 2025

Registration Number 333-284472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO 1. TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISIONWAVE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	99-5002777
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

300 Delaware Ave., Suite 210 # 301

Wilmington, DE 19801

Telephone: (302) 305-4790

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas Davis

300 Delaware Ave., Suite 210 # 301

Wilmington, DE 19801

Telephone: (302) 305-4790

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Fleming Fleming PLLC 30 Wall Street, 8th Floor New York, New York 10005 (516) 833-5034

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Registrant and Co-registrant:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant and co-registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Bannix Acquisition Corp.	Delaware	6770	86-1626016
VisionWave Technologies, Inc.	Nevada	7372	99-2029411

(1)	The Co-Registrant has the following principal executive office:

(2)	The agent for service for the Co-Registrant is:

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION

DATED, FEBRUARY 27, 2025

PROXY STATEMENT OF

VISIONWAVE HOLDINGS, INC.

PROSPECTUS FOR

14,579,348 SHARES OF COMMON STOCK, 7,306,000 WARRANTS TO PURCHASE 7,306,000 SHARES OF COMMON STOCK AND 730,600 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF RIGHTS TO PURCHASE SHARES OF COMMON STOCK OF VISIONWAVE HOLDINGS, INC.

The board of directors of Bannix Acquisition Corp., a Delaware corporation (“Bannix,” “we,” “us” or “our” “SPAC” or the “Company ”), unanimously approved the Merger Agreement and Plan of Reorganization, dated September 6, 2024, by and among Bannix, VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VisionWave”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave, and VisionWave Technologies, Inc., a Nevada corporation (“Target”) and the shareholders of Target (as it may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is approved by the stockholders of Bannix (the “Bannix Stockholders”) and the transactions under the Merger Agreement are consummated (the “Business Combination”), (a) Parent Merger Sub will merge with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave (other than the Parent Rights, which shall be automatically converted into shares of VisionWave), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave.

Bannix did not receive a report, opinion, or appraisal in connection with its determination that the Business Combination is advisable.

Subject to a six-month extension the termination date by which the Company must consummate a business combination from September 14, 2024, the date that is 36 months from the closing date of the Company’s initial public offering of units, to March 14, 2025, the Business Combination is expected to close in the first quarter of 2025, subject to customary closing conditions the receipt of certain governmental approvals and the required approval by the stockholders of Bannix and Target. On February 21, 2025 Bannix filed and mailed a definitive proxy statement seeking to extend the date of closing the Business Combination up to three times by an additional one month each time to June 14, 2025. Bannix intends to hold the special meeting on March 7, 2025.

Pursuant to and in accordance with the terms set forth in the Merger Agreement, at the Parent Merger Effective Time, (a) each share of Bannix common stock, par value $0.01 per share (“Bannix Common Stock”) outstanding immediately prior to the Parent Merger Effective Time that has not been redeemed, is not owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and is not a Dissenting Parent Share will automatically convert into one share of common stock, par value $0.01, of VisionWave (each, a share of “VisionWave Common Stock”), (b) each Bannix Warrant shall automatically convert into one warrant to purchase shares of VisionWave Common Stock (each, a “VisionWave Warrant”) on substantially the same terms and conditions; and (c) each Bannix Right will be automatically converted into the number of shares of VisionWave Common Stock that would have been received by the holder of such Bannix Right if it had been converted upon the consummation of a business combination in accordance with Bannix’s organizational documents.

Following the closing of the Business Combination, Sponsors and Other Insiders will hold an aggregate of 2,041,600 shares, consisting of of VisionWave Common Stock of which 484,000 shares of VisionWave Common Stock will be held by the Sponsor shares, 961,600 shares of VisionWave Common Stock will be held by the Anchor Investor and 596,000 shares of VisionWave Common Stock will be held by the Former Sponsor shares.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (a) each share of issued and outstanding Target common stock, par value $0.0001 (“Target Common Stock”), shall be cancelled and converted into 4,041 shares of VisionWave Common Stock.

In accordance with the Merger Agreement, within thirty (30) days following the execution of the Merger Agreement, Bannix, VisionWave, Target, and certain stockholders of Target representing the requisite votes necessary to approve the Merger Agreement (the “Target Equity Holders”) are expected to enter into a Stockholder Support Agreement pursuant to which the Target Equity Holders will: (a) agree to vote in favor of the adoption of the Merger Agreement and approve the Mergers and the other Transactions to which Target is a party; and (b) agree to waive any appraisal or similar rights they may have pursuant to Nevada law with respect to the Mergers and the other Transactions.

Assuming none of the current outstanding shares of Bannix Common Stock, which was sold as part of the Units by us in our Initial Public Offering (the “Public Shares”) and are held by our public stockholders (the “Public Stockholders”) are redeemed, it is anticipated that, immediately following the Closing, (1) the Public Stockholders will own, in the aggregate, 1,014,748 shares of VisionWave Common Stock, or approximately 7.0% of the issued and outstanding shares of VisionWave Common Stock, (2) the Sponsor will own, in the aggregate, 484,000 shares of VisionWave Common Stock, or approximately 3.32% of the issued and outstanding shares of VisionWave Common Stock (3) the former Target Shareholders along with Target non-affiliated shareholders will own, in the aggregate 11,000,000 shares of VisionWave Common Stock (inclusive of shares subject to forfeiture), or approximately 75.4% of the issued and outstanding shares of VisionWave Common Stock of which 8,979,427 shares of common stock will be held by affiliates or insiders of Target and 2,020,573 shares of common stock will be held by non-affiliates. Such figures do not include any shares of VisionWave Common Stock issuable upon exercise of the Company’s warrants.

Assuming that all Public Shares are redeemed, then, immediately following the Closing, (1) Public Stockholders will own, in the aggregate, approximately 690,000 shares of VisionWave Common Stock, or approximately 4.8% of the issued and outstanding shares of VisionWave Common Stock, (2) the Sponsor will own, in the aggregate, 484,000 shares , which is comprised of 475,000 shares of common stock currently owned and 9,000 shares to be issued upon Closing, of VisionWave Common Stock (inclusive of shares subject to forfeiture), or approximately 3.4% of the issued and outstanding shares of VisionWave Common Stock (3) former Target Shareholders along with Target non-affiliated shareholders will own 11,000,000 shares of VisionWave Common Stock (inclusive of shares subject to forfeiture), or approximately 77.3% of the issued and outstanding shares of VisionWave Common Stock. Such figures do not take into account any shares of VisionWave Common Stock that may be issued at the Closing pursuant to any investment or other financing agreements that may be entered in connection with the Business Combination. Such figures also do not include any shares of VisionWave Common Stock issuable upon exercise of the Company’s warrants.

The units sold in Company’s IPO (“Units”), each consisting of one share of Common Stock and one public warrant (“Public Warrant”) and a right to purchase one-tenth (1/10) of one share of common stock upon consummation of the business combination (the “Rights”), and the Common Stock, Public Warrants and Rights are publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “BNIX,” “BNIXW,” and “BNIXR,” respectively. The Company intends to apply to list the VisionWave Common Stock, Public Warrants and Rights on Nasdaq under the symbols “VWAV” and “VWAVW”, as applicable, upon the Closing. It is a condition to the consummation of the Business Combination that the shares of VisionWave Common Stock to be issued in the Business Combination be approved for listing on the Nasdaq, subject only to the receipt of official notice of issuance thereof, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

The Company will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the Business Combination. The Company cannot complete the Business Combination unless the Company’s Stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby. The Company is sending you this proxy statement/prospectus in connection with the Special Meeting. At the Special Meeting the Sponsor, which holds 16.67% of the outstanding shares of Common Stock eligible to vote at the Special Meeting, will vote in favor of all proposals presented to the meeting and thus all such proposals are guaranteed of passage.

After careful consideration, the Company’s Board has determined that each of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are advisable. When the Company’s stockholders consider the proposals presented in the accompanying proxy statement/prospectus, they should keep in mind that our Sponsor and the Company’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, interests of holders of the Company Common Stock. Since the Sponsor, the Sponsor Related Parties, Sponsor and Other Insiders, I-Bankers Securities, Inc. and the officers and directors of the Company and VisionWave have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Common Stock, a conflict of interest may exist in determining whether the Business Combination with the Company is appropriate. For instance, Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders rather than liquidating the Company. In such event, among other things, the value of certain interests of Sponsor, the Sponsor and Other Insiders and the Company’s directors and officers would become worthless including, among other things, the 406,000 private placement units (the “Private Placement Units”) we sold simultaneously with the closing of the IPO as follows: 181,000 Private Placement Units to the Anchor Investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 private placement units to our Former Sponsors in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consists of one share of our common stock, one redeemable warrant to purchase one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our Business Combination. On October 20, 2022, pursuant to a Securities Purchase Agreement, Instant fame, LLC (“Instant”) acquired an aggregate of 385,000 shares of common stock of the Company from Bannix Management LLP, Balaji Venugopal Bhat, Nicholos Hellyer, Subbanarasimhaiah Arun, Vishant Vora and Suresh Yezhuvath and 90,000 private placement units from Suresh Yezhuvath (collectively, the “Sellers”) in a private transaction. The Sellers immediately loaned the entire proceeds to the Company for the working capital requirements of the Company. The Company entered into a letter agreement with Subash Menon, a director of the Company, for services in connection with the review and advice pertaining to the proposed Business Combination providing for a payment in the amount of $200,000 upon the closing of a Business Combination. In connection with this transaction, all parties agreed that there will be certain changes to the Board of Directors. These conflicts of interests may influence the Company’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the Transactions contemplated thereby. These interests were considered by the Company Board when it approved the Business Combination. For additional information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination.”

For additional information, please see the section entitled “The Business Combination Proposal - Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination, Risk Factors - The Sponsor and certain of the Company’s directors and officers have potential conflicts of interest in approving the Business Combination and the other proposals described in this proxy statement/prospectus, Certain Relationships and Related Party Transactions, Beneficial Ownership of Securities (footnote 4).

In addition, the Sponsor will not receive any compensation in connection with the Business Combination. Since the Sponsor did not pay for the Private Placement Units it will retain at the closing of the business combination as compared to the $10.00 per share price paid by the public stockholders in the IPO, the Sponsor will still be able to make a positive rate of return even if the market price of the common stock is very low after the Closing, while a public stockholder who purchased in the IPO would only make a positive rate of return if the trading price exceeds $10.00 per share. Because the shares of Common Stock have already been issued, there will not be a material dilution to the equity interests of non-redeeming stockholders upon consummation of the Business Combination. In addition, any warrants that have been issued but not yet been exercised, once exercised the private placement warrants could result in substantial dilution to the equity interests of non-redeeming stockholders after the consummation of the Business Combination. See “Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination”.

At Closing, pursuant to the Merger Agreement, the parties shall use a portion of the cash to pay or cause to be paid all current and pre-existing transaction expenses of the Sponsor Related Parties, including the fees and expenses of advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the Sponsor in connection with the Business Combination or any other potential transactions considered by the Sponsor Related Parties. The Company currently estimates that the total amount payable for transaction expenses and any outstanding loans or other obligations to the Sponsor Related Parties is approximately $1.4 million. The reimbursements payable to Sponsor Related Parties at Closing will not result in a material dilution of the equity interests of non-redeeming stockholders. The Sponsor Related Parties agreed to defer the approximate $1.4 million payment to no later than December 31, 2025.

Unless adjourned, the Special Meeting of the Company Stockholders will be held at 10:00 a.m., New York City time, on [*] [*], 2025 at [*]. The Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. You will not be able to physically attend the Special Meeting. You or your proxyholder will be able to attend the virtual Special Meeting online, vote and view the list of stockholders entitled to vote at the Special Meeting by visiting [*] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about the Company, Target and VisionWave and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors“ section starting on page 53 of this proxy statement/prospectus for a discussion of the risks you should consider in evaluating the Business Combination and how they may affect you.

If you have any questions or need assistance voting your Common Stock, please contact (302) 305-4790.

The Company is an “emerging growth company” and “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012 (as amended, the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus - Emerging Growth Company” and “Summary of the Proxy Statement/Prospectus - Smaller Reporting Company.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [*][*], 2025 and is first being mailed to the Company Stockholders on or about [*][*], 2025.

BANNIX ACQUISITION CORP.

300 Delaware Avenue, Suite 210 #310

Wilmington, Delaware 19801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [*][*], 2025

TO THE STOCKHOLDERS OF BANNIX ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of the Bannix Acquisition Corp., a Delaware corporation (“Bannix” or the “Company”), will be held at [*], New York City time, on [*][*], 2025, or at such other time, or such other date and such other place to which the meeting may be postponed or adjourned. The Special Meeting will be a completely virtual meeting of stockholders, which will be webcast at [*]. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

1. Proposal No. 1 - The Business Combination Proposal - to consider and vote upon a proposal to approve the Merger Agreement and Plan of Reorganization, dated September 6, 2024, by and among Bannix, VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VisionWave”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave, and VisionWave Technologies, Inc., a Nevada corporation (“Target”) and the shareholders of Target (as it may be amended and/or restated from time to time, the “Merger Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which (a) Parent Merger Sub will merge with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave (other than the Parent Rights, which shall be automatically converted into shares of VisionWave), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave (the transactions contemplated by the Merger Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

2. Proposal No. 2 - The Stock Issuance Proposal - to consider and vote upon a proposal to approve, assuming the other condition precedent proposals are approved and adopted, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of (x) up to 11,000,000 shares of VisionWave Common Stock pursuant to the terms of the Merger Agreement, and (y) additional shares of VisionWave Common Stock pursuant to subscription agreements we may enter into prior to the Closing (we refer to this proposal as the “Stock Issuance Proposal”);

3. Proposal No. 3 - The Incentive Plan Proposal - to consider and vote upon a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the 2024 Incentive Equity Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex B, including the authorization of the initial share reserve under the Incentive Plan (we refer to this proposal as the “Incentive Plan Proposal”);

4. Proposal No. 4 - The Director Election Proposal - to elect, assuming the Business Combination Proposal, the Stock Issuance Proposal, and the Incentive Plan Proposal. (the “condition precedent proposals”) are approved and adopted, seven directors to the VisionWave Board, effective immediately after the closing of the Business Combination (we refer to this proposal as the “Director Election Proposal”);

5. Proposal No. 5 - The Adjournment Proposal - to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals by the stockholders of the Company (the “Company Stockholders”) or if the Company determines that additional time is necessary to consummate the Business Combination (we refer to this proposal as the “Adjournment Proposal”).

Only holders of record of shares of Common Stock at the close of business on [*][*], 2025 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, the Company’s Board has determined that each of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are advisable.

The existence of financial and personal interests of the Company’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of the Company and the Company Stockholders and what they may believe is best for themselves. See the section entitled “The Business Combination Proposal - Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for further discussion.

Under the Merger Agreement, the approval of the condition precedent proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. If the Company Stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. Additionally, the Director Election Proposal is conditioned upon the approval of the condition precedent proposals. The Adjournment Proposal are not conditioned on the approval of any other proposal.

In connection with our initial public offering (“IPO”), our initial sponsor and the officers and directors of the Company entered into letter agreements pursuant to which they agreed to vote the Private Placement Units, as well as any Public Shares purchased by them during or after our IPO, in favor of the Business Combination Proposal.

As of the date hereof, our Sponsor owns approximately 475,000 of the total outstanding shares of Common Stock. Accordingly, the Company will need vote from other insiders or of the Public Shares currently held by public stockholders of the Company (the “Public Stockholders”) to be voted in favor of the Business Combination Proposal or any of the other proposals in order for them to be approved.

Pursuant to the Current Charter, the Company Stockholders holding Public Shares may request that the Company redeem all or a portion of its Public Shares for cash if the Business Combination is approved and consummated. As the Company Stockholder holding Public Shares and assuming the Business Combination is approved and consummated, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i) (a) hold Public Shares; and

(ii) prior to 5:00 p.m., New York City time, on [*][*], 2025 (which is two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, the Company’s transfer agent (the “transfer agent”), that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through Depository Trust Company (the “DTC”).

If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If the Business Combination is approved and consummated and an the Company Stockholder holding Public Shares properly exercises its right to redeem its Public Shares and timely delivers its shares to the transfer agent, we will redeem each Public Share for a per-share price, payable in cash, equal to the sum of the aggregate amount then on deposit in the Trust Account established in connection with our IPO (the “Trust Account”) plus $100,000 held in a restricted investment account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and the restricted investment account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on the Company), divided by the number of then issued and outstanding Public Shares. For illustrative purposes, based on the cash held in the Trust Account on December 31, 2024 the amount held in the restricted investment account on such date of $3,749,377, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $11.55 per Public Share (based on the cash held in the Trust Account on February 12, 2025 the amount held in the restricted investment account on such date of $3,793,491, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $11.68 per Public Share) . The per-share redemption amounts payable from the Trust Account to the Company Stockholders who hold Public Shares in connection with a redemption will not be reduced by any Excise Tax (as defined below) imposed on the Company. Prior to exercising redemption rights, the Company Stockholder should verify the market price of the Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. The Company cannot assure the Company Stockholders that they will be able to sell their Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Company’s securities when the Company Stockholders wish to sell their shares. If the Company Stockholder holding Public Shares exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. A request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with the Company’s consent, until the Closing. If the Company Stockholder holding Public Share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that the Company instruct the transfer agent to return the shares (physically or electronically). The Company Stockholder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting - Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

All the Company Stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are the Company Stockholder, you may also cast your vote at the Special Meeting electronically by visiting [*]. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Binding Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote “AGAINST” the Binding Charter Proposal. Because approval of the other proposals only requires a majority of the votes cast, other than the Director Election Proposal, which requires a plurality of the votes cast, assuming a quorum is established at the Special Meeting, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the Special Meeting. As noted above, our Sponsor owns approximately 16.67% of our total outstanding shares of Common Stock and will vote in favor of all of the Proposals, and accordingly we will not need any of the Public Shares held by Public Stockholders to be voted in favor of any of the Proposals.

Pursuant to the Company’s Investment Management Trust Agreement with Continental Stock Transfer & Trust Company (the “Trustee”), dated as of September 10, 2021 (the “Trust Agreement”), as amended, upon a liquidation and termination of the Trust Account as a result of the Company failing to complete a Business Combination, the Company is authorized to withdrawal $100,000 of interest that may be released to the Company to pay dissolution expenses (the “Allowance”). On January 30, 2025, the Company assigned the Trustee $100,000 of the Allowance only in the event of a dissolution and termination of the Trust Account as a result of the Company failing to complete a Business Combination. The Trustee is authorized to offset $100,000 from the Trust Account interest against the Company’s outstanding invoice.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Douglas Davis
Chief Executive Officer
[*], 2025

IF YOU RETURN YOUR SIGNED, DATED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND FOR EACH OF THE DIRECTOR NOMINEES.

ALL BANNIX STOCKHOLDERS HOLDING PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING - REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by the Company, constitutes a prospectus of the Company under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock to be issued to Target’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of the Company under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to the Company Stockholders nor the issuance by the Company of its Common Stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding the Company has been provided by the Company and information contained in this proxy statement/prospectus regarding Target has been provided by Target. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains information concerning the market and industry in which Target conducts its business. This proxy statement/prospectus includes market and industry data that Target has derived from publicly available information, various industry publications, other published industry sources and from surveys or studies conducted by third parties that it believes to be reliable. Target cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that it is possible that any such market, industry and other similar data may not in fact be reliable. In addition, any such market, industry and other similar data speaks as of its original publication date (and not as of the date of this proxy statement/prospectus) and Target does not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to Target or to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about the Company from other documents that are not included in or delivered with this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the Registration Statement are only summaries of those documents. The full documents are available for you to review through the SEC’s website at www.sec.gov. You can also obtain copies of this proxy statement/prospectus or of the documents incorporated by reference therein, free of charge by requesting them in writing or by telephone at the following address and telephone number:

Bannix Acquisition Corp. and/or VisionWave Holdings, Inc. 300 Delaware Ave., Suite 210 #301 Wilmington, DE 19801 Telephone: (302) 305-4790

To obtain timely delivery, the Company Stockholders must request the materials no later than five business days prior to the Special Meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the Company at the address and telephone number listed above. You will not be charged for any of these documents that you request.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section titled “Where You Can Find More Information.”

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “the Company” refers to the Bannix Acquisition Corp. and the terms “VisionWave,” “combined company” and “post-combination company” refer to VisionWave Holdings, Inc. (f/k/a Bannix Acquisition Corp. as of immediately following the consummation of the Business Combination) and its subsidiaries following the consummation of the Business Combination. The terms “we”, “us”, and “our” refer to the Company and/or VisionWave, as applicable, prior and/or following the consummation of the Business Combination.

In this document:

“affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise (but excluding, with respect to Target, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, any stockholder of Target, which portfolio companies may otherwise be deemed to be “under common control with” Target).

“Affiliate Deferment Agreement means agreements entered into by Bannix on December 26, 2024, and on January 19, 2025 to defer transaction costs and obligations associated with the Business Combination including payments to Evie Autonomous Ltd., the Sponsor, Legal Counsel, Financial advisor and the Company CEO Mr. Doug Davis., with specified repayment terms.

“Anchor Investors” means Sea Otter Holdings LLC BD Series, Sixth Borough Capital Fund LP, Better Works LLC, James M. McCrory, and Shelley K. Leonard.

“Bannix” means the Bannix Acquisition Corp., a Delaware corporation.

“Bannix Board” means the board of directors of the Company.

“Bannix Organizational Documents” means the Current Charter and the Current Bylaws, in each case as may be amended from time to time in accordance with the terms of the Merger Agreement.

“Bannix Stockholders” means the holders of Common Stock.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to adopt the Merger Agreement and approve the Business Combination.

“business day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate of Merger” means the certificate of merger between Merger Sub and Target.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Closing” means the closing of the Business Combination.

“Closing Date” means the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“condition precedent proposals” means the Business Combination Proposal, the Stock Issuance Proposal, and the Incentive Plan Proposal.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” means a proposal to elect, assuming the condition precedent proposals are approved and adopted, seven directors to the VisionWave Board, effective immediately after the closing of the Business Combination.

“DTC” means The Depository Trust Company.

“Effective Time” means the time at which the Merger becomes effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extensions” means the First Extension together with the Second Extension.

“FASB” means the Financial Accounting Standards Board.

“First Extension” means the March 2023 Special Meeting where stockholders voted upon, among other items, proposals to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (ii) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (iii) redeem all of the Public included as part of the units sold in the Company’s IPO, from March 14, 2023 to March 14, 2024, (iv) allow the Board of Directors of the Company, without another stockholder vote, to elect to further extend the date to consummate a business combination after March 13, 2023 up to twelve times, by an additional month each time, up to March 14, 2024.

“Former Bannix Officers and Directors” means Subash Menon (former Chief Executive Officer of the Company) and Nicholas Hellyer (former Chief Financial Officer, Secretary and Head of Strategy) who resigned who served as officers and/or directors of Bannix in and Sudeesh Yezhuvath (former Chief Operating Officer) who resigned in November 2022.

“Former Sponsor” means the original sponsors who were Subash Menon and Sudeesh Yezhuvath (through their investment entity Bannix Management LLP), Suresh Yezhuvath and Seema Rao.

“Founder Shares” means the aggregate of 475,000 shares of Common Stock acquired by Instant.

“GAAP” means generally accepted accounting principles in the United States of America.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plan” means the VisionWave Holdings, Inc. 2024 Incentive Equity Plan, a copy of which is attached to this proxy statement/prospectus as Annex B.

“Incentive Plan Proposal” means the proposal to approve, assuming the other condition precedent proposals are approved and adopted, the Incentive Plan, including the authorization of the share reserve under the Incentive Plan.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the Company’s initial public offering, consummated on September 10, 2021, through the sale of 6,900,000 Units at $10.00 per Unit.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“listing application” means the listing application covering all shares of Common Stock issuable in accordance with the Merger Agreement.

“Merger” means the merger of Merger Sub with and into Target, pursuant to which Target will survive the merger as a wholly-owned subsidiary of the Company.

“Merger Agreement” means that Merger Agreement and Plan of Reorganization, dated September 6, 2024, by and among Bannix, VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VisionWave”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave, and VisionWave Technologies, Inc., a Nevada corporation (“Target”) and the shareholders of Target.

“Other Investors” means shareholders that acquired 16,668 shares of commons stock from the founder who are Sagar Pravinchandra Khakhara, Asha Devi Rathore, Ekta Zile Singh and Rahul Kalra.

“Parent Merger Sub” means BNIX Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the VisionWave.

“BNIX Merger Sub” means BNIX VW Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the VisionWave.

“Nasdaq” means the Nasdaq Global Market.

“New VisionWave Charter” means the Amended and Restated Certificate of Incorporation to be adopted by VisionWave, a copy of which is attached this proxy statement/prospectus as Annex D.

“VisionWave” means the Delaware corporation which, prior to consummation of the Business Combination, was a wholly-owned subsidiary of the Company.

“VisionWave Board” means the board of directors of VisionWave.

“VisionWave Bylaws” means the bylaws adopted by VisionWave, a copy of which is attached this proxy statement/prospectus as Annex C.

“VisionWave Common Stock” means the shares of common stock, par value $0.0001 per share, of VisionWave.

“VisionWave Management” means the management of VisionWave following the consummation of the Business Combination.

“VisionWave Options” means options to acquire VisionWave Common Stock.

“VisionWave Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of VisionWave.

“Outside Date” means the Termination Date

“March 2023 Special Meeting” means the special meeting of the Company Stockholders held on March __, 2023.

“March 2024 Special Meeting” means the special meeting of the Company Stockholders held on March 8, 2023.

“September 2024 Special Meeting” means the special meeting of the Company Stockholders held on September 6, 2024.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Private Placement Units” means the 406,000 private placement units we sold simultaneously with the closing of the IPO as follows: 181,000 Private Placement Units to the Anchor Investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 private placement units to our Former Sponsors in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consists of one share of our common stock, one redeemable warrant to purchase one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our Business Combination.

“Proposals” means the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

“Public Shares” means shares of Common Stock included in the Units issued in the IPO.

“Public Stockholders” means the public stockholders who hold Public Shares. For avoidance of doubt, the reference to Public Stockholders does not include the Sponsor or any of the Company’s directors and officers who may hold Public Shares.

“Public Warrants” means the Warrants included in the Units issued in the IPO.

“Redemption” means the redemption of any shares of Common Stock in connection with the Closing or the Extensions.

“Registration Statement” means this Registration Statement on Form S-4 in connection with the Business Combination.

“Representative Shares” means shares that been sold to I-Bankers Securities, Inc., the underwriter in the original IPO.

“Rights” means the right to acquire 1/10th of a share of Common Stock of the Company upon consummation of the business combination.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Extension” means the March 2024 Special Meeting where stockholders voted upon, among other items, proposals to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (ii) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (iii) redeem all of the Public included as part of the units sold in the Company’s IPO, from March 14, 2024 to September 14, 2024, (iv) allow the Board of Directors of the Company, without another stockholder vote, to elect to further extend the date to consummate a business combination after March 13, 2024 up to six times, by an additional month each time, up to September 14, 2024.

“Securities Act” means the Securities Act of 1933.

“Special Meeting” means the special meeting of the Company Stockholders to consider matters relating to the Business Combination.

“Sponsor” means Instant Fame, LLC, a Nevada limited liability company.

“Sponsor and Other Insiders” means the Sponsor and Anchor Investors both terms as defined herein.

“Sponsor Related Parties” means the Sponsor, Douglas Davis (Bannix’s Chief Executive Officer and a director) and LaRocca Design, an entity owned by Andre LaRocca, which is an affiliate of the Sponsor and has no ownership, control, or involvement with the Company or the Target. The affiliation between the sponsor and LaRocca Design exists solely in the context of a separate, unrelated project.

“Stock Exchange” means Nasdaq, or such other stock exchange as is mutually determined by the Company and Target to list VisionWave Common Stock and VisionWave Warrants. As of the date of this proxy statement/prospectus, the Company and Target intend to apply to list the VisionWave Common Stock and VisionWave Warrants on Nasdaq upon the Closing.

“Target” means VisionWave Technologies, Inc.

“Target non-affiliated public shareholders” means 2,020,573 VisionWave shares at closing, distributed among seven shareholders. Six of these shareholders will hold 286,921 shares each, representing less than 5% of VisionWave shares outstanding at closing, and the seventh shareholder will hold 299,045 shares, also representing less than 5% of VisionWave shares outstanding at closing.

“Target Stockholders” means the shareholders of Target who hold 5% or more of the issued and outstanding shares of VisionWave at the closing of the business combination which includes Stanley Hills, LLC, GBT Tokenize Corp., GBT Technologies Inc and Magic Internacional Argentina FC S.L.

“Target Founder” means Stanley Hills, LLC which is owned by the home office of Anat Attia and managed by Yossi Attia, her spouse.

“Termination Date” means November 2, 2024 or any extended period of time that the Company may have to consummate an initial business combination as a result of an amendment to the Current Charter.

“Third Extension” means the September 2024 Special Meeting at which stockholders voted upon, among other items, proposals to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (ii) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (iii) redeem all of the Public included as part of the units sold in the Company’s IPO, from September 14, 2024 to March 14, 2025, (iv) allow the Board of Directors of the Company, without another stockholder vote, to elect to further extend the date to consummate a business combination after September 14, 2024 up to six times, by an additional month each time, up to March 14, 2025.

“transfer agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of the Company that holds the proceeds from the Company’s IPO and the private placement of the Private Placement Warrants.

“Trust Agreement” mean that certain Investment Management Trust Agreement, dated October 28, 2021, between the Company and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Warrant Agreement” means that certain warrant agreement, dated as of October 28, 2021, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Warrant Holders” means the holders of Warrants.

“Warrants” means the warrants of the Company, or of VisionWave following the Closing, each whole warrant exercisable for one share of Common Stock, in accordance with its terms and includes the Public Warrants and the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of the Company and Target. These statements are based on the beliefs and assumptions of the management of the Company and Target. Although the Company and Target believe that their respective plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, neither the Company nor Target can assure you that any of them will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. These forward-looking statements are not guarantees of future performance, conditions or results and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

●	our ability to complete the Business Combination or, if we do not consummate such Business Combination, any other initial business combination;

●	our ability to meet the Closing conditions to the Business Combination, including approval by stockholders of the Company and Target Shareholders;

●	the ability of the Company, Target or VisionWave to realize the benefits expected from the Business Combination;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against the Company, Target or VisionWave prior to or following the consummation of the Business Combination and transactions contemplated thereby;

●	the inability to complete the Business Combination due to the failure to obtain approval of the Company Stockholders or to satisfy other conditions to the Closing in the Merger Agreement;

●	the ability to obtain or maintain the listing of the Common Stock and Warrants on the Stock Exchange in connection with the Closing;

●	the risk that the proposed Business Combination disrupts current plans and operations of Target as a result of the announcement and consummation of the transactions described herein;

●	costs related to the Business Combination;

●	changes in applicable laws or regulations;

●	the effects of competition on Target’s future business;

●	Target’s expansion into new products, services, technologies or geographic regions;

●	the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities and to continue as a going concern;

●	the risk of downturns and the possibility of rapid change in the highly competitive industry in which Target and Target operate;

●	the risk that Target may not sustain profitability;

●	the risk that Target will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

●	the risk that Target experiences difficulties in managing its growth and expanding operations;

●	the risk that Target and VisionWave are unable to secure or protect their intellectual property;

●	the risk that estimated growth of the industry does not occur, or does not occur at the rates or timing Target has assumed based on third-party estimates and its own internal analyses;

●	the possibility that the Company, Target or VisionWave may be adversely affected by other economic, business, and competitive factors;

●	the potential liquidity and trading of our public securities after the consummation of the Business Combination; and

●	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition, or results of operations of the Company and Target prior to the Business Combination and VisionWave following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company or Target assess the impact of all such risk factors on the business of the Company and Target prior to the Business Combination and VisionWave following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to the Company or Target or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company and Target prior to the Business Combination and VisionWave following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. the Company urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	The Company is proposing to consummate the Business Combination with Target. The Company, Parent Merger Sub and Target have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Merger Agreement is attached hereto as Annex A. the Company urges all the Company Stockholders to read the Merger Agreement in its entirety.

The Merger Agreement must be adopted by the Company Stockholders in accordance with the DGCL and the Company’s Current Charter. the Company is holding a Special Meeting to obtain that approval. The Company Stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and thereby approve the Business Combination.

Q:	What matters will be considered at the Special Meeting?

A:	The Company Stockholders will be asked to consider and vote on the following proposals:

●	The Business Combination Proposal - a proposal to adopt the Merger Agreement and approve the Business Combination;

●	The Stock Issuance Proposal - a proposal to approve, assuming the other condition precedent proposals are approved and adopted, for the purposes of complying with the applicable listing rules of NASDAQ, the issuance of (x) up to 11,000,000 shares of VisionWave Common Stock pursuant to the terms of the Merger Agreement, and (y) additional shares of VisionWave Common Stock pursuant to subscription agreements we may enter into prior to the Closing;

●	The Incentive Plan Proposal - a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the Incentive Plan;

●	The Director Election Proposal - a proposal to approve, assuming the condition precedent proposals are approved and adopted, seven (7) directors to the VisionWave Board, effective immediately after the closing of the Business Combination; and

●	The Adjournment Proposal - a proposal to approve the adjournment of the Special Meeting to a later time or times, or date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any Proposals by the Company Stockholders or if the Company determines that additional time is necessary to consummate the Business Combination.

Q:	Is my vote important?

A:	The Business Combination cannot be completed unless the Merger Agreement is adopted by the Company Stockholders holding a majority of the votes cast on such proposal and the other condition precedent proposals achieve the necessary votes outlined below. Only the Company Stockholders as of the close of business on [*][*], 2025, the record date for the Special Meeting (the “record date”), are entitled to vote at the Special Meeting. Our Sponsor owns approximately 16.67% of the shares of Common Stock entitled to vote at the Special Meeting and has agreed to vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the election of each of the director nominees to the VisionWave Board named in the Director Election Proposal and “FOR” the approval of the Adjournment Proposal. Assuming other insiders will vote “FOR” as Sponsor, we anticipate that all of the proposals will be adopted even if no stockholders other than our Sponsor vote in favor of the proposals. See the question “What the Company Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?” below.

Q:	How does the Company Board recommend that I vote?

A:	The Company Board makes NO recommendation as to how the Company Stockholders should vote on any of the proposals. As noted in a number of places in this proxy statement/prospectus, the Company Board in approving the Merger Agreement concluded in accordance with applicable law that the Merger was advisable. Also, as discussed in the answers to the Questions “Is my vote important” and “What the Company Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?” Our Sponsor owns approximately 16.67% of the shares of Common Stock entitled to vote on the various proposals and intends to vote in favor of all of the various proposals. Assuming other insiders will vote “FOR” as will our Sponsor, all of the proposals will be approved and adopted, even if all Public Stockholders vote “AGAINST” such proposals or abstain. Public Stockholders should determine whether it is in their best interest, economic and otherwise, to exercise their redemption rights, recognizing that the Company Board believes that an investment in the business of Target should be viewed as a long-term investment.

For more information regarding how the Company Board concluded that the Merger was advisable, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal - The Company Board’s Reasons for the Approval of the Business Combination.”

Q:	How does the Sponsor and the Company’s officers and directors intend to vote their shares?

A:	Our Sponsor holding all of the Founder Shares and Private Placement Warrants agreed to vote all the Company voting securities held by it in favor of the Business Combination Proposal and all other proposals being presented at the Special Meeting. The Company’s officers and directors also entered into the letter agreements with us at the time of the IPO pursuant to which they agreed to vote any shares of Common Stock owned by them in favor of our initial business combination.

As of the date hereof, our Sponsor owns approximately 16.67% of our total outstanding shares of Common Stock. Assuming other insiders will vote “FOR” as will our Sponsor, the Company would not need any Public Shares currently held by the Public Stockholders to be voted in favor of the Business Combination Proposal and the other proposals in order for them to be approved.

Q:	Why is the Company proposing the Business Combination?

A:	the Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of Target and the markets in which Target operates, including the financial and other information provided by Target in the course of the Company’s due diligence investigations, the Company Board believes that the Business Combination with the Company is advisable and presents an opportunity to increase stockholder value. However, there can be no assurances of this.

Although the Company Board believes that the Business Combination with Target presents a unique business combination opportunity, the Company Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal - Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination” for a discussion of the factors considered by the Company Board in making its decision.

Q:	Did the Company Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A:

No. The Company Board did not obtain a fairness opinion with respect to the consideration to be paid in the Merger. Accordingly, investors will be relying solely on the judgment of the Company Board and the officers of the Company in valuing Target’s business. The Company engaged Marula Capital Group LLC (“Marula”) to provide a fairness opinion regarding the Business Combination. However, Marula subsequently advised that its timeline to deliver the fairness opinion would be not before April 2025. Given the expedited timeline required to complete the Business Combination prior to the SPAC expiration on March 14, 2025, the Company has elected to proceed without obtaining a fairness opinion. The Company issued an oral termination notice to Marula on January 21, 2025, and will not be including a fairness opinion in this registration statement.

The officers and directors of the Company have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. Furthermore, in analyzing the Business Combination, the Company Board conducted significant due diligence on Target. However, such diligence and evaluation were primarily based on the track records of Target’s key personnel, not the entity itself, as Target was incorporated in March 2024 and has not yet generated revenues. Based on the foregoing, the Company Board concluded that its members’ experience and backgrounds enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to the Company Stockholders and that Target’s fair market value was at least 80% of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that the Company Board and the officers of the Company were correct in their assessment of the Business Combination. For a complete discussion of the factors utilized by the Company Board in approving the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal.”

The lack of a third-party fairness opinion may lead an increased number of the Company Stockholders to seek to redeem their Public Shares for cash, which could adversely affect VisionWave’s liquidity following the consummation of the Business Combination.

Q:	What equity stake will current the Company Stockholders and Target Shareholders hold in VisionWave immediately after the consummation of the Business Combination?

A:	The following table illustrates varying ownership levels in the Company and VisionWave immediately following the consummation of the Business Combination under the “No Additional Redemptions Scenario” and the “Maximum Redemption Scenario” (see “The Merger Agreement - Merger Consideration”). Additionally, the table excludes the potential dilutive effect of (i) the exercise of 406,000 Private Placement Warrants, (ii) the exercise of 6,900,000 Public Warrants.

Ownership by Stockholder following Consummation of Business
	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Target stockholders	8,979,427	61.5%	8,979,427	63.0%
Target non-affiliated public shareholders	2,020,573	13.9%	2,020,573	14.2%
Bannix public stockholders (2)	1,014,748	7.0%	690,000	4.8%
Representative Shares	393,000	2.7%	393,000	2.8%
Former Bannix Officers and Directors	130,000	0.9%	130,000	0.9%
Sponsor and Other Insiders (1)	2,041,600	14.0%	2,041,600	14.3%
Total shares outstanding	14,579,348	100.0%	14,254,600	100.0%

(1)	Includes 406,000 Private Placement Shares, 406,000 Private Rights converted to 40,600 shares of common stock upon consummation of the Business Combination and 1,595,000 shares of common stock consisting of Founder Shares and other shares of common stock issued to the Anchor Investors and others. The 2,041,600 shares consist of: 484,000 Sponsor shares, 961,600 Anchor investor shares, 596,000 Former Sponsor shares. This total excludes shares held by Former Bannix Officers and Directors.

(2)	Includes 6,900,000 Public Rights converted to 690,000 shares of common stock upon consummation of the Business Combination and includes the redemption of 3,960,387 shares of common stock in March 2023, the redemption of 1,381,866 shares of common stock in March 2024, and the redemption of 1,232,999 shares of common stock in September 2024.

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming the Company public stockholders could experience in connection with the Business Combination across the redemption scenarios.

Fully Diluted Share Ownership Following the Business Combination

	No Additional Redemptions		Maximum Redemptions (1)		50% Redemption Scenario
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Target stockholders	8,979,427	41.1%	8,979,427	41.6%	8,979,427	41.3%
Target non-affiliated public shareholders	2,020,573	9.2%	2,020,573	9.4%	2,020,573	9.3%
Bannix public stockholders (5)	1,014,748	4.6%	690,000	3.2%	852,374	3.9%
Representative Shares	393,000	1.8%	393,000	1.8%	393,000	1.8%
Former Bannix Officer and Director Shares	130,000	0.6%	130,000	0.6%	130,000	0.6%
Sponsor and Other Insiders (3)	2,041,600	9.3%	2,041,600	9.5%	2,041,600	9.4%
Public Warrants (2)	6,900,000	31.5%	6,900,000	32.0%	6,900,000	31.8%
Private Placement Warrants (4)	406,000	1.9%	406,000	1.9%	406,000	1.9%
Total shares outstanding	21,885,348	100.0%	21,560,600	100.0%	21,722,974	100.0%

(1)	In the Maximum Redemption Scenario, assumes that all shares of Common Stock are redeemed in connection with the Business Combination.

(2)	Represents warrants issued in Bannix’ IPO exercisable at an exercise price of $11.50 per share.

(3)	Includes 406,000 Private Placement Shares, 406,000 Private Rights converted to 40,600 shares of common stock upon consummation of the Business Combination and 1,595,000 shares of common stock consisting of Founder Shares and other shares of common stock issued to the Anchor Investors and others. The 2,041,600 shares consist of: 484,000 Sponsor shares, 961,600 Anchor investor shares, 596,000 Former Sponsor shares. This total excludes shares held by Former Bannix officers and directors.

(4)	Represents shares issuable upon exercise of Private Placement Warrants issued in connection with the Bannix’ IPO exercisable at an exercise price of $11.50 per share.

(5)	Includes 6,900,000 Public Rights converted to 690,000 shares of common stock upon consummation of the Business Combination and includes the redemption of 3,960,387 shares of common stock in March 2023, the redemption of 1,381,866 shares of common stock in March 2024, and the redemption of 1,232,999 shares of common stock in September 2024.

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination which would not otherwise be present in an underwritten public offering. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming Public Stockholders.

The following table illustrates the impact of varying levels of redemptions on post-closing ownership and the dilutive effect of warrant exercises on the value per share for non-redeeming Public Stockholders. As redemptions increase, dilution from certain equity issuances in the Business Combination becomes more pronounced. The table also reflects the incremental dilution from public and private warrant exercises, providing investors with a clearer understanding of potential post-closing ownership outcomes.

	Minimum Redemption (1)		25% Redemption (2)		50% Redemption (3)		75% Redemption (4)		Maximum Redemption (5)
	Shares	Value Per Share (6)	Shares	Value Per Share (6)	Shares	Value Per Share (6)	Shares	Value Per Share (6)	Shares	Value Per Share (6)
Base Scenario(7)	14,579,348	$7.54	14,498,161	$7.59	14,416,974	$7.63	14,335,787	$7.67	14,254,600	$7.72
Excluding Sponsor and Other Insiders(8)	12,537,748	$8.77	12,456,561	$8.83	12,375,374	$8.89	12,294,187	$8.95	12,213,000	$9.01
Exercising Public Warrants(9)(10)	21,479,348	$5.12	21,398,161	$5.14	21,316,974	$5.16	21,235,787	$5.18	21,154,600	$5.20
Exercising Private Placement Warrants(10)(11)	14,985,348	$7.34	14,904,161	$7.38	14,822,974	$7.42	14,741,787	$7.46	14,660,600	$7.50
Exercising All Warrants (10)(12)	21,885,348	$5.03	21,804,161	$5.04	21,722,974	$5.06	21,641,787	$5.08	21,560,600	$5.10

(1)	Assumes that no additional shares of Bannix Common Stock are redeemed.

(2)	Assumes that 81,187 shares of Bannix Common Stock are redeemed.

(3)	Assumes that 162,374 shares of Bannix Common Stock are redeemed.

(4)	Assumes that 243,561 shares of Bannix Common Stock are redeemed.

(5)	Assumes that 324,748 shares of Bannix Common Stock are redeemed.

(6)	Based on post-transaction equity value attributable to VisionWave of $110 million.

(7)	Represents the post-Closing share ownership of VisionWave assuming various levels of redemption by the Public Stockholders.

(8)	Represents the Base Scenario excluding the shares owned by Sponsor and Other Insiders.

(9)	Represents the Base Scenario plus the full exercise of the Public Warrants.

(10)	Analysis does not account for exercise prices to be paid in connection with the exercise of warrants.

(11)	Represents the Base Scenario plus the full exercise of the Private Placement Warrants.

(12)	Represents the Base Scenario plus the full exercise of the Public Warrants and the Private Placement Warrants.

Please see the section entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” for further information.

 The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	Assuming No Additional Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00

Net tangible book value, as adjusted (1)	$(2,579,379)	$(3,527,752)	$(4,476,125)	$(5,424,498)	$(6,372,871)
Total Shares, as adjusted (2)	3,579,348	3,498,161	3,416,974	3,335,787	3,254,600
Adjusted Net tangible book value per share as of December 31, 2024, as adjusted	$(0.72)	$(1.01)	(1.31)	(1.63)	(1.96)
Dilution per share to SPAC Public Shareholders	$10.72	$11.01	$11.31	$11.63	$11.96

(1)	Calculated as Bannix’s net tangible book value per share as of December 31, 2024 minus Bannix’s net tangible book value per share as of December 31, 2024, as adjusted.

(2)	Calculated as Bannix’s total share outstanding as adjusted.

The   following table illustrates the as adjusted net tangible book value to Bannix’s shareholders and increase in net tangible book value to Bannix’s shareholder as a result of financing acquired to extend and deposit into the Trust and interest earned in the Trust .

	Assuming No Additional Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption

Numerator adjustments (1)
Bannix’s net tangible book value	$(5,982,870)	$(5,982,870)	$(5,982,870)	$(5,982,870)	$(5,982,870)
Transaction costs attributed to Bannix	(190,001)	(190,001)	(190,001)	(190,001)	(190,001)
Payment to Subash Menon for advisory services	(200,000)	(200,000)	(200,000)	(200,000)	(200,000)
Funds released from the Trust account	3,793,491	2,845,119	1,896,746	948,373	—
As adjusted net tangible book value	$(2,579,379)	$(3,527,752)	$(4,476,125)	$(5,424,498)	$(6,372,871)

Denominator adjustments (2)
Bannix’s Public shareholders	324,748	243,561	162,374	81,187	—
Sponsor and Other Insiders	2,001,000	2,001,000	2,001,000	2,001,000	2,001,000
Public Rights outstanding	690,000	690,000	690,000	690,000	690,000
Private Rights outstanding	40,600	40,600	40,600	40,600	40,600
Representative Shares	393,000	393,000	393,000	393,000	393,000
Bannix officers and directors	130,000	130,000	130,000	130,000	130,000
As adjusted Bannix’s shares outstanding	3,579,348	3,498,161	3,416,974	3,335,787	3,254,600

The calculation of adjusted net tangible book value per share excludes shares underlying Bannix Public and Private Warrants, as the exercise price of $11.50 per share is significantly higher than the current market price of Bannix shares. Consequently, the exercise of these warrants is not considered probable as of the Business Combination date. Should these warrants be exercised in the future, they would result in additional dilution to Bannix shareholders

For purposes of Item 1604(c)(1) of Regulation S-K, VisionWave would have 14,579,348 total shares of Common Stock outstanding after giving effect to the de-SPAC transaction under the no redemptions scenario. Where redemptions are none, the company valuation is based on the Bannix offering price of the securities in the initial registered offering price per share of $10.00 and is therefore calculated as: $10.00 (per share IPO price) times shares outstanding. The following table illustrates the valuation at the offering price of the securities in the initial registered offering price of $10.00 per share for each redemption scenario:

	Assuming No Redemptions(1)	Assuming 25% Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming Maximum Redemptions(5)
Bannix Shares Valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$35,793,480	$34,981,610	$34,169,740	$33,357,870	$32,546,000
Bannix Total shares outstanding post de-SPAC (6)	3,579,348	3,498,161	3,416,974	3,335,787	3,254,600
Target Shares Valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$110,000,000	$110,000,000	$110,000,000	$110,000,000	$110,000,000
Target stockholder and Target non-affiliated public shareholders	11,000,000	11,000,000	11,000,000	11,000,000	11,000,000
Total Valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$145,793,480	$144,981,610	$144,169,740	$143,357,870	$142,546,000
Total shares outstanding post de-SPAC(7)	14,579,348	14,498,161	14,416,974	14,335,787	14,254,600
Dilution:
Warrant Shares Valuation based on offering price of the securities in the initial registered offering of $10 per share	$73,060,000	$73,060,000	$73,060,000	$73,060,000	$73,060,000
Total Public and Private warrants	7,306,000	7,306,000	7,306,000	7,306,000	7,306,000
Fully diluted total Valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$218,853,480	$218,041,610	$217,229,740	$216,417,870	$215,606,000
Fully diluted total shares outstanding post de-SPAC	21,885,348	21,804,161	21,722,974	21,641,787	21,560,600

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of Bannix, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their shares of Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of Public Stockholders, holding 81,187 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $0.9 million (based on the estimated per-share redemption price of approximately $11.68 per share) from the Trust Account.

(3)      Assumes that 50% of Public Stockholders, holding 162,374 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $1.9 million (based on the estimated per-share redemption price of approximately $11.68 per share) from the Trust Account.

(4)      Assumes that 75% of Public Stockholders, holding 243,561 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $2.8 million (based on the estimated per-share redemption price of approximately $11.68 per share) from the Trust Account.

(5)      Assumes that all Public Stockholders, holding 324,748 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $3.8 million (based on the estimated per-share redemption price of approximately $11.68 per share) from the Trust Account.

(6)      Includes 690,000 shares of Common Stock to be issued upon consummation of the Business Combination upon conversion of the 6,900,000 Public Rights outstanding and 40,600 shares of Common Stock to be issued upon consummation of the Business Combination upon conversion of the 406,000 Private Rights outstanding.

(7)     Excludes the dilutive effect of 6,900,000 shares representing outstanding Bannix Public Warrants and 406,000 shares representing outstanding Bannix Private Warrants.

Q:	How has the announcement of the Business Combination affected the trading price of the Company securities?

A:	On September 5, 2024, the trading date preceding the announcement of the Business Combination, the latest trading prices per share of the Company’s Common Stock, Public Warrants and Rights as reported by Nasdaq were $11.25, $0.0169 and $0.099, respectively. Holders of the Company’s securities should obtain current market quotations for the securities. The market price of the Company’s securities could vary at any time prior to Closing.

Q:	Do I have redemption rights?

A:	If you are a Public Stockholder, you have the right to request that the Company redeem all or a portion of your Public Shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting - Redemption Rights.” Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Public Shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.”

If you wish to exercise your redemption rights, please see the answer to the next question: “- How do I exercise my redemption rights?”

The Sponsor and the Company officers and directors entered into letter agreements with the Company at the time of the IPO, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of the Business Combination. The Company officers and directors did not receive separate consideration for their waiver of redemption rights.

Q:	How do I exercise my redemption rights?

A:	If you are a Public Stockholder and wish to exercise your right to redeem your Public Shares, you must:

(i)	(a) hold Public Shares or (b) hold Public Shares through Units and elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)	prior to 5:00 p.m., New York City time, on [*][*], 2025 (which is two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request to the transfer agent, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

The address of the Company’s transfer agent is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any Public Stockholder will be entitled to request that their Public Shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account plus $100,000 held outside the Trust Account in a restricted investment account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and in the restricted investment account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on the Company), divided by the number of then issued and outstanding Public Shares. For illustrative purposes, based on the cash held in the Trust Account and the restricted investment account on December 31, 2024 and of approximately $3,749,377 in the aggregate, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $11.55 per Public Share (based on the cash held in the Trust Account on February 12, 2025 the amount held in the restricted investment account on such date of $3,793,491, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $11.68 per Public Share). The per-share redemption amount payable to the Company’s Public Stockholders in connection with a redemption will not be reduced by any Excise Tax imposed on the Company. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Stockholders, regardless of whether such Public Stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to Public Stockholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

Pursuant to the Company’s Investment Management Trust Agreement with Continental Stock Transfer & Trust Company (the “Trustee”), dated as of September 10, 2021 (the “Trust Agreement”), as amended, upon a liquidation and termination of the Trust Account as a result of the Company failing to complete a Business Combination, the Company is authorized to withdrawal $100,000 of interest that may be released to the Company to pay dissolution expenses (the “Allowance”). On January 30, 2025, the Company assigned the Trustee $100,000 of the Allowance only in the event of a dissolution and termination of the Trust Account as a result of the Company failing to complete a Business Combination. The Trustee is authorized to offset $100,000 from the Trust Account interest against the Company’s outstanding invoice.

If you are a holder of Public Shares, you may exercise your redemption rights by (a) submitting your request in writing, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested and (b) delivering your Public Shares (either physically or electronically through DTC) to the transfer agent at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is 5:00 p.m. New York City time, on [*][*], 2025 (two business days prior to the scheduled date of the vote at the Special Meeting) and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that the Company instruct the transfer agent to return the shares to you (physically or electronically through DTC). You may make such request by contacting the transfer agent at the phone number or address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any corrected or changed written exercise of redemption rights must be received by the Company’s Corporate Secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to 5:00 p.m., New York City time, on [*][*], 2025 (which is two business days prior to the scheduled vote at the Special Meeting).

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Public Warrants that you may hold.

Q:	If I am a holder of Units, can I exercise redemption rights with respect to my Units?

A:	No. Holders of outstanding Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Public Warrants, or if you hold Units registered in your own name, you must contact the Company’s transfer agent, directly and instruct them to separate the Units into Public Shares and Public Warrants. If you fail to cause your Units to be separated and delivered to the transfer agent, prior to 5:00 p.m., New York City time, on [*][*], 2025 (which is two business days prior to the scheduled vote at the Special Meeting), you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:	If I am a holder of Public Warrants, can I exercise redemption rights with respect to my Public Warrants?

A:

No. Holders of Public Warrants will not have redemption rights with respect to such Public Warrants. Even if all Public Stockholders submitted their Public Shares for redemption in connection with the Special Meeting, all Public Warrants will continue to be outstanding and using the closing warrant price on Nasdaq of $0.035 as of February 20, 2025, the aggregate fair value of all the Public Warrants is approximately $241,500. The actual market price of the Public Warrants may be higher or lower on the date that Warrant Holders seek to sell such Public Warrants. Additionally, the Company cannot assure the holders of Public Warrants that they will be able to sell their Public Warrants in the open market as there may not be sufficient liquidity in such securities when Warrant Holders wish to sell their Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the Public Warrants because the Public Warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, the holder of Public Warrants who exercises such Public Warrants will ultimately own a greater interest in VisionWave because there would be fewer shares outstanding overall. See “Risk Factors-Risks Related to the Company and the Business Combination - The Public Stockholders will experience dilution as a consequence of the issuance of VisionWave Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Public Stockholders have on the management of VisionWave.”

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The U.S. federal income tax consequences of exercising your redemption rights with respect to your Public Shares depends on your particular facts and circumstances. Please see the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations” For additional information.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO YOUR PUBLIC SHARES WILL DEPEND ON THE FACTS AND CIRCUMSTANCES OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

A total of approximately $69 million, including approximately $225,000 of deferred underwriting fees, was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as Trustee upon completion of the Company’s IPO. At the March 2023 Special Meeting, at which the Company Stockholders voted and approved the First Extension, a total of 3,960,387 shares of Common Stock were presented for Redemption for an aggregate redemption amount of $41,077,189 was removed from the Trust Account and deposited into a restricted investment account. At the March 2024 Annual Meeting, at which the Company Stockholders voted and approved the Second Extension, a total of 1,381,866 shares of Common Stock were presented for Redemption for an aggregate redemption amount of $15,134,429 was removed from the Trust Account and deposited into a restricted investment account. At the September 2024 Special Meeting, at which the Company Stockholders voted and approved the Third Extension, a total of 1,232,999 shares of Common Stock were presented for Redemption for an aggregate redemption amount of $13,790,479 was removed from the Trust Account and deposited into a restricted investment account.

As of December 31, 2024, following the Redemptions in connection with the September 2024 Special Meeting, the Trust Account held investments and cash of approximately $3,749,377 (or approximately $11.55 per share of common stock that is subject to redemption). Based on the cash held in the Trust Account on February 12, 2025 the amount held in the restricted investment account on such date of $3,793,491, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $11.68 per Public Share. Any funds in the Trust Account remaining after payment of such redemption amounts will be used to pay deferred underwriting fees and otherwise be released to VisionWave to be used for general working capital purposes.

Q:	What happens if a substantial number of the Public Stockholders exercise their redemption right?

A:	The Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. In addition, with fewer Public Shares and Public Stockholders, the trading market for VisionWave Common Stock following the Business Combination may be less liquid than the market was for Common Stock prior to consummation of the Business Combination and VisionWave Common Stock may not be able to meet the listing standards for Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Target’s business will be reduced. As a result, the proceeds will be greater in the event that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which Public Stockholders exercise the maximum allowed redemption rights.

The table below presents the trust value per share to a Public Stockholder that elects not to redeem across a range of redemption scenarios and does not reflect interest amounts which may be used to pay for allowable taxes (other than Excise Taxes).

Value
Trust Value as of February 12, 2025, account for the benefit of Public Stockholders plus interest earned thereon	$3,793,491
Total Public Shares	324,748
Trust Value Per Share of Common Stock	$11.68

	Assuming No Additional Redemptions(1)	Assuming Maximum Redemptions(2)
Redemptions ($)	$—	$3,793,491
Redemptions (Shares)	—	324,748
Cash left in Trust Account after Redemptions	$3,793,491	$—
Public Shares after Redemptions	324,748	—

Trust Value Per Public Share	$11.68	$0.00

(1)	This scenario assumes that no Public Shares are redeemed.

(2)

This scenario assumes that all Public Shares are redeemed.

Regardless of the redemption scenario, the Company will issue 1/10 of a share for the rights issued in the IPO per the terms of the rights agreement at closing. In the maximum redemption scenario, the public shares at closing will total 690,000, reflecting only shares issued from the rights. In the no redemption scenario, the public shares at closing will total 690,000 plus 324,748, reflecting both the original public shares and the shares issued from the rights

Q:	How will the level of redemptions by the Company Stockholders affect my ownership in VisionWave following the Closing?

A:	All Common Stock outstanding prior to the Business Combination will become shares of VisionWave Common Stock after the Business Combination, subject to the redemption rights exercised by the Company Stockholders. Accordingly, the total number of shares of VisionWave Common Stock to be outstanding at the Closing (and the relative ownership levels of the Company’s non-redeeming stockholders) will be affected by the number of Public Shares redeemed in connection with the Business Combination and the issuance of VisionWave Common Stock in connection with the Business Combination and additional issuance of VisionWave Common Stock pursuant to any subscription agreements that the Company may enter into in connection with the Business Combination.

Q:	What will VisionWave’s liquidity position be following the Closing?

A:

As described in the section of this proxy statement/prospectus entitled “The Business Combination Proposal -Sources and Uses of Funds for the Business Combination”, assuming no additional cash is raised prior to closing of the Business Combination, VisionWave is expected to have approximately $2.44 million  of cash on its balance sheet after the Closing assuming no Public Shares are redeemed and approximately $0 of cash on its balance sheet after Closing assuming the Maximum Redemption Scenario. VisionWave is also expected to have approximately $4.28 million of outstanding debt obligations as of the Closing under the no Public Shares redeemed scenario and approximately $5.65 million after Closing assuming the Maximum Redemption Scenario.

Q:	What business does Target operate in?

A:	Target is a technology company developing an advanced radio frequency-based computer vision system. Using our intellectual property portfolio consisting of two granted patents and a planned further four additional patent applications, we plan to utilize this platform to enhance object detection and imaging capabilities, using radio waves to create detailed 2D and 3D images. See “Business of Target.”

Q.	What interests do Target’s current officers and directors have in the Business Combination?

A:	Members of the Target Board and Target’s executive officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests. These interests include, among others, upon consummation of the Merger Agreement: (i) certain Target’s executive officers may enter into employment arrangements which may provide for the payment of certain sign-on bonuses, (ii) subject to approval of the Incentive Plan Proposal, Target’s executive officers are expected to receive grants of stock options and restricted stock under the Incentive Plan, (iii) certain members of the Target Board and executive officers hold equity interest in Target, which will be converted into the right to receive equity interests in VisionWave in connection with the Business Combination.

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal - Interests of Target’s Directors and Officers in the Business Combination” of this proxy statement/consent solicitation statement/prospectus for a further discussion of these interests.

Q:	What are the conditions to completion of the Business Combination?

A:	The consummation of the transactions contemplated by the Merger Agreement by Target, the Company and Merger Sub is subject to certain conditions that are customary for a transaction of this type, subject to written waiver by Target and the Company, including, among others: (a) obtaining approval of the Merger by the holders of a majority in voting power of Common Stock; (b) obtaining approval of the Merger by the requisite holders of Target Units; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (d) if required, the required filings under the HSR Act having been completed and the waiting period applicable to the Merger under the HSR Act having expired or terminated; (e) the Registration Statement on Form S-4 having become effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC; (f) obtaining approval for listing VisionWave Common Stock on Nasdaq, satisfying any applicable continuing listing requirements of Nasdaq, and curing any notice of non-compliance received therewith at or immediately following the Effective Time; (g) after giving effect to any valid redemption requests (that have not subsequently been withdrawn) from holders of the Public Shares, the Company having at least $5,000,001 in net tangible assets; (h) the accuracy of the representations and warranties, measured by a material adverse effect standard, and the performance of the covenants and agreements, of the Company and Target, respectively, subject to customary materiality qualifications; and (i) the delivery of customary closing certificates by officers of the Company and Target.

Q:	When and where will the Special Meeting take place?

A:	The Special Meeting will be held virtually on [*][*], 2025, at [*] a.m., New York City time.

The Company Board determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. You will be able to attend the Special Meeting online, vote, view the list of the Company Stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting [*]. To participate in the virtual meeting, you will need a 12-digit control number assigned to you by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at [*] a.m., New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, there will be no physical location for the Company Stockholders to attend.

You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage- paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote virtually, obtain a valid proxy from your broker, bank or nominee.

Q:	What Company Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:

The Business Combination Proposal. Approval of the Business Combination Proposal requires the affirmative vote of the Company Stockholders holding a majority of the outstanding shares of our Common Stock entitled to vote thereon. Accordingly, the failure to vote, abstentions and broker non-votes will have the effect of a vote “AGAINST” the approval of the Business Combination Proposal. Our Sponsor holds approximately 16.67% of the outstanding shares of Common Stock and has agreed to vote in favor of the Business Combination Proposal. Accordingly, we do not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved.

The Stock Issuance Proposal. Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Assuming a quorum is present at the Special Meeting, the failure to vote and abstentions have no effect on the outcome of the vote on this proposal. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Stock Issuance Proposal. Accordingly, we do not need any Public Shares to be voted in favor of the Stock Issuance Proposal in order for it to be approved.

The Incentive Plan Proposal. Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Assuming a quorum is present at the Special Meeting, the failure to vote and abstentions have no effect on the outcome of the proposal. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Incentive Plan Proposal. Accordingly, we do not need any Public Shares to be voted in favor of the Incentive Plan Proposal in order for it to be approved

The Director Election Proposal. If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. Assuming a quorum is present at the Special Meeting, the failure to vote and abstentions will have no effect on the votes for the director nominees. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the director nominees. Accordingly, we do not need any Public Shares to be voted in favor of any of the director nominees in order for them to be elected

The Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Assuming a quorum is present at the Special Meeting, the failure to vote and abstentions have no effect on the outcome of the proposal. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Adjournment Proposal. Accordingly, we do not need any Public Shares to be voted in favor of the Adjournment Proposal in order for it to be approved.

Q:	What will Target’s equity holders receive in connection with the Business Combination?

A:	In accordance with the terms and subject to the conditions of the Merger Agreement, the Company has agreed to issue to the Target Shareholders aggregate consideration in the form of a number of shares of newly issued VisionWave Common Stock.

For more detailed information on the stock consideration see “The Merger Agreement - Merger Consideration”, “The Business Combination Proposal - Consideration to Target Shareholders” and “The Business Combination Proposal - Sources and Uses of Funds for the Business Combination.”

Q:	How will I know of the outcome of Target Shareholders vote to approve the Business Combination?

A:	In accordance with the Merger Agreement, within thirty (30) days following the execution of the Merger Agreement, Bannix, VisionWave, Target, and certain stockholders of Target representing the requisite votes necessary to approve the Merger Agreement (the “Target Equity Holders”) are expected to enter into a Stockholder Support Agreement pursuant to which the Target Equity Holders will: (a) agree to vote in favor of the adoption of the Merger Agreement and approve the Mergers and the other Transactions to which Target is a party; and (b) agree to waive any appraisal or similar rights they may have pursuant to Nevada law with respect to the Mergers and the other Transactions.

Accordingly, we believe that approval of the Merger by the holders of a majority of the Target Equity Holders which is a condition precedent to the consummation of the Business Combination, will be obtained.

Q:	What material negative factors did the Company Board consider in connection with the Business Combination?

A:	Although the Company Board believes that the acquisition of Target will provide the Company Stockholders with an opportunity to participate in the growth of Target’s business, the Company Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that the VisionWave Common Stock might trade below the redemption price that the Company Stockholders could receive if they exercised their redemption rights in connection with the Merger. In addition, during the course of the Company management’s evaluation of Target’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. These factors are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Business Combination Proposal - The Company Board’s Reasons for the Approval of the Business Combination” as well as in the section of this proxy statement/prospectus entitled “Risk Factors - Risks Related to the Company and the Business Combination.”

Q:	Does the Sponsor have interests in the Business Combination that differ from or are in addition to the interests of the Company Stockholders generally?

A:	Yes. Our Sponsor has an interest in the Business Combination that is different from, or in addition to, the interests of the Company Stockholders generally. The Company Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Business Combination and in concluding that it was advisable. See “The Business Combination Proposal - The Company Board’s Reasons for the Approval of the Business Combination” for more information.

Q:	May the Sponsor and the Company’s directors and officers purchase Public Shares or Public Warrants prior to the Special Meeting?

A:

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the Sponsor and the Company’s directors and officers or any of their affiliates may purchase Public Shares or Public Warrants from investors who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares. The purpose of such share purchases and other transactions would be to decrease the number of redemptions of Public Shares. Any Public Shares purchased by the Sponsor or the Company’s directors and officers, or their affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be approximately $11.68 per share. Any Public Shares so purchased would not be voted by the Sponsor or the Company’s directors and officers or their affiliates, as the case may be, at the Special Meeting and would not be redeemable by the Sponsor or the Company’s directors and officers or their affiliates, as the case may be. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the payment of cash consideration or the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public “float” of VisionWave Common Stock following the Closing and the number of beneficial holders of VisionWave Common Stock may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of shares of VisionWave Common Stock on the Stock Exchange, or reducing the liquidity of the trading market for the shares of VisionWave Common Stock. Reductions in the public “float” may also increase the relative voting power of the Sponsor or the Company’s directors and officers or their affiliates.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. the Company will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. See the risk factor entitled “Activities taken by the Sponsor and the Company’s directors and officers or their affiliates could influence the vote on the Business Combination Proposal, have a depressive effect on the shares of Common Stock and reduce the public “float” of the shares of VisionWave Common Stock” for additional information.

Q:	What interests do the Sponsor and the Company’s officers and directors have in the Business Combination?

A:	When you consider how to vote with respect to the approval of the Business Combination Proposal and whether you should exercise your redemption rights with respect to Public Shares, you should keep in mind that our Sponsor and officers and directors have interests in such proposal that are different from, or in addition to those of Public Stockholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:

●	The Sponsor and the Company’s directors and officers will lose their entire investment in us if we do not complete an initial business combination by the Termination Date. If we are unable to complete our initial business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining the Company Stockholders and the Company Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

●	The Sponsor and the Company’s directors and officers may be incentivized to complete the Business Combination rather than to liquidate, in which case the Sponsor and the Company’s directors and officers would lose their entire investment including, with respect to the Sponsor, amounts lent to us to pay expenses, and one of our officers would not receive payment of accrued but unpaid fees and a bonus due upon closing of our initial business combination. As a result, the Sponsor and the Company’s directors and officers may have a conflict of interest in determining whether Target is an appropriate business with which to effectuate an initial business combination and/or in evaluating the terms of the Business Combination. The Company Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and determining that it was advisable

●	The Sponsor has agreed to waive its rights to liquidate distributions from the Trust Account with respect to its shares of common stock if the Company fails to complete an initial business combination by the Termination Date.

The Founder Shares will become worthless if the Company does not complete an initial business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. However, if any of the Sponsor or the Company’s directors or officers acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete an initial business combination before the Termination Date.

●

Simultaneously with the closing of the IPO, we sold 406,000 private placement units (the “Private Placement Units”) simultaneously with the closing of the IPO as follows: 181,000 Private Placement Units to the Anchor Investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 private placement units to our Former Sponsors in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consists of one share of our common stock, one redeemable warrant to purchase one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our Business Combination. The Private Placement Units would also become worthless if the Company does not complete an initial business combination within the applicable time period.

●	One or more of the Company’s directors or officers may serve or continue to serve as a director or officer of VisionWave after the Closing. As such, in the future he or she may receive cash fees, stock options or stock awards that the VisionWave Board determines to pay to its directors or officers.

●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

●

At December 31, 2024 and December 31, 2023, the Company owes Evie Autonomous LTD (“EVIE”) $1,003,995 and $974,015, respectively, and reports this as promissory notes. The Company’s unsecured notes payable to Evie Autonomous bear no interest and are repayable in full within four (4) months following the closing of the Business Combination. If the Company does not consummate an initial Business Combination by the Deadline Date, the notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. On December 13, 2022, the Company issued an unsecured promissory note in favor of Instant Fame, in the principal amount of $690,000. In March and April 2023, the Company issued additional unsecured promissory notes to Instant Fame for $75,000 for each promissory note. At December 31, 2024, there was $840,000 outstanding on these promissory notes. The promissory notes, expenses paid by related party, and advances from related affiliated parties are non-interest bearing and repayable no later than December 31, 2025. If a Business Combination is not consummated the promissory notes and advances from affiliated related parties will not be repaid and all amounts owed hereunder will be forgiven except to the extent that the Company has funds available to it outside of the Trust Account. If we do not complete an initial business combination within the required period and we liquidate and dissolve, it is highly unlikely that we will have sufficient funds outside the Trust Account to repay these loans to the Sponsor and accordingly these loans may not be repaid if the Closing does not occur. On December 26, 2024 and revised on February 4, 2025 and on January 19, 2025 the Company entered into several agreements to defer certain transaction costs and obligations associated with its proposed Business Combination totaling $2,839,148 until after the closing of the proposed Business Combination. The deferred obligations include amounts due or to become due at closing, with payment schedules outlined below:

- the Company has deferred estimated transaction costs of approximately $300,000 related to legal and financial advisory services provided in connection with the proposed Business Combination. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

- Evie holds unsecured promissory notes in the amount of $1,003,995. Under the deferment agreement, payment of this note has been deferred and is payable within four (4) months following the closing of the proposed Business Combination.

- an aggregate of $1,424,753 owed to the Sponsor and its Related Parties, including promissory notes, administrative support fees, and advances, has been deferred. Payment will be made from working capital and is due no later than December 31, 2025. On January 19, 2025, the Company entered into an agreement with Doug Davis, its CEO, to defer payment of $110,400 of his balance until after the closing of the business combination currently undertaken by the Company.

All deferred payments will be made exclusively from the working capital of the post-closing entity or funds raised following the closing. These deferments provide the Company with the financial flexibility to focus on completing the transaction while ensuring that all obligations are met within the agreed timeframes.

●	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

●	Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor and the Company’s directors and officers and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. Such reimbursement may not be paid if the Closing does not occur.

The Company Board evaluated these interests and potential conflicts and concluded that the potential benefits that it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Company Board unanimously resolved that the Business Combination, the ancillary documents to which the Company is or will be a party and the transactions contemplated thereby (including the Business Combination) were advisable.

Q:	Who will be the management officers and directors of VisionWave if the Business Combination is consummated?

A:

We anticipate that the executive officers of Target will continue to serve in such capacities for VisionWave after the Closing. In addition, we expect that Noam Kenig and Yossi Attia will continue to serve as directors. For additional information, please see the section of this proxy statement/prospectus entitled “VisionWave Management after the Business Combination.”

Q:	Who is entitled to vote at the Special Meeting?

A:	The Company Board has fixed [*][*], 2025 as the record date for the Special Meeting. All holders of record of Common Stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the question below entitled “How can I vote my shares without attending the Special Meeting?” for instructions on how to vote your Common Stock without attending the Special Meeting.

Q:	How many votes do I have?

A:	Each the Company Stockholder of record is entitled to one vote for each share of Common Stock held by such holder as of the close of business on the record date. As of the close of business on the record date, there were [*] outstanding shares of Common Stock entitled to vote at the Special Meeting.

Q:	What constitutes a quorum for the Special Meeting?

A:

A quorum is the minimum number of stockholders necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding shares of Common Stock as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. The Sponsor holds approximately 16.67% of the outstanding shares of Common Stock and accordingly the presence of a quorum at the Special meeting is assured. See “How does the Sponsor and the Company’s officers and directors intend to vote their shares?”

Q:	Where will the VisionWave Common Stock and VisionWave Warrants be publicly traded following the Business Combination?

A:	Assuming the Business Combination is completed, the shares of VisionWave Common Stock (including the VisionWave Common Stock issued in connection with the Business Combination) and the Public Warrants will be listed and traded on Nasdaq under the ticker symbols “[*]” and “[*]”, respectively. Note that if VisionWave’s securities do not meet Nasdaq’s or the applicable Stock Exchange’s continued listing requirements, Nasdaq, or the applicable Stock Exchange, may delist VisionWave’s securities from trading on its exchange.

Q:	What happens if the Business Combination is not completed?

A:

If the Closing has not occurred by the Termination Date, then we will seek an amendment to the Company Charter to extend the Termination Date to provide us more time to consummate the Business Combination. If we do not consummate an initial business combination by the Termination Date as it may be extended, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on the Company), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining the Company Stockholders and the Company Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Currently, the Company’s Common Stock, Warrants and Rights are separately listed on The Nasdaq Capital Market (“Nasdaq”). On September 13, 2024, the Company received a letter from the Listing Qualifications Department of Nasdaq stating that, because the Company did not complete a Business Combination within 36 months of the effectiveness of its IPO registration statement, the Company’s securities are subject to delisting from The Nasdaq Stock Market under Nasdaq Listing Rule IM-5101-2. The letter further stated that unless the Company appeals Nasdaq’s determination by September 20, 2024, trading of the Company’s securities will be suspended at the opening of business on September 24, 2024, and a Form 25-NSE will be filed with the SEC to remove the Company’s securities from listing and registration on Nasdaq. The Company appealed Nasdaq’s determination to a Hearings Panel (the “Panel”), which stayed the suspension of trading of the Company’s securities pending the Panel’s decision. On December 2, 2024, the Panel granted the Company’s request for an exception to the Nasdaq Listing Rule IM-5101-2 to allow continued listing on Nasdaq. The Company has been granted an extension until March 12, 2025, to complete its previously announced business combination with Target. The Panel’s decision follows the Company’s presentation of its compliance plan, which included finalizing the merger with Target. The Company is actively working toward obtaining shareholder approval and satisfying all conditions for the completion of the transaction of which there is no guarantee. The Panel’s decision ensures that the Company’s securities will remain listed on Nasdaq during the extension period, provided that the Company complies with the conditions outlined in the Panel’s decision.

On November 19, 2024, the Company received an additional written notice from Nasdaq indicating that the Company is not in compliance with the minimum Market Value of Listed Securities (“MVLS”) requirement of $35 million for continued listing as set forth in Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company will have 180 calendar days (the “Compliance Period”) to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the MVLS for the Company must be at least $35 million for a minimum of ten consecutive business days at any time during this Compliance Period. If the Company regains compliance with the MVLS Rule, Nasdaq will provide the Company with written confirmation and will close the matter. If the Company does not regain compliance with the MVLS Rule by the Compliance Date, Nasdaq will provide written notification that its securities will be subject to delisting. In the event of such notification, the Nasdaq rules permit the Company an opportunity to appeal Nasdaq’s determination. The Company is monitoring its MVLS and may, if appropriate, evaluate available options to regain compliance with the MVLS Rule. However, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

However, the Company cannot assure you that its securities will continue to be listed on Nasdaq or other Nasdaq listing tiers in the future or prior to the initial business combination. In order to continue listing our securities on Nasdaq prior to the initial business combination, the Company must maintain certain financial, distribution and share price levels. Nasdaq IM-5101-2 requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. The Company is presently in the process of requesting a further extension from its shareholders providing for a time period of 45-month anniversary from the IPO to consummate its business combination, which will take the Company beyond the permitted period for a business combination under the foregoing Nasdaq rule. Therefore, unless the Company complete a business combination by March 12, 2025, the Company may be subject to suspension and delisting from The Nasdaq Capital Market due to its non-compliance with that requirement. If Nasdaq delists the Company’s securities from trading on its exchange and it is not able to list its securities on another national securities exchange, expect the Company expects its securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including (i) the business combination with Target may be negatively affected including the termination of such business combination since target companies often seek public listing on a well-known exchange as a key incentive in a SPAC transactions, (ii) a limited availability of market quotations for its securities, (iii) reduced liquidity for its securities, (iv) a determination that its Common Stock is a “penny stock” which will require brokers trading in its Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities, (v) a limited amount of news and analyst coverage in the future; (iv) institutional investor losing interests in its securities; (vi) subjection to stockholder litigation and (vii) a decreased ability to issue additional securities or obtain additional financing in the future.

Q:	How can I attend and vote my shares at the Special Meeting?

A:	If you hold shares of Common Stock held directly in your name as the stockholder of record of such Common Stock as of the close of business on [*][*], 2025, the record date, you may vote such shares electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit [*] and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting.

If your shares are held in “street name” by a broker, bank or other nominee and you wish to attend and vote at the Special Meeting, you will not be permitted to attend and vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.

Q:	How can I vote my shares without attending the Special Meeting?

A:	If you are a stockholder of record of Common Stock as of the close of business on [*][*], 2025, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:	What is a proxy?

A:	A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of Common Stock as of the close of business on the record date and you vote by phone, by internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of the Company’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Douglas Davis and Erik Klinger.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares of Common Stock are registered directly in your name with the transfer agent, you are considered the stockholder of record with respect to those shares and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record). For Common Stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your Common Stock are voted.

Shares in “street name.” For Common Stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	If a Company Stockholder gives a proxy, how will the Common Stock covered by the proxy be voted? How will my Common Stock be voted if I return a blank proxy?

A:	If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your Common Stock in the way that you indicate when providing your proxy in respect of the Common Stock you hold. When completing the proxy card, you may specify whether your Common Stock should be voted “FOR” or “AGAINST”, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you sign, date and return your proxy and do not indicate how you want your Common Stock to be voted, then your Common Stock will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the election of each of the director nominees to the VisionWave Board in the Director Election Proposal and “FOR” the approval of the Adjournment Proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you are a stockholder of record of Common Stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

●	submit a new proxy card bearing a later date;

●	give written notice of your revocation to the Company’s Corporate Secretary, which notice must be received by the Company’s Corporate Secretary prior to the vote at the Special Meeting; or

●	attend and vote electronically at the Special Meeting by visiting [*] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, the Company will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K. Also, as discussed earlier, the Sponsor holds approximately 16.67% of the shares of Common Stock entitled to vote at the Special Meeting and is committed to vote “FOR” all of the proposals. Accordingly, it is expected that all of the proposals will be approved. See “How does the Sponsor and the Company’s officers and directors intend to vote their shares?”

Q:	Are the Company Stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:	No. the Company Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. The Company Stockholders may vote against the Business Combination Proposal if they are not in favor of the adoption of the Merger Agreement and may also elect to exercise their right to redeem their Public Shares as discussed in this proxy statement/ prospectus. Holders of the Company’s Units or Warrants are also not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination.

Q:	Are there any risks that I should consider as a Company Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.”

Q:	What happens if I sell my Common Stock before the Special Meeting?

A:	The record date for the Company Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your Common Stock before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your Common Stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold Common Stock to the person to whom you transferred your shares.

Q:	When is the Business Combination expected to be completed?

A:

Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Merger Agreement - Conditions to Closing,” including the adoption of the Merger Agreement by the Company Stockholders at the Special Meeting, the Business Combination is expected to close in the first quarter of 2025. However, it is possible that factors outside the control of both the Company and Target could result in the Business Combination being completed at a later time, or not being completed at all.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of our Common Stock and in obtaining voting instructions from those owners. The Company’s management team may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What should I do now?

A:	You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the internet as soon as possible so that your Common Stock will be voted in accordance with your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Common Stock.

Q:	Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:	If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact [*] by calling [*], or by emailing [*].

You can also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your Public Shares (either physically or electronically) to Continental Stock Transfer & Trust Company, the Company’s transfer agent at the address below prior to 5:00 p.m., New York City time, on [*][*], 2025 (which is two business days prior to the scheduled vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

SPAC Redemption Team

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: SPACredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.

Parties to the Business Combination

Bannix Acquisition Corp.

Bannix is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Bannix’s principal executive office is located at 300 Delaware Ave., Suite 210 #301, Wilmington, DE 19801. Bannix’s telephone number is (302) 305-4790.

BNIX Merger Sub, Inc.

BNIX Merger Sub is a corporation and wholly-owned subsidiary of VisionWave. BNIX Merger Sub was formed solely for the purpose of effecting the Parent Merger and has not carried on any activities other than those in connection with the Parent Merger. The address and telephone number for Merger Sub’s principal executive offices are the same as those for the Company.

BNIX VW Merger Sub, Inc.

Company Merger Sub is a corporation and wholly-owned subsidiary of VisionWave. Company Merger Sub was formed solely for the purpose of effecting the Company Merger and has not carried on any activities other than those in connection with the Company Merger. The address and telephone number for Merger Sub’s principal executive offices are the same as those for the Company.

VisionWave Holdings, Inc.

VisionWave is a corporation and wholly-owned subsidiary of the Company. VisionWave was formed solely for the purpose of effecting a reorganization of the Company and has not carried on any activities other than those in connection with such reorganization. The address and telephone number for Merger Sub’s principal executive offices are the same as those for the Company.

VisionWave Technologies, Inc.

Target is a technology company developing an advanced radio frequency-based computer vision system. Using our intellectual property portfolio consisting of two granted patents and a planned further four additional patent applications, we plan to utilize this platform to enhance object detection and imaging capabilities, using radio waves to create detailed 2D and 3D images.

Summary Compensation Table for Sponsor and Other Insiders, Former Sponsor, Anchor Investors and Promoters

The following table provides a summary of all compensation received or to be received by the Sponsor, the Sponsor Related Parties and its promoters, Former Sponsor and Anchor Investors in connection with the de-SPAC transaction. This disclosure is made in accordance with Item 1604(b)(4) of Regulation S-K.

						Non-Equity
						Incentive
Name & Position	Year	Stock Award:		Paid	Salary	Compensation	Total
		Shares	Warrants

Douglas Davis, CEO and Co-Chairman	2023				$160,000		$160,000
	2024				$240,000		$240,000
Subash Menon, Former Sponsor, Director*	2023					$200,000	$200,000
Sponsor	2022	484,000	90,000	$200,000			$200,000
Anchor Investors	2021	961,600	181,000	$2,460,000			$2,460,000
Former Sponsor	2021	596,000	135,000	$1,105,000			$1,105,000

* to be paid at closing of business combination.

The table represents all compensation received or to be received

The compensation-related issuances presented in the table above will not result in a material dilution of the equity interests of non-redeeming shareholders. The total consideration issuable to the holders of the Target is is 11 million shares of Common Stock, making the collective holdings of the Sponsor, Anchor Investors, and Former Sponsor relatively immaterial. Even when combined, their total ownership does not represent a material percentage of the post-merger outstanding shares. As such, their ownership will not significantly impact the equity structure of non-redeeming public shareholders.

Furthermore, we confirm that there are no lock-up agreements restricting the transfer of any securities issued to the Sponsor, Former Sponsor, or Anchor Investors. Additionally, none of these holders are entitled to redeem their shares in connection with the Business Combination. No material sources of future dilution exist beyond what has been disclosed.

For additional information, please see the section entitled “The Business Combination Proposal - Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination, Risk Factors - The Sponsor and certain of the Company’s directors and officers have potential conflicts of interest in approving the Business Combination and the other proposals described in this proxy statement/prospectus, Certain Relationships and Related Party Transactions, Beneficial Ownership of Securities (footnote 4) and the Questions and Answers “What equity stake will current the Company Stockholders and Target Shareholders hold in VisionWave immediately after the consummation of the Business Combination?”.

The Business Combination and the Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and, in its entirety, as it is the legal document that governs the Business Combination.

If the Merger Agreement is approved and adopted and the Business Combination is approved and consummated, Merger Sub will merge with and into Target with Target surviving the merger as a wholly-owned subsidiary of VisionWave.

Structure of the Business Combination

Pursuant to and in accordance with the terms set forth in the Merger Agreement, (a) Parent Merger Sub will merge with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave (other than the Parent Rights, which shall be automatically converted into shares of VisionWave), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave.

Subject to a six-month extension the termination date by which the Company must consummate a business combination from September 14, 2024, the date that is 36 months from the closing date of the Company’s initial public offering of units, to March 14, 2025, the Business Combination is expected to close in the first quarter of 2025, subject to customary closing conditions the receipt of certain governmental approvals and the required approval by the stockholders of Bannix and Target. Assuming the business combination will not be closed by the first quarter of 2025, On February 21, 2025 the Company filed with the SEC and mailed a definitive proxy seeking to hold a special meeting to Amended and Restated Certificate of Incorporation to extend the Termination Date by which the Company must consummate a business combination from March 14, 2025 to June 14, 2025. Bannix intends to hold the special meeting on March 7, 2025.

Merger Consideration

Pursuant to and in accordance with the terms set forth in the Merger Agreement, at the Parent Merger Effective Time, (a) each share of Bannix common stock, par value $0.01 per share (“Bannix Common Stock”) outstanding immediately prior to the Parent Merger Effective Time that has not been redeemed, is not owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and is not a Dissenting Parent Share will automatically convert into one share of common stock, par value $0.01, of VisionWave (each, a share of “VisionWave Common Stock”), (b) each Bannix Warrant shall automatically convert into one warrant to purchase shares of VisionWave Common Stock (each, a “VisionWave Warrant”) on substantially the same terms and conditions; and (c) each Bannix Right will be automatically converted into the number of shares of VisionWave Common Stock that would have been received by the holder of such Bannix Right if it had been converted upon the consummation of a business combination in accordance with Bannix’s organizational documents.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (a) each share of issued and outstanding Target common stock, par value $0.0001 (“Target Common Stock”), shall be cancelled and converted into 4,041 shares of VisionWave Common Stock.

Ownership of VisionWave following the Business Combination

The following table illustrates varying ownership levels in VisionWave immediately following the consummation of the Business Combination under the No Additional Redemptions Scenario and the Maximum Redemption Scenario. The table excludes the potential dilutive effect of the (i) Private Placement Warrants, (ii) Public Warrants:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Target stockholders	8,979,427	61.5%	8,979,427	63.0%
Target non-affiliated public shareholders	2,020,573	13.9%	2,020,573	14.2%
Bannix public stockholders (2)	1,014,748	7.0%	690,000	4.8%
Representative Shares	393,000	2.7%	393,000	2.8%
Former Bannix Officers and Directors	130,000	0.9%	130,000	0.9%
Sponsor and Other Insiders (1)	2,041,600	14.0%	2,041,600	14.3%
Total shares outstanding	14,579,348	100.0%	14,254,600	100.0%

(1)

Includes 406,000 Private Placement Shares, 406,000 Private Rights converted to 40,600 shares of common stock upon consummation of the Business Combination and 1,595,000 shares of common stock consisting of Founder Shares and other shares of common stock issued to the Anchor Investors and others. The 2,041,600 shares consist of: 484,000 Sponsor shares, 961,600 Anchor investor shares, 596,000 Former Sponsor shares. This total excludes shares held by Former Bannix Officers and Directors.

(2)	Includes 6,900,000 Public Rights converted to 690,000 shares of common stock upon consummation of the Business Combination and includes the redemption of 3,960,387 shares of common stock in March 2023, the redemption of 1,381,866 shares of common stock in March 2024, and the redemption of 1,232,999 shares of common stock in September 2024.

In each case, if the actual facts are different than these assumptions, then the shares outstanding will be different, and those changes could be material. For more information, please see the section of this proxy statement/prospectus entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

The following table illustrates varying ownership levels in VisionWave immediately following the consummation of the Business Combination under the No Additional Redemptions Scenario and the Maximum Redemption Scenario. The table includes the potential dilutive effect of the Private Placement Warrants, the Rights and the Public Warrants:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Target stockholders	8,979,427	41.1%	8,979,427	41.6%
Target non-affiliated public shareholders	2,020,573	9.2%	2,020,573	9.4%
Bannix public stockholders (2)	1,014,748	4.6%	690,000	3.2%
Representative Shares	393,000	1.8%	393,000	1.8%
Former Bannix Officer and Director Shares	130,000	0.6%	130,000	0.6%
Sponsor and Other Insiders (1)	2,041,600	9.3%	2,041,600	9.5%
Public Warrants	6,900,000	31.5%	6,900,000	32.0%
Private Placement Warrants	406,000	1.9%	406,000	1.9%
Total shares outstanding	21,885,348	100%	21,560,600	100%

(1)

Includes 406,000 Private Placement Shares, 406,000 Private Rights converted to 40,600 shares of common stock upon consummation of the Business Combination and 1,595,000 shares of common stock consisting of Founder Shares and other shares of common stock issued to the Anchor Investors and others. The 2,041,600 shares consist of: 484,000 Sponsor shares, 961,600 Anchor investor shares, 596,000 Former Sponsor shares. This total excludes shares held by Former Bannix Officers and Directors.

(2)	Includes 6,900,000 Public Rights converted to 690,000 shares of common stock upon consummation of the Business Combination and includes the redemption of 3,960,387 shares of common stock in March 2023, the redemption of 1,381,866 shares of common stock in March 2024, and the redemption of 1,232,999 shares of common stock in September 2024.

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

In addition, the Sponsor will not receive any compensation in connection with the Business Combination. Since the Sponsor acquired the Private Placement Units in consideration of providing Bannix $200,000 in financing it will retain at the closing of the business combination as compared to the $10.00 per share price paid by the public stockholders in the IPO, the Sponsor will still be able to make a positive rate of return even if the market price of the common stock is very low after the Closing, while a public stockholder who purchased in the IPO would only make a positive rate of return if the trading price exceeds $10.00 per share. Because the shares of Common Stock have already been issued, there will not be a material dilution to the equity interests of non-redeeming stockholders upon consummation of the Business Combination. In addition, any warrants that have been issued but not yet been exercised, once exercised the private placement warrants could result in substantial dilution to the equity interests of non-redeeming stockholders after the consummation of the Business Combination. See “Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination”

At Closing, pursuant to the Merger Agreement, the parties shall use a portion of the cash to pay or cause to be paid all current and pre-existing transaction expenses of the Sponsor Related Parties, including the fees and expenses of advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the Sponsor Related Parties in connection with the Business Combination or any other potential transactions considered by the Sponsor. Related Parties. The Company currently estimates that the total amount payable for transaction expenses and any outstanding loans or other obligations to the Sponsor Related Parties is approximately $1.4 million. The reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming stockholders. On December 26, 2024 and revised on February 4, 2025 and on January 19, 2025 the Company entered into several agreements to defer certain transaction costs and obligations associated with its proposed Business Combination totaling $2,839,148 until after the closing of the proposed Business Combination. The deferred obligations include amounts due or to become due at closing, with payment schedules outlined below:

- the Company has deferred estimated transaction costs of approximately $300,000 related to legal and financial advisory services provided in connection with the proposed Business Combination. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

- Evie holds unsecured promissory notes in the amount of $1,003,995. Under the deferment agreement, payment of this note has been deferred and is payable within four (4) months following the closing of the proposed Business Combination.

- an aggregate of $1,424,753 owed to the Sponsor and its Related Parties, including promissory notes, administrative support fees, and advances, has been deferred. Payment will be made from working capital and is due no later than December 31, 2025. On January 19, 2025, the Company entered into an agreement with Doug Davis, its CEO, to defer payment of $110,400 of his balance until after the closing of the business combination currently undertaken by the Company.

All deferred payments will be made exclusively from the working capital of the post-closing entity or funds raised following the closing. These deferments provide the Company with the financial flexibility to focus on completing the transaction while ensuring that all obligations are met within the agreed timeframes.

Conditions to the Completion of the Business Combination

The obligations of Bannix, VisionWave, Parent Merger Sub and Company Merger Sub (the “Bannix Parties”) and Target to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the approval of Bannix’s stockholders, (ii) the approval of Target’s stockholders, and (iii) this registration statement becoming effective.

 In addition, the obligations of the Bannix Parties to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of Target being true and correct to the standards applicable to such representations and warranties and each of the covenants of Target having been performed or complied with in all material respects, (ii) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination, and (iii) no Material Adverse Effect having occurred.

 The obligation of Target to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of the Bannix Parties being true and correct to the standards applicable to such representations and warranties and each of the covenants of the Bannix Parties having been performed or complied with in all material respects and (ii) the shares of VisionWave Common Stock issuable in connection with the Business Combination being listed on the Nasdaq Stock Market.

 See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for additional information.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Business Combination, including, but not limited to, (i) by mutual written consent of Bannix and Target, (ii) by Bannix, on the one hand, or Target, on the other hand, if there is any breach of the representations, warranties, covenant or agreement of the other party as set forth in the Merger Agreement, in each case, such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by either Bannix or Target if the Business Combination is not consummated by March 14, 2025 (which date may be extended by mutual agreement of the parties to the Merger Agreement), (iv) by either Bannix or Target if a meeting of Bannix’s stockholders is held to vote on proposals relating to the Business Combination and the stockholders do not approve the proposals, and (v) by Bannix if the Target stockholders do not approve the Merger Agreement.

If the Merger Agreement is validly terminated, none of the parties will have any liability or any further obligation under the Merger Agreement with certain limited exceptions, including liability arising out of fraud or willful material breach of the Merger Agreement.

Ancillary Agreements

Stockholder Support Agreement

In accordance with the Merger Agreement, within thirty (30) days following the execution of the Merger Agreement, Bannix, VisionWave, Target, and certain stockholders of Target representing the requisite votes necessary to approve the Merger Agreement (the “Target Equity Holders”) are expected to enter into a Stockholder Support Agreement pursuant to which the Target Equity Holders will: (a) agree to vote in favor of the adoption of the Merger Agreement and approve the Mergers and the other Transactions to which Target is a party; and (b) agree to waive any appraisal or similar rights they may have pursuant to Nevada law with respect to the Mergers and the other Transactions.

Redemption Rights

Pursuant to the Current Charter, a Public Stockholder may request that the Company redeem all or a portion of their Public Shares for cash if the Business Combination is approved and consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	(a) hold Public Shares or (b) hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)	prior to 5:00 p.m., New York City time, on [*], 2025 (which is two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent, that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal, do not vote at all, or are not a holder on the record date. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the Company’s transfer agent with a written request to redeem such Public Shares, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, the Company will redeem such Public Shares upon the Closing for a per-share price, payable in cash, equal to the sum of the aggregate amount then on deposit in the Trust Account plus $100,000 held in a restricted investment account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and the restricted investment account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on the Company), divided by the number of then issued and outstanding Public Shares. For illustrative purposes, based on the cash held in the Trust Account on December 31, 2024 of approximately $3,749,377, would have been approximately $11.55 per Public Share. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. See the section of this proxy statement/prospectus entitled “The Special Meeting - Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Pursuant to the Company’s Investment Management Trust Agreement with Continental Stock Transfer & Trust Company (the “Trustee”), dated as of September 10, 2021 (the “Trust Agreement”), as amended, upon a liquidation and termination of the Trust Account as a result of the Company failing to complete a Business Combination, the Company is authorized to withdrawal $100,000 of interest that may be released to the Company to pay dissolution expenses (the “Allowance”). On January 30, 2025, the Company assigned the Trustee $100,000 of the Allowance only in the event of a dissolution and termination of the Trust Account as a result of the Company failing to complete a Business Combination. The Trustee is authorized to offset $100,000 from the Trust Account interest against the Company’s outstanding invoice.

Holders of our Public Warrants will not have redemption rights with respect to the Public Warrants.

Special Meeting of the Company Stockholders and the Proposals

The Special Meeting will convene on [*], 2025 at [*], New York City time, at [*]. Stockholders may attend, vote and examine the list of the Company Stockholders entitled to vote at the Special Meeting by visiting [*] and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Proposals.

Only holders of record of issued and outstanding shares of Common Stock as of the close of business on [*], 2025, the record date for the Special Meeting, are entitled to notice of and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of Common Stock that you owned as of the close of business on that record date.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding shares of Common Stock as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Required Vote

The Business Combination Proposal. Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal. The Sponsor holds approximately 16.67% of the outstanding shares of Common Stock and has agreed to vote its shares in favor of the Business Combination.

The Stock Issuance Proposal. Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Stock Issuance Proposal. Accordingly, we do not need any Public Shares to be voted in favor of the Stock Issuance Proposal in order for it to be approved.

The Incentive Plan Proposal. Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Incentive Plan Proposal. Accordingly, we do not need any Public Shares to be voted in favor of the Incentive Plan Proposal in order for it to be approved.

The Director Election Proposal. If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. If a valid quorum is otherwise established, the failure to vote and abstentions will have no effect on the votes for the director nominees. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the director nominees. Accordingly, we do not need any Public Shares to be voted in favor of any of the director nominees in order for them to be elected.

The Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Adjournment Proposal. Accordingly, we do not need any Public Shares to be voted in favor of the Adjournment Proposal in order for it to be approved.

The Company Board’s Reasons for the Approval of the Business Combination

We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company Board considered and evaluated several factors in evaluating and negotiating the transaction and the transaction agreements. For additional information relating to the Company Board’s evaluation of the transaction and the factors it considered in connection therewith, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal - The Company Board’s Reasons for the Approval of the Business Combination.”

Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination.

When you consider how to vote with respect to the approval of the Business Combination Proposal and whether you should exercise your redemption rights with respect to Public Shares, you should keep in mind that the Sponsor and the Company’s directors and officers have interests in such proposal that are different from, or in addition to those of Public Stockholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:

●	The Sponsor and the Company’s directors and officers will lose their entire investment in us if we do not complete an initial business combination by the Termination Date. If we are unable to complete our initial business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on the Company, and will not include the $100,000 held in a restricted investment account to be used to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining the Company Stockholders and the Company Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Pursuant to the Company’s Investment Management Trust Agreement with Continental Stock Transfer & Trust Company (the “Trustee”), dated as of September 10, 2021 (the “Trust Agreement”), as amended, upon a liquidation and termination of the Trust Account as a result of the Company failing to complete a Business Combination, the Company is authorized to withdrawal $100,000 of interest that may be released to the Company to pay dissolution expenses (the “Allowance”). On January 30, 2025, the Company assigned the Trustee $100,000 of the Allowance only in the event of a dissolution and termination of the Trust Account as a result of the Company failing to complete a Business Combination. The Trustee is authorized to offset $100,000 from the Trust Account interest against the Company’s outstanding invoice.

●	The Sponsor and the Company’s directors and officers may be incentivized to complete the Business Combination rather than to liquidate, in which case the Sponsor and the Company’s directors and officers would lose their entire investment including, with respect to the Sponsor, amounts lent to us to pay expenses, and one of our officers would not receive payment of accrued but unpaid fees and a bonus due upon closing of our initial business combination. As a result, the Sponsor and the Company’s directors and officers may have a conflict of interest in determining whether Target is an appropriate business with which to effectuate an initial business combination and/or in evaluating the terms of the Business Combination. The Company Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and determining that it was advisable

●	The Sponsor has agreed to waive its rights to liquidate distributions from the Trust Account with respect to its shares of common stock if the Company fails to complete an initial business combination by the Termination Date.

The Founder Shares will become worthless if the Company does not complete an initial business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. However, if any of the Sponsor or the Company’s directors or officers acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete an initial business combination before the Termination Date.

●

Simultaneously with the closing of the IPO, we sold 406,000 private placement units (the “Private Placement Units”) simultaneously with the closing of the IPO as follows: 181,000 Private Placement Units to the Anchor Investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 private placement units to our Former Sponsors in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consists of one share of our common stock, one redeemable warrant to purchase one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our Business Combination. The Private Placement Units would also become worthless if the Company does not complete an initial business combination within the applicable time period.

●	One or more of the Company’s directors or officers may serve or continue to serve as a director or officer of VisionWave after the Closing. As such, in the future he or she may receive cash fees, stock options or stock awards that the VisionWave Board determines to pay to its directors or officers.

●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

●

At December 31, 2024 and December 31, 2023, the Company owes Evie Autonomous LTD (“EVIE”) $1,003,995 and $974,015, respectively, and reports this as promissory notes. The Company’s unsecured notes payable to Evie Autonomous bear no interest and are repayable in full within four (4) months following the closing of the Business Combination. If the Company does not consummate an initial Business Combination by the Deadline Date, the notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. On December 13, 2022, the Company issued an unsecured promissory note in favor of Instant Fame, in the principal amount of $690,000. In March and April 2023, the Company issued additional unsecured promissory notes to Instant Fame for $75,000 for each promissory note. At December 31, 2024, there was $840,000 outstanding on these promissory notes. The promissory notes, expenses paid by related party, and advances from related affiliated parties are non-interest bearing and repayable no later than December 31, 2025. If a Business Combination is not consummated the promissory notes and advances from affiliated related parties will not be repaid and all amounts owed hereunder will be forgiven except to the extent that the Company has funds available to it outside of the Trust Account. If we do not complete an initial business combination within the required period and we liquidate and dissolve, it is highly unlikely that we will have sufficient funds outside the Trust Account to repay these loans to the Sponsor and accordingly these loans may not be repaid if the Closing does not occur. On December 26, 2024, the Company entered into an agreement to defer payment of certain Sponsor Related Parties obligations for approximately $1,346,643. On February 4, 2025, the aggregate of deferred payments under this agreement has increased to $1,424,753. On January 19, 2025, Doug Davis the CEO of the Company agreed to defer $110,400 of compensation expense due him. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

●	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

●	Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor and the Company’s directors and officers and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. Such reimbursement may not be paid if the Closing does not occur.

These financial and other interests of the Sponsor and the Company’s directors and officers and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination. The Company Board was advised of and considered each of these interests, together with the factors described in the section entitled “The Business Combination Proposal - The Company Board’s Reasons for the Approval of the Business Combination”, during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Company Board, the Merger Agreement and related transactions, including the Business Combination, as a whole and, on balance, concluded that they supported a favorable determination that the Merger Agreement and the Business Combination are advisable. In view of the wide variety of factors considered by the Company Board in connection with its evaluation, negotiation and approval of the Business Combination and related transactions and the complexity of these matters, the Company Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Company Board based its evaluation, negotiation and approval of the Business Combination on the totality of the information presented to and considered by it. The Company Board evaluated the factors described above with the assistance of the Company’s legal advisors. In considering the factors described above and any other factors, individual members of the Company Board may have viewed factors differently or given different weights to other or different factors.

The Target Board’s Reasons for the Approval of the Business Combination

In deciding to pursue the Business Combination and the transactions contemplated thereby with the Company as opposed to another type of corporate transaction, Target considered and evaluated a number of factors, including but not limited to, the advantages of the Business Combination over a traditional IPO, enhanced access to capital and liquidity for the Target Shareholders, the benefits of a relationship with the Company and consideration of the relative benefits and detriments of alternative transactions. For additional information relating to the Target Board’s evaluation of the transaction and the factors it considered in connection therewith, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal - The Target Board’s Reasons for the Approval of the Business Combination.”

Interests of Target’s Directors and Executive Officers in the Business Combination

When you consider voting in favor of approval of the Business Combination Proposal, you should keep in mind that the Target Insiders have interests in such proposal that are different from, or in addition to Public Stockholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:

●	Certain Target executive officers may enter into employment arrangements which may provide for the payment of certain sign-on bonuses.

●	Subject to approval of the Incentive Plan Proposal, Target’s executive officers are expected to receive grants of stock options and restricted stock under the Incentive Plan.

●	Certain members of the Target Board are expected to serve as members of the VisionWave Board.

●	Certain members of the Target Board and executive officers hold equity interests in Target, which will be converted into the right to receive equity interests in VisionWave in connection with the Business Combination.

For more information see “The Business Combination Proposal-Interests of Target’s Directors and Officers in the Business Combination.”

No Delaware Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to the Company Stockholders or Warrant Holders in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus entitled “The Special Meeting - Revoking Your Proxy.”

Stock Exchange Listing

The Company’s Common Stock, Public Warrants and Rights are publicly traded on Nasdaq under the symbols “BNIX,” “BNIXW” and “BNIXR,” respectively. the Company intends to apply to list the Common Stock and Public Warrants on Nasdaq under the symbols “[*]” and “[*],” respectively, upon the Closing. It is a condition to the consummation of the Business Combination that the shares of VisionWave Common Stock to be issued in the Business Combination be approved for listing on Nasdaq, subject only to the receipt of official notice of issuance thereof, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

Material U.S. Federal Income Tax Considerations

For the U.S. federal income tax considerations of the exercise of redemption rights with respect to the Public Shares, please see “U.S. Federal Income Tax Considerations.” The tax consequences of the foregoing to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you of an exercise of redemption rights with respect to the Public Shares.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transaction contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent the Company’s good faith estimate of such amounts assuming at closing (all numbers in millions).

Assuming no further redemptions — in millions

Sources		Uses
Cash from Trust	$3.79	Working Capital	$3.59
		Fees and Expenses	$0.20

Total	$3.79	Total Uses	$3.79

Assuming maximum redemptions — in millions

Sources		Uses
Cash from Sponsor	$0.20	Fees and Expenses	$0.20

Total	$0.20	Total Uses	$0.20

VisionWave intends to use the cash on its balance sheet after the Closing to pay the transaction expenses, which are currently estimated to be $0.2 million in total, less transaction expenses paid before Closing. See the section in this proxy statement/prospectus entitled “Questions and Answers About the Business Combination and the Special Meeting - Q: What will VisionWave’s liquidity position be following the Closing?” for additional information.

Accounting Treatment

We expect the Business Combination to be accounted for as a reverse recapitalization with the Company. Under this method of accounting, the Company is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Target with the acquisition being treated as the equivalent of Target issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of Target will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the Business Combination, the historical financial results presented for VisionWave will be those of Target.

The expectation that Target is the accounting acquirer is based on evaluation of the following facts and circumstances:

●	Target stockholders will have majority of the voting power under both the no redemption and maximum redemption scenarios described below;

●	Target will appoint the majority of the board of directors of the combined entity;

●	Target’s existing management will comprise the management of the combined entity;

●	Target’s operations will comprise the ongoing operations of the combined entity;

●	Target is the larger entity based on historical revenues and business operations; and

●	the combined entity will assume Target’s name and will assume Target’s headquarters.

While Target has not yet generated revenues as of the date hereof, it has undertaken substantial operational activities that establish it as the larger entity when compared to Bannix based on business operations. Target is currently engaged in multiple pilot programs with major defense contractors, including a live-fire testing trial in the United Arab Emirates valued at $216,150, which began in Q4 2024 and is continuing into Q1 2025, and a demonstration with a leading U.S.-based defense contractor that also began in Q4 2024 and is continuing into Q1 2025. These pilots, along with proposals submitted to U.S. military procurement programs, provide a strong indication that Target is transitioning towards revenue generation. For now, Target’s seven innovative products across three distinct categories have reached technology readiness levels suitable for commercial deployment. These products are currently undergoing final testing, optimization, and validation with customers before moving into full-scale manufacturing and deployment, upon receiving purchase orders. Given its ongoing business activities, technological advancements, and market positioning, Bannix considers Target to be the larger entity in terms of business operations and views these pilots as a proof-of-concept milestone demonstrating its commercialization potential.

Comparison of Stockholder Rights

Following the consummation of the Business Combination, the rights of the Company Stockholders who become VisionWave stockholders in the Business Combination will no longer be governed by the Current Charter and the Current Bylaws and instead will be governed by the New VisionWave Charter and the VisionWave Bylaws. See the section of this proxy statement/prospectus entitled “Comparison of Stockholder Rights” for further information.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (as amended, the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year in which the market value of shares of our common equity that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in the Company’s IPO. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Summary of Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Risks Related to Target’s Business

●	Target is an early-stage company that will be required to raise additional funds to implement its business strategy.

●	There is a possibility that Target may not be able to continue as a “going concern” and this opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise.

●	The development and production development period for the drones, eVTOL and imaging technology will be lengthy.

●	Target will face significant market competition.

●	Scaling up manufacturing will be a challenge and any issues faced in such efforts may negatively impact our results of operations.

●	We rely on single suppliers and international suppliers for certain items used in our manufacturing.

●	Operations could be adversely affected by interruptions of production that are beyond our control.

●	Target will depend on key personnel.

●	We will require intellectual property protection and may be subject to the intellectual property claims of others.

●	Confidentiality agreements may not adequately prevent disclosure of trade secrets and other proprietary information.

Risks Related to the Business Combination and the Company

●	Uncertainty Around the Business Combination: The business combination with the Company is subject to numerous conditions, and there is no guarantee it will be completed. Delays or failure to close the transaction could have an adverse effect on Target’s financial position.

●	Integration Risks: The successful integration of The Company and Target is uncertain and may encounter operational, technological, and cultural challenges. Failure to integrate the two entities effectively could negatively impact the value of the combined company.

●	Dilution of Shareholder Interests: The issuance of shares in connection with the business combination and possible future equity raises may dilute the interests of existing Target shareholders.

●	Financing Risks: Target’s ability to successfully implement its business plan post-combination will depend on its access to capital markets and its ability to raise additional funding. Failure to secure adequate financing could limit the company’s operational capabilities.

●	Going Concern Risk: Due to a working capital deficit and dependency on the Company merger, there is substantial doubt about Target’s ability to continue as a going concern if the merger is not consummated.

●	Conflicts of Interest: Certain directors and officers involved in the business combination may have conflicts of interest, which could affect the terms or outcomes of the transaction.

Risks Related to Ownership of VisionWave’s Securities

●	There may be limited liquidity for VisionWave’s shares, and investors may face difficulties in selling their stock. Following the business combination, the market for VisionWave’s shares could be thin, leading to high volatility and difficulty for investors looking to exit their positions.

●	The market price of VisionWave’s securities could be highly volatile and fluctuate significantly. Given the early stage of VisionWave’s business and its reliance on defense contracts, the stock price may experience wide fluctuations, influenced by market conditions, regulatory developments, or operational setbacks.

●	Existing shareholders will experience dilution following the business combination. The issuance of additional shares in connection with the merger will dilute current shareholders’ equity, potentially reducing their influence on company decisions and diminishing the value of their holdings.

●	The control of the company will be concentrated among a few large shareholders. A small number of VisionWave’s shareholders, including Stanley Hills LLC and GBT Tokenize Corp., control a significant portion of the company’s stock, which may limit the ability of other investors to influence corporate decisions.

●	Changes in regulations or government policies could adversely affect the value of our securities. VisionWave operates in industries subject to shifting regulatory landscapes, and any adverse changes could significantly impact the value of its securities or the company’s ability to conduct its business.

PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

The Company

Ticker Symbol

The Company’s Common Stock, Public Warrants and Rights are currently listed on the Nasdaq under the symbols “BNIX,” “BNIXW,” and “BNIXR,” respectively.

On September 5, 2024, the trading date preceding the announcement of the Business Combination, the latest trading prices per share of the Company’s Common Stock, Public Warrants and Rights as reported by Nasdaq were $11.25, $0.0169 and $0.099, respectively. On [*], 2025, the record date for the Special Meeting, the closing prices for each Unit, share of Common Stock and Public Warrant as reported by Nasdaq were $[*], $[*] and $[*], respectively. Holders of the Company’s securities should obtain current market quotations for the securities. The market price of the Company’s securities could vary at any time prior to Closing.

Holders

As of [*], 2025, the record date, there were [*] holders of record of our Common Stock, [*] holder of record of our Public Warrants and [*] holders of record of our Rights. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Common Stock, Public Warrants and Rights are held of record by banks, brokers and other financial institutions.

Dividend Policy

The Company has not paid any cash dividends on Common Stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon VisionWave’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the VisionWave Board at such time.

Target

There is no public market for the Target Common Stock.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of Target have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The historical financial statements of Bannix have been prepared in accordance with U.S. GAAP in its functional and presentation currency of USD.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Bannix common stock:

●	Assuming No Additional Redemptions: This presentation assumes that, after the redemptions of 3,960,387 shares of common stock of Bannix in March 2023 (the “March 2023 Redemptions”), the redemptions of 1,381,866 shares of common stock of Bannix (the “March 2024 Redemptions”), and the redemptions of 1,232,999 shares of common stock (the “September 2024 Redemptions”), no additional public shareholders of Bannix exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●

Assuming Maximum Redemptions: This presentation assumes that, after the March 2023 Redemptions, the March 2024 Redemptions, and the September 2024 Redemptions, Bannix public shareholders holding 324,748 shares of Bannix common stock will exercise their redemption rights for approximately $3.8 million upon consummation of the Business Combination at a redemption price of approximately $11.68 per share, as of February 12, 2025. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of VisionWave on a pro forma basis assuming the No Additional Redemption Scenario and the Maximum Redemption Scenario:

	No Additional Redemption Scenario	Maximum Redemption Scenario

Target stockholders	8,979,427	8,979,427
Target non-affiliated public shareholders	2,020,573	2,020,573
Bannix public stockholders (2)	1,014,748	690,000
Representative Shares	393,000	393,000
Former Bannix Officers and Directors Shares	130,000	130,000
Sponsor and Other Insiders (1)	2,041,600	2,041,600
Total	14,579,348	14,254,600

(1)

Includes 406,000 Private Placement Shares, 406,000 Private Rights converted to 40,600 shares of common stock upon consummation of the Business Combination and 1,595,000 shares of common stock consisting of Founder Shares and other shares of common stock issued to the Anchor Investors and others. The 2,041,600 shares consist of: 484,000 Sponsor shares, 961,600 Anchor investor shares, 596,000 Former Sponsor shares. This total excludes shares held by Former Bannix Officers and Directors.

(2)	Includes 6,900,000 Public Rights converted to 690,000 shares of common stock upon consummation of the Business Combination and includes the redemption of 3,960,387 shares of common stock in March 2023, the redemption of 1,381,866 shares of common stock in March 2024, and the redemption of 1,232,999 shares of common stock in September 2024.

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of December 31, 2024, gives effect to the Business Combination as if it had occurred on December 31, 2024. The summary unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2024, gives effect to the Business Combination as if it had occurred on April 1, 2024.

	Pro Forma Combined
	No Additional Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Nine Months Ended December 31, 2024
Net loss	$(2,783,181)	$(2,783,181)
Net loss per share – basic and diluted	$(0.19)	$(0.20)
Weighted average shares outstanding – basic and diluted	14,579,348	14,254,600
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2024
Total assets	$2,451,066	$15,980
Total liabilities	$4,294,807	$5,653,213
Total deficit	$(1,843,742)	$(5,637,233)

RISK FACTORS

You should carefully consider the following risks. However, the risks set forth below are not the only risks that we face and we face other risks which have not yet been identified or which are not yet otherwise predictable. If any of the following risks occur or are otherwise realized, our business, financial condition and results of operations could be materially adversely affected. You should carefully consider the risks described below and all other information in this filing, including our financial statements and the related notes to financial statements and schedules thereto.

Risks Related to Target

Unless the context otherwise requires, references in this subsection “Risks Related to Target” and in the subsections thereto to “we”, “us”, “our” and “Target” generally refer to Target in the present tense or VisionWave from and after the Business Combination.

Target is an early-stage company. If we cannot raise sufficient funds, we will not succeed.

Target is a startup that was founded in March 2024. There is no assurance that Target will ever be profitable or generate sufficient revenue to pay dividends to the holders of its securities. Target does not believe it will be able to generate revenues without successfully developing its technology, which involves substantial risk. As a result, Target is dependent upon the proceeds of additional capital to continue the testing and development and other operations. Once the Business Combination is closed, Target’s business will require significant additional capital infusions. Without closing costs, based on Target’s current estimates, Target will require a minimum of $3 million in capital to fully implement its proposed business plan. If planned operating levels are changed, higher operating costs or working capital requirements encountered, lower sales revenue received, if any, or more time is needed to implement the plan, more funds than currently anticipated may be required. Additional difficulties may be encountered during this early stage of development, such as unanticipated problems relating to development, testing, vendor manufacturing costs, production and assembly, and the competitive and regulatory environments in which Target operates. If additional capital is not available when required, if at all, or is not available on acceptable terms, Target may be forced to modify or abandon its business plan, which may result in investors losing their investments.

There is a possibility that Target may not be able to continue as a “going concern”.

Target has concluded that there is an uncertainty about our ability to continue as a going concern and our independent auditors have incorporated this into their opinion accordingly. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. Target is still developing its products, has not generated any revenues to date, and has accumulated losses. The Target has funded its operation and product development to date through proceeds from its controlling shareholder Stanley Hills. There are no commitments for future funding from shareholders or other funding providers. Target management does not believe the cash on hand is sufficient to fund its development operations for the next twelve months. If Target fails to raise sufficient capital when needed, Target will not be able to complete its business plan and investors may lose their investments. As a result, Target may have to liquidate its business, and investors may lose their investments. Target’s ability to continue as a going concern is dependent on its ability to successfully accomplish our plan of operations described herein, obtain financing and eventually attain profitable operations.

The development and production development period for the drones, eVTOL and imaging technology will be lengthy.

Even if it meets the development and production development schedule, Target does not expect to commence selling its products commercially including the drones, eVTOL and imaging technology (the “Target Products”) until March 2025 at the earliest. Further, the highly specialized nature of Target’s products and its assimilated artificial intelligence (AI) technology poses risks of unforeseen technical challenges that could delay or impede product development, commercialization, or deployment. The use of AI and advanced detection systems in defense applications is subject to evolving regulatory requirements and compliance standards. Changes in these regulations could impact Target’s ability to commercialize its products. As a result, the receipt of significant cash receipts from customer deposits and revenue, if any, is not anticipated until around that time and may occur later than projected. The Target depends on receiving large amounts of capital and other financing to complete its development work, with no assurance that Target will be successful in completing its development work or becoming profitable.

The Target will face significant market competition.

The Target Products potentially competes with a variety of drones and software packages in the United States and abroad. Further, Target could face competition from competitors of whom Target is not aware that have developed or are developing technologies that will offer alternatives to Target Products. Many existing potential competitors are well-established, have or may have longer-standing relationships with customers and potential business partners, have or may have greater name recognition, and have or may have access to significantly greater financial, technical and marketing resources.

Scaling up manufacturing will be a challenge and any issues faced in such efforts may negatively impact our results of operations.

Drone and eVTOL technology as well as the related operational software technology in general is changing rapidly. There is significant development and investment into each of these areas being made today. Such rapidly changing technology conditions may adversely affect our ability to continuously remain a market leader, provide superior product performance, and an outstanding customer experience. If we are unable to control the cost of development, cost of manufacturing, and cost of operations, we may be substantially affected. If we are unable to maintain substantially lower cost of manufacturing, developing, design, distributing, and maintaining our products, we may incur significant cost increases which can be material to the operation of our business. We have made, and will continue to make, substantial investments into the development of the Target Products, such investments may have unforeseen costs that we have been unable to accurately predict, which may significantly impact our ability to execute our business as planned. We will face significant costs in development and purchasing of materials required to build the Target Products through external third parties. These purchases are subject to conditions outside of our control and as such, these conditions may substantially affect our business, product, brand, operational, and financial goals.

We rely on single suppliers and international suppliers for certain items used in our manufacturing.

Target, when production commences of the Target Products, will use raw materials, components, and sub-assemblies to manufacture its drones that are sourced from various vendors, including those in countries outside the U.S. Components are expected to be supplied from vendors in China. Items sourced internationally potentially carry increased risk to the business, including higher shipping costs, uncertain tariff and tax structures, longer lead times, language barriers, potential compliance and quality issues, and political instability. Additionally, once we commence manufacturing, although we will attempt to mitigate this risk, we may in certain circumstances rely on a single supplier and manufacturer which will pose risks of shortages, price increases, changes, delay and other issues that could disrupt and adversely affect our business. If any of these companies ceases supplying and/or serving us, we would have to find and qualify alternate suppliers. Additionally, if there are general supply chain disruptions due to global economic events, we may not be able to produce the Target Products if the raw materials, components, and sub-assemblies needed are not available to us.

Operations could be adversely affected by interruptions of production that are beyond our control.

We intend to manufacture the Target Products using systems, components and parts developed and manufactured by third-party suppliers. Our eventual manufacturing could be affected by interruptions of production at such suppliers. Such suppliers may be subject to additional risks such as financial problems that limit their ability to conduct their operations. If any of these third parties experience difficulties, it may have a direct negative impact on Target.

We depend on key personnel.

Our future success depends on the efforts of key personnel, including Noam Kenig, who will be our Chief Executive Officer and a member of the Board of Directors following the Business Combination, and the balance of our senior executive team. We do not currently carry any key man life insurance on our key personnel or senior executive team. However, the Company may obtain such insurance at some point after closing of the Business Combination. Regardless of such insurance, the loss of services of any of these or other key personnel may have an adverse effect on Target. There can be no assurance that Target will be successful in attracting and retaining the personnel Target requires to develop and market the proposed Target Products.

We will require intellectual property protection and may be subject to the intellectual property claims of others.

Our intellectual property consists of six granted patents. In addition, Target’s intellectual property relies on licenses to three patents. Target intends to seek copyright and patent protection for these items; however, there is no guarantee that such the Target will be successful in obtaining such protection. If we fail to successfully enforce our proprietary technology or otherwise maintain the proprietary nature of the intellectual property used in the Target Products, our competitive position could suffer. Furthermore, Target’s competitive advantage relies heavily on its proprietary artificial intelligence algorithms. Any failure to adequately protect its intellectual property could significantly impact the Target’s business and market position. Disputes or termination of licensing agreements could adversely affect its business. Notwithstanding Target’s efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal to or superior to Target’s Products without infringing on any of Target’s intellectual property rights or design around our proprietary technologies. There is no guarantee that the USPTO will issue patents to Target or that any court will rule in Target’s favor in the event of a dispute related to its intellectual property. In the absence of further patent protection, it may be more difficult for Target to achieve commercial production of the Target Products.

Confidentiality agreements may not adequately prevent disclosure of trade secrets and other proprietary information.

We anticipate that a substantial amount of our processes and technologies will be protected by trade secret laws. To protect these technologies and processes, we intend to rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. To the extent that our employees, contractors or other third parties with which we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products and related future products and services by copying functionality, among other things. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our business, revenue, reputation and competitive position.

Risks Related to the Company and the Business Combination

Unless the context otherwise requires, references in this subsection “Risks Related to the Company and the Business Combination” and in the subsections thereto to “we”, “us” and “our” generally refer to the Company in the present tense or VisionWave from and after the Business Combination.

The Sponsor and the Company’s directors and officers entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our Public Stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and the Company’s directors and officers have agreed, among other things, to vote all of their Founder Shares and other Public Shares in favor of all the proposals being presented at the special meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date hereof, our Sponsor owns approximately 16.67% of our total outstanding shares of Common Stock. Accordingly, the Company would not need any Public Shares currently held by the Public Stockholders to be voted in favor of the Business Combination Proposal and the other proposals in order for them to be approved.

The Sponsor and certain of the Company’s directors and officers have potential conflicts of interest in approving the Business Combination and the other proposals described in this proxy statement/prospectus.

The Company Stockholders should be aware that the Sponsor and certain of the Company’s directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of the Company Stockholders. These interests include:

●	These financial and other interests of the Sponsor and the Company’s directors and officers and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination. The Company Board was advised of and considered each of these interests, together with the factors described in the section entitled “The Business Combination Proposal - The Company Board’s Reasons for the Approval of the Business Combination”, during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Company Board, the Merger Agreement and related transactions, including the Business Combination, as a whole and, on balance, concluded that they supported a favorable determination that the Merger Agreement and the Business Combination are advisable. In view of the wide variety of factors considered by the Company Board in connection with its evaluation, negotiation and approval of the Business Combination and related transactions and the complexity of these matters, the Company Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Company Board based its evaluation, negotiation and approval of the Business

Combination on the totality of the information presented to and considered by it. The Company Board evaluated the factors described above with the assistance of the Company’s legal advisors. In considering the factors described above and any other factors, individual members of the Company Board may have viewed factors differently or given different weights to other or different factors.

As a result of the foregoing interests, the Sponsor and the Company’s directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Stockholders rather than liquidate. The Sponsor has provided $1.4 million in working capital to the Company to support its operations. The Sponsor currently holds 475,000 shares, which may be subject to loss if the Business Combination does not close. The Sponsor is not entitled to the 9,000 shares related to rights prior to the closing.

See the section entitled “Business Combination Proposal-Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

In addition, the Company has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest. The Company does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by the Company. Accordingly, such persons or entities may have a conflict between their interests and the Company’s.

The personal and financial interests of the Sponsor and the Company’s directors and officers may have influenced their motivation in identifying and selecting Target as a business combination target, completing an initial business combination with Target and influencing the operation of the business following the consummation of the Business Combination. In considering whether to vote for the proposals, the Company Stockholders should consider these interests.

The exercise of the Company’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and advisable.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require the Company to agree to amend the Merger Agreement, to consent to certain actions taken by Target or to waive rights to which the Company is entitled under the Merger Agreement. Such events could arise because of changes in the course of Target’s business, a request by Target to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Target’s business and would entitle the Company to terminate the Merger Agreement. In any of such circumstances, it would be at the Company’s discretion, acting through the Company Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the officers and directors of the Company described in the preceding risk factors may result in a conflict of interest on the part of one or more of the officers and directors between what he or they may believe is advisable for the Company and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, the Company does not believe there will be any material changes or waivers that the Company’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. The Company will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Merger Agreement that would have a material impact on the Company Stockholders are required prior to the vote on the Business Combination Proposal.

Past performance by the Company, including its management team, may not be indicative of an ability to complete the Business Combination or of future performance of an investment in VisionWave.

Past acquisition and operational experience of the Company management and their affiliates is not a guarantee of the Company’s ability to complete the Business Combination nor, if consummated, a guarantee that the intended benefits of the Business Combination will be achieved. Douglas Davis, the Company’s CEO, is expected to be a director of VisionWave immediately following the Business Combination, but he may not continue as a director of VisionWave and his view may not prevail in relation to any decisions or actions taken by the VisionWave Board. You should not rely on the historical record of the Company management or their affiliates’ performance as indicative of the future performance of VisionWave or of an investment in VisionWave securities.

The Company (or VisionWave) will not have any right to make damage claims against Target or Target stockholders for the breach of any representation, warranty or covenant made by Target in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to breaches occurring after Closing.

Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing, except for covenants to be performed in whole or in part after the Closing or in the case of claims with respect to actual fraud. As a result, the Company (or VisionWave) may have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Target at the time of the Merger.

VisionWave’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what VisionWave’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of VisionWave. See “Summary Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the cash held in the Trust Account will put the stockholder in a better future economic position.

The Company can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the Company’s share price and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Common Stock after the consummation of any initial business combination and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If the Public Stockholders fail to properly demand redemption rights, they will not be entitled to have their Public Shares redeemed for a pro rata portion of the Trust Account.

The Company’s Public Stockholders may demand that the Company redeem their Public Shares for their respective pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on the Company). Public Stockholders who seek to exercise this redemption right must (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested and (b) deliver their Public Shares (either physically or electronically through DTC) to the Company’s transfer agent two business days prior to the scheduled date of the Special Meeting. Any the Company Stockholder who fails to properly deliver their Public Shares will not be entitled to have his or her shares redeemed. See the section of this proxy statement/prospectus entitled “The Special Meeting - Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

The Company and Target will incur significant transaction and transition costs in connection with the Business Combination.

The Company and Target have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. The Company and Target may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

The ability of our Public Stockholders to exercise redemption rights with respect to a large number of our Public Shares may not allow us to complete the Business Combination, have sufficient cash available to fund VisionWave’s business or optimize the capital structure of VisionWave.

At the time of entering into the Merger Agreement, the Company did not know how many stockholders may exercise their redemption rights, and therefore, the Company needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, the Company having at least $5,000,001 in net tangible assets after giving effect to the consummation of the Merger. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, if a significant number of stockholders exercise their redemption rights, the Merger Agreement could terminate and the Business Combination may not be consummated. A total of approximately $69 million, including approximately $225,000 of deferred underwriting fees, was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as Trustee upon completion of the Company’s IPO. At the March 2023 Special Meeting, at which the Company Stockholders voted and approved the First Extension, a total of 3,960,387 shares of Common Stock were presented for Redemption for an aggregate redemption amount of $41,077,189 was removed from the Trust Account and deposited into a restricted investment account. At the March 2024 Annual Meeting, at which the Company Stockholders voted and approved the Second Extension, a total of 1,381,866 shares of Common Stock were presented for Redemption for an aggregate redemption amount of $15,134,429 was removed from the Trust Account and deposited into a restricted investment account. At the September 2024 Special Meeting, at which the Company Stockholders voted and approved the Third Extension, a total of 1,232,999 shares of Common Stock were presented for Redemption for an aggregate redemption amount of $13,790,479 was removed from the Trust Account and deposited into a restricted investment account. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until the Company liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time its shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with its redemption until the Company liquidates or you are able to sell your shares in the open market. For further details, see “Business Combination Proposal - Conditions to Closing.”

In addition, the exercise of redemption rights in connection with the closing of the Business Combination may result in insufficient cash being available to fund VisionWave’s business and may make the Company and Target unable to take such actions as may be desirable in order to optimize the capital structure of VisionWave upon consummation of the Business Combination.

The Company and Target may waive one or more of the conditions to the Closing without re-soliciting stockholder approval.

Pursuant to the Merger Agreement, conditions to obligations of the Company and Target to complete the Business Combination may be waived, in whole or in part, to the extent permitted by law, either unilaterally or by the agreement of Target and the Company. In the event of a waiver of a condition, the Company Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary.

In the event that the Company Board, in its own reasonable discretion, determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval, which decision may have a material adverse effect on the Company Stockholders. For example, if the Company and Target elect to waive the condition that the Common Stock be listed on Nasdaq immediately following the Merger and their respective board of directors elect to proceed with the Closing of the Business Combination, Nasdaq, or then applicable stock exchange, may notify VisionWave of its decision to delist VisionWave securities following the Business Combination based upon the failure to satisfy the initial inclusion criteria. VisionWave may appeal the determination to a hearings panel, which will stay the delisting action pending a panel decision. If VisionWave does not appeal the determination or if VisionWave does not succeed in appealing the determination, VisionWave’s securities will be delisted. The delisting of VisionWave’s securities, if VisionWave’s securities are unable to be listed on another national securities exchange by then, would substantially impair investors’ ability to sell or purchase VisionWave’s securities when the investor wishes to do so and could have a negative impact on the price of VisionWave’s securities.

For more information about the conditions to the completion of the Business Combination, see the section of this proxy statement/prospectus entitled “The Merger Agreement - Conditions to Closing.”

Nasdaq may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject the Company and VisionWave to additional trading restrictions.

Currently, the Company’s Common Stock, Warrants and Rights are separately listed on The Nasdaq Capital Market (“Nasdaq”). On September 13, 2024, the Company received a letter from the Listing Qualifications Department of Nasdaq stating that, because the Company did not complete a Business Combination within 36 months of the effectiveness of its IPO registration statement, the Company’s securities are subject to delisting from The Nasdaq Stock Market under Nasdaq Listing Rule IM-5101-2. The letter further stated that unless the Company appeals Nasdaq’s determination by September 20, 2024, trading of the Company’s securities will be suspended at the opening of business on September 24, 2024, and a Form 25-NSE will be filed with the SEC to remove the Company’s securities from listing and registration on Nasdaq. The Company appealed Nasdaq’s determination to a Hearings Panel (the “Panel”), which stayed the suspension of trading of the Company’s securities pending the Panel’s decision. On December 2, 2024, the Panel granted the Company’s request for an exception to the Nasdaq Listing Rule IM-5101-2 to allow continued listing on Nasdaq. The Company has been granted an extension until March 12, 2025, to complete its previously announced business combination with Target. The Panel’s decision follows the Company’s presentation of its compliance plan, which included finalizing the merger with Target. The Company is actively working toward obtaining shareholder approval and satisfying all conditions for the completion of the transaction of which there is no guarantee. The Panel’s decision ensures that the Company’s securities will remain listed on Nasdaq during the extension period, provided that the Company complies with the conditions outlined in the Panel’s decision.

On November 19, 2024, the Company received an additional written notice from Nasdaq indicating that the Company is not in compliance with the minimum Market Value of Listed Securities (“MVLS”) requirement of $35 million for continued listing as set forth in Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company will have 180 calendar days (the “Compliance Period”) to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the MVLS for the Company must be at least $35 million for a minimum of ten consecutive business days at any time during this Compliance Period. If the Company regains compliance with the MVLS Rule, Nasdaq will provide the Company with written confirmation and will close the matter. If the Company does not regain compliance with the MVLS Rule by the Compliance Date, Nasdaq will provide written notification that its securities will be subject to delisting. In the event of such notification, the Nasdaq rules permit the Company an opportunity to appeal Nasdaq’s determination. The Company is monitoring its MVLS and may, if appropriate, evaluate available options to regain compliance with the MVLS Rule. However, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

However, the Company cannot assure you that its securities will continue to be listed on Nasdaq or other Nasdaq listing tiers in the future or prior to the initial business combination. In order to continue listing our securities on Nasdaq prior to the initial business combination, the Company must maintain certain financial, distribution and share price levels. Nasdaq IM-5101-2 requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. The Company is presently in the process of requesting a further extension from its shareholders providing for a time period of 45-month anniversary from the IPO to consummate its business combination, which will take the Company beyond the permitted period for a business combination under the foregoing Nasdaq rule. Therefore, unless the Company complete a business combination by March 12, 2025, the Company may be subject to suspension and delisting from The Nasdaq Capital Market due to its non-compliance with that requirement. If Nasdaq delists the Company’s securities from trading on its exchange and it is not able to list its securities on another national securities exchange, the Company expects its securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including (i) the business combination with Target may be negatively affected including the termination of such business combination since target companies often seek public listing on a well-known exchange as a key incentive in a SPAC transactions, (ii) a limited availability of market quotations for its securities, (iii) reduced liquidity for its securities, (iv) a determination that its Common Stock is a “penny stock” which will require brokers trading in its Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities, (v) a limited amount of news and analyst coverage in the future; (iv) institutional investor losing interests in its securities; (vi) subjection to stockholder litigation and (vii) a decreased ability to issue additional securities or obtain additional financing in the future.

We cannot assure you that the Company will be able to meet these continued listing requirements or that Nasdaq’s Hearings Panel will grant the Company’s request for continued listing. Even if the Company’s securities remain listed, VisionWave is required to file a new initial listing application in connection with the Merger and satisfy the initial Nasdaq listing standards, which are more stringent than the continued listing standards. There can be no guarantee that such application will be approved and, even if approved, that VisionWave will be unable to maintain the listing of its securities in the future. In order to continue listing its securities on Nasdaq following the proposed Merger, VisionWave will be required to maintain certain financial, distribution and stock price levels. If Nasdaq delists the Company’s securities from trading on its exchange at Closing of the Merger (or thereafter) and VisionWave is not able to list its securities on another national securities exchange or regain compliance with Nasdaq, VisionWave’s securities could be quoted on an over-the-counter market. If this were to occur, the combined company could face significant material adverse consequences, including, but not limited to:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that VisionWave Common Stock is a “penny stock” which will require brokers trading in the VisionWave Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Public Stockholders will experience dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Public Stockholders have on the management of VisionWave.

The issuance of additional shares of VisionWave Common Stock in the Business Combination, including the issuance of shares of VisionWave Common Stock as consideration to the security holders of Target, will dilute the equity interests of the Public Stockholders and may adversely affect prevailing market prices for the Public Shares and Public Warrants. The Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including, but not limited to, in each of the following instances:

●	11,000,000 shares of VisionWave Common Stock are anticipated to be issued to Target Shareholders as consideration in the Business Combination, valued at $10.00 per share. In the No Additional Redemptions Scenario, the shares of VisionWave Common Stock to be issued to Target Shareholders will represent approximately 62% of the number of shares of VisionWave Common Stock that will be outstanding following the consummation of the Business Combination.

●	An aggregate of 7,306,000 Warrants will be outstanding following the Business Combination (including the 6,900,000 Public Warrants and the 406,000 Private Placement Warrants). The shares of Common Stock underlying the Public Warrants and Private Placement Warrants represent approximately 31.53% and 1.86%, respectively, of the fully-diluted number of shares of VisionWave Common Stock immediately following the consummation of the Business Combination, assuming the No Additional Redemptions Scenario.

●	An aggregate of 730,600 Rights will be outstanding following the Business Combination. The shares of Common Stock underlying the Rights represent approximately 3.34% of the fully-diluted number of shares of VisionWave Common Stock immediately following the consummation of the Business Combination, assuming the No Additional Redemptions Scenario.

●	VisionWave will reserve 10.0% of the number of outstanding shares of VisionWave Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the Incentive Plan Proposal. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Incentive Plan.

●	VisionWave may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of VisionWave Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of additional shares of VisionWave Common Stock (or other equity securities of equal or senior rank), including, but not limited to, through any of the foregoing, could have the following effects for holders of Public Shares who elect not to redeem their shares:

●	your proportionate ownership interest in VisionWave will decrease;

●	the relative voting strength of each previously outstanding share of Common Stock will be diminished; or

●	the market price of VisionWave Common Stock and the Warrants may decline.

For purposes of Item 1604(c)(1), the following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming SPAC Stockholders, exclusive of [any shares underlying warrants or issued in any private placement (collectively, “Dilutive Interests”):

	Redemption Level
	Assuming No Further Redemptions	Assuming 50% Maximum Redemptions (2)	Assuming Maximum Redemptions (3)
Bannix’s Public shareholders	324,748	162,374	—
Sponsor and other insiders	2,001,000	2,001,000	2,001,000
Public Rights Outstanding	690,000	690,000	690,000
Private Rights outstanding	40,600	40,600	40,600
Representative shares	393,000	393,000	393,000
Former Bannix officers and directors	130,000	130,000	130,000
Target shareholders	11,000,000	11,000,000	11,000,000
Total shares	14,579,348	14,416,974	14,254,600

Company valuation(1)	$145,793,480	$144,169,740	$142,546,000

(1)      Including Founder Shares held by the Sponsor and Other Insiders. Calculated as total shares times $10 per share at the Initial Public Offering.
(2)      This scenario assumes that the Company’s Public Stockholders exercise redemption rights with respect to 162,374 Shares, which amount is approximately 50% of the 324,748 Shares of the Company’s Public Stockholders who can redeem their shares under the maximum redemption scenario, in connection with the approval of the Business Combination, at a price of approximately $11.68 per share, as of February 12, 2025.
(3)      This scenario assumes that the Company’s Public Stockholders exercise redemption rights with respect to 324,748 Shares (approximately 100% of the issued, outstanding and unredeemed Shares) in connection with the approval of the Business Combination, at a price of approximately $11.68 per share, as of February 12, 2025.

The following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming SPAC Stockholders, inclusive of the Dilutive Interests:

	Redemption Level
	Assuming No Further Redemptions	Assuming 50% Maximum Redemptions (2)	Assuming Maximum Redemptions (3)
Bannix’s Public shareholders	324,748	162,374	—
Sponsor and other insiders	2,001,000	2,001,000	2,001,000
Public Rights Outstanding	690,000	690,000	690,000
Private Rights outstanding	40,600	40,600	40,600
Representative shares	393,000	393,000	393,000
Former Bannix officers and directors	130,000	130,000	130,000
Target shareholders	11,000,000	11,000,000	11,000,000
Public warrants	6,900,000	6,900,000	6,900,000
Private warrants	406,000	406,000	406,000
Total shares	21,885,348	21,722,974	21,560,600

Company valuation(1)	$218,853,480	$217,229,740	$215,606,000

(1)      Including Founder Shares held by the Sponsor and Other Insiders Calculated as total shares times $10 per share at the Initial Public Offering
(2)      This scenario assumes that the Company’s Public Stockholders exercise redemption rights with respect to 162,374 Shares, which amount is approximately 50% of the 324,748 Shares of the Company’s Public Stockholders who can redeem their shares under the maximum redemption scenario, in connection with the approval of the Business Combination, at a price of approximately $11.68 per share, as of February 12, 2025.
(3)      This scenario assumes that the Company’s Public Stockholders exercise redemption rights with respect to 324,748 Shares (approximately 100% of the issued, outstanding and unredeemed Shares) in connection with the approval of the Business Combination, at a price of approximately $11.68 per share, as of February 12, 2025.

If the Company is unable to complete the Business Combination with Target or another business combination by the Termination Date, the Company will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of the remaining the Company Stockholders and the Company Board, dissolving and liquidating. In such event, third parties may bring claims against the Company and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by Public Stockholders could be less than $10.00 per share.

Under the terms of the Current Charter, the Company must complete the Business Combination with Target or another business combination by the Termination Date, as may be amended, or the Company must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of the remaining the Company Stockholders and the Company Board, dissolving and liquidating. In such event, third parties may bring claims against the Company. Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although the Company has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Furthermore, there is no guarantee that a court would uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders.

If the Company is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Sponsor may not be able to meet such obligation as its only assets are securities of the Company and we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnification obligations. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Further, there can be no guarantee that our directors would enforce the indemnification obligations of the Sponsor. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.

Additionally, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if the Company otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company Stockholders. To the extent any bankruptcy claims deplete the Trust Account, the Company may not be able to return to the Public Stockholders at least $10.00 per share.

The Company Stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If the Company is unable to the complete the Business Combination with Target or another initial business combination within the required time period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on the Company), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining the Company Stockholders and the Company Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by March 14, 2025 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following liquidation in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within 24 months from the closing of this offering is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by the Company Stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Company Stockholders. Furthermore, because the Company intends to distribute the proceeds held in the Trust Account to its Public Stockholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Company Board may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and Target to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. the Company cannot assure you that claims will not be brought against it for these reasons.

The Company has not obtained a third-party valuation or a fairness opinion from an independent investment banking firm or another independent firm and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to the Company from a financial point of view.

The Company Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. The Company is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to the Company from a financial point of view. In analyzing the Business Combination, the Company Board and the Company’s management conducted due diligence on Target and researched the industry in which Target operates. The Company Board also considered the substantial experience of the Company’s officers, directors and legal advisors in public market transactions. After considering these factors, the Company Board concluded that the Company’s officers, directors and legal advisors had substantial experience in evaluating the operating and financial merits of companies similar to Target and determined that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the terms of the Business Combination, including the value ascribed to Target. Accordingly, the Company Stockholders will be relying solely on the judgment of the Company Board in determining the value of the Business Combination and will not have assurance from an independent source that the terms of the Business Combination are fair to the Company from a financial point of view. The lack of a third-party valuation or fairness opinion may also lead to an increased number of Public Stockholders to vote against the Business Combination or demand the redemption of their Public Shares for cash, which could potentially impact the Company’s ability to consummate the Business Combination.

The Company may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Company’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect the Company’s and Target’s respective businesses, financial condition and results of operation.

VisionWave’s management will have broad discretion in the use of VisionWave’s net proceeds from the Business Combination.

An investor in VisionWave Common Stock will have to rely upon the judgment of VisionWave’s management with respect to the use of proceeds, with only limited information concerning management’s specific intentions. VisionWave’s management may spend a portion or all of the net proceeds from the Business Combination in ways that holders of VisionWave Common Stock might not desire, that might not yield a favorable return and that might not increase the value of a VisionWave stockholder’s investment. The failure by VisionWave’s management to apply these funds effectively could have a material adverse effect on VisionWave’s business, results of operations or financial condition. Pending their use, VisionWave may invest the net proceeds from the Business Combination in a manner that does not produce income or that loses value.

Our Sponsor does not have experience in SPACs, which may detrimentally effect Bannix going forward.

Our Sponsor does not have experience in organizing special purpose acquisition companies and is not presently involved in other special purpose acquisition companies and such experience may detrimentally impact our ability to close a business combination.

Activities taken by the Sponsor, the Sponsor and Other Insiders and the Company’s directors and officers and/or their affiliates could have a depressive effect on the shares of Common Stock and reduce the public “float” of the shares of VisionWave Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the Sponsor and the Company’s directors and officers and/or any of their affiliates may purchase Public Shares and/or Public Warrants from investors who indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to decrease the number of redemptions of Public Shares, which would in turn, among other things, increase the likelihood that the Company satisfies Target’s conditions to Closing. Any such stock purchases and other transactions may thereby increase the likelihood of the consummation of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. Any Public Shares purchased by the Sponsor and Other Investors and the Company’s directors and officers or their affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be approximately $11.68 per share. Any Public Shares so purchased would not be voted by the Sponsor and Other Insiders and the Company’s directors and officers or their affiliates at the Special Meeting and would not be redeemable by the Sponsor and Other Insiders and the Company’s directors and officers or their affiliates. Further, in the event that the Sponsor and Other Insiders and the Company’s directors and officers or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling Public Stockholders would be required to revoke their prior elections to redeem their Public Shares.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the payment of cash consideration or the transfer to such investors or holders of shares or rights owned by the Sponsor and the Company’s directors and officers for nominal value.

Entering into any such arrangements may have a depressive effect on Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public “float” of VisionWave Common Stock following the Closing and the number of beneficial holders of VisionWave Common Stock may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of shares of VisionWave Common Stock on Nasdaq, or reducing the liquidity of the trading market for the shares of VisionWave Common Stock. Reductions in the public “float” may also increase the relative voting power of the Sponsor and Other Insiders and the Company’s directors and officers and/or their affiliates.

As a result, investors receiving any such incentives would therefore receive a benefit in a manner otherwise unavailable to other Public Stockholders, and benefits and incentives provided to any such investors may result in detriments to such other Public Stockholders. As the Sponsor and the Company’s directors and officers will lose their entire investment in the Company if the Company fails to complete an initial business combination, but can still earn a positive rate of return on their investment even if other the Company Stockholders experience a negative rate of return in VisionWave following the Closing, and as the Sponsor and the Company’s directors and officers are likely to be able to make a substantial profit on their investment in the Company, even at a time when shares of VisionWave Common Stock may lose significant value, the Sponsor and the Company’s directors and officers may be incentivized to complete an initial business combination on terms or conditions that are less favorable to the Public Stockholders , including by providing incentives to investors to vote in favor of the Business Combination Proposal in a manner that may be detrimental to Public Stockholders.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. the Company will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If the Company’s due diligence investigation of Target was inadequate, then the Company Stockholders following the consummation of the Business Combination could lose some or all of their investment.

Even though the Company and its legal advisors conducted a due diligence investigation of Target, it cannot be sure that this due diligence uncovered all material issues that may be present in Target and its business and operations, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Target and its business and operations and outside of its control will not later arise.

Because Target will become a public reporting company by means other than a traditional underwritten initial public offering, Target’s stockholders may face additional risks and uncertainties.

Because c will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the VisionWave Common Stock and, accordingly, Target stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of VisionWave Common Stock, the Company Stockholders must rely on the information included in this proxy statement/prospectus. Although the Company and its legal advisors performed a due diligence review and investigation of Target in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in VisionWave because this due diligence investigation may not have uncovered facts that would be important to a potential investor.

In addition, because VisionWave will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of VisionWave. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of VisionWave than they might if VisionWave became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with VisionWave as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the VisionWave Common Stock could have an adverse effect on VisionWave’s ability to develop a liquid market for the VisionWave Common Stock.

A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our stock.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new 1% U.S. federal Excise Tax (the “Excise Tax”) on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The Excise Tax applies only to repurchases that occur after December 31, 2022. Because we are a Delaware corporation and our securities are trading on Nasdaq, we are a “covered corporation” for this purpose. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury has authority to provide Excise Tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the Excise Tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the Excise Tax, including rules governing the calculation and reporting of the Excise Tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the Excise Tax are published. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of other aspects of the Excise Tax remain unclear, and such interim operating rules are subject to change. Any redemptions in connection with the Business Combination that occur after December 31, 2022 may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax on a redemption of our stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) whether the fair market value of the redemption is treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued by us (whether in connection with the Business Combination, including the shares of VisionWave Common Stock issued to the Target stockholders in connection with the Business Combination or otherwise) within the same taxable year of the redemption treated as a repurchase of stock and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the Excise Tax would be payable by us and not by the redeeming holder and only limited guidance on the mechanics of any required reporting and payment of the Excise Tax on which taxpayers may rely have been issued to date. The per-share redemption amount payable from the Trust Account to the Company’s Public Stockholders in connection with a redemption will not be reduced by any Excise Tax imposed on the Company. However, the Excise Tax could reduce the cash available on hand for us to complete the Business Combination or to fund future operations.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

As of December 31, 2024, we had $9,754 of cash and a working capital deficiency of $5,410,928. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. Management’s plans to address this need for capital through this offering are discussed in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our plans to raise capital and to consummate our initial business combination may not be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this annual report do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

Our sponsors may decide not to extend the term we have to consummate our initial business combination, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, and the rights and the warrants will be worthless.

We will have until March 14, 2025, which may be extended three times on a monthly basis through June 14, 2025 to consummate our initial business combination. In order to initiate the monthly extensions, our Sponsor or its designee has agreed to advance to us as loans for deposit into the Trust Account the needed monthly amounts equal to the lesser of (x) $25,000 and (y) $0.05 for each share outstanding. Any such payments would be made in the form of a loan. The terms of the promissory note to be issued in connection with any such loans have not yet been negotiated. Consequently, such loans might not be made on the terms described in this prospectus. Our Sponsors, the Sponsor Related Parties and their affiliates or designees are not obligated to fund the trust account to extend the time for us to complete our initial business combination. If we are unable to consummate our initial business combination within the applicable time period, we will, promptly redeem the public shares for a pro rata portion of the funds held in the trust account and promptly following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the rights and warrants will be worthless.

Subsequent to the completion of our initial business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will surface all material issues that may be present inside a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the tender offer materials or proxy statement relating to the business combination contained an actionable material misstatement or material omission.

A provision of our warrant agreement may make it more difficult for us to consummate an initial business combination.

If (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsors or their affiliates, without taking into account any founder shares held by our sponsors or their affiliates, as applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day prior to the day on which we complete our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the newly issued price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the newly issued price. This may make it more difficult for us to consummate an initial business combination with a target business.

Our warrants are expected to be accounted for as a warrant liability and will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock or may make it more difficult for us to consummate an initial business combination.

We currently have warrants to purchase 6,900,000 shares of common stock presently outstanding. We expect to account for these as a warrant liability and will record at fair value upon issuance and any change in fair value each period will be reported in earnings as determined by us based upon a valuation report obtained from our third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock. In addition, potential targets may seek a special purpose acquisition company that does not have warrants that are accounted for as warrant liability, which may make it more difficult for us to consummate an initial business combination with a target business.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including, without limitation, restrictions on the nature of our investments, and restrictions on the issuance of our securities, each of which may make it difficult for us to complete our business combination. In addition, we may have imposed upon us burdensome requirements, including, without limitation, registration as an investment company; adoption of a specific form of corporate structure; and reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading in securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business will be to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor. We do not believe that our present anticipated principal activities will subject us to the Investment Company Act. The proceeds held in the trust account were previously invested in United States government treasury bills; however, the Company has since divested such investments and placed the funds in an interest-bearing demand deposit account. Because these funds are now held in a non-investment-bearing account and are not subject to investment in securities, believe wethe Company believes it will meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act.

The SEC staff has articulated a five-factor qualitative test, known as the Tonopah factors, to assess whether a company qualifies as an investment company. Applying these factors to the Company, we conclude that the Company is not an investment company for the following reasons:

●	1. Historical Development:Historical Development - the Company. was incorporated as a special purpose acquisition company with the intent to acquire and operate an active business. Since its formation, it has focused solely on identifying and executing a business combination, rather than investing in securities for returns.

●	2. Public Representations:Public Representations - The Company has never represented itself as an investment company or a company engaged in investing or holding securities. Further, all public disclosures, including its IPO prospectus and periodic SEC filings, clearly define its purpose as an acquisition vehicle.

●	3. Activities of Officers and Directors:Activities of Officers and Directors - The Company’s board and management team are focused on evaluating business combinations, negotiating transactions, and securing regulatory approvals—not managing an investment portfolio. The Company does not allocate resources or personnel toward investment activities.

●	4. Nature of Assets:4Nature of Assets - The only assets of the Company prior to the business combination are the funds held in the trust account, and cash equivalents as permitted under SEC rules. The Company has not engaged in securities trading, holding, or reinvestment strategies.

●	5. Sources of Income and Revenue:Sources of Income and Revenue - The Company’s only source of income is interest on its trust account, which is not indicative of an investment company. It does not generate revenue from securities trading or investment activities.

Following the business combination, we also analyzed whether the Target meets the definition of an investment company. It is our position that the Tonopah factors confirm that Target is an operating company, as follows:

●	Historical Development: - Target was founded as a development-stage company focused on cutting-edge technologies for defense and law enforcement applications.

●	Public Representations: - Target does not present itself as an investment company. All public disclosures emphasize its focus on military-grade technology development.

●	Activities of Officers and Directors: - Target’s leadership team is dedicated exclusively to operational business functions. No personnel are assigned to investment-related activities.

●	4. Nature of Assets:Nature of Assets - As of December 31, 2024, over 90% of Target’s total assets are cash, derived from its operational business. Only $10,000 (8.23% of total assets) represents AVAI shares, which were acquired for strategic, not investment, purposes.

●	Sources of Income and Revenue: - Target anticipates revenue from defense technology commercialization starting Q1 2025. Target does not generate significant income from investment activities.

Thus, Target does not meet the definition of an investment company under Section 3(a)(1)(C) of the 1940 Act.

Following the business combination, it is our belief that the combined company will not meet the definition of an investment company. The combined company’s focus will remain developing, commercializing, and expanding its defense and security technology offerings. The AVAI shares do not constitute a material portion of total assets. The Company’s business will be operational, not investment-oriented. Neither Bannix nor Target engaged in investment activities prior to the business combination.

Accordingly, it is our believe that the post-merger entity will qualify for the exclusion under Section 3(b)(1) of the 1940 Act and will not be subject to investment company regulation.

Given this analysis we do not believe the Company, Target or the post-merger entity meets the definition of an investment company under the 1940 Act. However, if we, the Company or the Target are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our business combination.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are an emerging growth company within the meaning of the Securities Act, and we intend to take advantage of certain exemptions from disclosure requirements available to emerging growth companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate our initial business combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2024. Only in the event we are deemed to be a large accelerated filer or an accelerated filer will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target company with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We have identified a material weakness in our internal control over financial reporting relating to our accounting for complex financial instruments and the failure to properly design the financial closing and reporting process to record, review and monitor compliance with generally accepted accounting principles for transactions on a timely basis as of December 31, 2024. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Regarding the restatement to the Form 10-K for the year ended December 31, 2021 and the Form 10-Q for the quarter ended March 31, 2022 (the “Restatements”), the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Public Warrants are indexed to the Company’s common stock. As a result, the Company should have classified the Public Warrants as a component of equity in its previously issued financial statements. Additionally, the Company evaluated the impacts of the transfer of shares to Anchor Investors and other investors. The transfer of shares to the Anchor Investors and other investors were valued as of the grant date and that value was allocated to the offering costs of the Company. Associated with the reclassification of the Public Warrants to equity and the valuation of the Anchor Investor and other investor shares, the allocation of offering costs was re-allocated. Additionally, we had a misstatement in our prepaid expense, income and franchise taxes and legal fees. As a result, the Company’s management, together with the Audit Committee, determined that the Restatements were to be filed.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. As a result of the above, as of December 31, 2024 we continue to have material weakness in our internal control over financial reporting.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

The SEC adopted final rules to regulate special purpose acquisition companies that may increase the Company’s costs and the time needed to complete the initial business combination.

With respect to the regulation of special purpose acquisition companies like the Company, the SEC adopted new rules on January 24, 2024 (the “SPAC Rules”) relating to, among other items, enhanced disclosures in business combination transactions involving special purpose acquisition companies and private operating companies; modified condensed financial statements requirements applicable to transactions involving shell companies; additional disclosure obligations and requirements for the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions; broadening the potential liability of certain participants in proposed business combination transactions; and discussing and providing guidance regarding the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act, including summarizing the SEC staff’s views on the facts and circumstances that are relevant to making a determination as to whether a special purpose acquisition company meets the definition of an “investment company” under the Investment Company Act. These SPAC Rules may materially adversely affect the Company’s ability to consummate the Business Combination, its activities prior to the consummation thereof, and may increase the costs and time related thereto.

In the adoption of the SPAC Rules, the SEC affirmatively chose not to adopt a quantitative, bright-line safe harbor that would provide certainty as to when a special purpose acquisition company’s pre-business combination activity would not result in the special purpose acquisition companies being treated as an investment company under the Investment Company Act. Instead, the SEC staff expressed its views regarding a five-factor qualitative test, known as the Tonopah factors, to be applied to the facts and circumstances of any special purpose acquisition company’s activities to determine whether or not the special purpose acquisition company is acting as an “investment company” under the Investment Company Act. Consequently, there remains uncertainty concerning the applicability of the investment Company Act to any particular special purpose acquisition company, as the interpretation and application of the Tonopah factors are subjective in nature. It is possible that a claim could be made that SPAC has been operating an unregistered investment company. This risk may be increased if SPAC continues to hold the funds in the Trust Account in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, rather than instructing the trustee to liquidate the securities in the Trust Account and hold the funds in the Trust Account in cash. See also “- If the Company is deemed to be an investment company under the Investment Company Act, the Company may be required to institute burdensome compliance requirements and the Company’s activities may be restricted, which may make it difficult to complete the Business Combination or force the Company to abandon its efforts to complete an initial business combination.”

Even if we consummate the Business Combination, there can be no assurance that the Warrants will be in the money at the time they become exercisable and they may expire worthless.

The exercise price for the outstanding Warrants will be $11.50 per share of VisionWave Common Stock. There can be no assurance that the Warrants will be in the money following the time they become exercisable and prior to their expiration and as such, the Warrants may expire worthless.

Each of our warrant agreement and rights agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants and holders of our rights, which could limit the ability of warrant holders and right holders to obtain a favorable judicial forum for disputes with our company.

Each of our warrant agreement and rights agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement or the rights agreement, as applicable, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement and the rights agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants or rights, as applicable, shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement or rights agreement, as applicable. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement or rights agreement, as applicable, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (for purposes of this subsection, a “foreign action”) in the name of any holder of our warrants or rights, as applicable, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (for purposes of this subsection, an “enforcement action”), and (y) having service of process made upon such warrant holder or right holder, as applicable in any such enforcement action by service upon such warrant holder’s counsel or right holder’s counsel, as applicable, in the foreign action as agent for such warrant holder or right holder, as applicable.

These choice-of-forum provisions may limit the ability of warrant holders and right holders to bring a claim in a judicial forum that such holders find favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find the choice-of-forum provision in our warrant agreement or rights agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may amend the terms of the rights and warrants in a manner that may be adverse to holders of the rights or public warrants with the approval by the holders of at least 65% of the then outstanding rights or public warrants, respectively.

Our rights will be issued in registered form under a rights agreement, and our warrants will be issued in registered form under a warrant agreement, each between Continental Stock Transfer & Trust Company, as rights or warrant agent as applicable, and us. Each of the rights agreement and the warrant agreement provides that the terms of the rights or warrants, as applicable, may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding rights or public warrants, as applicable, to make any change that adversely affects the interests of the registered holders of the rights or public warrants, as applicable. Accordingly, we may amend the terms of the rights or the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding rights or public warrants, as applicable, approve of such amendment. Although our ability to amend the terms of the rights or public warrants with the consent of at least 65% of the then holders of such securities is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Provisions in our amended and restated certificate of incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our amended and restated certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Provisions in our amended and restated certificate of incorporation and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Risks Related to Ownership of VisionWave’s Securities

VisionWave will qualify as an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act as of the closing of the Business Combination and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make VisionWave’s securities less attractive to investors and may make it more difficult to compare VisionWave’s performance to the performance of other public companies.

VisionWave will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the closing of the Business Combination. As such, VisionWave will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in VisionWave’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, VisionWave’s stockholders may not have access to certain information they may deem important. VisionWave will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of VisionWave Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in the Company’s IPO. We cannot predict whether investors will find VisionWave’s securities less attractive because it will rely on these exemptions. If some investors find VisionWave’s securities less attractive as a result of its reliance on these exemptions, the trading prices of VisionWave’s securities may be lower than they otherwise would be, there may be a less active trading market for VisionWave’s securities and the trading prices of VisionWave’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of VisionWave’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an emerging growth company, VisionWave may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find shares of VisionWave Common Stock less attractive because we will rely on these exemptions. If some investors find shares of VisionWave Common Stock less attractive as a result, there may be a less active market for shares of VisionWave Common Stock and the price of shares of VisionWave Common Stock may be more volatile.

Additionally, VisionWave will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect that VisionWave will remain a smaller reporting company until the last day of any fiscal year for so long as either (a) the market value of the VisionWave Common Stock held by non-affiliates does not equal or exceed $250 million as of the end of that year’s second quarter, or (b) VisionWave’s annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of the VisionWave Common Stock held by non-affiliates did not equal or exceed $700 million as of the end of that year’s second quarter. To the extent VisionWave takes advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

VisionWave’s stock price may be volatile and may decline regardless of its operating performance.

The market price of VisionWave Common Stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond VisionWave’s control, including, but not limited to:

●	actual or anticipated fluctuations in VisionWave’s revenue and results of operations;

●	any financial projections VisionWave may provide to the public in the future, any changes in these projections or its failure to meet these projections;

●	failure of securities analysts to initiate and maintain coverage of VisionWave, changes in financial estimates or ratings by any securities analysts who follow VisionWave or its failure to meet these estimates or the expectations of investors;

●	announcements by VisionWave or its competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	trading volume of VisionWave Common Stock;

●	the inclusion, exclusion or removal of VisionWave Common Stock from any indices;

●	changes in the VisionWave Board or management;

●	transactions in VisionWave Common Stock by directors, officers, affiliates and other major investors;

●	lawsuits threatened or filed against us;

●	changes in laws or regulations applicable to our business;

●	changes in VisionWave’s capital structure, such as future issuances of debt or equity securities;

●	short sales, hedging and other derivative transactions involving VisionWave’s capital stock;

●	general economic conditions in the United States and other markets in which Target operates;

●	pandemics or other public health crises, including, but not limited to, the COVID-19 pandemic (including additional variants);

●	other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

●	the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against VisionWave could result in substantial costs, divert management’s attention and resources and harm its business, financial condition and results of operations.

An active trading market for VisionWave Common Stock may not be sustained.

VisionWave Common Stock is expected to be listed on Nasdaq under the symbol  “VWAV” and to trade on that market. VisionWave cannot assure you that an active trading market for VisionWave Common Stock will be sustained due to lack of trading volume. Accordingly, VisionWave cannot assure you of the liquidity of any trading market, your ability to sell your shares of VisionWave Common Stock when desired or the prices that you may obtain for your shares. An inactive trading market may also impair VisionWave’s ability to attract and motivate employees through equity incentive awards and to acquire other companies, products or technologies by using shares of capital stock as consideration.

Future sales of shares by existing stockholders could cause VisionWave’s stock price to decline.

If VisionWave’s existing stockholders sell or indicate an intention to sell substantial amounts of VisionWave Common Stock in the public market, the trading price of the VisionWave Common Stock could decline. All the shares of VisionWave Common Stock subject to stock options outstanding and reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 no earlier than sixty days following VisionWave’s filing of the information required by Form 10 (the “Form 10 Information”) and such shares are eligible for sale in the public markets, subject to Rule 144 under the Securities Act (“Rule 144”) limitations applicable to affiliates. Pursuant to Rule 144, affiliates will be restricted from selling VisionWave Common Stock for a period of one year following the filing of Form 10 Information unless otherwise registered pursuant to an effective re-sale registration statement. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of the VisionWave Common Stock could decline.

Although the Sponsor and certain securityholders of Target will be subject to restrictions regarding the transfer of shares of VisionWave Common Stock held by them following the Business Combination, as described elsewhere in this proxy statement/prospectus, these shares may be sold after the expiration of their respective lock-ups. VisionWave intends to file one or more registration statements prior to or shortly after the closing of the Merger to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of VisionWave Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

VisionWave may issue additional shares of VisionWave Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

VisionWave’s issuance of additional shares of VisionWave Common Stock or other equity securities of equal or senior rank could, without limitation, have the following effects:

●	VisionWave’s existing stockholders’ proportionate ownership interest in VisionWave will decrease;

●	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

●	the relative voting strength of each previously outstanding share of VisionWave Common Stock may be diminished; and

●	the market price of shares of VisionWave Common Stock may decline.

If securities or industry analysts either do not publish research about VisionWave or publish inaccurate or unfavorable research about us, VisionWave’s business, or its market, or if they change their recommendations regarding VisionWave Common Stock adversely, the trading price or trading volume of the VisionWave Common Stock could decline.

The trading market for VisionWave Common Stock is influenced in part by the research and reports that securities or industry analysts may publish about VisionWave, its business, VisionWave’s market, or its competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade the VisionWave Common Stock, provide a more favorable recommendation about VisionWave’s competitors, or publish inaccurate or unfavorable research about its business, the trading price of the VisionWave Common Stock would likely decline. In addition, VisionWave currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results VisionWave actually achieves. Its stock price may decline if its actual results do not match the projections of these securities research analysts. While VisionWave expects research analyst coverage, if no analysts commence coverage of it, the trading price and volume for the VisionWave Common Stock could be adversely affected. If any analyst who may cover VisionWave were to cease coverage of VisionWave or fail to regularly publish reports on us, VisionWave could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of VisionWave Common Stock to decline.

VisionWave does not intend to pay dividends for the foreseeable future.

VisionWave currently intends to retain any future earnings to finance the operation and expansion of its business and VisionWave does not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of any revolving credit facility into which VisionWave or any of its subsidiaries enters may restrict its ability to pay dividends and any additional debt VisionWave or any of its subsidiaries may incur in the future may include similar restrictions. As a result, stockholders must rely on sales of their VisionWave Common Stock after price appreciation as the only way to realize any future gains on their investment.

We will incur increased costs and obligations as a result of being a public company, and VisionWave’s management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.

As a privately held company, Target has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that the VisionWave Board and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

After the completion of the Business Combination, VisionWave will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of Nasdaq. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of the board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our operations, business, financial condition or results of operations.

Target has identified a material weakness in its internal control over financial reporting. If Target is unable to remediate this material weakness, or if Target identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, Target may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Target and the market price of its common shares.

While Target and its independent registered public accounting firm did not and were not required to perform an audit of its internal control over financial reporting, in connection with the audit of its 2024 consolidated financial statements, Target identified control deficiencies in the design and operation of its internal control over financial reporting that constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected in a timely manner.

These control deficiencies could result in a misstatement of its accounts or disclosures that would result in a material misstatement of its financial results that would not be prevented or detected, and accordingly, it determined that these control deficiencies constitute a material weakness.

Target is working to remediate the material weakness and is taking steps to strengthen its internal control over financial reporting through the hiring of additional appropriately skilled finance and accounting personnel with the requisite technical knowledge and skills, which may be costly and time consuming. With additional skilled personnel, it is taking appropriate and reasonable steps to remediate this material weakness through the implementation of appropriate segregation of duties, formalization of accounting policies and controls and retention of appropriate expertise for complex accounting transactions. It will not be able to fully remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time.

Target cannot assure you that the measures it has taken to date and those it expects to take in the future will be sufficient to remediate the material weakness it identified or avoid the identification of additional material weaknesses in the future. If the steps it takes do not remediate the material weakness in a timely manner, there could continue to be a reasonable possibility that this material weakness or other control deficiencies could result in a material misstatement of its annual or interim financial statements that would not be prevented or detected on a timely basis, which could in turn cause the market price of its common shares to decline significantly and make raising capital more difficult. If it fails to remediate its material weakness, identify future material weaknesses in its internal control over financial reporting or fail to meet the demands that will be placed upon it as a public company, including the requirements of Sarbanes-Oxley, it may be unable to accurately report its financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of Sarbanes-Oxley could also potentially subject it to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and it is unable to remediate any such material weakness, its reputation, results of operations and financial condition could suffer.

Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect our business, including our ability to complete the Business Combination and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements, the Business Combination may be contingent on our ability to comply with certain laws and regulations and VisionWave is subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination and results of operations. In addition, those laws and regulations and their interpretation and application may change from time to time, including as a result of changes in economic, political, social and government policies and those changes could have a material adverse effect on our business, including our ability to complete the Business Combination and results of operations.

Our current structure may impact legal enforceability and make your ability to effect service of process more difficult.

We are a corporation existing under the laws of Delaware, however, several of our executives and directors are not residents of the United States. As a result, it may be difficult for you to effect service of process upon such persons to enforce against them judgments predicated upon civil liabilities provisions of the federal securities laws. It also may be difficult for you to enforce civil liabilities predicated upon such securities law in the actions brought in courts in jurisdictions outside of the United States.

THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to the Company Stockholders as part of a solicitation of proxies by the Company Board for use at the Special Meeting to be convened on [*], 2025 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to the Company Stockholders on or about [*], 2025 In addition, this proxy statement/prospectus constitutes a prospectus for VisionWave in connection with the issuance of VisionWave Common Stock to be delivered to Target Shareholders in connection with the Business Combination.

Date, Time and Place of the Special Meeting

The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at [*], New York City time, on [*], 2025, at [*], or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. the Company Stockholders may attend the Special Meeting online, vote, view the list of the Company Stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting [*].To participate in the virtual meeting, you will need a 12-digit control number assigned to you by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at [*] a.m., New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, there will be no physical location for the Company Stockholders to attend. Registering for the Special Meeting

Pre-registration at [*] is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by 11:59 p.m., New York City time, on [*]. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Common Stock:

●	If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to [*], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting, you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

●	Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Proposals

At the Special Meeting, the Company Stockholders will vote upon:

●	the Business Combination Proposal;

●	the Stock Issuance Proposal;

●	the Incentive Plan Proposal;

●	the Director Election Proposal; and

●	the Adjournment Proposal.

THE COMPANY BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE ADVISABLE.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Company has fixed the close of business on [*], 2025 as the “record date” for determining the Company Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on [*], 2025 there were 2,848,748 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share at the Special Meeting.

Quorum

A quorum of the Company Stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of shares of Common Stock are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required

The Business Combination Proposal

the Company Stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Business Combination. As of the date hereof, the Sponsor and the Company’s directors and officers collectively own approximately 16.67% of the total outstanding shares of Common Stock. Accordingly, approval of the Business Combination Proposal will not require the vote of any outstanding Public Shares currently held by the Public Stockholders in order for it to be approved, assuming all outstanding shares are voted on such.

The Business Combination Proposal is a condition to the presentation of the other proposals and is conditioned on the approval of the other condition precedent proposals.

The Stock Issuance Proposal

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and, accordingly, have no effect on the outcome of the proposal. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Stock Issuance Proposal.

The Stock Issuance Proposal is a condition precedent to the completion of the Business Combination and is conditioned on the approval of the other condition precedent proposals.

The Incentive Plan Proposal

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and, accordingly, have no effect on the outcome of the proposal. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Incentive Plan Proposal.

The Incentive Plan Proposal is a condition precedent to the completion of the Business Combination and is conditioned on the approval of the other condition precedent proposals.

The Director Election Proposal

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. If a valid quorum is otherwise established, the failure to vote and abstentions will have no effect on the vote for the director nominees. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Director Election Proposal for each of the director nominees.

The Director Election Proposal is conditioned on the approval of the condition precedent proposals.

Adjournment Proposal

If the chairman of the Special Meeting does not adjourn the Special Meeting, the Company Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any proposals by the Company Stockholders or if the Company determines that more time is necessary for the Company to consummate the Business Combination. The Sponsor and the Company’s directors and officers have agreed to vote their shares in favor of the Adjournment Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and, accordingly, have no effect on the outcome of the proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Proxy Solicitation; Voting Your Shares

Stockholders of Record

If you are a stockholder of record, you may vote by mail or at the Special Meeting. Each share of Common Stock that you own in your name entitles you to one vote on each of the proposals on which you are entitled to vote at the Special Meeting. Your one or more proxy cards show the number of shares of Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing and dating the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign, date and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted “FOR” the Business Combination Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the election of each of the director nominees to the VisionWave Board in the Director Election Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by the close of business, New York City time, on [*], 2025.

Voting at the Special Meeting. If you attend the Special Meeting, you may also submit your vote at the Special Meeting via the Special Meeting website at [*], 2025, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the Special Meeting.

Revoking Your Proxy

If you are a Company Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

●	timely delivering a written revocation letter to the Corporate Secretary of the Company;

●	signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

●	attending the Special Meeting and voting electronically by visiting the website established for that purpose at [*] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) the Company Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by the Company’s Officers and Directors

As of the record date, the Sponsor and the Company’s directors and officers had the right to vote [*] shares of Common Stock, representing [*] of the Common Stock then outstanding and entitled to vote at the meeting. The Sponsor and the Company’s directors and officers entered into letter agreements with us at the time of the IPO, pursuant to which they agreed to vote in favor of our initial business combination.

Redemption Rights

Public Stockholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any Public Stockholder may request redemption of their Public Shares for a per-share price, payable in cash, equal to sum of the aggregate amount then on deposit in the Trust Account plus $100,000 held in a restricted investment account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and the restricted investment account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on the Company), divided by the number of then issued and outstanding Public Shares. For illustrative purposes, based on the cash held in the Trust Account on December 31, 2024 of approximately $3,749,377, the estimated per share redemption price, would have been approximately $11.55 per Public Share. Based on the cash held in the Trust Account on February 12, 2025 the amount held in the restricted investment account on such date of $3,793,491, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $11.68 per Public Share. If a holder properly seeks redemption as described in this section and the Business Combination is approved and consummated, the holder will no longer own these shares following the Business Combination.

Pursuant to the Company’s Investment Management Trust Agreement with Continental Stock Transfer & Trust Company (the “Trustee”), dated as of September 10, 2021 (the “Trust Agreement”), as amended, upon a liquidation and termination of the Trust Account as a result of the Company failing to complete a Business Combination, the Company is authorized to withdrawal $100,000 of interest that may be released to the Company to pay dissolution expenses (the “Allowance”). On January 30, 2025, the Company assigned the Trustee $100,000 of the Allowance only in the event of a dissolution and termination of the Trust Account as a result of the Company failing to complete a Business Combination. The Trustee is authorized to offset $100,000 from the Trust Account interest against the Company’s outstanding invoice.

The Sponsor and the Company’s directors and officers will not have redemption rights with respect to any shares of Common Stock owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	(a) hold Public Shares; and

(ii)	prior to 5:00 p.m., New York City time, on [*] (which is two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Company’s transfer agent that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their Public Shares.

Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with the Company’s consent, until the Closing. Furthermore, if a holder of a Public Share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that the Company instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, the Company will promptly return any Public Shares previously delivered by holders.

For illustrative purposes, based on the cash held in the Trust Account on December 31, 2024 of approximately $3,749,377, the estimated per share redemption price, would have been approximately $11.55 per Public Share. Based on the cash held in the Trust Account on February 12, 2025 the amount held in the restricted investment account on such date of $3,793,491, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $11.68 per Public Share. Prior to exercising redemption rights, Public Stockholders should verify the market price of the Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. The per-share redemption amount payable from the Trust Account to the Company’s Public Stockholders in connection with a redemption will not be reduced by any Excise Tax imposed on the Company. The Company cannot assure its stockholders that they will be able to sell their Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem your Public Shares and deliver your Common Stock (either physically or electronically) to the transfer agent, in each case prior to 5:00 p.m., New York City time, on [*], 2025 (which is two business days prior to the scheduled vote at the Special Meeting), the deadline for submitting redemption requests and deliver a written request for redemption, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested and the Business Combination is approved and consummated.

Immediately following the Closing, VisionWave will pay Public Stockholders who properly exercised their redemption rights in respect of their Public Shares.

Appraisal Rights

Neither the Company Stockholders nor holders of the Warrants or Rights have appraisal rights in connection with the Business Combination under the DGCL.

Potential Purchases of Public Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the Sponsor and the Company’s directors and officers and/or any of their affiliates may purchase Public Shares and/or Public Warrants from investors who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares. The purpose of such share purchases and other transactions would be to decrease the number of redemptions of Public Shares. Any Public Shares purchased by the Sponsor and the Company’s directors and officers or their affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be approximately $11.68 per share. Any Public Shares so purchased would not be voted by the Sponsor and the Company’s directors and officers or their affiliates at the Special Meeting and would not be redeemable by the Sponsor and the Company’s directors and officers or their affiliates. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the payment of cash consideration or the transfer to such investors or holders of shares or rights owned by the Sponsor and the Company’s directors and officers for nominal value. See the risk factor entitled “Activities taken by the Sponsor and the Company’s directors and officers and/or their affiliates could influence the vote on the Business Combination Proposal, have a depressive effect on the shares of Common Stock and reduce the public “float” of the shares of VisionWave Common Stock” for additional information.

Costs of Solicitation

The Company will bear the cost of soliciting proxies from the Company Stockholders.

The Company will solicit proxies by mail. In addition, the directors, officers and employees of the Company may solicit proxies from the Company Stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Common Stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Common Stock and in obtaining voting instructions from those owners. The Company’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

The Company is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Company Board may recommend.

Attendance

Only the Company Stockholders on the record date or persons holding a written proxy for any stockholder or account of the Company as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. Please see “Registering for the Special Meeting” above for further details on how to register to attend the Special Meeting. If you hold your Common Stock in your name as a stockholder of record and you wish to attend the Special Meeting, please visit [*] and enter the control number found on your proxy card. If your Common Stock is held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, you may contact [*] by calling [*], or by emailing [*].

THE BUSINESS COMBINATION PROPOSAL

The Company Stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. All the Company Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

The Company may consummate the Business Combination only if all of the Proposals are approved by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.

Structure of the Business Combination

Pursuant to and in accordance with the terms set forth in the Merger Agreement, (a) Parent Merger Sub will merge with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave (other than the Parent Rights, which shall be automatically converted into shares of VisionWave), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave. The Mergers and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

Subject to a six-month extension the termination date by which the Company must consummate a business combination from September 14, 2024, the date that is 36 months from the closing date of the Company’s initial public offering of units, to March 14, 2025, the Business Combination is expected to close in the first quarter of 2025, subject to customary closing conditions the receipt of certain governmental approvals and the required approval by the stockholders of Bannix and Target. On February 21, 2025, Bannix filed and mailed a definitive proxy statement seeking to extend the date of closing the Business Combination up to three times by an additional one month each time to June 14, 2025. Bannix intends to hold the special meeting on March 7, 2025.

Consideration to Target Stockholders

Pursuant to and in accordance with the terms set forth in the Merger Agreement, at the Parent Merger Effective Time, (a) each share of Bannix common stock, par value $0.01 per share (“Bannix Common Stock”) outstanding immediately prior to the Parent Merger Effective Time that has not been redeemed, is not owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and is not a Dissenting Parent Share will automatically convert into one share of common stock, par value $0.01, of VisionWave (each, a share of “VisionWave Common Stock”), (b) each Bannix Warrant shall automatically convert into one warrant to purchase shares of VisionWave Common Stock (each, a “VisionWave Warrant”) on substantially the same terms and conditions; and (c) each Bannix Right will be automatically converted into the number of shares of VisionWave Common Stock that would have been received by the holder of such Bannix Right if it had been converted upon the consummation of a business combination in accordance with Bannix’s organizational documents.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (a) each share of issued and outstanding Target common stock, par value $0.0001 (“Target Common Stock”), shall be cancelled and converted into 4,041 shares of VisionWave Common Stock.

Background of the Business Combination

The Company is a blank check company incorporated on January 21, 2021, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of a broad search for a potential transaction using the network and investing and operating experience of the Company management team and the Company Board. The terms of the Merger Agreement were the result of extensive arm’s-length negotiations between representatives of the Company and Target. The following is a brief description and summary of the background to the Business Combination and related transactions that led to the signing of the Merger Agreement, including all material discussions and information related to the background and negotiation of the Business Combination, but it does not purport to catalogue every conversation and correspondence by and among the Company, Target and their respective representatives and advisors.

The Company entered its first agreement with respect to the business combination with Target on March 26, 2024, after Target was formally incorporated on March 20, 2024. Pursuant to the Business Combination Agreement, and subject to the satisfaction or waiver of certain conditions precedent, Bannix was to acquire all of the issued and outstanding share capital of Target from Target’s shareholders in exchange for the issuance of 3,000,000 shares of common stock of Bannix, representing an implied valuation of $30 million for Target (based on a $10 share price).

Subsequently, Bannix continued its due diligence, and on or around July 23, 2024, Bannix finalized internal assessments, based on input from the Target, estimating the enterprise’s worth to range between $113 million (minimum) and $138 million (maximum). On September 6, 2024, Bannix completed its internal analysis and entered into a Merger Agreement and Plan of Reorganization, where the consideration was updated to 11 million shares, reflecting an enterprise figure of approximately $110 million for Target, based on $10 per share.

The determination of Target’s $110 million enterprise value was based on a thorough assessment of its operational status, secured customer engagements, and technological advancements. Target is actively executing pilot programs with major global defense contractors, including a $216,150 live-fire testing trial in the United Arab Emirates, which began in Q4 2024 and is continuing into Q1 2025. Additionally, Target has ongoing negotiations with a large U.S.-based defense contractor, the Israeli Ministry of Defense, and participation in a U.S. Department of Homeland Security initiative for kinetic counter-UAS solutions. Target recently demonstrated its AI-powered swarm drone control system, capable of coordinating up to 255 drones, to a major defense company. Further strengthening its strategic positioning, Target’s technologies have been exclusively relied upon by a major U.S. defense contractor in its Response to Request for Solutions (RFS) for the Department of Defense Innovation Unit (DIU) Counter Unmanned Aircraft Systems - NEXT (Counter NEXT) initiative. This collaboration underscores Target’s unique market value and positions it as a key player in the rapidly growing counter-UAS defense sector. Bannix determined Target’s valuation using multiple methodologies, including a market multiple approach (benchmarking against over 15 publicly traded defense-tech companies), comparable transaction analysis (reviewing over 20 precedent M&A deals), discounted cash flow modeling, and early-stage defense-tech valuation techniques. These assessments accounted for Target’s secured defense pilots, technology readiness, and growing commercial demand, leading to Bannix establishing a final enterprise valuation of $110 million.

Initial Public Offering and Sponsor Loans

The Company’s original sponsors are Subash Menon and Sudeesh Yezhuvath (through their investment entity Bannix Management LLP), Suresh Yezhuvath (“Yezhuvath”) and Seema Rao (“Rao”). On October 20, 2022, pursuant to a Securities Purchase Agreement, Instant Fame LLC, a Nevada limited liability company (“Instant”), acquired an aggregate of 385,000 shares of common stock of the Company from Bannix Management LLP. As a result, Doug Davis and Roey Benjamin Schnapp are the Sponsors of the Company through their investment entity Instant (the “Sponsors”).

On September 14, 2021, we consummated our initial public offering (“IPO”) of 6,900,000 units at $10.00 per unit (the “Units”). The units sold included the full exercise of the underwriters’ over-allotment. Each Unit consists of one share of our common stock (the “Public Shares”), one redeemable warrant to purchase one share of our common stock at a price of $11.50 per share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our initial business combination.

Simultaneously with the closing of the IPO and the over-allotment, we consummated the issuance of 406,000 private placement units (the “Private Placement Units”) as follows: we sold 181,000 Private Placement Units the Anchor Investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 private placement units to our Former Sponsors in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consists of one share of our common stock, one redeemable warrant to purchase one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our Business Combination. Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating our Business Combination.

Upon the closing of the initial public offering on September 14, 2021, a total of $69,690,000 of the net proceeds from the IPO, the Over-Allotment and the Private Placement were deposited in a trust account established for the benefit of our public stockholders.

At December 31, 2024 and December 31, 2023, the Company owes Evie Autonomous LTD (“EVIE”) $1,003,995 and $974,015, respectively, and reports this as promissory notes. The Company’s unsecured notes payable to Evie Autonomous bear no interest and are repayable in full within four (4) months following the closing of the Business Combination. If the Company does not consummate an initial Business Combination by the Deadline Date, the notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. On December 13, 2022, the Company issued an unsecured promissory note in favor of Instant Fame, in the principal amount of $690,000. In March and April 2023, the Company issued additional unsecured promissory notes to Instant Fame for $75,000 for each promissory note. At December 31, 2024, there was $840,000 outstanding on these promissory notes. The promissory notes, expenses paid by related party, and advances from related affiliated parties are non-interest bearing and repayable no later than December 31, 2025. If a Business Combination is not consummated the promissory notes and advances from affiliated related parties will not be repaid and all amounts owed hereunder will be forgiven except to the extent that the Company has funds available to it outside of the Trust Account. On December 26, 2024, the Company entered into an agreement to defer payment of certain related party obligations for approximately $1,346,643. On February 4, 2025, the aggregate of deferred payments under this agreement has increased to $1,424,753. On January 19, 2025, Doug Davis, the CEO of the Company, agreed to defer $110,400 of compensation expense due him. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

The Extensions

The Company extended the deadline by which the Company must complete a business combination by three months, from December 14, 2022 to March 14, 2023. In order to fund the $690,000 deposit required to allow for such extension (“extension funds”), the Company has obtained a loan from Instant evidenced by a non-interest-bearing promissory note that is payable only upon the consummation of a business combination by the Company.

As approved by its stockholders at the Special Meeting of Stockholders of the Company held on March 8, 2023, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on March 9, 2023 (the “Extension Amendment”), to extend the date (the “Extension”) by which the Company must (1) complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving the Company and one or more businesses (an “initial business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem 100% of the Company’s common stock (“common stock”) included as part of the units sold in the Company’s initial public offering that was consummated on September 14, 2021 (the “IPO”), from March 14, 2023, and to allow the Company, without another stockholder vote, to further extend the date to consummate a business combination on a monthly basis up to twelve (12) times by an additional one (1) month each time after March 14, 2023 or later extended deadline date, by resolution of the Company’s board of directors (the “Board”), if requested by Instant, upon five days’ advance notice prior to the applicable deadline date, until March 14, 2024, or a total of up to twelve (12) months after March 14, 2023 (such date as extended, the “Deadline Date”), unless the closing of a business combination shall have occurred prior thereto.

As approved by its stockholders at the Annual Meeting of Stockholders of the Company held on March 8, 2024 (the “2024 Annual Meeting”), the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on March 8, 2024 (the “March 2024 Amendment”), to:

●

extend the date by which the Company must (1) complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving the Company and one or more businesses (“Business Combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such Business Combination, and (3) redeem 100% of the Company’s common stock included as part of the units sold in the Company’s initial public offering that was consummated on September 14, 2021, from March 14, 2024, as extended, and to allow the Company, without another stockholder vote, to further extend the date to consummate a Business Combination on a monthly basis up to six (6) times by an additional one (1) month each time after March 14, 2024 or later extended deadline date, by resolution of the Company’s Board of Directors, if requested by the Sponsor, Instant Fame, LLC, a Nevada limited liability company, upon five days’ advance notice prior to the applicable deadline date, until September 14, 2024, or a total of up to six (6) months after March 14, 2024, unless the closing of a business combination shall have occurred prior thereto (the “Extension Amendment”).

●	remove from the Amended and Restated Certificate of Incorporation the redemption limitation contained under Section 9.2(a) preventing the Company from closing a Business Combination if it would have less than $5,000,001 of net tangible assets in order to expand the methods that the Company may employ so as not to become subject to the “penny stock” rules of the United States Securities and Exchange Commission (the “NTA Amendment”).

On February 21, 2025 Bannix filed and mailed a definitive proxy statement seeking to extend the date of closing the Business Combination up to three times by an additional one month each time to June 14, 2025. Bannix intends to hold the special meeting on March 7, 2025.

Also, as previously disclosed, if an Extension is implemented, the sponsor of Bannix, Sponsor or its designees will deposit into the trust account, as a loan, the lesser of (x) $25,000 or (y) $0.05 per public share multiplied by the number of public shares outstanding (the “Contribution”), in connection with each Extension.

If Bannix does not consummate an initial business combination by the Deadline Date, the Notes issued to the Sponsor will be repaid only from funds held outside of the trust account or will be forfeited, eliminated or otherwise forgiven.

As of February 12, 2025, there was $3,793,491 available to be paid to the Company Stockholders exercising their right of redemption in connection with the proposed Business Combination (or approximately $11.68 per share of Common Stock that is subject to redemption), including the funds held in the Trust Account and the funds held in the restricted investment account.

Negotiation Process with Potential Acquisition Targets

Prior to the consummation of the IPO, neither the Company, nor any person authorized on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving the Company, on the one hand, and any prospective target, on the other hand.

After the IPO, members of the Company’s management commenced an active search for prospective businesses or assets to acquire in an initial business combination. They reviewed internally generated ideas, inbound solicitations, and investment bank referrals, collectively comprising over 33 business acquisition targets and related assets, and contacted, or were contacted by over 12 individuals and entities with respect to potential business combination opportunities. As part of this process, representatives of the Company considered and evaluated over 50 potential acquisition targets in a wide variety of industry sectors and engaged in discussions with owners or management team members or advisors of over two dozen such potential targets.

While the Company could pursue an initial business combination in any industry, the Company sought to focus its efforts on businesses that would leverage its management team’s experience acquiring and operating businesses that are involved in customer engagement sector of telecommunications, retail and financial services. The Company sought to focus on the significant opportunities it believed would result from the ongoing transformation of the energy ecosystem and the macro trends related to electrification and decarbonization. Specifically, the Company believes that select companies will present opportunities stemming from these vast capital flows, and the best of these companies will provide exceptional high-growth investment opportunities. In evaluating prospective target businesses, the Company considered the following general criteria and guidelines, among other considerations:

●	companies with large addressable markets;

●	companies with proven technology or business models;

●	companies with a clear path to profitability;

●	companies with a defensible market position;

●	companies with a strong management team;

●	companies which would benefit uniquely from the Company’s capabilities;

●	deals sourced through the Company’s proprietary channels;

●	companies with an attractive financial profile;

●	companies with the potential to grow organically or through additional acquisitions;

●	companies with sustainability focused operations; and

●	companies which will benefit from access to public markets.

The identification of Target was the result of an extensive search for a potential transaction utilizing the Company management’s relationships with management teams of public and private companies, investment professionals at private equity firms, family offices and other financial sponsors, owners of private businesses, investment bankers, consultants and attorneys.

On April 17, 2023, the Company entered into a binding letter of intent (the “Letter of Intent”) with Evie Autonomous Ltd. (“Evie Autonomous”), and on May 8, 2023, Evie Autonomous Group Ltd (“Evie Group”) became a successor entity for the proposed Business Combination. On June 23, 2023, the Company, Evie Group, and the shareholder of the Evie Group (“Evie Group Shareholder”), entered into a Business Combination Agreement (the “EVIE Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the EVIE Agreement, the following transactions will occur: the acquisition by Bannix of all of the issued and outstanding share capital of Evie Group from the Evie Group Shareholder in exchange for the issuance of eighty-five million new shares of common stock of Bannix pursuant to which Evie Group will become a direct wholly owned subsidiary of Bannix (collectively, the “EVIE Transactions”).

On August 8, 2023, the Company entered into a Patent Purchase Agreement (“PPA”) with GBT Tokenize Corp. (“Tokenize”), which is 50% owned by GBT Technologies Corp. (“GBT”), where GBT provided its consent, to acquire the entire right, title, and interest of the Patents. The closing date of the PPA was set to be immediately following the closing of the EVIE Agreement. On March 11, 2024, Bannix sent EVIE and the shareholder of EVIE a notice providing that the EVIE Agreement has been terminated (“BNIX EVIE Termination Letter”). As the PPA was contingent upon Bannix closing the acquisition of EVIE and due to the BNIX EVIE Termination Letter, on March 19, 2024, Bannix and Tokenize agreed to terminate the PPA which was consented to by GBT. After negotiations with Target had commenced, Bannix introduced Tokenize to Target with the goal of incorporating the GBT Tokenize technology with Target. Except for the introduction of Tokenize to Target by Bannix, the agreement between Target and GBT Tokenize was completely independent of the terminated EVIE relationship. Effective as of March 20, 2024, Tokenize and the Target entered into a Patent Purchase Agreement pursuant to which Target acquired from Tokenize the entire right, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects. Each of the parties believes that the above transactions were considered arms-length transactions as there were no common directors, officers, or shareholders between Tokenize, Bannix, or Target, GBT which held a 50% ownership stake in Tokenize, had no direct or indirect control over Bannix or Target and prior related party relationships between the parties had been terminated prior to the agreements. Specifically, Douglas Davis, CEO of Bannix, served as a consultant to GBT until March 31, 2023, when he terminated his consulting agreement. Accordingly, Mr. Davis’ former role with GBT did not influence the arm length nature of the transaction as he had resigned from GBT prior the August 2023 PPA between Tokenize and Bannix and prior to the subsequent patent purchase between Tokenize and Target in March 2024. Further, Dr. Rittman, CTO of GBT was engaged as a consultant to Target following the closing of the patent acquisition by Target. As such, the engagement of Dr. Rittman did not negatively influence the nature of the arms-length transaction.

On March 26, 2024, Bannix, , Target, and the shareholders of Target (the “Target Shareholders”), entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, Bannix would have acquired all of the issued and outstanding share capital of Target from the Target Shareholders in exchange for the issuance of 3,000,000 shares of common stock of Bannix, pursuant to which Target would have become a direct wholly owned subsidiary of Bannix and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein. On September 6, 2024, the parties entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Bannix, VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VisionWave”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave, and Target. The Merger Agreement, which amended and restated the Business Combination Agreement, and the transactions contemplated thereby were approved by the boards of directors of each of Bannix, VisionWave, Parent Merger Sub, Company Merger Sub, and Target. As a result of the closing of the Merger, VisionWave will issue 11,000,000 shares of common stock to the Target Shareholders and one share of common stock to the shareholders of Bannix for each share of common stock of Bannix that is not redeemed.

Negotiation Process with Target

Target Founder, which was followed with a call between Mr. Attia and Mr. Davis, CEO of Bannix. However, prior to this formal introduction to Noam Kenig, CEO of Target, met multiple times with Yossi Attia, the founder of Target. Mr. Attia detailed the overall vision he had for Target, discussed Noam Kenig’s leadership, and thoroughly explained the opportunities that lay ahead for Target. On January 19, 2024, all parties, including Mr. Davis, Mr. Attia and Mr. Kenig held a conference call to discuss a potential transaction. On February 19, 2024, Mr. Davis and Mr. Kenig met in person. During the month of February 2024, there were multiple calls and email communication between representatives of Bannix and Target. On March 5, 2024, there were various calls and emails between Mr. Davis and Target to discuss various business opportunities under development by Target. From March 7 through March 26, 2024, Mr. Davis was in constant contact with Mr. Kenig and Mr. Attia regarding the development of Target’s business and the proposed business combination. On March 12, 2024, a call was held with representatives of both Target and Bannix to discuss specific terms of the proposed business combination. On March 18, 2024, a call was held with representatives of both Target and Bannix to discuss the intellectual property of the Target. From March 22 through March 25, 2024, the parties had multiple calls and exchange multiple emails to finalize the terms of the proposed business combination. Bannix was not involved in the formation of the Target. The two entities operated independently prior to the initial contact, and we do not believe there are any conflicts of interest between the parties.

Mr. Davis, CEO for Bannix, disclosed during these discussions that he has known Mr. Attia for at least five years, though we had not previously conducted direct business together. In the past, Mr. Davis served as the CEO of a company that was a borrower from him, and during that time, the parties maintained a very good business relationship. The mutual respect and shared goals provided a solid foundation for these early talks about Target.

Before Mr. Davis was formally introduced to Target and Noam Kenig, Mr. Davis had met with Yossi Attia at least five times. These meetings were essential for gaining a comprehensive understanding of the strategic direction of Target, as well as its potential for future success.

Subsequently, the discussions progressed between February and March 2024, with several phone calls culminating in the signature of the Business Combination Agreement (BCA) on March 26, 2024.

Following the BCA, there were continued meetings, including a pivotal one on April 14 and 15, 2024, at a potential customer’s facility in Santa Barbara, California, where both parties explored business opportunities with a potential customer. Communication continued intensively between March 28 and the present, involving 22 emails, 100+ text messages, 25 phone calls, and 12 web meetings (e.g., Zoom). Additionally, hundreds of emails were exchanged with third-party service providers regarding financial audits, business development, NASDAQ listing requirements, and SEC filings.

o	Bannix did not formally introduce Tokenize to Target or its affiliates. Yossi Attia, the founder of Target, had prior knowledge of Tokenize’s technology through his professional acquaintance with Tokenize’s CEO, Michael D. Murray, spanning several years.

o	Bannix’s previous transaction with Tokenize, related to the EVIE transaction, which was later terminated, was publicly disclosed by Bannix. Mr. Attia was aware of the technology offering provided by Tokenize and elected to pursue Tokenize on behalf of Target.

o	Mr. Attia’s engagement with Tokenize was independent of Bannix, and no formal introduction or facilitation was initiated by Bannix.

Target’s Operations, Products, and Technology (Excluding Tokenize Patents):

Since its formation on March 20, 2024, Target has focused on the development, testing, and commercialization of innovative technologies tailored to defense, surveillance, and homeland security needs. Target’s activities have centered on technology readiness and real-time 3D simulated demonstrations based on the extensive prior experience of its key personnel. While Target has not incurred any costs related to product development or readiness prior to October 20, 2024, the technological foundations and readiness stem from proprietary expertise and pre-existing development by key personnel.

When Target describes its products as "ready for deployment," it refers to the technological capability to manufacture and deliver these products upon customer orders. Readiness does not imply existing inventory but instead reflects the ability to integrate technologies into customized solutions. Client-specific customizations (e.g., drone configurations, colors, or payload adaptations) are addressed through Non-Refundable Engineering (NRE) efforts post-order. As a result, no development costs were accrued before October 20, 2024, when pilot orders and productions commenced.

Timeline of Development, Testing, and Demonstration

The following table provides a timeline for the development, testing, and anticipated commercialization of Target’s core technologies:

Product	Technology Status	Testing & Demonstrations	Commercial Deployment
Counter-Drone Interceptor	Fully developed (Gen v3.0)	Pilot testing ongoing as of Q4 2024	Expected Q1 2025
Illumination Drone	Fully developed (Gen v3.0)	Pilot testing ongoing as of Q4 2024	Expected Q1 2025
Hybrid eVTOL UAS	Advanced development	Pilot testing to begin Q3 2025	Expected Q4 2025
Event-Based Aerial Detection	Operational prototype	Demonstrations: Dec 2024–Jan 2025	Expected Q1 2025
Vision-RF Imaging	Functional proof-of-concept	Demonstrations ongoing as of Q4 2024	Commercialization: Q3 2025
High-Resolution Radar Sensor	Fully developed	Integrated into pilot programs	Expected Q1 2025
Remote Weapon Station (RWS)	Fully developed	Demonstrations ongoing as of Q4 2024	Expected Q1 2025

Target’s technological foundation is derived from acquired intellectual property and pre-existing AI-driven defense systems, rather than newly developed R&D. The Company acquired technology from Tokenize, valued at $30 million, eliminating the need for additional development expenses. Much of Target’s existing technology was initially developed by GBT’s CTO, Danny Rittman, in 2016 and was continuously enhanced over the years. Upon entering into agreements with Tokenize, this technology was made available to Target, allowing it to focus on commercialization rather than new development. Target’s key personnel leveraged their expertise to integrate, test, and demonstrate these technologies to potential defense customers. The first commercial pilot programs commenced in Q4 2024, marking the transition from proof-of-concept to operational deployment

Accounting Policy and Future Cost Trends

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Costs Prior to September 30, 2024:
Target did not incur any costs associated with product development or readiness before October 20, 2024. Activities that represent readiness and testing prior to this date were real-time 3D simulated demonstrations and based on key personnel’s expertise and prior experience. All related costs will be reflected in financial statements from Q4 2024 onward.

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Future Costs:
Target anticipates costs associated with NRE and product customizations to scale with client orders. However, due to the modular and adaptable nature of its technology, significant cost increases in future periods are not expected.

The acquisition of Tokenize’s intellectual property has enhanced Target’s capabilities:

(1)	Improving the functionality of Target’s Vision-RF Imaging Technology and other systems.

(2)	the acquired IP enables standalone solutions, such as RF-based detection systems that could surpass traditional RADAR technologies.

(3)	Tokenize’s technology has increased the speed and scalability of Target’s systems, while also enabling future proprietary solutions.

While Target does not rely solely on Tokenize’s patents, the technology provides a critical enhancement to its operational capabilities and market potential.

Bannix was not involved in the formation of Target. Target was established independently by Stanley Hills, which is wholly owned by Anat Attia and managed by Yossi Attia.

Bannix’s first non-formal engagement with Target Founder occurred on January 10, 2024, when representatives of Bannix were introduced to Mr. Attia. This introduction had no influence on its formation.

On August 8, 2023, Bannix entered into a Patent Acquisition Agreement with GBT Tokenize as part of a proposed transaction involving EVIE Autonomous Group (“EVIE”). The EVIE transaction was subsequently terminated, which led to the termination of the related patent acquisition agreement.

Following this, Target independently pursued and finalized its acquisition of the GBT Tokenize technology in a completely separate transaction. This subsequent transaction was independent of the prior EVIE arrangement.

The decision by Target to acquire the patents was based on its own strategic evaluation and operational requirements, independent of Bannix.

GBT Tokenize, although a subsidiary of GBT Technologies (50% owned), operates independently and is managed exclusively by Michael Murray, who resigned as president of GBT to focus entirely on managing GBT Tokenize.

GBT Technologies itself is managed by Mansour Khatib, who has no involvement in the day-to-day operations of GBT Tokenize.

While GBT may have other ventures or collaborations, GBT Tokenize focuses solely on developing and monetizing its intellectual property.

Target was incorporated by Stanley Hills, a private company owned by Anat Attia and managed by her spouse, Yossi Attia.

Bannix is managed by its sponsor, led by Doug Davis, and has no direct or indirect relationship with Stanley Hills, Target, or their management.

Mr. Yossi Attia has known Tokenize and its CEO, Michael D. Murray, for several years. This relationship predates Bannix’s existence and any transactions involving the company.

Target had not commenced operations during the initial discussions regarding the acquisition of Tokenize’s technology. However, the incorporation and strategic vision for Target were independently initiated by Stanley Hills without any involvement from Bannix.

While Bannix’s prior public filings regarding the EVIE transaction may have indirectly reminded Mr. Attia of Tokenize’s technology, there was no formal introduction or facilitation by Bannix.

There were no conflicts of interest between the parties involved in the transactions. Bannix and Target operated independently at the time of negotiations. There were no overlapping directors, officers, or shareholders between GBT Tokenize, Bannix, and Target. Doug Davis, the CEO of Bannix, terminated his consulting agreement with GBT Technologies on March 31, 2023, ensuring no affiliation at the time of the patent acquisition. Following the patent acquisition, Target engaged Dr. Danny Rittman, CTO of GBT, as a consultant for Target. This engagement was unrelated to Bannix.

Target’s marketing and business development efforts between March 20, 2024, and October 20, 2024, were conducted exclusively by its CEO, who was not compensated during this period. Target did not engage in traditional marketing campaigns or incur costs related to business development. Instead, it relied on direct industry relationships to secure engagements with major U.S. and international defense firms. The July 25, 2024, Memorandum of Agreement with a leading U.S. defense contractor resulted from direct negotiations and demonstrations led by Target’s key personnel. Given that the CEO was working without compensation, no associated business development costs were recorded in the financial statements.

The Company Board’s Reasons for the Approval of the Business Combination

The decision to move forward with Target was initiated through a friendly referral, which set a positive tone for early conversations. One of the key attractions of Target was its positioning in a rapidly growing market, driven by the global demand for unmanned countermeasure systems designed for warfare, specifically in the area of drone and weapon platforms. This market expansion was a major factor for the Company’s Board to pursue the business combination.

The addressable market for Target’s technology is vast and global, presenting significant revenue opportunities. Notably, The Company Board’s decision to proceed with the Business Combination was based on the track record and relationships of Target's key personnel, rather than Target’s existing operations. Specifically, the key personnel of Target had spent substantial time fostering a relationship with a leading U.S. defense contractor and cultivating a robust potential pipeline of customer opportunities. Said relationship successfully achieved a memorandum of agreement with said third party. These relationships and the personnel’s track record of success in the defense and technology sectors significantly influenced the Board’s decision-making process. The Board, in evaluating the acquisition of Target considered the following:

●	Structure of the Transaction – the acquisition was structured to close solely utilizing equity as the sole form of consideration, with no cash being utilized in the transaction. This strategic decision allows Bannix to preserve its cash resources, which can be allocated to other critical operational needs, such as paying outstanding payables and supporting future growth initiatives.

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Preservation of Ownership and Control - The transaction structure ensures that Target’s shareholders retain significant ownership post-transaction and in turn are adequately incentivized, with a combined voting power of 56.7%. This structure aligns the interests of the Target’s existing shareholders with Bannix’s public investors, promoting long-term value creation and shared growth.

●	Strategic Alignment - The Board pursued a structure and timing of the transaction to strategically aligned to capitalize on the synergies between Bannix and the Target. The Board believed that Target’s advanced technological solutions in the defense sector align seamlessly with Bannix’s goal of creating value through innovative technology investments. The Bannix board believed that this alignment enhances Target’s ability to scale operations and execute its business strategy effectively.

●	Timing of the Transaction – The Board believed that the transaction’s timing was strategically aligned with Target’s operational readiness and growth potential. By entering the public market at this stage, the Board believed that Target can leverage its potential revenue growth prospects and capitalize on its strategic contracts. The timing was influenced by favorable market conditions, where investor interest in defense technology and government contract-backed companies remains high which, the Board believed provided an optimal environment for Target’s public market debut.

The Board also recognized its own potential to add value to Target. Mr. Eric T. Shuss, an expert in robotics, brings deep technical knowledge that can greatly contribute to the development and deployment of VisionWave’s technologies. Mr. Ned L. Siegel, a former U.S. Ambassador to the Bahamas, has extensive international contacts that can open up critical business development opportunities for Target across global markets. Craig Marshak, with his banking expertise, can assist in raising capital, while Doug Davis, with his strong management skills, has the ability to steer the company to higher levels of operational success.

Bannix’s Board and management conducted significant due diligence on Target, including but not limited to:

(1)	Leveraging prior knowledge of Tokenize’s IP from a potential earlier transaction.
(2)	Reviewing and analyzing the patents acquired by Target.
(3)	Engaging a third-party advisor for a fairness opinion and participating in detailed evaluation meetings.
(4)	Attending multiple in-depth presentations on Target’s products.
(5)	Participating in working meetings with Leonardo DRS representatives and interviewing other potential clients.
(6)	Reviewing Target’s technical documentation, including blueprints, algorithms, and product designs.
This rigorous due diligence process provided the Board with confidence in Target’s technological capabilities and strategic potential.
(7)	the track records of Target’s key personnel, not the entity itself, as Target was incorporated in March 2024 and has not yet generated revenues

Target’s Reasons for the Business Combination

Target identified several strategic advantages in becoming a public company, particularly through a SPAC transaction. Given the rapidly growing global demand for advanced unmanned countermeasure systems and other defense-related technologies, access to public capital markets provides a critical pathway for scaling operations and meeting market demand.

1. Access to Capital for Expansion and Innovation

As a startup in the highly competitive Defense and Drones (D&D) sector, Target requires significant capital to continue developing cutting-edge technology, expand its R&D efforts, and meet increasing customer demand. Public markets, particularly through a SPAC, offer immediate access to capital that would otherwise be difficult to obtain from traditional private financing sources. The infusion of funds will allow Target to accelerate hiring, build the necessary infrastructure, and invest in critical technology development, ensuring it stays ahead of competitors in the race for military and defense contracts.

2. Speed and Certainty of SPAC Transactions

Compared to a traditional Initial Public Offering (IPO), a SPAC offers a faster and more certain route to becoming a public company. This timing is crucial in a dynamic and rapidly evolving sector like D&D, where new technologies, such as autonomous drones and next-gen defense systems, are constantly being deployed. The quick timeline of a SPAC allows Target to capitalize on current market conditions and position itself to meet the growing global demand for its technologies.

3. Strategic Partnerships and Market Validation

Becoming a publicly traded entity provides enhanced credibility and visibility, particularly in the defense industry, where long-term contracts with government entities, large defense contractors, and international clients are common. Public status offers Target increased transparency, helping to attract more customers, partners, and investors who view publicly traded companies as more stable and reliable. Additionally, a SPAC business combination provides the added benefit of partnering with seasoned sponsor who often bring extensive industry connections, strategic relationships, and operational expertise to the table. In this case, SPAC management’s experience in technology sales, both in military and commercial applications, aligns perfectly with Target’s growth plans.

4. Leveraging Favorable Market Sentiment for the Defense Industry

The defense industry is experiencing robust growth, particularly in areas related to unmanned aerial systems, counter-drone measures, and autonomous weapons platforms. Market sentiment around defense technologies has been favorable, driven by global geopolitical tensions, increased defense budgets, and the evolving nature of modern warfare. By going public, Target can take advantage of these trends and raise capital while market conditions are supportive. In particular, the visibility gained through a public listing enhances investor confidence and creates opportunities for larger institutional investments, providing additional financial backing for future growth.

5. Enhanced Liquidity and Access to New Investor Base

One of the key drivers for Target’s decision to pursue a public listing is the enhanced liquidity a public market provides. Access to a broader investor base, including institutional and retail investors, allows the company to raise additional funds more easily and explore secondary offerings as needed. This liquidity also creates opportunities for existing stakeholders, such as early investors and key executives, to realize returns on their investments over time, while also attracting new international investors who are looking to invest in innovative and disruptive technologies.

6. Opportunity for Mergers and Acquisitions (M&A)

Being a publicly traded company enhances Target’s ability to pursue strategic mergers and acquisitions. The additional capital and equity currency provided by the public listing can be leveraged to acquire complementary technologies, businesses, or intellectual property that will further strengthen Target’s position in the defense sector. Moreover, a public listing signals to potential acquisition targets that Target is financially strong and well-positioned for growth, making it a more attractive partner for future M&A activities.

7. Ability to Recruit and Retain Top Talent

In the D&D industry, where competition for top engineering and technical talent is fierce, being a public company offers Target an important advantage in recruiting and retaining key personnel. The ability to offer stock options and equity-based compensation packages to employees makes Target more competitive when attracting talent from both defense and technology sectors. This form of long-term incentive aligns employees’ interests with the company’s success, fostering a culture of innovation and commitment to achieving the company’s strategic goals.

8. Global Expansion and Credibility with International Clients

Target’s vision includes a global expansion strategy, aiming to serve defense and security customers across various international markets. Being listed on NASDAQ provides Target with heightened credibility in these global markets, particularly when negotiating contracts with governments and large defense organizations. A public listing also enhances Target’s ability to secure international business development opportunities, as international clients tend to favor publicly traded companies due to their increased transparency, regulatory oversight, and perceived stability.

9. SPAC-Specific Advantages for Strategic Guidance and Network Access

In addition to the capital and speed offered by a SPAC transaction, Target values the strategic guidance and network access provided by the Sponsor and Other Insiders. The SPAC team typically consists of experienced professionals with deep connections in the defense, technology, and capital markets sectors. This expertise is expected to benefit Target not only in its initial growth phase but also in navigating regulatory hurdles, securing large contracts, and executing strategic partnerships in the defense and technology ecosystems.

10. Market Opportunities Beyond Defense

While Target’s primary focus is on defense applications, it also recognizes potential market opportunities for its technologies in adjacent sectors such as homeland security, critical infrastructure protection, and commercial drone management. A public listing allows the company to tap into these broader markets by enhancing its visibility and credibility across different industries, attracting partners and customers who require similar solutions for non-defense applications.

11. Capitalizing on High Valuations in Defense SPACs

SPAC transactions targeting defense and emerging technologies have garnered high valuations in recent years, as investors are eager to gain exposure to sectors seen as critical to national security and future warfare capabilities. By going public via a SPAC, Target benefits from this trend, allowing it to maximize its valuation in a favorable market environment. The use of a SPAC structure also allows for more flexibility in structuring the deal to align with shareholder interests, such as offering earn-outs or performance-based incentives.

Satisfaction of 80% Test

It is a requirement under the Existing Charter that any business acquired by the Company have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Target generally used to approve the transaction, the Company Board determined that this requirement was met. The Company Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and advisable for the Company and appropriately reflected Target’s value. In reaching this determination, the Company Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Target’s potential for future growth in revenue and profits. The Company Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Target met this requirement.

Interests of the Sponsor and the Company’s Directors and Officers in the Business Combination

When you consider how to vote with respect to the approval of the Business Combination Proposal and whether you should exercise your redemption rights with respect to Public Shares, you should keep in mind that the Sponsor and the Company’s directors and officers have interests in such proposal that are different from, or in addition to those of Public Stockholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:

Interests of Target’s Directors and Officers in the Business Combination

When you consider voting in favor of approval of the Business Combination Proposal, you should keep in mind that the Target Insiders have interests in such proposal that are different from, or in addition to Public Stockholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:

●	Target’s executive officers are expected to become executive officers of VisionWave upon consummation of the Business Combination. Specifically, the following individuals who are currently executive officers of Target will become officers of VisionWave upon the consummation of the Business Combination, service in the offices set forth opposite their names:

Executive Officer Name	Office
Noam Kenig	CEO, Director
Yossi Attia	COO, Director

●	Certain executive officers may enter into employment arrangements that become effective in connection with the Business Combination and which may provide for payment of certain bonuses and salaries conditional upon Closing.

●	Upon Closing, subject to the terms and conditions of the Merger Agreement, the Target Insiders and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to consummating an initial business combination. Such reimbursement may not be paid if the Closing does not occur.

●	Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, Target Insiders may receive grants of stock options and restricted stock units under the 2024 Equity Plan.

●	Certain members of the Target Board are expected to continue to serve as members of the VisionWave Board following the Business Combination. Specifically, Noam Kenig and Yossi Attia

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transaction contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent the Company’s good faith estimate of such amounts assuming at closing (all numbers in millions).

Assuming no further redemptions — in millions

Sources		Uses
Cash from Trust	$3.79	Working Capital	$3.59
		Fees and Expenses	$0.20

Total	$3.79	Total Uses	$3.79

Assuming maximum redemptions — in millions

Sources		Uses
Cash from Sponsor	$0.20	Fees and Expenses	$0.20

Total	$0.20	Total Uses	$0.20

VisionWave intends to use the cash on its balance sheet after the Closing to pay the transaction expenses, which are currently estimated to be $0.2 million in total, less transaction expenses paid before Closing. See the section in this proxy statement/prospectus entitled “Questions and Answers About the Business Combination and the Special Meeting - Q: What will VisionWave’s liquidity position be following the Closing?” for additional information.

Stock Exchange Listing

The Company’s Common Stock, Public Warrants and Rights are publicly traded on Nasdaq under the symbols “BNIX,” “BNIXW” and “BNIXR,” respectively. The Company intends to apply to list the Common Stock and Public Warrants on Nasdaq under the symbols “[*]” and “[*],” respectively, upon the Closing. It is a condition to the consummation of the Business Combination that the shares of VisionWave Common Stock to be issued in the Business Combination be approved for listing on Nasdaq, subject only to the receipt of official notice of issuance thereof, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

Material U.S. Federal Income Tax Considerations

For the U.S. federal income tax considerations of the exercise of redemption rights with respect to the Public Shares, please see “U.S. Federal Income Tax Considerations.” The tax consequences of the foregoing to any particular the Company Stockholder will depend on that the Company Stockholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you of the exercise of redemption rights with respect to the Public Shares.

Accounting Treatment

We expect the Business Combination to be accounted for as a reverse recapitalization with the Company. Under this method of accounting, the Company is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Target with the acquisition being treated as the equivalent of Target issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of Target will be stated at historical cost, with no goodwill or other intangible assets being recorded. Subsequent to the Business Combination, the historical financial results presented for VisionWave will be those of Target.

The expectation that Target is the accounting acquirer is based on evaluation of the following facts and circumstances:

●	Target stockholders will have majority of the voting power under both the no redemption and maximum redemption scenarios described below;

●	Target will appoint the majority of the board of directors of the combined entity;

●	Target’s existing management will comprise the management of the combined entity;

●	Target’s operations will comprise the ongoing operations of the combined entity;

●	Target is the larger entity based on historical revenues and business operations; and

●	the combined entity will assume Target’s name and will assume Target’s headquarters.

While Target has not yet generated revenues as of the date hereof, it has undertaken substantial operational activities that establish it as the larger entity when compared to Bannix based on business operations. Target is currently engaged in multiple pilot programs with major defense contractors, including a live-fire testing trial in the United Arab Emirates valued at $216,150, which began in Q4 2024 and is continuing into Q1 2025, and a demonstration with a leading U.S.-based defense contractor that also began in Q4 2024 and is continuing into Q1 2025. These pilots, along with proposals submitted to U.S. military procurement programs, provide a strong indication that Target is transitioning towards revenue generation. For now, Target’s seven innovative products across three distinct categories have reached technology readiness levels suitable for commercial deployment. These products are currently undergoing final testing, optimization, and validation with customers before moving into full-scale manufacturing and deployment, upon receiving purchase orders. Given its ongoing business activities, technological advancements, and market positioning, Bannix considers Target to be the larger entity in terms of business operations and views these pilots as a proof-of-concept milestone demonstrating its commercialization potential.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Business Combination is conditioned upon the approval of condition precedent proposals, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor and the Company’s directors and officers have agreed to vote all the Company shares owned by them in favor of the Business Combination Proposal.

THE MERGER AGREEMENT

The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and, in its entirety, as it is the legal document governing the Business Combination.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations, warranties and covenants by the Company and Target. The representations, warranties and covenants made in the Merger Agreement by the Company and Target were qualified and subject to important limitations agreed to by the Company and Target in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that Target delivered in connection with the Merger Agreement (which disclosure letters are not filed with the SEC as part of the Merger Agreement) and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of the Company or Target, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. The Company will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Effect of the Business Combination

Pursuant to and in accordance with the terms set forth in the Merger Agreement, (a) Parent Merger Sub will merge with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave (other than the Parent Rights, which shall be automatically converted into shares of VisionWave), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave. The Mergers and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

The Company must consummate a business combination by March 14, 2025, the or 42 months from the closing date of the Company’s initial public offering. The Business Combination is expected to close in the first quarter of 2025, subject to customary closing conditions the receipt of certain governmental approvals and the required approval by the stockholders of Bannix and Target. On February 21, 2025, Bannix filed and mailed a definitive proxy statement seeking to amend it charter and trust agreement to extend the date of closing the Business Combination for an additional three months to June 14, 2025, the date that is 45 months from the closing of the Company’s initial public offering. Bannix intends to hold the special meeting on March 7, 2025.

Consideration

Pursuant to and in accordance with the terms set forth in the Merger Agreement, at the Parent Merger Effective Time, (a) each share of Bannix common stock, par value $0.01 per share (“Bannix Common Stock”) outstanding immediately prior to the Parent Merger Effective Time that has not been redeemed, is not owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and is not a Dissenting Parent Share will automatically convert into one share of common stock, par value $0.01, of VisionWave (each, a share of “VisionWave Common Stock”), (b) each Bannix Warrant shall automatically convert into one warrant to purchase shares of VisionWave Common Stock (each, a “VisionWave Warrant”) on substantially the same terms and conditions; and (c) each Bannix Right will be automatically converted into the number of shares of VisionWave Common Stock that would have been received by the holder of such Bannix Right if it had been converted upon the consummation of a business combination in accordance with Bannix’s organizational documents.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (a) each share of issued and outstanding Target common stock, par value $0.0001 (“Target Common Stock”), shall be cancelled and converted into 4,041 shares of VisionWave Common Stock.

Closing and Effective Time of the Merger

Unless Target and the Company otherwise mutually agree, the Closing will take place electronically on the date which is three business days after the date on which all of the Closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). See “The Merger Agreement - Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to Closing.

On the Closing Date, Merger Sub and Target will effect the Merger by filing the Certificate of Merger with the Secretary of State of the State of Delaware, and the Merger will become effective at the time the Certificate of Merger has been duly filed (or such later time as may be agreed in writing by the Company and Target and specified in the Certificate of Merger).

As of the date of this proxy statement/prospectus, the parties expect that the Merger will be effective during the [First] quarter of 2025. However, there can be no assurance as to when or if the Merger will occur.

If the Closing has not occurred on or before the Outside Date, the Merger Agreement may be terminated by either the Company or Target. However, a party may not terminate the Merger Agreement if such party’s failure to fulfill any obligation under the Merger Agreement has resulted in, or materially contributed to, the failure of the Closing to occur on or before the Outside Date.

Payments at Closing; Exchange Procedures

Prior to the Closing, the Company will appoint an exchange agent to act as the agent for the purpose of paying the Closing Consideration to the Target Shareholders as described in the section of this proxy statement/prospectus entitled “The Merger Agreement - Merger Consideration.” Prior to the Closing, the Company will deposit with such exchange agent the number of shares of VisionWave Common Stock equal to the Aggregate Merger Consideration to be held in trust for the benefit of the Target Shareholders.

Prior to the Closing, the Company will, or will cause the exchange agent to, mail to each Target Member a letter of transmittal in customary form to be approved by Target and the Company prior to the Closing. Upon the receipt of such letter of transmittal duly, completely and validly executed in accordance with the instructions thereto, such Target Member will be entitled to receive in exchange therefor its portion of the Aggregate Merger Consideration as described in the section of this proxy statement/prospectus entitled “The Merger Agreement - Merger Consideration.”

No fractional shares of VisionWave Common Stock will be issued as part of the Merger. Instead, the Merger Consideration received by any Target Member will be rounded down to the nearest whole share of VisionWave Common Stock.

On the Closing Date after the Closing occurs, the Company must pay all accrued and unpaid transaction expenses of the Company and Target that are required to be paid on the Closing Date.

Covenants and Agreements

Conduct of Target Prior to Completion of the Business Combination

Target has agreed that, prior to the Closing Date, subject to certain exceptions specified in the Merger Agreement, it will operate the business of Target in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve the ongoing business of the Company, including preserving the current relationships of the Company with customers, suppliers, and other persons having significant business relations with Target.

In addition to the general covenants above, Target has agreed that, prior to Closing, subject to certain general and certain specified exceptions (in addition to the exceptions noted below), it will not, without the written consent of the Company:

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary;

(iii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiaries (other than the Company Merger or in connection with any Permitted Financing), acquire any equity interest or other interest in any other entity other than a Company Subsidiary or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, excluding any dividend payable in the form of shares of Capital Stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, other than a Company Subsidiary; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets, in excess of $100,000 in the aggregate, other than in connection with a Permitted Financing;

(vii) (A) except as provided for through the Employment Agreements, grant any increase in the compensation or incentives payable or to become payable to any current or former director, officer, employee (including any Key Employee) or service provider of the Company or any Company Subsidiary that has a base salary or compensation in excess of $50,000 (each, a “Company Service Provider”), (B) except through or in connection with the Employment Agreements, enter into any new, or terminate or amend any existing, employment, retention, bonus, change in control, or termination agreement with any Company Service Provider, (C) except as provided for through the Employment Agreements, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any Company Service Provider, or (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees; provided, however, that notwithstanding anything herein to the contrary, the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required under the terms of any Plan in existence as of the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or, for employees (other than Key Employees), in the ordinary course of business consistent with past practice, (2) change the title of its employees (other than Key Employees) in the ordinary course of business, and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of this Agreement;

(viii) other than as required by Law or pursuant to the terms of a Plan entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or as provided for through the Employment Agreements, grant any severance or termination pay to (A) any Key Employee or any director or officer of the Company or of any Company Subsidiary, or (B) other than in the ordinary course of business consistent with past practice, any other current employee of the Company or of any Company Subsidiary;

(ix) adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice (provided that such renewals do not materially increase the cost to the Company or any Company Subsidiary of providing such benefits);

(x) waive the restrictive covenant obligations of any employee of the Company or any Company Subsidiary;

(xi) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

(xii) make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, execute any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or enter into any Tax sharing or similar agreement in respect of material Taxes (other than an Ordinary Commercial Agreement);

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiv) (A) exclusively license, sell, transfer, assign or otherwise dispose of, divest or spin-off, any material Company IP or other material Intellectual Property used or held for use in the business of the Company and the Company Subsidiaries, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in, any material Company IP, or (C) disclose or otherwise make available to any Person who is not subject to a written agreement to maintain the confidentiality of such trade secrets any material Trade Secret included in the Company IP;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $1,000,000 in the aggregate; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of the Company Prior to Closing

the Company has agreed that, prior to the Closing Date, subject to certain exceptions specified in the Merger Agreement, it will operate its business in the ordinary course consistent with past practice and comply with all obligations under the Company Organizational Documents and Trust Agreement. In addition, the Company has agreed that prior to the Closing, subject to certain general and certain specified exceptions (in addition to the exceptions noted below), it will not, and it will not permit any of its subsidiaries to, without the written consent of Target:

(i) amend or otherwise change such Parent Party’s organizational documents or form any Subsidiary of Parent other than VisionWave and the Merger Subs;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock, Parent Rights or Parent Warrants except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of any Parent Party, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Parent Party;

(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, execute any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or enter into any Tax sharing or similar agreement in respect of material Taxes (other than an Ordinary Commercial Agreement);

(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of any Parent Party;

(x) amend, waive, modify or consent to the termination of the Trust Agreement or any other agreement related to the Trust Account;

(xi) (A) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which a Parent Party is party (including engagement letters with financial advisors) in a manner that would materially and adversely affect Parent or any of its Subsidiaries after the Closing or would impose material liabilities on any Parent or any of its Subsidiaries after the Closing, or (B) enter into any Contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, other than any services providers engaged by Parent prior to the Closing for printing, mailing and solicitation services with respect to the Proxy Statement or the Registration Statement; or

(xii) enter into, renew, modify or revise any Parent Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Parent Related Party Transaction); or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Regulatory Approvals

Target and the Company have agreed to diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or governmental authorization under laws applicable to the transactions contemplated by the Merger Agreement, to resolve any objections as may be asserted by any governmental authority and to cooperate fully with one another in the defense of such matters.

Target and the Company have agreed to promptly provide to each other all information required for any application or other filing to be made pursuant to Antitrust Law. They have further agreed to promptly notify each other of any substantive communication with any third party or any governmental authority regarding the transactions contemplated by the Merger Agreement and to permit the other party’s counsel an opportunity to review in advance, and to consider in good faith the views of such counsel in connection with, any proposed written communications to any governmental authority concerning the transactions contemplated by the Merger Agreement.

Each of Target and the Company has agreed to provide, to the extent permitted by the applicable governmental authority, the other party and its counsel the opportunity to participate in any substantive meetings or discussions with any governmental authority concerning or in connection with the transactions contemplated by the Merger Agreement, and neither Target nor the Company will enter into any agreement with any governmental authority without the written consent of the other.

However, neither Target, the Company nor any of their respective affiliates will be required or obligated to take any action in connection with avoiding, preventing, eliminating or removing any impediment under Antitrust Law or other governmental authority action with respect to the transactions contemplated by the Merger Agreement, including agreeing to sell, hold, divest, discontinue or limit, before or after the Closing Date, any of their respective assets, business or interests, any conditions relating to, or changes or restrictions in, the operations of any such assets, business or interests, or any modification or waiver of the terms and conditions of the Merger Agreement.

Proxy Solicitation

Target and the Company have agreed to, as promptly as practicable after the execution of the Merger Agreement and the delivery of certain financial statements of Target, jointly prepare, and the Company has agreed to file with the SEC, the mutually acceptable Registration Statement. Target and the Company have agreed to use their reasonable efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated in the Merger Agreement.

The Company has agreed to use its reasonable best efforts to obtain all necessary state securities laws or “blue sky” permits and approvals required to carry out the transactions contemplated in the Merger Agreement, and Target has agreed to furnish all information concerning itself as may be reasonably requested in connection with any such action.

Target and the Company have agreed to furnish to each other all information concerning itself, its subsidiaries, its officers, directors, managers and equity holders, and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by the Merger Agreement, or any other statement, filing, notice or application made by or on behalf of the Company or its subsidiaries or Target to Nasdaq or any other regulatory authority, in connection with the Merger and the other transactions contemplated in the Merger Agreement.

Company Stockholder Approval

The Company has agreed to use its reasonable best efforts to, (A) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to the Company Stockholders in compliance with applicable law, (ii) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the Company Organizational Documents and Nasdaq Listing Rule 5620(b) for a date no later than 30 business days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Common Stock to vote in favor of each of the Proposals; and (B) provide the Company Stockholders the opportunity to elect to effect a Redemption.

Target Member Approval

Consummation of the Merger Agreement is contingent upon approval by the Target Shareholders (“Target Member Approval”) and the delivery of the Target Member Approval. Immediately following the execution of the Merger Agreement, pursuant to the Support Agreements, Target’s members executed a unanimous written consent to approve the Merger Agreement and related transactions.

No Solicitation by the Company

From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, the Company will not take, and will not permit any of its representatives, directly or indirectly, to: (i) solicit, initiate, or enter into any negotiations or discussions with any person, provide any non-public information concerning such party or any of its subsidiaries to any person, or afford to any person access to the business, properties, assets or personnel of Target, in each case in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement, whether written or oral, in connection with an Acquisition Proposal, or (iii) otherwise knowingly facilitate any such negotiations, discussion, productions or agreements, or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal.

The Company is required to, and cause its representatives to, immediately terminate any and all existing discussions, negotiations, productions or agreements with any person conducted prior to the date of the Merger Agreement in connection with an Acquisition Proposal.

No Solicitation by Target

From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do, or do, any of the foregoing. The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its Subsidiaries and its and their Representatives to cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.

Target is required to, and cause its representatives to, immediately terminate any and all existing discussions, negotiations, productions or agreements with any person conducted prior to the date of the Merger Agreement in connection with an Acquisition Proposal.

For purposes of this section, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than the Parent Parties, or their respective Affiliates) relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition or purchase of a business that constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition of fifty percent (50%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (iii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of fifty percent (50%) or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifty percent (50%) or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (iv) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of fifty percent (50%) or more of the total voting power of the equity securities of the Company.

The Stock Exchange Listing

Prior to the Closing, the Company will use best efforts to ensure that the Company remains listed as a public company on Nasdaq. The Company will prepare and submit to Nasdaq a listing application covering the VisionWave Common Stock issuable in the Merger and Target will reasonably cooperate with the Company with respect to the listing application. Prior to the Closing, the Company will obtain approval for listing VisionWave Common Stock on Nasdaq, satisfy any applicable continuing listing requirements of Nasdaq, and cure any notice of non-compliance received therewith at or immediately following the Effective Time.

Indemnification of Directors and Officers

From and after the Effective Time, the Company shall indemnify and hold harmless each present and former director, manager and officer of Target (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Target), the Company and Merger Sub against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Target, the Company or their respective subsidiaries, as the case may be, would have been permitted under applicable law and its respective organization documents in effect on the date of the Merger Agreement to indemnify such parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law).

The Merger Agreement also requires the Company to enter into customary indemnification agreements, in a form reasonably satisfactory to the Company and Target, with the individuals to serve as directors, managers or officers of the Company or VisionWave.

The present and former directors, managers and officers of Target, the Company and Merger Sub are third-party beneficiaries of, and have a right to enforce, the obligations described above in this subsection “The Merger Agreement - Indemnification of Directors and Officers.”

Incentive Plan

Prior to the Closing Date, the Company must obtain approval of an equity incentive plan, to be effective as of the Effective Time, on terms mutually acceptable to Target and the Company. Following the Effective Time, the Company will file an effective registration statement on Form S-8 (or other applicable form) with respect to the VisionWave Common Stock issuable under the incentive plan, and the Company will use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as awards granted pursuant to the incentive plan remain outstanding.

Permitted Financings

The Merger Agreement contemplates that Target (a) may enter into agreements to raise capital in one or more private placement transactions prior to the Closing for aggregate gross proceeds of up to $20,000,000 or (b) consummate an initial sale of any shares of capital stock of Target in an underwritten public offering registered under the Securities Act or any direct listing of any shares of capital stock of Target on a securities exchange or securities market (“Permitted Financings”).

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

●	Target providing to the Company and its representatives reasonable access to Target’s properties, books, contracts, tax returns, records and appropriate officers and employees, subject to certain specified restrictions and conditions;

●	the Company making appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement;

●	Target waiving claims to the Trust Account in the event that the Merger does not consummate;

●	the Company keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

●	the Company and Target using commercially reasonable efforts to (i) assemble, prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions, and (ii) obtain all material consents and approvals of third parties that any of the Company, Target or their respective Affiliates are required to obtain in order to consummate the transactions contemplated in the Merger Agreement;

Representations and Warranties

The Merger Agreement contains representations and warranties made by Target to the Company and Merger Sub relating to a number of matters pertaining to Target, including the following, in each case subject to certain specified exceptions or qualifications set forth in the Merger Agreement:

●	corporate organization, qualification to do business, good standing and corporate power of Target;

●	absence of subsidiaries;

●	due authorization and corporate power to enter into the Merger Agreement and other ancillary agreements, and to complete the transactions contemplated thereby;

●	absence of conflicts with organizational documents, applicable laws or certain agreements and instruments and the absence of liens as a result of entering into the Merger Agreement or consummating the transactions contemplated thereby;

●	governmental and regulatory consents required in connection with the execution of the Merger Agreement or the consummation of the transactions contemplated thereby;

●	capitalization of Target;

●	financial statements;

●	absence of certain undisclosed liabilities;

●	absence of changes since the interim financial statements;

●	compliance with applicable law;

●	anti-corruption compliance;

●	no litigations;

●	tax matters;

●	material contracts;

●	matters relating to intellectual property and information technology systems;

●	real property owned or leased by Target, and the title and interest to, and condition of, such real property;

●	equipment and other tangible property;

●	title to and sufficiency of Target’s assets;

●	possession of material licenses, permits, authorizations and approvals required for the conduct of the business of Target; environmental matters;

●	labor matters and employee relations;

●	employee compensation and benefit matters;

●	privacy and cybersecurity;

●	insurance policies of Target;

●	Target’s material customers and suppliers;

●	disclosures of certain transactions between Target and certain of its affiliates;

●	broker’s and finder’s fees related to the transactions contemplated in the Merger Agreement;

●	adequacy of certain internal controls; and

●	accuracy of Target’s information provided for inclusion in this proxy statement/prospectus.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to Target means any means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Target and the Target subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Target of its obligations under the Merger Agreement or the consummation of the Merger.

For purposes of clause (a) above, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Target and the Target Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Target or the Target Subsidiaries as required by Merger Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented, except in the cases of clauses (a) through (d), to the extent that Target and the Target Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

Any event referred to in clauses (a) – (d) above may be taken into account in determining if a material adverse effect has occurred to the extent that the Target and the Target Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Subsidiaries operate.

The Merger Agreement also contains representations and warranties made by the Company and each Merger Sub to Target relating to a number of matters pertaining to the Company or Merger Sub, including the following, in each case subject to certain specified exceptions or qualifications set forth in the Merger Agreement:

●	corporate organization and good standing of each of the Company and Merger Sub;

●	no subsidiaries;

●	due authorization and corporate power to enter into the Merger Agreement and other ancillary agreements, and to complete the transactions contemplated thereby;

●	the votes of the Company Stockholders required for approval of each of the Proposals;

●	absence of conflicts with organizational documents, applicable laws or certain agreements and instruments and the absence of liens as a result of entering into the Merger Agreement or consummating the transactions contemplated thereby;

●	compliance with applicable law;

●	required governmental and regulatory consents necessary in connection with the execution of the Merger Agreement or the consummation of the transactions contemplated thereby;

●	capitalization of the Company;

●	controls and procedures and internal controls over financial reporting;

●	financial statements of the Company;

●	absence of certain undisclosed liabilities;

●	absence of certain material changes and conduct of business in the ordinary course;

●	absence of legal proceedings and investigations;

●	absence of operating business activities and material contracts;

●	balance in the Trust Account, arrangements and contracts pertaining to the Trust Account, and effects of the Merger on the Trust Account;

●	tax matters;

●	compliance of SEC filings with applicable laws and SEC rules and requirements;

●	absence of registration requirements under the Investment Company Act;

●	Nasdaq stock market quotation of the shares, warrants and units of the Company, and compliance with related Nasdaq listing requirements;

●	accuracy and completeness of this registration statement; and

●	broker’s and finder’s fees related to the transactions contemplated by the Merger Agreement.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to the Company means a material adverse effect on any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Parent Parties; or (ii) would prevent, materially delay or materially impede the performance by any Parent Party of its respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by any Parent Party as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented, except in the cases of clauses (a) through (d), to the extent that any Parent Party is disproportionately and adversely affected thereby as compared with other participants in the industry in which such Parent Party operates.

Conditions to Closing

The consummation of the transactions contemplated by the Merger Agreement by Target, the Company and Merger Sub is subject to certain conditions that are customary for a transaction of this type, subject to written waiver by Target and the Company, including, among others: (a) obtaining approval of the Merger by the holders of a majority in voting power of the Common Stock; (b) obtaining approval of the Merger by the requisite holders of Target Units; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (d) if required, the required filings under the HSR Act having been completed and the waiting period applicable to the Merger under the HSR Act having expired or terminated; (e) the Form S-4 having become effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC; (f) obtaining approval for listing VisionWave Common Stock on Nasdaq, satisfying any applicable continuing listing requirements of Nasdaq, and curing any notice of non-compliance received therewith at or immediately following the Effective Time; (g) the Company having at least $5,000,001 in net tangible assets after giving effect to the consummation of the Merger; (h) the accuracy of the representations and warranties, measured by a material adverse effect standard, and the performance of the covenants and agreements, of the Company and Target, respectively, subject to customary materiality qualifications; and (i) the delivery of customary closing certificates by officers of the Company and Target,.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Merger, including: (a) by mutual written consent of the Company and Target; (b) by either party if the closing has not occurred prior to March 31, 2025 (provided that the Company and Target may mutually agree in writing to extend such date); (c) there is a final and non-appealable order issued by a governmental authority preventing or making illegal the consummation of the transactions contemplated by the Merger Agreement; (d) by Target if the Company fails to obtain the requisite stockholder approvals; (e) by the Company if Target fails to obtain the requisite member approvals; (f) by either party if, subject to certain exceptions specified in the Merger Agreement, any of the representations and warranties of the other party are not true and correct or if the other party fails to perform any of its respective covenants or agreements set forth in the Merger Agreement such that certain conditions to the obligations of such party cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods; and (g) by either party if there is a material adverse effect affecting the other party which is uncured for at least 20 days after the terminating party has provided written notice of such material adverse effect to the other party.

If the Merger Agreement is validly terminated, none of the parties will have any liability or any further obligation under the Merger Agreement with certain limited exceptions, including liability arising out of fraud or any willful and material breach of the Merger Agreement.

Governance

Following the Merger, the VisionWave Board will consist of seven members, consisting of, Eric T. Shuss, Douglas Davis, Noam Kenig, Danny Rittman, Erik Klinger, Yossi Attia and Chuck Hansen. Additionally, certain current Target management personnel will become officers of VisionWave.

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Stockholder Support Agreement

In accordance with the Merger Agreement, within thirty (30) days following the execution of the Merger Agreement, Bannix, VisionWave, Target, and certain stockholders of Target representing the requisite votes necessary to approve the Merger Agreement (the “Target Equity Holders”) are expected to enter into a Stockholder Support Agreement pursuant to which the Target Equity Holders will: (a) agree to vote in favor of the adoption of the Merger Agreement and approve the Mergers and the other Transactions to which Target is a party; and (b) agree to waive any appraisal or similar rights they may have pursuant to Nevada law with respect to the Mergers and the other Transactions.

THE STOCK ISSUANCE PROPOSAL

Overview

In connection with the Business Combination, the Company is asking its shareholders to approve, for the purpose of complying with the applicable provisions of the Nasdaq Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), as applicable, a proposal for the issuance of shares of VisionWave Common Stock in connection with the Business Combination, plus any additional shares of VisionWave Common Stock pursuant to subscription agreements we may enter into prior to Closing, to the extent such issuance would require a stockholder vote under Nasdaq Listing Rule 5635(a), (b) or (d).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Nasdaq Listing Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of (i) the official Nasdaq closing price immediately before signing of the binding agreement and (ii) the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

If the Business Combination is completed pursuant to the Merger Agreement, the Company currently expects to issue an estimated 11,000,000 shares of VisionWave Common Stock in connection with the Business Combination. In the event that this proposal is not approved by the Company Stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by the Company Stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated), the Company will not issue such shares of Common Stock.

Vote Required for Approval

The Business Combination is conditioned on the approval and adoption of the Stock Issuance Proposal. The Stock Issuance Proposal is conditioned on the approval of the Business Combination Proposal and the other condition precedent proposals. Therefore, if the Business Combination Proposal is not approved, the Stock Issuance Proposal will have no effect, even if approved by the Company Stockholders.

Approval of the Stock Issuance Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal. The Sponsor and the Company’s directors and officers have agreed to vote any shares owned by them in favor of the Stock Issuance Proposal, regardless of how our Public Stockholders vote.

THE INCENTIVE PLAN PROPOSAL

Overview

The Company Board intends to approve and adopt, subject to stockholder approval, the 2024 Incentive Plan (“Incentive Plan”), under which VisionWave would be authorized to grant cash and equity incentive awards to certain eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Incentive Plan is attached to this proxy statement as Annex B.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to provide a means through which VisionWave and its affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) of VisionWave and its affiliates can acquire and maintain an equity interest in VisionWave, or be paid incentive compensation, which may be measured by reference to the value of VisionWave Common Stock, thereby strengthening their commitment to the welfare of VisionWave and its affiliates and aligning their interests with those of VisionWave’s stockholders.

Reasons for the Approval of the Incentive Plan Proposal

Stockholder approval of the Incentive Plan is necessary in order for us to (i) meet the stockholder approval requirements of Nasdaq and (ii) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the Incentive Plan will constitute approval of the material terms of the Incentive Plan pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.

The Incentive Plan will become effective, if at all, upon the closing of the Business Combination, subject to stockholder approval. If the Incentive Plan is not approved by the Company Stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the Incentive Plan will not become effective and we will not be able to grant equity awards under the Incentive Plan.

Material Terms of the Incentive Plan

The material terms of the Incentive Plan are summarized below, which is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached as Annex B to this proxy statement.

THE DIRECTOR ELECTION PROPOSAL

Overview

In accordance with the terms of the Merger Agreement (see The Merger Agreement - Governance), the VisionWave Board shall consist of seven directors, consisting of Eric T. Shuss, Douglas Davis, Noam Kenig, Danny Rittman, Erik Klinger, Yossi Attia and Chuck Hansen. Additionally, certain current Target management personnel will become officers of VisionWave. In the Director Election Proposal, we are requesting that the Company Stockholders approve and adopt a proposal to elect seven directors to the VisionWave Board, effective immediately after the Closing, or, when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal.

For more information on the experience of the proposed management team of VisionWave, please see the section of this proxy statement/prospectus entitled “VisionWave Management after the Business Combination.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person (which would include presence at the virtual Special Meeting) or by proxy. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. If a valid quorum is otherwise established, the failure to vote and abstentions will have no effect on the vote for the director nominees.

The Business Combination is not conditioned on the approval of the Director Election Proposal; however, this proposal is conditioned upon the approval of the condition precedent proposals. Therefore, if any of the condition precedent proposals is not approved, this proposal will not be presented at the Special Meeting and will have no effect, even if approved by the Company Stockholders.

The Sponsor and the Company’s directors and officers have agreed to vote all shares owned by them in favor of each of the seven director nominees, regardless of how our Public Stockholders vote.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Company Board to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any proposals presented to the Company Stockholders at the Special Meeting or if the Company determines that more time is necessary for the Company to consummate the Business Combination. In no event will the Company Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the Company Stockholders, the Company Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the condition precedent proposals or one of the other conditions precedents to completing the Business Combination is not satisfied or waived and therefore may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by the Termination Date (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning then remaining funds in such account to the Public Stockholders.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Company Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The Adjournment Proposal is not conditioned on any other proposal.

The Sponsor and the Company’s directors and officers have agreed to vote any shares owned by them in favor of the Adjournment Proposal.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (defined below) of Common Stock, and (ii) of the Business Combination to U.S. Holders of Target Units.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Business Combination. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold the Company Common Stock or Target Units as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	expatriates or former long-term residents of the United States;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	dealers or traders in securities, commodities or currencies;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding the Company Common Stock or Target Units (excluding treasury shares);
●	holders holding the Company Common Stock or Target Units as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

●	controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

●	the Sponsor and Other Insiders.

As used in this proxy statement/prospectus/consent solicitation statement, the term “U.S. Holder” means a beneficial owner of the Company Common Stock or Target Units that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of the Company Common Stock or Target Units that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds the Company Common Stock or Target Units, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF ALTENERGY COMMON STOCK OR CAR TECH UNITS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF CAR TECH UNITS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Public Shares, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Public Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of Public Shares treated as held by the U.S. Holder (including any Public Shares constructively owned by the U.S. Holder as a result of owning Public Warrants) relative to all of the Company Common Stock outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale or exchange of the Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in the Company or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only the Company Common Stock actually owned by the U.S. Holder, but also the Company Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include the Company Shares which could be acquired pursuant to the exercise of Public Warrants. In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Public Shares must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Public Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Public Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other the Company Shares. The redemption of the Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in the Company will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining the Company Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other the Company Shares constructively owned by it.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Public Shares as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of the Public Shares that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Public Shares redeemed, and either (A) Public Shares are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding the Company Shares. There can be no assurance that shares of the Company Shares will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Public Shares generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Company will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its the Company Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Company Shares, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

A new 1% U.S. federal excise tax is expected to be imposed on the Company in connection with redemptions of the Company Class A Common Stock

On August 16, 2022 the Inflation Reduction Act of 2022 (the “IR Act”) became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations. The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax; however, no guidance has been issued to date. While not free from doubt, absent such guidance, we currently expect that the Company (whose securities are currently traded on the Nasdaq Capital Market) will be subject to the excise tax with respect to any redemptions of its the Company Class A Common Stock in connection with the Business Combination that are treated as repurchases for this purpose. The extent of the excise tax that may be incurred would depend on a number of factors, including the fair market value of the Company Class A Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other guidance from the U.S. Department of the Treasury that may be issued and applicable to the redemptions. In addition, issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which shares are repurchased and ultimately may cause the remaining shareholders to bear the economic impact of the excise tax. That said, the imposition of the excise tax could reduce the amount of cash available to the Company for effecting the redemptions of the Company Class A Common Stock such that the per-share redemption amount received by redeeming holders of the Company Class A Common Stock may be less than $10.00 per share.

Tax Consequences of the Business Combination to U.S. Holders of Target Units

Subject to the qualifications and assumptions described in this proxy statement/prospectus, the Merger more likely than not qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, U.S. Holders of Target units generally will not recognize gain or loss upon the exchange of their Target units for VisionWave Common Stock, except to the extent of cash received in lieu of a fractional share of Common Stock as described below. US Holders of Target units generally will obtain a tax basis in the Common Stock they receive in the Merger equal to their tax basis in the Target units exchanged therefor, decreased by the amount of any tax basis allocable to a fractional share for which cash is received. The holding period of the Common Stock received by US holders of Target Units in the Merger will include the holding period of the shares of the Target Units surrendered in exchange therefor.

Neither the Company nor Target has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth above. Accordingly, each holder of Target units is urged to consult its own tax advisor with respect to the particular tax consequence of the Merger to such holder. If the Merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Target Units generally will be treated as exchanging its Target units in a fully taxable transaction in exchange for Common Stock. US Holders of Target Units will generally recognize capital gain or loss in such exchange equal to the difference between such stockholder’s adjusted tax basis in the Target Units surrendered in the Merger and the fair market value of the Common Stock received in exchange therefor. Any recognized capital gain or capital loss will be long-term capital gain or capital loss if the U.S. holder has held the Target units for more than one year. The deductibility of capital losses is subject to limitations.

Deferment of Transaction Closing Costs

The Company and its vendor agreed to defer $300,000 in transaction costs to be paid from working capital post-closing.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Bannix, VisionWave, and the Target, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2024, combines the historical unaudited balance sheet of VisionWave as of December 31, 2024, with the historical unaudited balance sheet of the Target as of December 31, 2024, and the historical audited balance sheet of Bannix as of December 31, 2024, giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2024.

The following unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2024, combines the historical unaudited statement of operations of VisionWave for the three months ended December 31, 2024, with the historical unaudited statement of operations of Target for the nine months ended December 31, 2024, and the historical audited statement of operations of Bannix for the year ended December 31, 2024 on a pro forma, basis as if the Business Combination had occurred on April 1, 2024.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024, has been derived from:

●	The historical audited financial statements of Bannix as of December 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements of Target as of December 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical unaudited financial statements of VisionWave as of December 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2024, has been derived from:

●

The historical audited financial statements of Bannix for the year ended December 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus. Refer to Note 2a – “Basis of Presentation” for more detail;

●	the historical unaudited financial statements of Target for the nine months ended December 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical unaudited financial statements of VisionWave for the period three months ended December 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. Target and Bannix have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Target and Bannix included in this proxy statement/prospectus and Target’s and Bannix’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On March 26, 2024, Bannix, the Company, Target, and the Target Shareholders the Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, Bannix would have acquired all of the issued and outstanding share capital of Target from the Target Shareholders in exchange for the issuance of 3,000,000 shares of common stock of Bannix, pursuant to which Target would have become a direct wholly owned subsidiary of Bannix and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein. On September 6, 2024, the parties entered into the Merger Agreement, by and among Bannix, VisionWave Parent Merger Sub, BNIX VW Merger Sub, Inc. and Target. The Merger Agreement, which amended and restated the Business Combination Agreement, and the transactions contemplated thereby were approved by the boards of directors of each of Bannix, VisionWave, Parent Merger Sub, Company Merger Sub, and Target. As a result of the closing of the Merger, VisionWave will issue 11,000,000 shares of common stock to the Target Shareholders and one share of common stock to the shareholders of Bannix for each share of common stock of Bannix that is not redeemed.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Special Meeting Redemptions

In connection with the vote to approve to extend the date by which Bannix must consummate its initial business combination from March 14, 2023 to March 14, 2024, held by Bannix on March 8, 2023, Bannix’s public stockholders elected to redeem 3,960,387 shares of common stock at a redemption price of approximately $10.37201 per share (the “March 2023 Redemptions”), for an aggregate redemption amount of approximately $41.1 million.

In connection with the vote to approve to extend the date by which Bannix must consummate its initial business combination from March 14, 2024 to September 14, 2024, on a monthly basis for a total of up to six (6) months, provided the Sponsor or its designees deposits into the Trust the lesser of (x) $25,000 or (y) $0.05 per public shares multiplied by the number of public shares outstanding, Bannix’s public stockholders elected to redeem 1,381,866 shares of common stock at a redemption price of approximately $10.95 per share (the “March 2024 Redemptions”), for an aggregate redemption amount of approximately $15.1 million.

In connection with the vote to approve to extend the date by which Bannix must consummate its initial business combination from September 14, 2024 on a monthly basis up to six (6) times by an additional one (1) month each time after September 14, 2024 or later extended deadline date, by resolution of the Company’s Board of Directors, if requested by the Sponsor, Bannix’s public stockholders elected to redeem 1,232,999 shares of common stock at a redemption price of approximately $11.17 per share (the “September 2024 Redemptions”), for an aggregate redemption amount of approximately $13.8 million.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Bannix will be treated as the “acquired” company for financial reporting purposes, and Target will be the accounting “acquirer” This determination was primarily based on the assumption that:

●	Target stockholders will have majority of the voting power under both the no redemption and maximum redemption scenarios described below;

●	Target will appoint the majority of the board of directors of the combined entity;

●	Target’s existing management will comprise the management of the combined entity;

●	Target’s operations will comprise the ongoing operations of the combined entity;

●	Target is the larger entity based on historical revenues and business operations; and

●	the combined entity will assume Target’s name and will assume Target’s headquarters.

Another determining factor was that Bannix does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Bannix will be stated at historical cost, with no goodwill or other intangible assets recorded.

While Target has not yet generated revenues until the date of this report/proxy, it has undertaken substantial operational activities that establish it as the larger entity based on business operations. Target is currently engaged in multiple pilot programs with major defense contractors, including a live-fire testing trial in the UAE valued at $216,150, which began in Q4 2024 and is continuing into Q1 2025, and a demonstration with a leading U.S.-based defense contractor that also began in Q4 2024 and is continuing into Q1 2025. These pilots, along with proposals submitted to U.S. military procurement programs, provide a strong indication that Target is transitioning towards revenue generation. For now, Target’s seven innovative products across three distinct categories have reached technology readiness levels suitable for commercial deployment. These products are currently undergoing final testing, optimization, and validation with customers before moving into full-scale manufacturing and deployment, upon receiving purchase orders. Given its ongoing business activities, technological advancements, and market positioning, Bannix considers Target to be the larger entity in terms of business operations and views these pilots as a proof-of-concept milestone demonstrating its commercialization potential.

 Basis of Pro Forma Presentation

Bannix has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Bannix public shares into cash as more fully described below:

●	Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the March 2023 Redemptions, the March 2024 Redemptions, and the September 2024 Redemptions no additional public stockholders of Bannix exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●

Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the March 2023 Redemptions, the March 2024 Redemptions, and the September 2024 Redemptions, Bannix public stockholders holding 324,748 shares of Bannix shares of common stock will exercise their redemption rights for approximately $3.8 million upon consummation of the Business Combination at a redemption price of approximately $11.68 per share, as of February 12, 2025. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of Target on a pro forma basis assuming the No Additional Redemption Scenario and the Maximum Redemption Scenario:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Target stockholders	8,979,427	61.5%	8,979,427	63.0%
Target non-affiliated public shareholders	2,020,573	13.9%	2,020,573	14.2%
Bannix public stockholders (2)	1,014,748	7.0%	690,000	4.8%
Former Bannix Officers and Directors	130,000	0.9%	130,000	0.9%
Representative Shares	393,000	2.7%	393,000	2.8%
Sponsor ` and Other Insiders (1)	2,041,600	14.0%	2,041,600	14.3%
Total shares outstanding	14,579,348	100.0%	14,254,600	100.0%

(1)

Includes 406,000 Private Placement Shares, 406,000 Private Rights converted to 40,600 shares of common stock upon consummation of the Business Combination and 1,595,000 shares of common stock consisting of Founder Shares and other shares of common stock issued to the Anchor Investors and others. The 2,041,600 shares consist of: 484,000 Sponsor shares, 961,600 Anchor investor shares, 596,000 Former Sponsor shares. This total excludes shares held by Former Bannix Officers and Directors.

(2)	Includes 6,900,000 Public Rights converted to 690,000 shares of common stock upon consummation of the Business Combination and includes the redemption of 3,960,387 shares of common stock in March 2023, the redemption of 1,381,866 shares of common stock in March 2024, and the redemption of 1,232,999 shares of common stock in September 2024.

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2024, and the unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2024, are based on the historical financial statements of Bannix and Target. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2024(1)

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	VisionWave (Historical)	Target (Historical)	Bannix (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$—	$109,383	$9,754	$3,793,491	A	$2,435,086	$(3,793,491)	F	$—
				(225,000)	B		1,003,995	N
				(197,001)	C		197,001	C
				(276,547)	H		157,410	O
				225,000	L
				(1,003,995)	N
Brokerage account	—	2,050	—	—		2,050	—		2,050
Prepaid expenses	—	—	3,930	—		3,930	—		3,930
Total current assets	—	111,433	13,684	2,315,949		2,441,066	(2,435,086)		5,980
Non-current assets
Investments held in Trust Account	—	—	3,749,377	(3,793,491)	A	—	—		—
				11,640	J
				32,474	M
Investment in Avant Technologies Tradable Securities (AVAI)	—	10,000	—	—		10,000	—		10,000
Total non-current assets	—	10,000	3,749,377	(3,749,377)		10,000	—		10,000
Total assets	$—	$121,433	$3,763,061	$(1,433,428)		$2,451,066	$(2,435,086)		$15,980

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$—	$60,000	$969,883	$(7,000)	C	$1,022,883	$197,001	C	$1,219,884
Customer deposit		108,006				108,006			108,006
Due to related party	6056	228,270	1,811,700	(276,547)	H	1,801,953	157,410	O	1,959,363
				32,474	M
Promissory note - Evie	—	—	1,003,995	(1,003,995)	N	—	1,003,995	N	1,003,995
Excise tax payable	—	—	750,608	(289,249)	K	461,359	—		461,359
Income taxes payable	—	—	888,426			888,426	—		888,426
Total current liabilities	6,056	396,276	5,424,612	(1,544,317)		4,282,627	1,358,406		5,641,033
Non-current liabilities
Deferred underwriters' discount	—	—	225,000	(225,000)	B	—	—		—
Warrant liabilities	—	—	12,180	—		12,180	—		12,180
Total non-current liabilities	—	—	237,180	(225,000)		12,180	—		12,180
Total liabilities	6,056	396,276	5,661,792	(1,769,317)		4,294,807	1,358,406		5,653,213

Common stock subject to possible redemption		—	4,084,139	(4,084,139)	F	—	—		—

EQUITY
Target common stock	—	—	—	—		—	—		—
Target Holdings common stock	—	—	—	—		—	—		—
VisionWave common stock	—	—	—	110,000	D	160,168	(3,247)	F	156,921
				50,168	D
Bannix preferred stock	—	—	—	—		—			—
Bannix common stock	—	—	39,615	3,247	F	—	—		—
				7,306	G
				(50,168)	D
Additional paid-in capital	—	261,000	—	(110,000)	D	—	(3,790,253)	F	—
				(5,421,986)	E		3,790,253	E
				4,080,892	F
				(7,306)	G
				972,400	I
				225,000	L
Accumulated deficit	(6,056)	(535,843)	(6,008,110)	(190,001)	C	(1,989,535)	(3,790,244)	E	(5,779,779)
				5,421,986	E
				(972,400)	I
				11,640	J
				289,249	K
Treasury stock	—	—	(14,375)	—		(14,375)	—		(14,375)
Total equity	(6,056)	(274,843)	(5,982,870)	4,420,028		(1,843,742)	(3,793,491)		(5,637,233)
Total equity and liabilities	$—	$121,433	$3,763,061	$(1,433,428)		$2,451,066	$(2,435,086)		$15,980

(1)	The unaudited pro forma condensed combined balance sheet as of December 31, 2024, combines the historical unaudited balance sheet of Target as of December 31, 2024, with the historical audited balance sheet of Bannix as of December 31, 2024 and with the historical audited balance sheet of VisionWave as of December 31, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2024(2)

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	VisionWave (Historical)	Target (Historical)	Bannix (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined

Operating costs	$—	$—	$(871,376)	$45,000	BB	$(826,376)	$		$(826,376)
General and administrative expenses	(3,000)	(1,848)	—	(190,001)	CC	(1,167,249)			(1,167,249)
				(972,400)	EE
Marketing and traveling expenses		(3,650)				(3,650)			(3,650)
Research and development expenses		(59,955)				(59,955)			(59,955)
Professional expenses		(469,164)				(469,164)			(469,164)
Total operating expenses	(3,000)	(534,617)	(871,376)	(1,117,401)		(2,526,394)		—	(2,526,394)

Loss from operations	(3,000)	(534,617)	(871,376)	(1,117,401)		(2,526,394)		—	(2,526,394)

Other income (expense):
Interest income on Trust Account	—	—	415,160	(415,160)	AA	—		—	—
Federal tax interest and penalties			(206,200)			(206,200)		—	(206,200)
Excise tax interest and penalty	—	—	(50,587)			(50,587)		—	(50,587)
Other income (expense):	—	—	158,373	(415,160)		(256,787)		—	(256,787)

Income before provision for income taxes	(3,000)	(534,617)	(713,003)	(1,532,561)		(2,783,181)		—	(2,783,181)

Income tax expense	—	—	(129,314)	129,314	DD	—		—	—

Net loss	$(3,000)	$(534,617)	$(842,317)	$(1,403,247)		$(2,783,181)		$—	$(2,783,181)

Basic and diluted net loss per share			$(0.23)

Pro forma weighted average number of shares outstanding - basic and diluted						14,579,348 (1)			14,254,600 (1)

Pro forma earnings per share - basic and diluted						$(0.19)			$(0.20)

(1)	Please refer to Note 6 — “Net Earnings (Loss) per Share” for details.
(2)

The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2024, combines the historical unaudited statement of operations of the Target for the nine months ended December 31, 2024, with the historical unaudited statement of operation of VisionWave for the three months ended December 31, 2024, and with the historical audited statement of operations of Bannix for the year ended December 31, 2024. Refer to Note 2a – “Basis of Presentation” for more detail.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On March 26, 2024, Bannix, the Company, Target, and the Target Shareholders the Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, Bannix would have acquired all of the issued and outstanding share capital of Target from the Target Shareholders in exchange for the issuance of 3,000,000 shares of common stock of Bannix, pursuant to which Target would have become a direct wholly owned subsidiary of Bannix and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein. On September 6, 2024, the parties entered into the Merger Agreement, by and among Bannix, VisionWave Parent Merger Sub, BNIX VW Merger Sub, Inc. and Target. The Merger Agreement, which amended and restated the Business Combination Agreement, and the transactions contemplated thereby were approved by the boards of directors of each of Bannix, VisionWave, Parent Merger Sub, Company Merger Sub, and Target. As a result of the closing of the Merger, VisionWave will issue 11,000,000 shares of common stock to the Target Shareholders and one share of common stock to the shareholders of Bannix for each share of common stock of Bannix that is not redeemed.

On September 6, 2024, Bannix entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Bannix, VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VisionWave Holdings”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave Holdings (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave Holdings, and VisionWave. The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Bannix, VisionWave Holdings, Parent Merger Sub, Company Merger Sub, and VisionWave.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Target will experience. Target and Bannix did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

 The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. Bannix has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Bannix does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. Target does not meet the definition of a “business” pursuant to ASC 805-10-55 as it does not have an organized workforce and an identified input that the workforce is capable of developing into a system that is capable of producing outputs. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as an asset acquisition in accordance with U.S. GAAP. See Note 3 – Accounting for the Business Combination for more details.

The historical financial statements of Target have been prepared in accordance with U.S. GAAP. The historical financial statements of Bannix have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Target.

Bannix has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Bannix public shares into cash as more fully described below:

●	Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the March 2023 Redemptions, the March 2024 Redemptions, and the September 2024 Redemptions, no additional public stockholders of Bannix exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●

Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the March 2023 Redemptions, the March 2024 Redemptions, and the September 2024 Redemptions, Bannix public stockholders holding 324,748 shares of Bannix shares of common stock will exercise their redemption rights for $3.8 million upon consummation of the Business Combination at a redemption price of approximately $11.68 per share as of February 12, 2025. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following summarizes the pro forma shares of VisionWave common stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Target stockholders	8,979,427	61.5%	8,979,427	63.0%
Target non-affiliated public shareholders	2,020,573	13.9%	2,020,573	14.2%
Bannix public stockholders (2)	1,014,748	7.0%	690,000	4.8%
Former Bannix Officers and Directors	130,000	0.9%	130,000	0.9%
Representative Shares	393,000	2.7%	393,000	2.8%
Sponsor ` and Other Insiders (1)	2,041,600	14.0%	2,041,600	14.3%
Total shares outstanding	14,579,348	100.0%	14,254,600	100.0%

(1)

Includes 406,000 Private Placement Shares, 406,000 Private Rights converted to 40,600 shares of common stock upon consummation of the Business Combination and 1,595,000 shares of common stock consisting of Founder Shares and other shares of common stock issued to the Anchor Investors and others. The 2,041,600 shares consist of: 484,000 Sponsor shares, 961,600 Anchor investor shares, 596,000 Former Sponsor shares. This total excludes shares held by Former Bannix Officers and Directors.

(2)	Includes 6,900,000 Public Rights converted to 690,000 shares of common stock upon consummation of the Business Combination and includes the redemption of 3,960,387 shares of common stock in March 2023, the redemption of 1,381,866 shares of common stock in March 2024, and the redemption of 1,232,999 shares of common stock in September 2024.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

 Note 2a – Reconciliation of Bannix Statement of Operations

The following table presents the calculations of the Bannix financial results for the nine months ended December 31, 2024:

	For the Year Ended December 31, 2024	Less: For the Three Months Ended March 31, 2024	Total: For the Nine Months from April 1, 2024 to December 31, 2024
Operating costs	$1,291,428	$420,052	$871,376
Loss from operations	(1,291,428)	(420,052)	(871,376)
Other income (expense)::
Interest income on Trust Account	781,363	366,203	415,160
Gain on forgiven payables	33,750	33,750	—
Federal tax interest and penalties	(206,200)	—	(206,200)
Excise tax interest and penalty	(50,587)	—	(50,587)
Change in fair value of warrants	(8,120)	(8,120)	—
Total other income	550,206	391,833	158,373
Loss before income taxes	(741,222)	(28,219)	(713,003)
Provision for income taxes	(129,341)	—	(129,314)
Net Loss	$(870,536)	$(28,219)	$(842,317)

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Bannix will be treated as the “acquired” company for financial reporting purposes, and Target will be the accounting “acquirer.”

This determination was primarily based on the following considerations:

●	Target stockholders will have majority of the voting power under both the no redemption and maximum redemption scenarios described below;

●	Target will appoint the majority of the board of directors of the combined entity;

●	Target’s existing management will comprise the management of the combined entity;

●	Target’s operations will comprise the ongoing operations of the combined entity;

●	Target is the larger entity based on historical revenues and business operations; and

●	the combined entity will assume Target’s name and will assume Target’s headquarters.

Another determining factor was that Bannix does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Bannix will be stated at historical cost, with no goodwill or other intangible assets recorded.

While Target has not yet generated revenues until the date of this report/proxy, it has undertaken substantial operational activities that establish it as the larger entity based on business operations. Target is currently engaged in multiple pilot programs with major defense contractors, including a live-fire testing trial in the UAE

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2024, are as follows:

A.	Reflects the liquidation and reclassification of $3.8 millions of funds held in the Trust Account to cash that becomes available following the Business Combination.

B.	Reflects the settlement of deferred underwriting commissions upon the closing of the Business Combination.

C.
Represents preliminary estimated transaction costs expected to be incurred by Bannix of approximately $0.3 million for legal, accounting, and advisory fees incurred as part of the Business Combination. For the Bannix transaction costs of $0.333 million, $0.13 million have been paid and $0.01 million have been accrued as of the pro forma balance sheet date. The amount of $0.19 million has been accrued in the pro forma balance sheet and is reflected as an adjustment to accumulated losses (See adjustment CC below). In Scenario 1 $0. 2 millions of transaction costs are being paid at the consummation of the Business Combination. In Scenario 2 the payment of $0.2 millions of transaction costs is deferred until after the closing of the business combination pursuant to the deferment agreement.

D.	Represents the exchange of outstanding Target shares into shares of VisionWave common stock, par value of $0.01 per share upon the Business Combination and the exchange of outstanding Bannix shares into shares of VisionWave.

E.	Represents the elimination of Bannix’s historical accumulated losses to the extent possible, as Bannix does not believe that additional paid-in capital can be a negative amount and when additional paid-in capital is reduced to zero any additional amounts are recognized in retained earnings, after recording the transaction costs of $190,001 to be incurred by Bannix as described in (C) above, the recognition of interest earned in the Trust account subsequent to December 31, 2024 of $11,649 as described in (J) below, the share based compensation of $972,400 as recognized in (I) below, and the adjustment to the excise tax of $289,249 as described in (K) below. In Scenario 1, APIC was adjusted by $1,447,627 to recognize in accumulated deficit so as to not present negative APIC. In Scenario 2, APIC was adjusted by $5,237,880 to recognize in accumulated deficit so as to not present negative APIC.

F.	In Scenario 1, reflects the no additional redemptions scenario. In Scenario 2, reflects the maximum redemption of 324,748 Bannix shares for aggregate redemption payments of $3.8 million at a redemption price of approximately $11.68 per share, as of February 12, 2025. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

G.	Reflects the conversion of 6,900,000 Public rights into 690,000 shares of VisionWave common stock, par value $0.01, and 406,000 Private rights into 40,600 shares of VisionWave common stock, par value $0.01, at the consummation of the Business Combination.

H.

In Scenario 1, reflects payment of the following amounts recorded as Due to Related parties on the Bannix balance sheet as of December 31, 2024: The payables due to Subash Menon for the Securities Purchase Agreement to be paid upon the closing of the Business Combination of $200k and $1.2k, the $24k due to Suresh Yezhuvath, the $10.6k due to Bannix Management LLP, and a portion of the outstanding accrued compensation balance of $40.9k (to Erik Klinger and Doug David less $110.4K of Mr. Davis that been deferred). The payment of the due to related party Instant Fame promissory note of $840k, the administrative support agreement of $198.3k, and advances from related parties of $386.4k have been deferred until after the closing of the business combination to be paid no later than December 31, 2025, pursuant to the Affiliate Deferment Agreements dated December 26, 2024 and its amendment dated February 4, 2025.

I.	Reflects the share-based compensation recognized by Bannix for the 130,000 Founders shares granted to former directors and a former officer that vest at the consummation of the Business Combination.

J.	Reflects interest earned in the Trust account subsequent to December 31, 2024.

K.	Reflects the adjustment to the excise tax payable related to the shares redeemed March 2024 and September 2024 due to the issuance of shares assuming the Business Combination occurs at December 31, 2024.

L.	Reflects the cash to be received from Yezhuvath as a capital contribution to be used to pay the underwriters’ discount upon the Business Combination.

M.	Reflects the draw on due to related parties for extension payments paid to the Trust account subsequent to December 31, 2024 of $32,474 which includes payments made on January 14, 2025 and February 12, 2025.

N.	On December 26, 2024, Bannix entered into several agreements to defer certain transaction costs and obligations associated with its potential business combination, until after the closing of the proposed transaction between the Company and Target. As part of this agreement, Evie Autonomous Ltd. (“Evie”) holds a consolidated promissory note in the amount of $1,003,995 issued by Bannix. Under the deferment agreement, payment of this note has been deferred and is payable within four (4) months following the closing of the Business Combination. This deferment agreement provides Bannix with the financial flexibility to focus on completing the transaction while ensuring that the repayment obligations are met within the agreed timeframe. In Scenario 1, reflects the repayment of the EVIE promissory note. In Scenario 2, reflects the deferral of the payment of the EVIE promissory note payable within four months following the closing of the Business Combination.

O.	Reflects the draw on due to related parties of $157.4 k in Scenario 2 to provide cash to pay the amounts due to related parties as described in adjustment (H) above.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended December 31, 2024

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for nine months ended December 31, 2024, are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on April 1, 2024.

BB.	Reflects the elimination of administrative service fees that will be ceased paying upon closing of the Business Combination.

CC.	Reflects the transaction costs of Bannix.

DD.	Reflects the elimination of income tax expense related to investment income held in the Trust Account because this income tax expense would not be incurred if the Business Combination was consummated on April 1, 2024.

EE.	Reflects the share-based compensation, for Founders shares granted to directors and an officer, recognized by Bannix at the consummation of the Business Combination as described in adjustment (K) above.

Note 6 — Net Earnings per Share

Represents the earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since April 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Bannix’s public shares:

	For the Nine Months Ended December 31, 2024
	Minimum Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Target shareholders and Target non-affiliate public shareholders	11,000,000	11,000,000

Bannix public shareholders (2)	1,014,748	690,000
Former Bannix Officers and Directors	130,000	130,000
Representative Shares	393,000	393,000
Sponsor and Other Insiders (1)	2,041,600	2,041,600
Total	14,579,348	14,254,600

(1)

Includes 406,000 Private Placement Shares, 406,000 Private Rights converted to 40,600 shares of common stock upon consummation of the Business Combination, and 1,595,000 shares of common stock consisting of Founder Shares and other shares of common stock issued to the Anchor Investors and others.

(2)

Includes 6,900,000 Public Rights converted to 690,000 shares of common stock upon consummation of the Business Combination and includes the redemption of 3,960,387 shares of common stock in March 2023, the redemption of 1,381,866 shares of common stock in March 2024, and the redemption of 1,232,999 shares of common stock in September 2024.

	Nine Months Ended December 31, 2024
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(2,783,181)	$(2,783,181)
Weighted average shares outstanding of common stock – basic and diluted	14,579,348	14,254,600
Net loss per share – basic and diluted	$(0.19)	$(0.20)

OTHER INFORMATION RELATED TO THE COMPANY

Introduction

Bannix Acquisition Corp. is a blank check company formed in January 2021, as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction with one or more businesses, which we refer to throughout this Proxy statement/prospectus as our initial business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act of 1934 (the “Exchange Act”) because we have no operations and nominal assets consisting almost entirely of cash.

Initial Public Offering and Private Placement

Bannix is a Delaware corporation incorporated on January 21, 2021 as a blank check company for the purpose of potentially entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, with one or more target businesses.

The Company’s original sponsors are Subash Menon and Sudeesh Yezhuvath (through their investment entity Bannix Management LLP), Suresh Yezhuvath (“Yezhuvath”) and Seema Rao (“Rao”). On October 20, 2022, pursuant to a Securities Purchase Agreement, Instant Fame LLC, a Nevada limited liability company (“Instant”), acquired an aggregate of 385,000 shares of common stock of the Company from Bannix Management LLP. As a result, Doug Davis and Roey Benjamin Schnapp are the Sponsors of the Company through their investment entity Instant (the “Sponsors”).

On September 14, 2021, we consummated our initial public offering (“IPO”) of 6,900,000 units at $10.00 per unit (the “Units”). The units sold included the full exercise of the underwriters’ over-allotment. Each Unit consists of one share of our common stock (the “Public Shares”), one redeemable warrant to purchase one share of our common stock at a price of $11.50 per share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our initial business combination.

Simultaneously with the closing of the IPO and the over-allotment, we consummated the issuance of 406,000 private placement units (the “Private Placement Units”) as follows: we sold 181,000 Private Placement Units to the Anchor Investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 private placement units to our former Sponsors in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consists of one share of our common stock, one redeemable warrant to purchase one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our Business Combination. Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating our Business Combination.

Upon the closing of the initial public offering on September 14, 2021, a total of $69,690,000 of the net proceeds from the IPO, the Over-Allotment and the Private Placement were deposited in a U.S.-based trust account (the “Trust Account”) at Morgan Stanley, maintained by Continental Stock Transfer & Trust Company, acting as trustee. Other than as described above, no payments were made by us to directors, officers or persons owning ten percent (10%) or more of outstanding shares of Common Stock or to their associates, or to our affiliates.

Fair Market Value of Target’s Business

Nasdaq requires that the Company’s initial business combination occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, the Company will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. The Company Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, the Company must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Public Stockholders may seek to redeem their Public Shares, subject to the limitations described in the prospectus for the Company’s IPO. Accordingly, in connection with the Business Combination, the Company Stockholders may seek to redeem the Public Shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

As of the date hereof, the Sponsor and the Company’s directors and officers collectively own 16.67% of the total outstanding shares of Common Stock. In accordance with the Merger Agreement, within thirty (30) days following the execution of the Merger Agreement, Bannix, VisionWave, Target, and certain stockholders of Target representing the requisite votes necessary to approve the Merger Agreement (the “Target Equity Holders”) are expected to enter into a Stockholder Support Agreement pursuant to which the Target Equity Holders will: (a) agree to vote in favor of the adoption of the Merger Agreement and approve the Mergers and the other Transactions to which Target is a party; and (b) agree to waive any appraisal or similar rights they may have pursuant to Nevada law with respect to the Mergers and the other Transactions.

As of the date hereof, assuming other insider will vote “FOR”, the Sponsor and the Company’s directors and officers would not need any Public Shares currently held by the Public Stockholders to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal.

Liquidation if No Business Combination

If the Company is unable to complete the Business Combination with Target or another business combination within the required time period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on the Company), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining the Company Stockholders and the Company Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Properties

We currently maintain our virtual executive offices at 300 Delaware Ave., Suite 210 # 301, Wilmington, DE 19801 (our prior virtual offices were held at 8265 West Sunset Blvd., Suite # 107, West Hollywood, CA 90046). Our virtual executive offices are provided to us by our Sponsors. On September 10, 2021, we agreed to pay our initial Sponsors a total of $5,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, it will cease paying these monthly fees. We consider our current virtual office space adequate for our current operations. We consider our current office space adequate for our current operations.

Employees

We currently have two officers, our Chief Executive Officer, who serves as Co-Chairman and Chief Executive Officer, and our Chief Financial Officer. These individuals are not obligated to devote any specific number of hours to our matters but intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time to be devoted in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the consummation of our initial business combination.

Directors and Executive Officers

On October 20, 2022, pursuant to a Securities Purchase Agreement, Instant fame, LLC (“IF”) acquired an aggregate of 385,000 shares of common stock of the Company from Bannix Management LLP, Balaji Venugopal Bhat, Nicholos Hellyer, Subbanarasimhaiah Arun, Vishant Vora and Suresh Yezhuvath and 90,000 private placement units from Suresh Yezhuvath (collectively, the “Sellers”) in a private transaction. The Sellers immediately loaned the entire proceeds to the Company for the working capital requirements of the Company. The Company entered into a letter agreement with Subash Menon, a director of the Company, for services in connection with the review and advice pertaining to the proposed Business Combination providing for a payment in the amount of $200,000 upon the closing of a Business Combination. In connection with this transaction, all parties agreed that there will be certain changes to the Board of Directors.

As a result of the above, Subash Menon resigned as Chief Executive Officer of the Company and Nicholas Hellyer resigned as Chief Financial Officer, Secretary and Head of Strategy. Douglas Davis was appointed as the Chief Executive Officer of the Company. Further, Balaji Venugopal Bhat, Subbanarasimhaiah Arun and Vishant Vora resigned as Directors of the Company. Mr. Bhat, Mr. Arun and Mr. Vora served on the Audit Committee with Mr. Bhat serving as the committee chair. Mr. Bhat, Mr. Arun and Mr. Vora served on the Compensation Committee with Mr. Arun serving as the committee chair. The Board was also increased from two to seven and Craig Marshak and Douglas Davis were appointed as Co-Chairmans of the Board of Directors effective immediately. Further, Jamal Khurshid, Eric T. Shuss and Ned L. Siegel were appointed to the Board of Directors of the Company effective ten days after the mailing of a Schedule 14f Information Statement. The resignations referenced above were not the result of any disagreement with management or the Board. See our Current Report on Form 8-K filed on October 25, 2022 for information concerning that transaction. On November 10, 2022, Sudeesh Yezhuvath resigned as a director of Bannix Acquisition Corp. for personal reasons. The resignation was not the result of any disagreements with management or the Board. Post Sudeesh Yezhuvath resignation our board member count to six, were 5 of them been appointed by IF.

Our directors and executive officers are as follows:

Name	Age	Title
Douglas Davis	66	Co- Chairman of the Board of Directors, Chief Executive Officer, Secretary and Principal Executive Officer
Craig J. Marshak	64	Co-Chairman of the Board of Directors
Jamal “Jamie” Khurshid	47	Director
Eric T. Shuss	58	Director
Ned L. Siegel	72	Director
Subash Menon	58	Director
Erik Klinger*	55	Chief Financial Officer

* On April 10, 2024, Erik Klinger was appointed by Bannix to serve as the Chief Financial Officer.

Douglas L. Davis is a seasoned executive with management experience across many areas including M&A, capital raising, sales and business development. Since 2001, Mr. Davis has served as the Managing Partner of CoBuilder, Inc., a consulting organization providing services for large and small corporate entities associated with increasing efficiencies, including increasing market penetration, revenues and profit; also, from 2008 to 2018, Mr. Davis served as the CEO of BitSpeed LLC, an extreme file transfer software solution. In addition, from July 2018 to April 2020 Mr. Davis served as the Chief Executive Officer of GBT Technologies, Inc; he was dedicated full-time to his position at GBT. And there was no overlap with his role at CoBuilder, Inc. In April 2020, Mr. Davis resigned as CEO, but continued to consult on a part-time basis for GBT until March 2023.

From April 2020 till October 2022, Mr. Davis took on CoBuilder consulting projects from a variety of small private companies, primarily involving preparation of business plans and presentation materials for CEOs seeking to raise money and expand their business development reach.

In September 2022, Mr. Davis became a manager of InstantFAME, LLC. In October 2022, InstantFAME became the Sponsor of the Bannix SPAC, and Mr. Davis assumed the role of CEO and Co-Chairman at Bannix Acquisition Corp., where he has worked full-time on the process of selecting a business combination target and closing Bannix’s de-SPAC, business combination and Nasdaq listing.

Mr. Davis received an AB Political Science from Stanford University and an MBA (Concentration in Finance and Strategic Management) from UCLA Anderson Graduate School of Management. The Company believes that Mr. Davis’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies and his role as Co-Chairman and Chief Executive Officer give him the qualifications and skills to serve as a director.

Craig J. Marshak served as Vice Chairman of the Moringa Acquisition SPAC from its formation and initial NASDAQ listing in February 2021 until completion of its August 16 2024 merger with Biomotion Sciences which reverted to its underlying company name Silexion Therapeutics at the time of the merger. Silexion is a clinical stage biotechnology company focused in Pancreatic Research.

Mr. Marshak oversaw the transaction target identification and transaction merger negotiations in his capacity as Vice Chairman of Moringa Acquisition. Mr. Marshak did not remain as a Board of Directors member in the combined company post-acquisition.

Mr. Marshak has a 25-year track record in investment banking, private equity and venture capital, in each case with a significant Israel-based focus. Since January 2010, Mr. Marshak has served as Managing Director at Israel Venture Partners, or IVP, a platform used by him and investment colleagues to identify opportunistic Israel based global growth enterprises. Previously, Mr. Marshak served as a Managing Director, and the Global Co-Head, of the Nomura Technology Investment Growth Fund, a merchant banking fund operated from within the London offices of Nomura Securities, focused on growth-stage and venture capital investments in Israel, Silicon Valley and North America. Prior to holding that position, he served as a Director, Investment Banking, in the Restructuring and International Corporate Finance and Cross-Border Capital Markets groups at Schroders, for both its New York and London offices. Mr. Marshak started his career at Morgan Stanley’s merchant banking division in New York. Mr. Marshak has played a principal role in many investments in Israeli companies, most notably (while at the Nomura Technology Investment Growth Fund) the first institutional round for Shopping.com (NASDAQ: SHOP) (which was sold to eBay, after its IPO) and organizing the first institutional round for CyberArk (NASDAQ: CYBR).

Mr. Marshak presently continues as a Managing Director of Clear Think Capital, a boutique merger and acquisition advisory company headquartered in Boca Raton, Florida. Mr Marshak through his firm Clear Think Capital previously provided advisory services to Nukkleus (Nasdaq NUKK) regarding its merger with Brilliant Acquisition SPAC. This merger was announced on December 22 2023.

He earned an A.B. in Political Science and Economics from Duke University, as well as a J.D. from Harvard Law School.  The Company believes that Mr. Marshak’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies and his role as Co-Chairman give him the qualifications and skills to serve as a director.

Jamal “Jamie” Khurshid served as an investment banker for over 20 years at Goldman Sachs, Credit Suisse and Royal Bank of Scotland before joining Cinnober Financial Technology, the world’s leading independent exchange and clearing house technology provider, as a senior partner where Mr. Khurshid served from 2013 to 2018. In 2018, Mr. Khurshid co-founded Digital RFQ, a leading digital cross border payments service. Until it was sold to Nukkleus Inc. in August 2021. From August 2018 to present Mr. Khurshid has been the Founder of Match Financial Technology, a Commodities trading technology operator.

From June 2020 through March 2021, Mr. Khurshid served as the Chief Commercial Officer of Droit Financial Technology, a cross jurisdiction regulatory transparency enterprise technology firm.  Mr. Khurshid joined Financial Strategies Acquisition Corp in June 2021 as Chief Executive Officer, subsequently resigning from the position in January 2022 remaining a director of the company, resigning before business went into chapter 11 in 2024.

From November 2021 to July 2023, he was the Director of incubator business build out for Layer 1 Blockchain Technology. From August 2021 to September 2024, Mr. Khurshid was the Chief Operating Officer at Nukkleus Inc., which had announced a pending merger with Brilliant Acquisition SPAC. Nukkleus is a financial technology company whose shares are traded publicly in the U.S. In May 2021 he co-founded, and is still currently a director and Chairman of, Jacobi Asset Management Holdings Limited in the United Kingdom and parent company of Jacobi Asset Management PCC Limited, an ETF issuer in Guernsey. In November 2021 he was appointed as Chief Operating Officer and Director of Caduceus Foundation, a blockchain technology company in Singapore.

He is a Board member of 4Phyll Private Limited, a BioPlastics technology company in Singapore and Non-Executive Director for OneCycle Group, a chemical engineering technology provider in the UK.

In 1997, Mr. Khurshid graduated from the University of Reading in the United Kingdom with second class honors as a Bachelor of Science in Environmental Science. Mr. Khurshid was voted by financial news as one of the top 40 under 40 in European trading and technology (2014) and ranked in the ‘Exchange invest’ Top 1000 most influential people in global financial markets in 2017. The Company believes that Mr. Khurshid’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies give him the qualifications and skills to serve as a director.

Eric T. Shuss has extensive knowledge and expertise in growing and running high-tech companies, from start-ups to thriving ongoing ventures. Over his 35-year career, he has worked at mid-to-large companies as a Senior Industry Analyst, Managing Consultant, Director of Information Systems, Director of Operations, CEO, COO, Vice President, and President. These roles have been within high-profile businesses in AI and Robotics, I.T./ERP sales and consulting firms, high-tech manufacturers, Telecomm, retail operations, and distributors.

Mr. Shuss, managed and owned a consulting business, Peryton Systems, from April 2016 to May 2019 which was an independent consulting firm engaged to facilitate the commercialization of innovative technologies in Artificial Intelligence, VR/AR, ERP, Supply Chain and Logistics.

From May 2019 until June 2021, Mr. Shuss served as a Senior Industry Analyst for Avantiico representing the company in all customer and partner interactions for its professional services practice, providing industry analysis and presales support for Hitachi's technology solutions.

From June 2021 until the present, Mr. Shuss serves as the Director of Presales for Armanino Advisory, LLP. In this role, he leads the Technology Consulting division, managing the Solution Architect teams for Microsoft software and professional services; oversees all solution designs for multimillion-dollar ERP and Supply Chain opportunities; and speaks regularly on ERP and AI at various conferences and events.

In June 2022, Mr. Shuss founded On Air Platform, Inc., where he invented a new IoT and AI technology aimed at improving worker productivity and quality of life. He established On Air Platform to develop and commercialize this technology, with plans to introduce the product in 2025. He has the permission of his current employer, Armanino, to do so.

Mr. Shuss is an author and futurist who serves on several advisory boards and has a keen understanding of technology and can see the big picture to find ways for people to access and benefit from technology, which is the key to his success. Mr. Shuss attended California State University Long Beach studying Computer Science. The Company believes that Mr. Shuss’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies give him the qualifications and skills to serve as a director.

Amb. Ned L. Siegel has had a long and distinguished career as a Senior U.S. government official and businessman. He served as a Member of the Board of Directors of Enterprise Florida, Inc. (EFI) from 1999-2004, appointed by Governor Jeb Bush. EFI is the state of Florida’s primary organization promoting statewide economic development through its public-private partnership. He was appointed by President George W. Bush to serve three Presidential Appointments over the term of his Presidency, as follows: First, he was appointed to the Board of Directors of the Overseas Private Investment Corporation (OPIC), where he served from 2003 to 2007. His second appointment by President Bush was to serve as the Senior Advisor to the U.S. Mission and as the U.S. Representative to the 61st Session of the United Nations General Assembly in New York, where he served under Ambassador John R. Bolton from 2006-2007. From October 2007-January 2009, he served his third appointment by President Bush as U.S. Ambassador to the Commonwealth of the Bahamas. In May of 2009, Ambassador Siegel was honored and presented with the United States Coast Guard Meritorious Public Service Award for his service in The Bahamas.

In addition to his public service, Ambassador Siegel has over 30 years of entrepreneurial successes. Presently, he serves as President of The Siegel Group located in Boca Raton, Florida, a multi-disciplined international business management advisory firm that he founded in September 1997, specializing in real estate, energy, utilities, infrastructure, financial services, oil and gas and cyber and secure technology.

Ambassador Siegel has served on the Board of Directors of other numerous public and private companies, and private equity groups. Presently, he serves the following public company Board of Directorships: Appointed June 30, 2021, to serve as a director of Worksport Ltd., where he serves as Chair of the Nominating and Corporate Governance Committee; appointed November 2021, to serve on the board of LaRosa Holdings Corp, where he serves as Chair of the Nominating and Corporate Governance Committee; appointed October 2022 to serve on the board of Janover, Inc., where he serves as Chair of the Nominating and Corporate Governance Committee; and appointed February 2024 to serve on the board of Vocodia Holdings Corp., where he serves as Chair of the Compensation Committee.

Previously, he served as a director of the following public companies: GBT Technologies Inc. - from May 2018 to April 2020; Sustainable Green Team, LTD from December 2022 to January 2023; Notis Global, Inc. from April 2014 to March 2020. Amb. Siegel also presently serves in an advisory capacity with the U.S. Medical Glove Company, Captis Intelligence, Inc., and the Council for a Secure America, as well as Of Counsel to the law firm Wildes & Weinberg.

Over the years, Amb. Siegel has spoken at many conferences. He has also written various editorials and articles, including a segment written for the Alan Dershowitz book, What Israel Means to Me, published in June 2006.

Amb. Siegel graduated Phi Beta Kappa from the University of Connecticut in 1973, receiving a Bachelor of Arts degree in political science and he received a Juris Doctor (JD) degree from the Dickinson School of Law in 1976. In December 2014, he received an honorary degree of Doctor of Business Administration from the University of South Carolina. The Company believes that Mr. Siegel’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies give him the qualifications and skills to serve as a director.

Subash Menon was the Chairman of the Board of Directors and Chief Executive Officer of the Company from January 2021 until October 2022. He resigned his management position and Board Chairmanship to make room for Mr. Davis and other new additions, but continues his Board membership currently.

Mr. Menon is the Chairman and Managing Director of Pelatro Limited, a company listed on NSE Emerge. Pelatro Limited offers campaign management and loyalty management solutions for telecommunication companies and these solutions are part of the overall Customer Engagement space within the telecom industry. At Pelatro, Mr. Menon is responsible for sales, marketing, finance, legal and investor relations. Mr. Menon spear headed the expansion of the company from a startup to leadership position in Asia. Further, he led the company to a successful IPO on the National Stock Exchange Emerge Forum in September 2024.

Prior to cofounding Pelatro in 2013, Mr. Menon had founded and led Subex Limited for 20 years (from 1992 to 2012). Mr. Menon successfully took Subex from startup stage, through an IPO to a company that generated revenue of over $110 million, with 200 customers across 80 countries. During that period, Subex completed several acquisitions of companies in the U.S., UK and Canada. Under Mr. Menon’s leadership, Subex achieved several milestones – the first software product company to list in India, the first Indian software company to acquire an overseas company and the first Indian company to use GDR as an instrument for acquisition.

For the innovative achievements of Mr. Menon at Subex, he was named a “Mover & Shaker” in the Indian software industry. Subex also won the “NASSCOM Innovation Award” and “One of the 8 Most Innovative Companies” award from NASSCOM. Mr. Menon has a graduate degree in Electrical Engineering from National Institute of Technology, Durgapur and is a Distinguished Alumnus. Mr. Menon has presented numerous papers on business at international fora. The Company believes that Mr. Subash’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies give him the qualifications and skills to serve as a director.

Erik Klinger serves as Chief Financial Officer for the Company since April 2024. Mr. Klinger’s work has focused on providing advisory services to growing companies that have significant recurring revenues, including providing advice on mergers and acquisitions and fractional CFO services to those companies.

From 2020 till the present, Mr. Klinger is the Founder and CEO of CIMfinity, which provides enhanced distribution for M&A deals in certain industries that have stalled or are slow-moving. CIMfinity is an expansion of Dealounge, which Mr. Klinger founded in 2014. Specific responsibilities include auditing buyer data and updating to accurately reflect their investment criteria; categorizing strategic acquirers to accurately reflect their industries and lines of business; update and improve user experience; and cultivating relationships with investment bankers and buyers to build deal flow on the platform.

From 2016-2020 Mr. Klinger was the Chief Financial Officer and Head of Corporate Development of GBT Technologies, Inc., at the time an OTCQB company.

Mr. Klinger was a senior manager from November of 2021 to March 2022 at NowFCO, a company providing CFO services to pre-public companies preparing for an IPO or sale. He then worked From March 2022 to August 2022 at CSuite Financial Partners, where he was being groomed to lead the practice, expanding CSuite from having a regional presence to have a national presence. He cultivated relationships with the K-1 partners of the firm to coordinate delivery of services nationwide, and worked with the deal team to facilitate the sale of the company.

From August 2022 to present, Mr. Klinger has been engaged by Empatha Care Management to provide CFO services, and facilitate ongoing acquisitions within the occupational medicine and workers’ compensation industries on behalf of Empatha.

As an investment banker at Ocelot Partners, he sold Harbor Healthcare, a business engaged in healthcare software in 2012, and then served as an advisor to that company from 2013-2016. From 2003-2011, Mr. Klinger was co-founder and Chief Executive Officer of Mindshift Partners, which provided CFOs and Controllers for publicly-traded and privately-held companies.

Prior to those experiences, Mr. Klinger worked in private equity, with a focus on leveraged buyouts. From 1992 to 1997, Mr. Klinger worked at Andersen Consulting and then at Price Waterhouse.

Mr. Klinger earned a Bachelor’s Degree from Dartmouth College and an MBA in Finance from the Anderson School of Management at UCLA.

Executive Compensation

On May 19, 2023, the Company entered into an Executive Retention Agreement with Mr. Davis, Chief Executive Officer and Co-Chairman of the Board of Directors, providing for an at-will employment arrangement that may be terminated by either party at any time, which provides for the payment of an annual salary of $240,000 to Mr. Davis. On January 19, 2025, Doug Davis, the CEO of the Company, agreed to defer $110,400 of compensation expense due him. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

On April 10, 2024, Erik Klinger was appointed by the Company to serve as the Chief Financial Officer of the Company. There is no understanding or arrangement between Mr. Klinger and any other person pursuant to which he was appointed as an executive officer. Mr. Klinger does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer. Except as set forth below, Mr. Klinger has not had direct or indirect material interest in any transaction or proposed transaction in which the Company was or is a proposed participant, exceeding $120,000. The Company and Mr. Klinger entered into an Executive Retention Agreement dated April 10, 2024 pursuant to which Mr. Klinger agreed to serve as Chief Financial Officer in consideration of an annual salary of $120,000. The Company and Mr. Klinger also entered into an Indemnification Agreement. The employment of Mr. Klinger is at will and may be terminated at any time, with or without formal cause.

Other than Mr. Davis and Klinger, no executive officer has received any cash compensation for services rendered to us. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

The following tables set forth all compensation paid to our officers for the years ended December 31, 2024 and 2023.

Summary Compensation Table

Name and principal		Stock Equity	None Equity Incentive	All Other
Position	Year	Awards	Salary	Compensations	Total

Douglas Davis	2024	$—	$240,000	$—	$240,000
Co-Chairman of the Board of Directors and Chief Executive Officer	2023	$—	$160,000	$—	$160,000
Erik Klinger	2024	$—	$90,000	$—	$90,000
Chief Financial Officer	2023	$—	$—	$—	$—

On May 10, 2023, we engaged a law firm to assist with the proposed Business Combination with Evie Group. We paid $30,000 upon entering into the agreement, $70,000 upon Evie Group signing a definitive business combination agreement and the remaining $500,000 is contingent upon the closing of the Business Combination with Evie Group.

On May 19, 2023, we entered into an Executive Retention Agreement with Mr. Davis, Chief Executive Officer and Co-Chairman of the Board of Directors, providing for an at-will employment arrangement that may be terminated by either party at any time, which provides for the payment of an annual salary of $240,000 to Mr. Davis. On January 19, 2025, Doug Davis, the CEO of the Company, agreed to defer $110,400 of compensation expense due him. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

Additionally, we entered into a letter agreement with Subash Menon, a director of the Company, for services in connection with the review and advice pertaining to the proposed acquisition of Evie providing for a payment in the amount of $200,000 upon the closing of a Business Combination.

On April 10, 2024, Erik Klinger was appointed by the Company to serve as the Chief Financial Officer of the Company. There is no understanding or arrangement between Mr. Klinger and any other person pursuant to which he was appointed as an executive officer. Mr. Klinger does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer. The employment of Mr. Klinger is at will and may be terminated at any time, with or without formal cause.

Number of Officers and Directors

We have six directors. Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate.

Director Independence

Nasdaq requires that a majority of our board of directors must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Messrs. Marshak, Khurshid, Shuss and Siegel are our independent directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by our board of directors and has the composition and responsibilities described below. Our audit committee and compensation committee and nominating are composed solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. The members of our audit committee are Mr. Khurshid, Mr. Siegel and Mr. Shuss. Mr. Khurshid serves as chairperson of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members on the audit committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Mr. Khurshid, Mr. Siegel and Mr. Shuss qualify as independent directors under applicable rules. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Khurshid qualifies as an “audit committee financial expert” as defined in applicable SEC rules. We have adopted an audit committee charter which was filed as an exhibit to the Registration Statement on Form S-1 we filed with the SEC.

Compensation Committee

We have established a compensation committee of the board of directors consisting of three members. The members of our Compensation Committee are Mr. Siegel, Mr. Shuss and Mr. Marshak. Mr. Siegel serves as chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members on the compensation committee, all of whom must be independent. We have adopted a compensation committee charter, which was filed as an exhibit to our Registration Statement on Form S-1.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Bhat, Arun and Vora. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our amended and restated certificate of incorporation. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Our board of directors is divided into three classes with only one class of directors being appointed in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Menon, will expire at the first annual general meeting. The term of office of the second class of directors, consisting of Messrs. Khurshid, Siegel and Shuss, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Messrs. Davis and Marshak, will expire at the third annual general meeting.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed a copy of our Code of Ethics as an exhibit to our Registration Statement on Form S-1. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

In relation to the foregoing, our amended and restated certificate of incorporation provides that:

●	we renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities that are presented to us or our officers or directors or stockholders or affiliates thereof, including but not limited to, our initial stockholders and its affiliates, except as may be prescribed by any written agreement with us; and

●	our officers and directors will not be liable to our company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any of our initial stockholders or its affiliates to the fullest extent permitted by Delaware law.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor these fiduciary obligations under applicable law. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one, we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors following the Instant Agreement and to date:

Individual	Entity	Position at affiliated entity	Other Contractual Obligations
Douglas Davis	Instant Fame LLC	Co-Chairman, Chief Executive Officer and Director of Bannix and will serve as a Co-Chairman of the Board of Directors of VisionWave following the closing	Mr. Davis holds advisory and board positions in private technology firms, which may require allocation of his time and attention a few hours a month.
Erik Klinger	Individual	Chief Financial Officer of Bannix and will serve as a director and Chief Financial Officer of VisionWave following the closing	None.
Yossi Attia	Individual	Chief Operating Officer and director of the Target and will serve as Chief Operating Officer and a director of VisionWave following the closing	Mr. Attia is a real estate developer and an investor in various companies. These roles are unrelated to VisionWave’s operations and do not present any conflicts of interest.
Danny Rittman	Individual	Consultant of Target and will serve as Chief Technology Officer and a director of VisionWave following the closing	Mr. Rittman serves as CTO for GBT Technologies, Inc. and holds advisory roles with other technology companies.

The remaining directors of VisionWave, including Mr. Shuss and Mr, Hansel, are engaged in various roles which may include employment or consulting opportunities. These roles are unrelated to VisionWave’s operations and do not present any conflicts of interest. Further, Mr. Shuss serves as a director of Bannix and will serve as a director of VisionWave.

The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors before the IF Agreement:

Individual	Entity	Position at affiliated entity
Subash Menon	Pelatro PLC	Chief Executive Officer and Director
Sudeesh Yezhuvath	Pelatro PLC	Chief Operating Officer
Nicholos Hellyer	Pelatro PLC	Chief Financial Officer
Mr. Vishant Vora	Mavenir	President of Global Operations

Potential investors should also be aware of the following other potential conflicts of interest:

●	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	Our sponsors, executive officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the consummation of our initial business combination. Additionally, our sponsors, executive officers and directors have agreed to waive their redemption rights with respect to their founder shares if we fail to consummate our initial business combination within 15 months after the closing of the IPO (or times as extended), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement units will be used to fund the redemption of our public shares, and the private placement units will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our initial stockholders until the earlier of (1) one year after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the founder shares will be released from the lock-up. With certain limited exceptions, the private placement units and the securities underlying such units will not be transferable, assignable or salable by our initial stockholders until 30 days after the completion of our initial business combination. Since our initial stockholders and officers and directors may directly or indirectly own common stock and warrants following the IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

●	Our initial stockholders, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our initial stockholders or an affiliate of our initial stockholders or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be, at the option of the lender, convertible into placement units at a price of $10.00 per unit. Such units would be identical to the private placement units, including as to exercise price, exercisability and exercise period.

●	Our initial stockholders, officers and directors may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which would only be repaid if we complete an initial business combination.

The conflicts described above may not be resolved in our favor.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our initial stockholders, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our public stockholders for a vote, our sponsors, executive officers, and directors have agreed to vote their founder shares and any public shares purchased in or after the IPO in favor of our initial business combination.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, the Company’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

There are no other entities in which our officers and directors currently have fiduciary duties or contractual obligations.

Accordingly, if any of the above officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with the Sponsor, or the Company’s officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to the Public Stockholders for a vote, pursuant to the letter agreement, the Sponsor, and the Company’s officers and directors have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will obtain a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

Periodic Reporting and Audited Financial Statements

The Company has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, the Company’s annual reports contain consolidated financial statements audited and reported on by the Company’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS

OF OPERATIONS OF BANNIX

The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions, which could cause actual results to differ materially from management’s expectations. See “Forward-Looking Statements” included in this report.

Overview

We are a blank check company incorporated on January 21, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On September 14, 2021, we consummated our IPO of 6,900,000 units at $10.00 per unit (the “Units”). Each Unit consists of one share of our common stock (the “Public Shares”), one redeemable warrant to purchase one share of our common stock at a price of $11.50 per share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of the Business Combination.

Simultaneously with the closing of the IPO, we consummated the issuance of 406,000 private placement units (the “Private Placement Units”) as follows: we sold 181,000 Private Placement Units to the Anchor Investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 private placement units to our Former Sponsor in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consists of one share of our common stock, one redeemable warrant to purchase one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our Business Combination. Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating our Business Combination.

Upon the closing of the initial public offering on September 14, 2021, a total of $69,690,000 of the net proceeds was deposited in a trust account established for the benefit of our public stockholders.

Recent Developments

The Company held a Special Meeting of Stockholders on March 8, 2023 (the “March 2023 Special Meeting”). At the March 2023 Special Meeting, the stockholders approved the filing of an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Extension Amendment”), to extend the date (the “Extension”) by which the Company must (1) complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving the Company and one or more businesses (an “initial Business Combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial Business Combination, and (3) redeem 100% of the Company’s common stock (“common stock”) included as part of the units sold in the Company’s initial public offering (the “IPO”), from March 14, 2023, and to allow the Company, without another stockholder vote, to further extend the date to consummate a business combination on a monthly basis up to twelve (12) times by an additional one (1) month each time after March 14, 2023 or later extended deadline date, by resolution of the Company’s board of directors (the “Board”), if requested by Instant Fame upon five days’ advance notice prior to the applicable deadline date, until March 14, 2024, or a total of up to twelve (12) months after March 14, 2023 (such date as extended, the “Deadline Date”), unless the closing of a business combination shall have occurred prior thereto. The stockholders also approved an amendment (the “Trust Amendment”) to the Company’s Investment Management Trust Agreement dated as of September 10, 2021 (the “Trust Agreement”) by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”) incorporating the terms as set forth in the Extension Amendment.

 At the March 2023 Special Meeting, stockholders holding a total of 3,960,387 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $41,077,199 (approximately $10.37 per share) was removed from the Company’s Trust Account to pay such holders. Following redemptions and at December 31, 2023, the Company has 5,463,613 shares outstanding. Additionally, the Company recognized an excise tax equal to 1% of the value of the redeeming shares or approximately $410,772.

On March 8, 2024, the Company held its Annual Meeting of Stockholders of the Company (the “Annual Meeting”), whereby the Company’s stockholders approved an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “March 2024 Amendment”), to further extend the Extension from March 14, 2024, as extended, and to allow the Company, without another stockholder vote, to further extend the date to consummate a Business Combination on a monthly basis up to six (6) times by an additional one (1) month each time after March 14, 2024 or later extended deadline date, by resolution of the Company’s Board of Directors, if requested by the Sponsor, until September 14, 2024, or a total of up to six (6) months after March 14, 2024, unless the closing of a Business Combination shall have occurred prior thereto (the “Extension Amendment”), and to remove the Amended and Restated Certificate of Incorporation the redemption limitation contained under Section 9.2(a) preventing the Company from closing a Business Combination if it would have less than $5,000,001 of net tangible assets in order to expand the methods that the Company may employ so as not to become subject to the “penny stock” rules of the United States Securities and Exchange Commission (the “NTA Amendment”).

Pursuant to the March 2024 Amendment, we extended the deadline by which we must complete a business combination from December 14, 2022 to June 14, 2024. In order to fund deposits required to allow for such extension, we obtained loans from Instant Fame, LLC and Evie Group evidenced by non-interest-bearing promissory notes that are payable upon the consummation of a business combination by us. If we fail to consummate a business combination, the outstanding debt under the promissory notes will be forgiven, except to the extent of any funds held outside of the trust account after paying all other fees and expenses of the Company.

If we have not completed our initial business combination by December 14, 2023, as extended, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Pursuant to the Company’s Investment Management Trust Agreement with Continental Stock Transfer & Trust Company (the “Trustee”), dated as of September 10, 2021 (the “Trust Agreement”), as amended, upon a liquidation and termination of the Trust Account as a result of the Company failing to complete a Business Combination, the Company is authorized to withdrawal $100,000 of interest that may be released to the Company to pay dissolution expenses (the “Allowance”). On January 30, 2025, the Company assigned the Trustee $100,000 of the Allowance only in the event of a dissolution and termination of the Trust Account as a result of the Company failing to complete a Business Combination. The Trustee is authorized to offset $100,000 from the Trust Account interest against the Company’s outstanding invoice.

At the Annual Meeting, stockholders holding a total of 1,381,866 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $15,134,429 (approximately $10.95 per share) was removed from the Company’s Trust Account to pay such holders. Following redemptions the Company has 4,081,747 shares outstanding in March 2024. Additionally, the company recognized an additional excise tax equal to 1% of the value of the redeeming shares or approximately $151,344.

Additionally at the Annual Meeting, the Company’s stockholders approved an amendment to remove from the Amended and Restated Certificate of Incorporation the redemption limitation contained under Section 9.2(a) preventing the Company from closing a Business Combination if it would have less than $5,000,001 of net tangible assets (the “NTA Amendment”).

The Company held a Special Meeting of Stockholders on September 6, 2024 (the “September 2024 Special Meeting”). At the September 2024 Special Meeting, the stockholders approved the filing of an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “September 2024 Extension Amendment”), to extend the date (the “September 2024 Extension”) by which the Company must (1) complete the Initial Business Combination, (2) cease its operations except for the purpose of winding up if it fails to complete such Initial Business Combination, and (3) redeem 100% of the Company’s common stock included as part of the units sold in the Company’s IPO, from September 14, 2024, and to allow the Company, without another stockholder vote, to further extend the date to consummate a business combination on a monthly basis up to six (6) times by an additional one (1) month each time after September 14, 2024 or later extended deadline date, by resolution of the Company’s Board, if requested by Instant Fame upon five days’ advance notice prior to the applicable deadline date, until March 14, 2025, or a total of up to six (6) months after September 14, 2024 (such date as extended, the “Deadline Date”), unless the closing of a business combination shall have occurred prior thereto. The stockholders also approved an amendment (the “September 2024 Trust Amendment”) to the Company’s Investment Management Trust Agreement dated as of September 10, 2021 (the “Trust Agreement”) by and between the Company and the Trustee incorporating the terms as set forth in the September 2024 Extension Amendment.

 At the September 2024 Special Meeting, stockholders holding a total of 1,232,999 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $13,790,479 (approximately $11.18 per share) was removed from the Company’s Trust Account to pay such holders. Following redemptions, the Company has 2,848,748 shares outstanding.

In association with the Company’s special meetings and annual meeting, as of the filing of the Company Form 10-K for the annual year 2024, the Company has deposited an aggregate of $1,837,425 into the Trust Account to extend the Deadline Date to March 14, 2025.

Associated with the special meetings and annual meeting, and related redemptions, the company recognized an excise tax equal to 1% of the value of the redeeming shares or $700,021.

The 2024 excise tax return for redemptions that occurred in 2023 was due on October 31, 2024. As of the filing of the Form 10-K for the year 2024, the Company has not filed its 2024 excise tax return and no amounts have been paid. As of December 31, 2024, the Company is reporting $50,587 in excise tax interest and penalties on the consolidated statement of operations. At December 31, 2024 and 2023 the company’s excise tax liability was $750,608 (including interest and penalties) and $410,772, respectively.

Additionally at the Annual Meeting, the Company’s stockholders approved an amendment to remove from the Amended and Restated Certificate of Incorporation the redemption limitation contained under Section 9.2(a) preventing the Company from closing a Business Combination if it would have less than $5,000,001 of net tangible assets (the “NTA Amendment”).

Proposed Business Combination – Evie Group (Terminated)

On June 23, 2023, the Company, Evie Autonomous Group Ltd (“Evie Group”), and the shareholder of the Evie Group (“Evie Group Shareholder”), entered into a Business Combination Agreement (the “EVIE Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the EVIE Agreement, the Company was to acquire EVIE Group.

Patent Purchase Agreement

On August 8, 2023 the Company entered into a Patent Purchase Agreement (“PPA”) with GBT Tokenize Corp. (“Tokenize”), which is 50% owned by GBT Technologies Inc., which provided its consent, to acquire the entire rights, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects, (the “Patents”). The closing date of the PPA was planned to immediately follow the closing of the acquisition of EVIE Group.

On March 11, 2024, the Company sent EVIE Group and the EVIE Group Shareholder a notice providing that the EVIE Agreement has been terminated as a result of the failure of EVIE Group and the EVIE Group Shareholder to loan or procure a loan to Bannix as required pursuant to Section 5.21 of the Business Combination Agreement.

As the PPA was contingent upon Bannix closing the acquisition of EVIE and due to the termination of the proposed EVIE Agreement, Bannix and Tokenize agreed to terminate the PPA which was consented to by GBT.

Proposed Business Combination – VisionWave Technologies

On March 26, 2024, Bannix, the Company, Target, and the Target Shareholders the Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, Bannix would have acquired all of the issued and outstanding share capital of Target from the Target Shareholders in exchange for the issuance of 3,000,000 shares of common stock of Bannix, pursuant to which Target would have become a direct wholly owned subsidiary of Bannix and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein. On September 6, 2024, the parties entered into the Merger Agreement, by and among Bannix, VisionWave Parent Merger Sub, BNIX VW Merger Sub, Inc. and Target. The Merger Agreement, which amended and restated the Business Combination Agreement, and the transactions contemplated thereby were approved by the boards of directors of each of Bannix, VisionWave, Parent Merger Sub, Company Merger Sub, and Target. As a result of the closing of the Merger, VisionWave will issue 11,000,000 shares of common stock to the Target Shareholders and one share of common stock to the shareholders of Bannix for each share of common stock of Bannix that is not redeemed.

Representations and Warranties

Under the VisionWave Business Combination Agreement, Bannix has made customary representations and warranties to VisionWave, and the VisionWave Shareholder relating to, among other things, organization and standing, due authorization and binding agreement, governmental approvals, non-contravention, capitalization, Securities and Exchange Commission (the “SEC”) filings, financial statements, internal controls, absence of certain changes, compliance with laws, actions, orders and permits, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with related persons, the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Jumpstart Our Business Startups Act of 2012, finders’ and brokers’ fees, sanctions and certain business practices, private placements, insurance, no misleading information supplied, the Trust Account, and acknowledgement of no further representations and warranties.

Under the VisionWave Business Combination Agreement, the VisionWave has made customary representations and warranties (on behalf of itself and its subsidiaries) to Bannix relating to, among other things, organization and standing, due authorization and binding agreement, capitalization, company subsidiaries, governmental approvals, non-contravention, financial statements, absence of certain changes, compliance with laws, permits, litigation, material contracts, intellectual property, taxes and returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, material customers and suppliers, data protection and cybersecurity, sanctions and certain business practices, the Investment Company Act, finders’ and brokers’ fees and no misleading information supplied.

Under the VisionWave Business Combination Agreement, each VisionWave Shareholder has made customary representations and warranties (with respect to itself only) to Bannix relating to, among other things, organization and standing, due authorization and binding agreement, share ownership, governmental approvals, non-contravention, litigation, certain investment representations, finders’ and brokers’ fees and no misleading information supplied.

Covenants

The VisionWave Business Combination Agreement includes customary covenants of the parties including, among other things, (i) the conduct of their respective business operations prior to the consummation of the VisionWave Transactions, (ii) using commercially reasonable efforts to obtain relevant approvals and comply with all applicable listing requirements of The Nasdaq Stock Market LLC (“NASDAQ”) in connection with the VisionWave Transactions and (iii) using commercially reasonable efforts to consummate the VisionWave Transactions and to comply as promptly as practicable with all requirements of governmental authorities applicable to the VisionWave Transactions. The VisionWave Business Combination Agreement also contains additional covenants of the parties, including covenants providing for Bannix and VisionWave to use commercially reasonable efforts to file, and to cooperate with each other to prepare the proxy statement of Bannix.

Conditions to Closing

The respective obligations of each party to consummate the VisionWave Transactions, including the Share Acquisition, are subject to the satisfaction, or written waiver (where permissible), by VisionWave and Bannix of the following conditions:

●	Bannix’s shareholders having approved and adopted the Shareholder Approval Matters; and

●	the absence of any law or governmental order, inquiry, proceeding or other action that would prohibit the VisionWave Transactions.

Conditions to the Obligations of VisionWave and the VisionWave Shareholder

The obligations of VisionWave and the VisionWave Shareholder to consummate the VisionWave Transactions are subject to the satisfaction, or written waiver (by VisionWave, where permissible) of the following conditions:

●	the representations and warranties of Bannix being true and correct as determined in accordance with the VisionWave Business Combination Agreement;

●	Bannix having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the VisionWave Business Combination Agreement to be performed or complied with by it on or prior to the closing date of the VisionWave business combination (“Closing Date”);

●	Bannix having delivered to VisionWave a certificate dated as of the Closing Date, signed by an officer of Bannix, certifying as to the satisfaction of certain conditions specified in the VisionWave Business Combination Agreement;

●	no Material Adverse Effect shall have occurred with respect to Bannix that is continuing and uncured;

●	Bannix having made all necessary and appropriate arrangements with the trustee to have all of the funds held in the Trust Account disbursed to Bannix on the Closing Date, and all such funds released from the Trust Account be available to the surviving company;

●	Bannix having provided the public holders of Bannix shares of common stock with the opportunity to make redemption elections with respect to their Bannix shares of common stock pursuant to their Redemption Rights; and

●	the Ancillary Documents required to be executed by Bannix according to the VisionWave Business Combination Agreement at or prior to the Closing Date shall have been executed and delivered to VisionWave.

Conditions to the Obligations of Bannix

The obligations of Bannix to consummate the VisionWave Transactions are subject to the satisfaction, or written waiver (by Bannix where permissible) of the following conditions:

●	the representations and warranties of VisionWave and the VisionWave Shareholder being true and correct as determined in accordance with the VisionWave Business Combination Agreement;

●	each of VisionWave and the VisionWave Shareholder having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the VisionWave Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

●	VisionWave having delivered to Bannix a certificate dated as of the Closing Date, signed by VisionWave certifying as to the satisfaction of certain conditions specified in the VisionWave Business Combination Agreement but in each case, solely with respect to themselves;

●	no Material Adverse Effect shall have occurred with respect to VisionWave that is continuing and uncured; and

●	the Ancillary Documents required to be executed by VisionWave and the VisionWave Shareholder according to the VisionWave Business Combination Agreement at or prior to the Closing Date shall have been executed and delivered to Bannix.

Termination

The VisionWave Business Combination Agreement may be terminated and the VisionWave Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of the VisionWave Business Combination Agreement and the VisionWave Transactions by the shareholders of Bannix or any party, as follows:

●	by mutual written consent of Bannix and VisionWave;

●	by either Bannix or VisionWave if any of the closing conditions set forth in the VisionWave Business Combination Agreement have not been satisfied or waived by September 14, 2024; provided, however, that the VisionWave Business Combination Agreement may not be terminated under such provision of the VisionWave Business Combination Agreement by or on behalf of any party that either directly or indirectly through its affiliates (or with respect to VisionWave, the VisionWave Shareholder) is in breach or violation of any representation, warranty, covenant or obligation contained therein, with such breach or violation being the principal cause of the failure of a condition set forth in the VisionWave Business Combination Agreement on or prior to the Outside Date;

●	by either Bannix or VisionWave if any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the VisionWave Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the VisionWave Business Combination Agreement pursuant to such section will not be available to a party if the failure by such party or its affiliates (or with respect to VisionWave, the VisionWave Shareholder) to comply with any provision of the VisionWave Business Combination Agreement was the principal cause of such order, action or prohibition;

●	by VisionWave upon a breach of any representation, warranty, covenant or agreement on the part of Bannix set forth in the VisionWave Business Combination Agreement, or if any representation, warranty of Bannix becomes untrue or inaccurate, in each case such that the related closing conditions contained in the VisionWave Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

●	by Bannix upon a breach of any warranty, covenant or agreement on the part of VisionWave or the VisionWave Shareholder set forth in the VisionWave Business Combination Agreement, or if any warranty of such parties becomes untrue or inaccurate, in any case such that the related closing conditions contained in the VisionWave Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

●	by VisionWave if Bannix or the Bannix Securities are no longer listed on the NASDAQ or another national securities exchange; or

●	by either Bannix or VisionWave if the special meeting of shareholders is held and has concluded, Bannix shareholders have duly voted, and the Required Shareholder Approval is not obtained.

The VisionWave Business Combination Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the VisionWave Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. In particular, the assertions embodied in the representations and warranties in the VisionWave Business Combination Agreement were made as of a specified date, are modified or qualified by information in one or more confidential disclosure letters prepared in connection with the execution and delivery of the VisionWave Business Combination Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the VisionWave Business Combination Agreement are not necessarily characterizations of the actual state of facts about Bannix, the VisionWave Shareholder or VisionWave at the time they were made or otherwise and should only be read in conjunction with the other information that Bannix makes publicly available in reports, statements and other documents filed with the SEC.

Ancillary Agreements

Pursuant to the VisionWave Business Combination Agreement, Bannix, Instant Fame, and VisionWave enter into the sponsor letter agreement (the “VisionWave Sponsor Letter Agreement”) dated March 26, 2024, pursuant to which the Instant Fame agreed to, among other things, support and vote in favor of the VisionWave Business Combination Agreement and use its reasonable best efforts to take all other actions necessary to consummate the transactions contemplated thereby, on the terms and subject to the conditions set forth in the VisionWave Sponsor Letter Agreement. Further, the VisionWave enter into, executed and delivered to Bannix a transaction support agreement (collectively, the “VisionWave Transaction Support Agreement”), pursuant to which the VisionWave Shareholder agreed to, among other things, support and provide any necessary votes in favor of the VisionWave Business Combination Agreement and ancillary agreements.

We cannot assure you that our plans to complete our initial business combination will be successful.

Results of Operations

Year Ended December 31, 2024 Compared to December 31, 2023

Our entire activity since inception up to December 31, 2024 was in preparation for our initial public offering and since the initial public offering, the search for and efforts towards a suitable business combination. We will not generate any operating revenues until the closing and completion of our initial business combination, at the earliest.

For the year ended December 31, 2024, we had a net loss of $870,536, which consisted of operating costs of $1,291,428, federal tax interest and penalties of $206,200, excise tax interest and penalty of $50,587, change in fair value of warrant liabilities of $8,120 and provision for income taxes of $129,314, offset by interest income on the trust account of $781,363 and a gain on write-down of payable of $33,750.

For the year ended December 31, 2023, we had a net loss of $56,839, which consisted of operating costs of $1,504,995 and provision for income taxes of $329,630, offset by interest income on the trust account of $1,769,666 and an unrealized gain from the change in fair value of Private Warrant liability of $8,120.

Liquidity, Capital Resources, and Going Concern

As of December 31, 2024, the Company had $9,754 in cash and a working capital deficit of $5,410,928.

The Company’s liquidity needs through December 31, 2024, were satisfied through (1) a capital contribution from the Sponsors of $28,750 for common stock (“Founder Shares”) and (2) loans from Former Sponsor and Sponsor and related parties in order to pay offering costs and other working capital needs. In addition, in order to fund transaction costs in connection with a possible Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, and/or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans. As of December 31, 2024 and 2023, there were no loans associated with the Working Capital Loans. As of December 31, 2024 and 2023, the Company owed $1,811,700 and $1,213,600 to the Former Sponsor, the Sponsor related parties and affiliated related parties, respectively. See Note 5 for further disclosure of Former Sponsor, Sponsor and related party loans.

As additional sources of funding, the Company issued unsecured promissory notes to Evie Autonomous LTD with a principal balance of $1,003,995 (the “Evie Autonomous Extension Notes”). The Evie Autonomous Extension Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the Company’s liquidation. If the Company does not consummate an initial Business Combination by the Deadline Date, the Evie Autonomous Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

On December 26, 2024 and revised on February 4, 2025 and on January 19, 2025 the Company entered into several agreements to defer certain transaction costs and obligations associated with its proposed Business Combination totaling $2,839,148 until after the closing of the proposed Business Combination. The deferred obligations include amounts due or to become due at closing, with payment schedules outlined below:

● the Company has deferred estimated transaction costs of approximately $300,000 related to legal and financial advisory services provided in connection with the proposed Business Combination. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

● Evie holds unsecured promissory notes in the amount of $1,003,995. Under the deferment agreement, payment of this note has been deferred and is payable within four (4) months following the closing of the proposed Business Combination.

● an aggregate of $1,424,753 owed to the Sponsor and its affiliates, including promissory notes, administrative support fees, and advances, has been deferred. Payment will be made from working capital and is due no later than December 31, 2025.

All deferred payments will be made exclusively from the working capital of the post-closing entity or funds raised following the closing. These deferments provide the Company with the financial flexibility to focus on completing the transaction while ensuring that all obligations are met within the agreed timeframes.

Based on the foregoing, management believes that the Company may not have sufficient funds and borrowing capacity to meet its operating needs through the consummation of a Business Combination through the extended term of the Company which expires on March 14, 2025 (as extended). Over this time period, the Company will be utilizing the funds in the operating bank account to pay existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

The Company is within 12 months of its mandatory liquidation date as of the date of the filing of this report. In connection with the Company’s assessment of going concern considerations, the Company has until March 14, 2025 (as extended) to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by that time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. The Company has determined that the insufficient funds to meet the operating needs of the Company through the liquidation date as well as the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raise substantial doubt about our ability to continue as a going concern.

As a cure for the Company’s going concern assessment, the Company has entered into a proposed Business Combination Agreement with VisionWave Technologies, Inc.

These factors raise doubt about the ability of the Company to continue as a going concern for one year from the date of issuance of these consolidated financial statements.

These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Cash Flow Analysis

For the year ended December 31, 2024, cash used in operating activities was $862,101. Net loss of $870,536 was affected by interest income on Trust Account of $781,363, gain on forgiven payables of $33,750 and a loss on the change in the fair value of warrant liability of $8,120. Changes in operating assets and liabilities benefited by $815,428 of cash for operating activities. Cash provided by investing activities was $29,148,085 including $588,127 withdrawn from the Trust Account to pay taxes, $28,924,908 cash withdrawn from trust account in connection with redemptions partially offset by $364,950 of deposits to the Trust Account. Cash used in financing activities was $28,508,508 including $28,924,908 redemption of common stock and $15,000 in repayment of advances to related parties, partially offset by $401,420 of advances from affiliated related parties and $29,980 of proceeds from the promissory notes - Evie.

For the year ended December 31, 2023, cash used in operating activities was $908,487. Net loss of $56,839 was affected by interest income on Trust Account of $1,769,666 and a gain on the change in the fair value of warrant liability of $8,120. Changes in operating assets and liabilities benefited by $926,138 of cash for operating activities. Cash provided by investing activities was $41,074,692 including $747,493 withdrawn from the Trust Account to pay taxes, $41,077,199 cash withdrawn from trust account in connection with redemptions partially offset by $750,000 of deposits to the Trust Account. Cash used in financing activities was $39,953,184 including $41,077,199 redemption of common stock partially offset by $974,015 of proceeds from the promissory notes - Evie and $150,000 proceed from promissory note – Instant Fame.

As of December 31, 2024, we had cash and investments held in the Trust Account of $3,749,377 consisting of demand deposit accounts. Interest income on the balance in the Trust Account may be used by us to pay taxes. For the year ended December 31, 2024, we have withdrawn $588,127 of interest earned on the Trust Account for the payment of franchise and income taxes.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Critical Accounting Estimates

The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We have identified the following as our critical accounting policies:

Fair Value of Warrant Liability

The Company accounted for the Private Placement Warrants issued in connection with the IPO and private placement in accordance with the guidance contained in ASC Topic 815, “Derivatives and Hedging” whereby under that provision, the Private Warrants did not meet the criteria for equity treatment and were recorded as a liability. Accordingly, the Company classified the Private Warrants as a liability at fair value and adjusts them to fair value at each reporting period. This liability is re-measured at each balance sheet date until the Private Warrants are exercised or expire, and any change in fair value is recognized in the Company’s statements of operations. The Public Warrants are classified as equity.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

In November 2023, the FASB issued ASU 2023-07 (“Topic 280”). The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on January 1, 2024. The amendments were applied retrospectively to all prior periods presented in the Company’s financial statements. The adoption of ASU 2023-07 has not had a material impact on the Company’s consolidated financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

Registration Rights

Pursuant to a registration rights agreement entered into on September 10, 2021, the holders of the founder shares, the private placement units and private placement units that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the closing date of this offering requiring us to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters are entitled to a deferred underwriting discount of $225,000 in the aggregate which will be payable to the underwriters from the amounts to be brought in by the sponsors solely in the event that we complete a business combination, subject to the terms of the underwriting agreement. Additionally, the underwriters will be entitled to a business combination marketing fee of 3.5% of the gross proceeds of the sale of Units in the initial public offering held in the trust account upon the completion of the initial Business Combination subject to the terms of the underwriting agreement.

BUSINESS OF TARGET

Overview

Target is at the forefront of revolutionizing defense capabilities by integrating advanced artificial intelligence (AI) and autonomous solutions across air, ground, and sea domains. Our state-of-the-art innovations— ranging from high-resolution radars and advanced vision systems to radio frequency (RF) sensing technologies are seeking to redefine operational efficiency and precision for military and homeland security applications worldwide. From tactical ground vehicles to precision weapon control systems, we lead the development of reliable, high-performance technologies that transform defense strategies and deliver superior results, even in the most challenging environments.

With headquarters in the U.S. and strategic partnerships in Canada and the United Arab Emigrants (UAE), Target is uniquely positioned to serve global markets, offering cutting-edge defense solutions that address the evolving needs of security forces across the world.

Since its formation on March 20, 2024, Target has focused on the commercialization and customization of acquired and existing technologies, particularly in defense, surveillance, and homeland security applications. Rather than engaging in new technology development, Target acquired intellectual property from Tokenize in exchange for shares of common stock valued at $30 million. The core technological foundation was originally developed by GBT’s CTO, Danny Rittman, swhich commenced in 2016, and was continuously enhanced and maintained by Tokenize. Dr. Rittman, who holds a Ph.D. and is a senior expert in the high-tech industry, provided proof-of-concept work, software development, and AI-based defense system prototypes over multiple years. This foundational technology, which was then integrated by Target’s engineering team to create a portfolio of cutting-edge, patented solutions. This strategic approach eliminated the need for material development expenses prior to October 20, 2024. As part of its commercialization efforts, Target conducted simulated testing and validation for defense contractors to demonstrate the effectiveness of its technology. The ability to customize these solutions for specific client applications represents the final phase before large-scale deployment. subject to obtaining appropriate financing and large-scale purchase order of which there is no guarantee. As a result, no R&D expenses were incurred before October 20, 2024, when pilot orders and production commenced.

When Target describes its products as "ready for deployment," it refers to the technological capability to manufacture and deliver these products upon customer orders. Readiness does not imply existing inventory but instead reflects the ability to integrate technologies into customized solutions. Client-specific customizations (e.g., drone configurations, colors, or payload adaptations) are addressed through Non-Refundable Engineering (NRE) efforts post-order. As a result, no development costs were accrued before October 20, 2024, when pilot orders and productions commenced.

Timeline of Development, Testing, and Demonstration

The following table provides a timeline for the development, testing, and anticipated commercialization of Target’s core technologies:

Product	Technology Status	Testing & Demonstrations	Commercial Deployment
Counter-Drone Interceptor	Fully developed (Gen v3.0)	Pilot testing ongoing as of Q4 2024	Expected Q1 2025
Illumination Drone	Fully developed (Gen v3.0)	Pilot testing ongoing as of Q4 2024	Expected Q1 2025
Hybrid eVTOL UAS	Advanced development	Pilot testing to begin Q3 2025	Expected Q4 2025
Event-Based Aerial Detection	Operational prototype	Demonstrations: Dec 2024–Jan 2025	Expected Q1 2025
Vision-RF Imaging	Functional proof-of-concept	Demonstrations ongoing as of Q4 2024	Commercialization: Q3 2025
High-Resolution Radar Sensor	Fully developed	Integrated into pilot programs	Expected Q1 2025
Remote Weapon Station (RWS)	Fully developed	Demonstrations ongoing as of Q4 2024	Expected Q1 2025

Accounting Policy and Future Cost Trends

●	Costs Prior to September 30, 2024:
Target did not incur any costs associated with product development or readiness before October 20, 2024. Activities that represent readiness and testing prior to this date were real-time 3D simulated demonstrations and based on key personnel’s expertise and prior experience. All related costs will be reflected in financial statements from Q4 2024 onward.

●	Future Costs:
Target anticipates costs associated with NRE and product customizations to scale with client orders. However, due to the modular and adaptable nature of its technology, significant cost increases in future periods are not expected.

Core Technology Portfolio

Target’s products are in various stages of development with some fully developed, production-ready, and capable of generating revenue, while others are under development with proof of concept completed and in various stages of confirming the technology’s viability. Target is actively engaging in paid pilot programs and client demonstrations. The commercial rollout is anticipated to begin in the first quarter of 2025, with further deployments continuing through the third quarter of 2025. R&D remains an ongoing priority to support clients, partners, and the continual improvement of Target’s technologies while expanding into new market segments.

Counter-Drone Interceptor Drones

Target’s proprietary autonomous drones are designed to neutralize hostile aerial threats. Available in multi-rotor or foldable fixed-wing configurations, these drones utilize kinetic energy or optional explosive payloads to disable targets. Equipped with an AI-based flight controller, onboard radar, and machine vision, these drones are highly effective against both single and swarm drones, providing unmatched counter-drone capabilities. Target has fully developed generation v3.0, which is ready for mass production and pre-deployment. Target is currently undergoing pilot testing and, assuming successful completion of such pilots, expect commercial deployment in the first quarter of 2025.

Illumination Drone

This AI-powered drone is engineered for large-scale illumination in critical areas such as borders and search-and-rescue operations. It offers significant tactical advantages by blinding enemy lines and disrupting night vision systems, providing both offensive and defensive capabilities in nighttime operations. Target has fully developed generation v3.0, which is ready for mass production and pre-deployment. Target is currently undergoing pilot testing and, assuming successful completion of such pilots, expect commercial deployment in the first quarter of 2025.

Hybrid eVTOL Unmanned Aircraft Systems

Our advanced electric long-endurance Vertical Takeoff and Landing (eVTOL) platforms are designed for extended flight durations. These systems feature a patented modular VTOL kit that ensures superior performance in surveillance, reconnaissance, and payload delivery, making them ideal for long-endurance missions in challenging environments. Target’s e new generation in advanced development is expected to be fully operational by the third quarter of 2025. Pilot testing of the new generation is expected to begin in Q3 2025, with commercialization planned for the fourth quarter of 2025.

Event-Based Imaging Technology

A revolutionary aerial threat detection system that tracks fast-moving objects such as drones and projectiles. Utilizing event-based sensor technology that mimics biological retinas, this system provides precise, real-time detection and tracking at the pixel level, offering what Target’s believes to be an unparalleled advantage in countering high-speed aerial threats. The aerial threat detection system is fully developed and ready for deployment, with mass pre-production underway. The system is n paid pilot programs with multiple clients and partners. Demonstrations are scheduled for Q1 2025 and, assuming the pilots are successful, commercial deployment is expected in the first or second quarter 2025.

Vision-RF

Target’s groundbreaking Vision-RF imaging solution generates real-time, high-resolution 2D and 3D images in a variety of environments, including indoors, underwater, and underground. It is capable of detecting drones, providing through-wall imaging, and conducting underground exploration, making it an essential tool for defense, security, and exploration missions. The Vision-RF imaging solution is under development, with a functional proof of concept confirmed. Development is ongoing, with commercialization targeted for third quarter of 2025.

High-Resolution Radar Sensor

A compact, high-performance radar sensor designed for integration into autonomous platforms, remote weapon systems (RWS), and active protection systems (APS). This radar provides high situational awareness and enhances the detection and tracking of threats in real-time, ensuring mission success in dynamic environments.

Remote Weapon Station (RWS)

Target’s RWS is a cutting-edge remote weapon station designed for light combat vehicles and naval operations. Offering high precision and stabilization, it significantly enhances battlefield performance, enabling operators to engage threats with superior accuracy and control. RWS is fully developed based on an older generation that is currently in combat use and ready for mass production. Production has commenced in partnership with a US military contractor, utilizing their manufacturing facilities with commercial production expected in the first quarter of 2025.

Tactical Platforms

Target redefines mobility with our micro-ATV platform, specifically designed for robust environments required by homeland security and military applications. Drawing on years of experience in the field, we have created one of the most unique platforms on the market. Featuring high maneuverability and a four-wheel-drive system, it outperforms other solutions by offering quiet, stealthy mobility—ideal for tactical special forces, law enforcement, and rapid medical deployments. The durability and silent drive of the micro-ATV provide significant advantages over gas-powered alternatives, making it a crucial asset for specialized missions where fast ground mobility is required.

Artificial Intelligence

Target’s competitive advantage lies in its proprietary AI-driven solutions, which are designed to revolutionize defense capabilities. Target integrates advanced AI systems into its technology portfolio to address critical defense and commercial needs. Target’s proprietary core AI algorithms form the foundation of its technological edge which include:

●	Vision-RF: Target’s patented technology converts radio frequency (RF) signals into real-time video by reconstructing RF signals using AI. Although there are various commercial applications, the practical applications of this are in the defense industry providing for detection of aerial threats, underground activities and through-wall visualization. Vision-RF’s capabilities are secured by multiple patents, represent a disruptive technology poised to redefine multiple market segments. Target has demonstrated its effectiveness in real-world scenarios, generating significant global interest and positioning this innovation to transform defense and commercial industries.

●	Event-Based AI Vision Technology: Inspired by biological vision systems, Target’s event-based imaging uses proprietary AI algorithms to process pixel-level events from specialized sensors rather than traditional frame-based imaging. This approach offers unparalleled precision for detecting fast-moving or stealth objects such as drones, mortars, rockets, and even bullets in mid-air. Compared to traditional thermal imaging systems, Target’s solution is more cost-effective, and functions like an AI-powered optical radar, delivering capabilities that extend beyond conventional camera-based systems.

●	CoPilot AI: Target’s proprietary CoPilot AI enables drones to operate fully autonomously, intercept incoming drones, perform swarm formations, and adapt to mission requirements in real-time. This fire-and-forget autonomous technology, powered by Target’s proprietary CoPilot AI core, surpasses human pilot performance in complex defense scenarios, solidifying the company’s leadership in this field.

Target’s AI technology is protected by six granted patents. Target has developed eight products, currently in the prototype and proof-of-concept phases. These products are actively being demonstrated to clients through paid pilot programs. Target is transitioning from R&D to commercialization. Pilot projects are already underway.

Target’s AI technology is entirely proprietary and does not rely on any open-source platforms. This ensures confidentiality and security, safeguarding Target’s competitive edge in the defense technology sector.

Business Model

Target’s business model is built on innovation, strategic partnerships, manufacturing excellence, and collaboration, enabling us to deliver cutting-edge solutions across the globe. Target intends to license its proprietary technologies to defense contractors, government agencies, and industry leaders, enabling seamless integration into their systems and enhancing operational capabilities. Further, our products, including unmanned vehicles, advanced radar systems, and tactical platforms, will be sold directly to defense, homeland security, and industrial sectors, providing mission-critical solutions tailored to specific needs. We will also seek to develop strategic alliances and joint ventures, to co-develop customized solutions using our portfolio of advanced technologies. These partnerships drive innovation and expand our reach in global markets.

Current Status of Operations

Target has developed eight product lines that have reached the prototype seven innovative products across three distinct categories, showcasing a robust portfolio designed to meet diverse market needs. Several of these products have reached technology readiness levels of proven through successful operations, indicating they are ready for deployment and at production readiness levels. These products are currently undergoing trials and demonstrations with targeted clients to validate performance, optimize functionality, and secure commercial orders, paving the way for large-scale deployments. Target requires an estimated $3 million to fully implement its business plan. These funds will be allocated to support ongoing pilot programs, manufacturing preparation, and scaling operations to meet anticipated demand. To date, Target’s immediate working capital needs are supported by its founder, Stanley Hills, ensuring stability during the implementation phase.

Other products are in advanced stages of development, where they are being refined and validated in collaboration with partners to ensure operational reliability and compliance with client expectations. These efforts include conducting rigorous demonstrations for potential partners and customers to establish the solutions' functionality, effectiveness, and scalability.

Target is strategically focused on transitioning these products into manufacturing once customer requirements are fully addressed, final validations are completed, and operational readiness is confirmed.

This multi-faceted approach reflects Target’s commitment to balancing immediate commercialization opportunities with ongoing innovation and development, ensuring the company remains responsive to evolving market demands while delivering cutting-edge solutions.

Key Developments: Pilot Programs and Client Engagements

Target has secured approval for a pilot project with significant defense company in the United Arab Emirates, following a competitive selection process against leading global defense companies. The testing trial, valued at $216,150, involves a live-firing test and is currently in the manufacturing stage. Upon successful completion, this pilot is expected to validate the product's capabilities and lead to multi-million-dollar follow-on orders.

On top of 3D simulation that been presented, a demonstration is scheduled for first Q of 2025 with a US based defense contractor, which is the subsidiary of an international defense company. This pilot will showcase three Target products, with the objective of securing large-scale deployments. Additionally, Target is collaborating with defense contractor’s engineering team to initiate production lines for Remote Weapon Systems (RWS).

In partnership with the US based defense contractor, Target has submitted a collaborative proposal to the US Army Rapid Capabilities Joint C-sUAS Office (JCO) for its Interceptor solution. This initiative includes rigorous testing and approval as a potential solution for the US Army and NATO forces.

Target is collaborating with the Israeli Ministry of Defense and others to deploy its solutions as both short-term and long-term measures to enhance border security. These deployments will involve real-world field use and are anticipated to result in long-term contracts for continued deployment and servicing of Target’s solutions. A demonstration and initial deployment of the system are scheduled for Q1 2025.

The Indian Ministry of Defense is working with Target to install and deploy its solutions along India’s borders. This engagement is structured as a 10-year agreement to provide Target’s solutions and ongoing services. As part of this initiative, Target anticipates establishing manufacturing facilities in India, enabling a substantial long-term partnership and large-scale deployment.

Strategic Partnerships and Customers

Target has established and is actively developing several key partnerships and initiatives to position itself as a leader in the defense technology market. While progress has been significant, Target has not yet generated sustained revenue from these efforts, and their success remains subject to the uncertainties inherent in early-stage commercialization.

●	Target has established a strategic partnership with the US defense contractor, a leader in advanced defense technology. Target’s products have been integrated into the US defense contractor’s solutions and showcased at prominent industry expos, notably at including the Association of the United States Army (AUSA) annual meeting, the largest military expo in the world. These events highlight Target’s cutting-edge technology as part of the contractor’s forward-looking offerings. Our US contractor defense partner has presented Target’s solutions, including advanced drone technologies, to the U.S. Army as part of their portfolio of innovative, next-generation defense capabilities. Target is working with the partners’ engineering team to initiate production lines for remote weapons system (RWS) and integrating Target’s systems into its armored vehicles. Paid pilot programs are underway, including the receipt by Target of a $30,000 order for drones. Target and the partner are continuing discussions for additional orders, such as for the detection system and RWS, of which there is no guarantee that Target will successfully obtain.

●	On July 25, 2024, Target entered into a Memorandum of Agreement (“MOA”) with a significant defense contractor (“Defense Contractor”), a corporation organized under the laws of Delaware. The MOA outlines a collaborative effort between Target and Defense Contractor to co-develop and potentially manufacture Target’s technologies for the U.S. market, including Foreign Military Sales (FMS) and Foreign Military Financing (FMF). The parties aim to leverage their unique and complementary competencies to enhance customer objectives, reduce risks, and ensure competitive potential. Defense Contractor responsibilities provide that it will serve as the Prime Contractor and sole customer point of contact, retain responsibility for proposal activities, negotiations, and post-award activities and may invest in joint IRAD projects for product development and serve as the Design Authority for derivatives. Pursuant to the MOA, Target responsibilities include serving as the design authority for all products and acting as a subcontractor to Defense Contractor, represent and warrant ownership of all pre-existing intellectual property for the defined products and Target may invest in joint IRAD projects. The products covered under this MOA include, but are not limited to Target drone interceptors, neuromorphic/event-based sensing, remote weapon stations, illumination drones and AI-based multi-planar RF imaging devices.

●	In October 2024, Target entered into a Memorandum of Understanding (MOU) with a leading developer and manufacturer specializing in Remote Control Weapon Stations (RCWS) (“RCWS Manufacturer”). The MOA is non-binding and is subject to the parties entering into a definitive agreement. This goal of this collaboration is to enable Target to leverage its U.S. market presence and utilize offset programs for sales to U.S.-supported nations, including Israel and NATO members. The MOA provides that Target is engaged as a representative for a leading developer and manufacturer to promote and sell RCWS to pre-approved business opportunities. Target will facilitate the introduction of RCWS Manufacturer’s RCWS products to potential clients, enabling sales directly or via Target’s established network. The collaboration is designed to expand RCWS Manufacturer’s market reach while allowing Target to leverage its expertise in defense technologies to drive mutual success.

●	Target has secured a pilot project with the largest defense company in the UAE, for its detection system. In consideration of $216,150, Target will conduct a live-firing test. The unit is under manufacturing, with expected completion and demonstration in the first quarter of 2025.

Target Strategic Partners and Customers, and Status

Target has secured a formal purchase order from DRS Sustainment Systems, Inc. (“DRS”), which includes:

(1)	A demonstration package featuring three DroneBullet interceptors, three Flares Illumination drones, and one Ai-See event-based aerial threats detection camera.

(2)	This purchase order is valued at $72,000, and delivery is scheduled for Q1 2025 (On February 24, 2025, Target shipped its first purchase order to DRS), and

(3)	DRS has formally approved Target as a vendor, reflecting significant progress in establishing a strong working relationship.

Halcon Systems LLC issued a formal purchase order to Target for its RADAR technology, with an advance payment of $108,075 already invoiced. The total purchase order value is $216,150. Manufacturing is underway, with expected delivery and live-firing demonstration scheduled for Q1 2025.

Target has entered into a Memorandum of Understanding (MOU) with ARAN, a leading manufacturer specializing in Remote Control Weapon Stations (RCWS). The collaboration aims to integrate Target's technology into RCWS solutions, leveraging offset programs for NATO members and other pre-approved clients.

Target is actively collaborating with the Israeli Ministry of Defense and other international clients to test and deploy its solutions in field operations.

Revenue Status

Target has begun generating limited revenue through the invoicing of its pilot programs with DRS and Halcon. Payments are expected to be received starting in January 2025, marking a significant milestone in transitioning from pre-revenue to revenue generation.

There is no assurance that Target will achieve commercial success or generate sustained revenue from these partnerships and customer opportunities. These uncertainties reflect the inherent risks associated with early-stage commercialization in the defense industry.

Anticipated Product Timeline

Target has adopted a conservative timeline, targeting March 2025 for the commercial sale of its products.

●	Pilot Orders and Advancements: Target is currently receiving pilot orders and progressing through the advanced stages of pilot implementation. Target anticipates securing commercial orders immediately following the successful completion of these pilots, which is estimated to occur during the first quarter of 2025.

●	Accelerated Demonstrations and Approvals: Ongoing client demonstrations and approvals have the potential to expedite the commercialization process, with the goal of enabling revenue generation.

●	Enhanced Engineering and Deployment Efficiency: Successful tests, coupled with an expanded and highly experienced engineering team, with the goal of accelerating the development and deployment of Target’s solutions.

●

Operational Momentum and Global Demand: The increased global focus on defense technologies, driven by geopolitical instability and heightened interest in advanced solutions, has created increased demand for Target’s products. This demand, combined with its operational momentum supports management’s belief that it can to deploy its commercial solutions ahead of its original conservative timeline.

Manufacturing

Target plans to outsource large-scale manufacturing to third-party facilities to support the commercialization of its advanced defense technologies, while retaining the capability for small-quantity manufacturing in-house. Target has not yet entered into any formal agreements with manufacturing facilities. Discussions are ongoing, and Target is actively evaluating, and has preliminarily identified, potential partners to meet its production requirements. Target has an exiting relationship with a US defense contractor that has expressed interest in a manufacturing relationship and has offered their facilities to manufacture their own orders. Target aims to finalize manufacturing agreements as it progresses toward the commercialization phase, which is expected to commence in 2025. There is no guarantee that Target will be able to successfully structure a manufacturing agreement with any third party.

Collaboration for Integration & R&D

Target aims to collaborates with industry leaders, defense organizations, and research institutions to integrate cutting-edge technologies and advance research and development. These collaborations drive continuous innovation and enhance our ability to deliver ground-breaking solutions across defense, homeland security, and industrial applications.

Market Size and Opportunity

The market data presented in this business description has been compiled from multiple reputable sources to provide a comprehensive overview of the industry. Information on the global homeland security and defense markets was sourced from research reports by Allied Market Research, Fortune Business Insights, and Statista. Insights into the U.S. drone and unmanned systems industry, as well as the global drone market, were gathered from analyses conducted by Deloitte, Markets and Markets, and Research and Markets. Additionally, data on the global anti-drone market was obtained from market studies by Allied Market Research and Markets and Markets. These combined sources reflect current trends and future projections in defense, security, and AI-driven unmanned solutions. The global defense market is experiencing significant growth, projected to expand from $2.16 trillion in 2021 to $2.89 trillion by 2027, at a compound annual growth rate (CAGR) of 5.0%. Within this sector, we believe the demand for advanced technologies such as unmanned systems and drones is rising sharply. The global market for drones and unmanned systems is expected to grow from $30.38 billion in 2023 to $67.64 billion by 2029, driven by increasing adoption across defense, security, and industrial applications.

In parallel, the need for counter-drone solutions is becoming critical to modern defense strategies. The global anti-drone market is forecasted to grow rapidly, with a projected CAGR of 26.6%, expanding from $1.2 billion in 2022 to $5.2 billion by 2028. This growth presents substantial opportunities for Target’s portfolio of advanced counter-drone and autonomous technologies, positioning the company at the forefront of innovation in defense and security.

Competition

Target faces competition from established defense technology giants like Lockheed Martin, Northrop Grumman, and Raytheon, as well as specialized drone and counter-drone technology providers such as Dedrone and Anduril Industries. However, Target’s competitive advantage lies in its integrated, AI-driven solutions, which span multiple domains, including air, ground, and sea.

In addition, Target’s extensive portfolio of patents across multiple technological areas provides a significant competitive edge. This diverse innovation enables the company to deliver high-performance, precision-driven systems that address the evolving challenges of modern defense and homeland security. Target’s ability to offer comprehensive, cost-effective solutions positions it as a leader in the industry.

Key Trends Affecting the Company and Industry

Defense Modernization: Governments worldwide are increasingly prioritizing investments in AI-powered defense systems, focusing on maximizing defense capabilities with cost-effective solutions. For example, the cost-benefit analysis of deploying a $100,000 drone versus a $50 million tank is driving the shift toward more agile, lower-cost countermeasure technologies.

Rising Demand for Autonomous Platforms: There is growing reliance on unmanned systems in defense, rescue operations, and industrial inspections. Autonomous platforms are becoming essential for both military and civilian sectors, enhancing efficiency, safety, and operational capabilities.

Sustainability and Energy Efficiency: As sustainability becomes a global priority, Target’s energy-efficient technologies meet the increasing demand for greener solutions. Our products are designed to optimize energy use without compromising performance, aligning with global sustainability initiatives.

Supply Chain Constraints: Global disruptions in semiconductor and materials supply chains pose challenges for production. The industry continues to navigate supply chain bottlenecks, which could impact the availability and timelines for delivering cutting-edge defense solutions.

Intellectual Property

In 2024, Target significantly strengthened its intellectual property portfolio through the acquisition of key patents from Tokenize. This includes the acquisition of 6 approved patents, Patent numbers: 10,521,614, 10,853,327, 11,663,167, 11,527,104, 11,302,032, 12,014,521 and one pending patent application, 18/743.171. These patents, which focus on AI-powered RF imaging and autonomous systems, reinforce Target’s leadership in these advanced technological sectors. This strategic acquisition enhances our ability to innovate and deliver state-of-the-art solutions for defense, homeland security, and beyond, further solidifying Target’s competitive edge in the global market. Target  has been granted by Noam Kenig a non-exclusive, non-transferable right to use approved patents applications (Patent Application AERP01US (System and Methods for Aiming and Guiding Interceptor UAV and AERP03US (Event Based Aerial Detection Vision Systems), solely for developing its own products. This usage excludes manufacturing, distribution, sales, or licensing to third parties. The consideration for this right is $1.00, with plans to negotiate a full license agreement in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS

OF OPERATIONS OF TARGET

VisionWave Technologies, Inc. is an emerging company focused on delivering advanced solutions for defense, homeland security, and industrial applications. Backed by nearly a decade of experience from its management team in supplying cutting-edge technology to military customers worldwide, the company has strategically invested in research and development to innovate its core offerings.

Key Factors Affecting Our Performance:

Several critical factors will influence Target’s financial performance:

●	R&D Investment: Continued investment in research and development is essential for refining and advancing Target’s core technologies. The company’s success hinges on staying at the forefront of AI-powered and RF-based defense systems.

●	Market Acceptance: The company’s ability to generate revenue is directly tied to the widespread adoption of its AI-driven and RF-based systems. Expanding market penetration and gaining customer trust are key to growth.

●	Supply Chain Constraints: Global supply chain challenges, particularly semiconductor shortages, may impact product delivery timelines. Diversifying suppliers and mitigating risks are ongoing efforts to manage these disruptions.

●	Inflation and Labor Costs: Rising inflation and labor costs, especially for specialized talent in the technology and defense sectors, are expected to increase operational expenses, affecting Target’s profitability.

●	Public Company Costs: As a result of the Bannix merger, Target will incur additional costs related to SEC compliance, investor relations, and other public company obligations. These costs will impact the company’s financial resources and operational focus.

Supply Chain Constraints:

The global shortage of semiconductors presents a significant challenge for Target, with potential delays in product delivery. The company is actively pursuing strategies to diversify its supply chain, including partnerships with suppliers across various regions, to mitigate these risks.

Commodity Prices, Labor, Inflation, and Foreign Currency Exchange Rates:

●	Commodity Prices: The rising costs of semiconductors and other raw materials have increased production expenses, adding pressure on profitability.

●	Labor Costs: As Target expands, recruiting and retaining highly specialized talent has led to higher labor costs, particularly in technical and defense fields.

●	Inflation: Global inflation continues to drive up costs in manufacturing, logistics, and other operational areas, affecting overall margins.

●	Foreign Currency Exchange Rates: Target’s international operations, especially in markets like the UAE and Canada, expose the company to fluctuations in currency exchange rates, potentially impacting revenue and profitability.

Public Company Costs:

With the merger into Bannix, Target will face additional expenses related to regulatory compliance, reporting, and investor relations. While these costs are necessary for the company’s public status, they will require careful resource allocation as Target scales its operations and focuses on growth.

Analysis of Year End Financial Results (March 31, 2024):

For the year ended March 31, 2024, Target reported a net loss of $1,226. This loss was all driven by general administrative expenses.

●	General and Administrative Expenses: Target incurred $1,226 in office expense, reflecting the operational expenditures typical of an early-stage company.

Target incorporated on March 20, 2024 therefore no comparative balance for the year ended March 31, 2023.

Analysis of Nine-Month Financial Results (December 31, 2024):

For the nine months ended December 31, 2024, Target reported a net loss of $534,617. This loss was primarily driven by R&D expenses, general administrative expenses, professional fees, and marketing efforts.

●	General and Administrative Expenses: Target incurred $1,848 in administrative costs, reflecting the operational expenditures typical of an early-stage company. R&D expenses were $59,955.

●	Professional Fees: $469,164 was spent on legal, consulting, and accounting fees related to the Bannix merger and the Tokenize IP acquisition.

●	Marketing and Travel Expenses: Target allocated $3,650 toward marketing and travel efforts to promote its advanced technologies in key markets.

 Target incorporated on March 20, 2024 therefore no comparative balance for the nine months ended December 31, 2023.

Analysis of Three-Month Financial Results (December 31, 2024):

For the three months ended December 31, 2024, Target reported a net loss of $203,724. This loss was primarily driven by R&D Expensses, general administrative expenses, professional fees, and marketing efforts.

●	General and Administrative Expenses: Target incurred $1,108 in administrative costs, reflecting the operational expenditures typical of an early-stage company. R&D expenses were $59,955.

●	Professional Fees: $142,661 was spent on legal, consulting, and accounting fees related to the Bannix merger and the Tokenize IP acquisition.

Target incorporated on March 20, 2024 therefore no comparative balance for the three months ended December 31, 2023.

Liquidity and Capital Resources:

As of December 31, 2024, Target held $2,050 in brokerage accounts and $109,383 as cash in its bank accounts. Further, Target holds 10 million shares of common stock of Avant Technologies Inc. (OTC: AVAI). On June 4, 2024, Tokenize assigned 10 million shares of common stock Avant, which is a public company traded on the OTC Markets, for 222 shares of common stock of the Target. The transaction was structured as part of an arm's-length negotiation and there are no related party interests between Tokenize and Target. Tokenize’s goal in entering the transaction was to acquire an additional equity interest in Target.

On June 4, 2024, Target entered into a Securities Exchange Agreement with GBT Tokenize, under which Target issued 222 shares in exchange for 10 million AVAI shares valued at $0.001 per share in total value of $10,000. Target required additional funding for its ongoing operations, and the parties agreed that Tokenize would invest an additional 10 million AVAI shares. Target and Stanley Hills determined that 10 million AVAI shares, out of Tokenize’s 26 million shares, would suffice for this investment.

The 10 million AVAI shares received by Target have been recorded as an investment. According to US GAAP (ASC 320-10-25), investments in equity securities with readily determinable fair values should be classified into one of the following categories: Held for Trading (HFT), Available-for-Sale (AFS), or Held to Maturity (HTM). As such, the Target recorded the acquired investments at the par value of the shares being paid as consideration which is $0.001 for acquisition of 10 million shares

A shareholder of Target is currently funding its working capital needs. This arrangement ensures that Target remains adequately capitalized during its growth phase. In addition to the access to funding from a shareholder, Target may need to obtain other financing to implement its business plan. If Target is unable to implement its business plan because it does not have sufficient funds available, Target may be forced to cease operations and liquidate. Target estimates that it will require a minimum of $3.0 million over the next 12 months to fully implement its proposed business plan, which includes finalizing pilot programs, scaling manufacturing, and preparing for commercialization. Beyond the next 12 months, Target anticipates additional capital requirements as it expands operations and executes on larger commercial contracts. The total funding needed will depend on the pace of commercialization and market demand.

No Related Party Transaction - Relationship Between All Parties

GBT Tokenize is a 50% subsidiary of GBT Technologies but is managed exclusively by Michael Murray, who resigned as President of GBT Technologies to focus entirely on GBT Tokenize. GBT Technologies has no control over the day-to-day operations of GBT Tokenize.

Avant Technologies is a publicly traded company entirely separate from Bannix, VisionWave, GBT Technologies, and GBT Tokenize. Its officers, directors, and shareholders do not overlap with those of the other entities.

Target was incorporated by Stanley Hills, a private company owned by Anat Attia and managed by Yossi Attia. Bannix had no involvement in the formation or initial operations of Target.

VisionWave Holdings, Inc

 Results of operation

For the period from September 3, 2024 (inception) to September 30, 2024, VisionWave had a net loss of $3,056, which consisted of operating costs of $3,056.

VisionWave incorporated on September 3, 2024 therefore no comparative balance for the year ended September 30, 2023.

For the three months ended on December 31, 2024, we had a net loss of $3,000, which consisted of operating costs of $3,000.

VisionWave incorporated on September 3, 2024 therefore no comparative balance for the period ended December 31, 2023.

Liquidity and Capital Resources

As of December 31, 2024, VisionWave had no cash, a working capital deficit of $6,056 and no sources of funding other than funds that may be obtained from Bannix.

Dr. Danny Rittman serves as CTO of GBT Technologies and was engaged as a consultant by both Avant Technologies and Target to assist in the transition of intellectual property acquired from GBT Tokenize. This role was limited to technical guidance, training, and the transfer of knowledge.

Dr. Rittman has no equity ownership in Avant, Target, Bannix, or VisionWave, and his consultancy was unrelated to the management or negotiation of the intellectual property transactions. On April 3, 2023, Avant Technologies acquired the "Avant! AI" intellectual property from GBT Tokenize in an arm's-length transaction, as disclosed in Avant's public filings. To support the transition of this technology, Dr. Rittman was hired by Avant as a consultant after the acquisition was completed.

On March 20, 2024, Target acquired certain intellectual property from GBT Tokenize under a separate Patent Purchase Agreement. Following this acquisition, Dr. Rittman was engaged as a consultant by Target for knowledge transfer and technical integration of the acquired technology.

Neither Avant nor Target share officers, directors, or shareholders with GBT Technologies or Bannix. All entities operate independently, with separate management teams and governance structures. All transactions, including the sale of intellectual property from GBT Tokenize to Avant and Target, were conducted at arm's length, with no preferential terms or related party considerations. The agreements were reviewed and approved by independent management and legal counsel for each party to ensure compliance with governance and fiduciary obligations.

Going Concern Considerations:

Target’s liabilities exceed its assets, with total liabilities of $396,276 compared to total assets of $121,433, resulting in a stockholder deficit of $274,843. The company’s ability to continue as a going concern depends on successfully securing additional funding through the Bannix merger or other capital-raising initiatives.

Target’s Transition from Pilot Projects to Commercial Operations:

As of December 31, 2024, Target has completed the transition from proof-of-concept demonstrations and pilot projects to the early phases of commercial operations. Following the execution of multiple agreements with U.S. and international defense contractors in Q4 2024, Target is actively engaged in fulfilling pilot contracts and expects to enter full-scale commercial production in 2025.

• Initial pilot programs began in late Q4 2024, validating the feasibility and operational capability of Target’s proprietary defense and security technologies.

• Target has moved beyond prototype testing and is actively customizing its AI-driven surveillance and radar systems for specific client requirements.

• Discussions with multiple government agencies, defense firms, and security contractors are ongoing, positioning Target to expand its deployment pipeline in 2025.

• On February 24, 2025, Target shipped its first purchase order to DRS.

This transition marks a significant inflection point, as Target seeks to shift from an R&D phase to full-scale commercialization, requiring expanded operational infrastructure and an increase in operating expenses.

Expected Increases in Operating Costs:

As Target moves into commercial production and subject of securing purchase orders, Target anticipates a substantial increase in operating costs across several key categories:

• Employee Compensation:

• Until December 31, 2024, Target operated with a small core team, with its CEO and COO working without compensation.

• Starting in Q1 2025, Target will expand its workforce to accommodate increased business activity, including hiring engineers, technical support personnel, and a CFO for public company compliance.

• Employee-related costs are expected to rise as Target builds its operational team to meet contractual obligations.

• Facility Leases and Infrastructure:

• In 2024, Target operated without formal office or production space, leveraging remote collaboration.

• To support production and deployment, Target expects to secure office and operational space in 2025, leading to an increase in lease, utility, and administrative expenses.

• Production and Deployment Costs:

• Target will begin allocating capital toward production, including procurement of materials, assembly, and customization of its AI-based security systems.

• Logistics and deployment costs will also rise as the Company moves from laboratory simulations to on-site implementations with defense clients.

These anticipated cost increases align with Target’s progression from a pre-revenue development entity to an operational, revenue-generating company.

Anticipated Growth in Contract Revenue Starting in 2025:

Target is actively engaged in contract negotiations with multiple defense agencies and corporate security firms. Based on current discussions and executed agreements, Although Target cannot guarantee, Target anticipates:

• Revenue Recognition:

• First material revenue will be recorded in the first half of 2025 based on the expectation that existing pilot contracts transition into full-scale commercial deployments.

• Target will seek recurring revenue opportunities from long-term service contracts and technology licensing agreements.

• Pipeline Expansion:

• In addition to executed agreements, Target is in advanced-stage negotiations with multiple defense contractors to supply its AI-driven radar and surveillance solutions.

• Strategic Partnerships:

• Target is also exploring joint ventures and licensing agreements that could further accelerate revenue growth without requiring significant upfront capital expenditures.

Target’s management believes that 2025 will mark the first full year of commercial operations, transitioning from an early-stage technology company into an operational defense contractor.

DESCRIPTION OF VISIONWAVE SECURITIES AFTER THE BUSINESS COMBINATION

As a result of the Business Combination, Target Shareholders who receive shares of VisionWave Common Stock in the transactions will become VisionWave stockholders. Your rights as VisionWave stockholders will be governed by Delaware law, the New VisionWave Charter and the VisionWave Bylaws. The following description of the material terms of VisionWave’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

As part of the Business Combination, the Company will amend and restate its charter and bylaws. The following summary of the material terms of VisionWave’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the New VisionWave Charter and VisionWave Bylaws are attached as Annex D and Annex C, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the New VisionWave Charter and the VisionWave Bylaws in their entirety for a complete description of the rights and preferences of the VisionWave securities following the Business Combination.

Authorized Capitalization

The authorized capital stock of VisionWave will consist of 150,000,000 shares of VisionWave Common Stock, par value $0.01 per share, and 10,000,000 shares of VisionWave Preferred Stock, par value $0.01 per share. VisionWave expects to have approximately 14,579,348 shares of VisionWave Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of the outstanding shares of Class A Common Stock are redeemed in connection with the Business Combination, or approximately 14,254,600 shares of VisionWave Common Stock outstanding immediately after the consummation of the Business Combination in the Maximum Redemption Scenario. For more information on the assumptions underlying the number of shares described in the foregoing as being issuable on the Closing Date, please see “Risk Factors- The Public Stockholders will experience dilution as a consequence of the issuance of VisionWave Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Public Stockholders have on the management of VisionWave.”

The following summary describes all material provisions of VisionWave capital stock. You are urged to read the New VisionWave Charter and the VisionWave Bylaws in their entirety (copies of which are attached to this proxy statement/prospectus as Annex D and Annex C, respectively) as well as the applicable provisions of the DGCL.

VisionWave Common Stock

Voting rights. Each share of VisionWave Common Stock will be entitled to one vote per share on all matters (including the election of directors) submitted to a vote of VisionWave stockholders, unless otherwise required by law or the New VisionWave Charter. The New VisionWave Charter and the VisionWave Bylaws do not provide for cumulative voting rights. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the VisionWave stockholders.

Dividend rights. Subject to preferences that may be applicable to any then-outstanding VisionWave Preferred Stock, holders of VisionWave Common Stock will be entitled to receive dividends, if any, as may be declared from time to time by the VisionWave Board out of legally available funds.

Rights upon liquidation. Upon a liquidation event, holders of VisionWave Common Stock will be entitled to share ratably in the net assets legally available for distribution to VisionWave stockholders after the payment of all of VisionWave’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Other rights. Holders of VisionWave Common Stock will have no preemptive, conversion, subscription or other rights, and as of the closing of the Business Combination there will be no redemption provisions applicable to the VisionWave Common Stock. The rights, preferences and privileges of the holders of the VisionWave Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of VisionWave Preferred Stock that VisionWave may designate in the future.

Election of Directors. The VisionWave Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Electors are generally elected by a plurality of votes cast at a meeting of the shareholders at which a quorum is present, and there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors and that the director nominees receiving the highest number of votes will be elected at such a meeting.

VisionWave Preferred Stock

The New VisionWave Charter provides that the VisionWave Board has the authority, without action by the VisionWave stockholders, to designate and issue shares of VisionWave Preferred Stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of VisionWave Preferred Stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of VisionWave’s assets, which rights may be greater than the rights of the holders of the VisionWave Common Stock. There will be no shares of VisionWave Preferred Stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the VisionWave Board to issue VisionWave Preferred Stock and determine the rights and preferences of any classes or series of VisionWave Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of VisionWave Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of VisionWave outstanding voting stock. Additionally, the issuance of VisionWave Preferred Stock may adversely affect the holders of VisionWave Common Stock by restricting dividends on the VisionWave Common Stock, diluting the voting power of the VisionWave Common Stock or subordinating the dividend or liquidation rights of the VisionWave Common Stock. As a result of these or other factors, the issuance of VisionWave Preferred Stock could have an adverse impact on the market price of VisionWave Common Stock.

Warrants

Public Warrants

There are currently outstanding an aggregate of Public Warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire 6,900,000 shares of VisionWave Common Stock.

Each whole Warrant entitles the registered holder to purchase one share of VisionWave Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after Closing. Pursuant to the Warrant Agreement, a Warrant Holder may exercise its Warrants only for a whole number of shares of VisionWave Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant Holder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Accordingly, unless a holder purchases a multiple of two Units, the number of Warrants issuable to such holder upon separation of the Units will be rounded down to the nearest whole number of Warrants. The Warrants will expire five years after Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

VisionWave will not be obligated to deliver any shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to VisionWave satisfying its obligations described below with respect to registration. No Warrant will be exercisable and VisionWave will not be obligated to issue shares upon exercise of a Warrant unless the shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

The Company is registering the shares of VisionWave Common Stock issuable upon the exercise of the Public Warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the Warrant Agreement, VisionWave will be required to maintain a current prospectus relating to the shares of VisionWave Common Stock issuable upon exercise of the Public Warrants until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of VisionWave Common Stock issuable upon exercise of the Public Warrants is not effective or the prospectus therein is not current by the sixtieth (60th) business day after the Closing, Public Warrant Holders may, until such time as there is an effective registration statement and during any period when VisionWave will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of VisionWave Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, VisionWave may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, VisionWave will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, VisionWave will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for cash.

Once the Public Warrants become exercisable, VisionWave may call the Warrants for redemption in cash:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant Holder; and

●	if, and only if, the last reported sale price of the shares of VisionWave Common Stock for any 20 trading days within a 30-trading day period ending three business days before VisionWave sends the notice of redemption to the Public Warrant Holders equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the Public Warrants become redeemable, VisionWave may not exercise its redemption right if the issuance of shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or VisionWave is unable to effect such registration or qualification, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration.

VisionWave established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price. If the foregoing conditions are satisfied and VisionWave issues a notice of redemption of the Public Warrants, each Public Warrant Holder will be entitled to exercise its Public warrant prior to the scheduled redemption date. However, the price of the VisionWave Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A Common Stock and equity-linked securities) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise.

If VisionWave calls the Public Warrants for redemption as described above under “- Redemption of Public Warrants for cash,” VisionWave’s management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” VisionWave’s management will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of VisionWave Common Stock issuable upon the exercise of the Public Warrants. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of VisionWave Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of VisionWave Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the VisionWave Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If VisionWave management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of VisionWave Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. VisionWave believes this feature is an attractive option if it does not need the cash from the exercise of the Public Warrants after Closing. If VisionWave calls Public Warrants for redemption and its management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant Holders would have been required to use had all Public Warrant Holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify VisionWave in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of VisionWave Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.

If the number of outstanding shares of VisionWave Common Stock is increased by a stock dividend payable in shares of VisionWave Common Stock, or by a split-up of shares of VisionWave Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of VisionWave Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of VisionWave Common Stock. A rights offering to holders of VisionWave Common Stock entitling holders to purchase shares of VisionWave Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of VisionWave Common Stock equal to the product of (i) the number of shares of VisionWave Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for VisionWave Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of VisionWave Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for VisionWave Common Stock, in determining the price payable for VisionWave Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of VisionWave Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of VisionWave Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if VisionWave, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of VisionWave Common Stock on account of such shares of VisionWave Common Stock (or other shares of capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of VisionWave Common Stock in respect of such event.

If the number of outstanding shares of VisionWave Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of VisionWave Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of VisionWave Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of VisionWave Common Stock.

Whenever the number of shares of VisionWave Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of VisionWave Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of VisionWave Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of VisionWave Common Stock (other than those described above or that solely affects the par value of such shares of VisionWave Common Stock), or in the case of any merger or consolidation of VisionWave with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of VisionWave Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of VisionWave as an entirety or substantially as an entirety in connection with which VisionWave is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of VisionWave Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of VisionWave Common Stock in such a transaction is payable in the form of VisionWave Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant Holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant Holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity, mistake (including to conform the terms to the description thereof included herein) or correct or supplement any defective provision, but requires the approval by the holders of at least 50% of then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to VisionWave, for the number of Public Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of VisionWave Common Stock and any voting rights until they exercise their Warrants and receive shares of VisionWave Common Stock. After the issuance of shares of VisionWave Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, VisionWave will, upon exercise, round down to the nearest whole number the number of shares of VisionWave Common Stock to be issued to the Warrant Holder.

VisionWave agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and will irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors - Our Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant Holders to obtain a favorable judicial forum for disputes with VisionWave.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Securities

Simultaneously with the closing of the IPO and the over-allotment, we consummated the issuance of 406,000 private placement units (the “Private Placement Units”) as follows: we sold 181,000 Private Placement Units to the Anchor Investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 private placement units to our Former Sponsors in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consists of one share of our common stock, one redeemable warrant to purchase one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our Business Combination.

Our Transfer Agent and Warrant Agent

The transfer agent for the Common Stock (and VisionWave Common Stock) and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. Pursuant to the Company’s Investment Management Trust Agreement with Continental Stock Transfer & Trust Company (the “Trustee”), dated as of September 10, 2021 (the “Trust Agreement”), as amended, upon a liquidation and termination of the Trust Account as a result of the Company failing to complete a Business Combination, the Company is authorized to withdrawal $100,000 of interest that may be released to the Company to pay dissolution expenses (the “Allowance”). On January 30, 2025, the Company assigned the Trustee $100,000 of the Allowance only in the event of a dissolution and termination of the Trust Account as a result of the Company failing to complete a Business Combination. The Trustee is authorized to offset $100,000 from the Trust Account interest against the Company’s outstanding invoice.

Registration Rights

The Sponsor and the underwriter in the IPO are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO requiring VisionWave to register the shares of VisionWave Common Stock issuable upon conversion of the Founder Shares and Private Placement Warrants. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that VisionWave register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a business combination and rights to require VisionWave to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that VisionWave will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. VisionWave will bear the expenses incurred in connection with the filing of any such registration statements.

Anti-Takeover Effects of Provisions of the New VisionWave Charter, the VisionWave Bylaws and Applicable Law

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The New VisionWave Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of VisionWave or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The VisionWave Bylaws provide that VisionWave must indemnify and advance expenses to VisionWave’s directors and officers to the fullest extent authorized by the DGCL. VisionWave also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for VisionWave directors, officers, and certain employees for some liabilities. VisionWave believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the New VisionWave Charter and VisionWave Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit VisionWave and the VisionWave stockholders. In addition, your investment may be adversely affected to the extent VisionWave pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of VisionWave’s proposed directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the VisionWave stockholders will have appraisal rights in connection with a merger or consolidation of VisionWave. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the VisionWave stockholders may bring an action in VisionWave’s name to procure a judgment in VisionWave’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of VisionWave’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for VisionWave capital stock, and the warrant agent for VisionWave warrants, will be Continental Stock Transfer & Trust Company.

Listing of VisionWave Common Stock and VisionWave Warrants

Application will be made for the shares of VisionWave Common Stock and VisionWave Warrants to be approved for listing on Nasdaq under the symbols “VWAV” and “VWAVW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted VisionWave Common Stock or VisionWave Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of VisionWave at the time of, or at any time during the three months preceding, a sale and (ii) VisionWave is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted VisionWave Common Stock or VisionWave Warrants for at least six months but who are affiliates of VisionWave at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of VisionWave Common Stock then outstanding; or

●	the average weekly reported trading volume of the VisionWave Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of VisionWave under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about VisionWave.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current information that would be required in a registration statement on Form 10 with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, VisionWave will no longer be a shell company and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities. As a result, the Sponsor, officers, directors and other affiliates of VisionWave will be able to sell the shares of VisionWave Common Stock beneficially owned by them pursuant to Rule 144 without registration one year after VisionWave has filed current information that would be required in a registration statement on Form 10 with the SEC reflecting its status as an entity that is not a shell company, so long as such holder continues to be in compliance with the affiliate provisions of Rule 144.

COMPARISON OF STOCKHOLDER RIGHTS

General

The Company is incorporated under the laws of the State of Delaware and the rights of the Company Stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and the Current Bylaws. Following the Business Combination, the rights of the Company Stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Charter and the Current Bylaws and instead will be governed by the New VisionWave Charter and the VisionWave Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of the Company Stockholders under the Current Charter and the Current Bylaws (left column) and the rights of VisionWave Stockholders under the forms of the New VisionWave Charter and the VisionWave Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Current Charter and the Current Bylaws and the forms of the New VisionWave Charter and the VisionWave Bylaws, which are attached as Annex D and Annex C, respectively, as well as the relevant provisions of the DGCL.

	Existing Charter	New VisionWave Charter
Name Change	Bannix’s current name is Bannix Acquisition Corp.	Under the New VisionWave Charter, the Company will merge into VisionWave and the name of the entity will continue as VisionWave Holdings Inc.

Purpose	The existing charter provides that the purpose of Bannix shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Bannix by law and those incidental thereto, Bannix shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Bannix including, but not limited to, a business combination (as defined in the existing charter).	The New VisionWave Charter will provide that the purpose of VisionWave shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

Authorized Shares	The existing charter authorizes the issuance of up to 100,000,000 shares of Bannix common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.	The New VisionWave Charter will authorize the issuance of up to 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Blank Check Preferred Stock	The existing charter authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock, par value $0.01 per share.	The New VisionWave Charter will authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, par value $0.01 per share, the rights, preferences and privileges of which may be designated from time to time by the board of directors.

Provisions Specific to a Blank Check Company	The existing charter prohibits Bannix from entering into an initial business combination (as defined in the existing charter) with solely another blank check company or similar company with nominal operations.	The New VisionWave Charter will not include this blank check company provision because the terms governing Bannix’s consummation of an initial business combination will not be applicable following consummation of the merger.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of Common Stock as of [*] (the “Ownership Date”), such date being before the Business Combination and, immediately following consummation of the Business Combination, ownership of shares of VisionWave Common Stock assuming No Additional Redemptions Scenario and the Maximum Redemption Scenario, by:

●	each person who is known to be the beneficial owner of more than 5% of the Company Common Stock and is expected to be the beneficial owner of more than 5% of the shares of VisionWave Common Stock post-Business Combination;

●	each of the Company’s current executive officers and directors;

●	all of the Company’s current executive officers and directors as a group;

●	each person expected by VisionWave to be the beneficial owner of more than 5% of the outstanding VisionWave Common Shares after the consummation of the Business Combination;

●	each person who is expected to become an executive officer or a director of VisionWave upon consummation of the Business Combination; and

●	all of VisionWave’s executive officers and directors following consummation of the Business Combination as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Common Stock Pre-Business Combination is based on 2,848,748 shares of Common Stock issued and outstanding as of the Ownership Date.

The ownership interests in VisionWave after the Business Combination, assuming none of our Public Shares are redeemed, has been determined based on the capitalization of each of the Company and Target as of the Ownership Date, assuming consummation of the Business Combination, which results in an assumed aggregate number of 14,579,348 shares of VisionWave Common Stock issued and outstanding at the Closing. Such number of shares includes 11,000,000 shares of VisionWave Common Stock being issued at Closing pursuant to the Merger Agreement.

The ownership interests in VisionWave after the Business Combination, assuming the Maximum Redemption Scenario, that 324,748 Public Shares are redeemed has been determined based on the capitalization of each of the Company and Target as of the Ownership Date, assuming consummation of the Business Combination, which results in an assumed aggregate number of 14,254,600 shares of VisionWave Common Stock issued and outstanding at the Closing.

	Before the Business
	Combination		After the Business Combination
			Assuming No		Assuming
			Additional Redemptions		Maximum Redemptions
			Number of		Number of
	Number of		Shares of New		Shares of New
	Shares of		Target		Target
Name & Address of Beneficial Owner	Common Stock	%	Common Stock	%	Common Stock	%

BETTER WORKS LLC - 3448 HOLLY SPRINGS PKWY, CANTON GA 30115 (1)	281,000	9.86%	291,600	2.00%	291,600	2.05%
SEA OTTER HOLDINGS LLC BD SERIES, 107 GRAND ST FL 7, NEW YORK, NY 10013 (2)	331,250	11.63%	335,000	2.30%	335,000	2.35%
JAMES M MCCRORY - 1483 AVE ASHFORD APT 402, SAN JUAN, PR 00907-1770	239,730	8.42%	239,730	1.64%	239,730	1.68%
SIXTH BOROUGH CAPITAL FUND LP - 1515 N FEDERAL HWY STE 300, BOCA RATON, FL 33432 (3)	331,250	11.63%	335,000	2.30%	335,000	2.35%
DOUG DAVIS - CEO & DIRECTOR/INSTANT FAME - 10620 SOUTHERN HIGHLANDS PKWY STE 11-151, LAS VEGAS, NV 89141	475,000	16.67%	484,000	3.32%	484,000	3.40%
SURESH YEZHUVATH - FLAT NO 108, AL NABOODAH BLDG B BLOCK, OUD MEHTA DU	585,832	20.56%	599,332	4.11%	599,332	4.20%
CRAIG J. MARSHAK - DIRECTOR - c/o Bannix	—	0.00%	—	0.00%	—	0.00%
JAMAL "JAMIE" KHURSHID - DIRECTOR - c/o Bannix	—	0.00%	—	0.00%	—	0.00%
ERIC T. SHUSS - DIRECTOR - c/o Bannix	—	0.00%	—	0.00%	—	0.00%
NED L. SIEGEL - DIRECTOR - c/o Bannix	—	0.00%	—	0.00%	—	0.00%
SUBASH MENON - DIRECTOR - c/o Bannix	—	0.00%	—	0.00%	—	0.00%
GBT TOKENIZE CORP -c/o GBT - 8557 W KNOLL WEST HOLLYWOOD, CA 90069 (4)	—	0.00%	897,134	6.15%	897,134	6.29%
GBT TECHNOLOGIES INC - 8557 W KNOLL WEST HOLLYWOOD, CA 90069 (5)	—	0.00%	2,020,573	13.86%	2,020,573	14.17%
MAGIC INTERNACIONAL ARGENTINA FC S.L. - CALLE ISLA FORMENTERA 135, EL CASAR, GUADALAJARA, SPAIN (6)	—	0.00%	2,020,573	13.86%	2,020,573	14.17%
STANLEY HILLS, LLC - 164 N STANLEY, BEVERLY HILLS, CA 90211 (7)	—	0.00%	4,041,146	27.72%	4,041,146	28.35%

(1)	Al Lopez exercises sole voting and dispositive power with respect to the shares held by Better Works LLC.

(2)	Nicholas Fahey exercises sole voting and dispositive power with respect to the shares held by Sea Otter Holdings LLC.

(3)	Robert D. Keyser exercises sole voting and dispositive power with respect to the shares held by Sixth Borough Capital Fund LP.

(4)	Michael Murray exercises sole voting and dispositive power with respect to the shares held by GBT Tokenize Corp.

(5)	Mansour Khatib exercises sole voting and dispositive power with respect to the shares held by GBT Technologies Inc.

(6)	Sergio Fridman exercises sole voting and dispositive power with respect to the shares held by Magic International Argentina FC S.L.

(7)	Anat Attia exercises sole voting and dispositive power with respect to the shares held by Stanley Hills, LLC.

VISIONWAVE MANAGEMENT AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

In accordance with the Merger Agreement, upon the consummation of the Business Combination, the business and affairs of VisionWave will be managed by or under the direction of the VisionWave Board, which will consist of seven members (see The Merger Agreement - Governance). The following table sets forth the name, age and position of each of the expected directors and executive officers of VisionWave upon consummation of the Business Combination, assuming the election of the nominees at the Meeting as set forth in Proposal 6 - The Director Election Proposal.

Information regarding the directors and executive officers following the Business Combination is set forth below:

Name	Age	Title
Douglas Davis	66	Co-Chairman of the Board of Directors
Eric T. Shuss	58	Director
Erik Klinger	55	Director and Chief Financial Officer
Noam Kenig	47	Director and Chief Executive Officer
Danny Rittman	62	Director and Chief Technology Officer
Yossi Attia	62	Director and Chief Operating Officer
Chuck Hansen	68	Director

Douglas Davis is a seasoned executive with management experience across many areas including M&A, capital raising, sales and business development. Since 2001, Mr. Davis has served as the Managing Partner of CoBuilder, Inc., a consulting organization providing services for large and small corporate entities associated with increasing efficiencies, including increasing market penetration, revenues and profit; also, from 2008 to 2018, Mr. Davis served as the CEO of BitSpeed LLC, an extreme file transfer software solution. In addition, from July 2018 to April 2020 Mr. Davis served as the Chief Executive Officer of GBT Technologies, Inc. Mr. Davis received an AB Political Science from Stanford University and an MBA (Concentration in Finance and Strategic Management) from UCLA Anderson Graduate School of Management. Mr. Davis is a manager of Instant Fame LLC. VisionWave believes that Mr. Davis’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies and his role as Co-Chairman give him the qualifications and skills to serve as a director.

Eric T. Shuss has extensive knowledge and expertise in growing and running high-tech companies, from start-ups to thriving ongoing ventures. Over his 35-year career, he has worked at mid-to-large companies as a Senior Industry Analyst, Managing Consultant, Director of Information Systems, Director of Operations, CEO, COO, Vice President, and President. These roles have been within high-profile businesses in AI and Robotics, I.T./ERP sales and consulting firms, high-tech manufacturers, Telecomm, retail operations, and distributors. Most recently, from May 2019 until present, Mr. Shuss has served as a Senior Industry Analyst for Avantiico representing the company in all customer and partner interactions for its professional services practice. Prior to his current role, Mr. Shuss, managed and owned a consulting business, Peryton Systems, from April 2016 to May 2019 which was an independent consulting firm engaged to facilitate the commercialization of innovative technologies in Artificial Intelligence, VR/AR, ERP, Supply Chain and Logistics. Mr. Shuss has also held various other roles including Senior Industry Analyst/Presales for Hitachi Corporation. Mr. Shuss is an author and futurist who serves on several advisory boards and has a keen understanding of technology and can see the big picture to find ways for people to access and benefit from technology, which is the key to his success. Mr. Shuss attended California State University Long Beach studying Computer Science. VisionWave believes that Mr. Shuss’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies give him the qualifications and skills to serve as a director.

Erik Klinger serves as Chief Financial Officer for the Company. Mr. Klinger’s recent work has focused on providing advisory services to growing companies that have significant recurring revenues, including providing advice on mergers and acquisitions and fractional CFO services to those companies. From 2020-2023, Mr. Klinger was the CEO of CIMfinity, which provides enhanced distribution for M&A deals in certain industries that have stalled or are slow-moving, and from 2016-2020 Mr. Klinger was the Chief Financial Officer and Head of Corporate Development of Gopher Protocol Inc., an OTCQB company. As an investment banker, he sold a business engaged in healthcare software in 2012, and then served as an advisor to that company from 2013-2016. From 2003-2011, Mr. Klinger was co-founder and Chief Executive Officer of Mindshift Partners, which provided CFOs and Controllers for publicly-traded and privately-held companies. Prior to those experiences, Mr. Klinger worked in private equity, with a focus on leveraged buyouts. From 1992 to 1997, Mr. Klinger worked at Andersen Consulting and then at Price Waterhouse. Mr. Klinger earned a Bachelor’s Degree from Dartmouth College and an MBA in Finance from the Anderson School of Management at UCLA. VisionWave believes that Mr. Klinger’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies and his role as Chief Financial Officer give him the qualifications and skills to serve as a director.

Noam Kenig serves as the Chief Executive Officer of VisionWave Technologies Inc., spearheading the development of innovative ventures in defense and homeland security with a strong emphasis on integrating cutting-edge AI technologies into the defense sector. With over 20 years of experience, Noam has a proven track record of transforming innovative ideas into successful and sustainable companies. Prior to his role at VisionWave, Mr. Kenig founded and served as the CEO of AerialX Drone Solutions Inc. from 2012 to 2024, specializing in proprietary drone solutions tailored for military and homeland security applications. Under his leadership, AerialX emerged as a global leader in unmanned aerial systems, forging strategic partnerships with major defense companies and militaries worldwide. From 2015 to 2024, Mr. Kenig also founded and served as the CEO of Viooa Imaging Technologies Inc., leading the development of revolutionary imaging devices integrating proprietary AI technologies and event-based sensors. Viooa’s groundbreaking innovations received approvals from prestigious militaries and defense organizations globally, with applications in cutting-edge threat detection technologies. Additionally, from 2006 to 2024, Mr. Kenig co-founded and served as the CEO of ReStoring Data Inc., recognized as Canada’s premier award-winning data recovery and digital forensics company. Noam Kenig’s exceptional leadership is demonstrated by his success in building and scaling companies, supported by an extensive portfolio of patents that highlight his significant impact and contributions to the technology and security sectors. He continues to drive companies from initial concepts to operational success. Mr. Kenig was studying for his Bachelor of Science degree in Computer Science & Engineering alongside business studies at CSUN, further enriching his expertise in technology and entrepreneurship. VisionWave believes that Mr. Kenig’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies and his role as Chief Executive Officer give him the qualifications and skills to serve as a director.

Danny Rittman is a seasoned computer scientist and technology entrepreneur with over 25 years of experience. Currently, he serves as the CTO of Gopher Protocol Inc., a company specializing in IoT and AI technologies. Rittman began his career in the Israeli Defense Forces as a software developer, later contributing to Motorola’s development of the first GSM cellular phone. He founded RIT Technologies in 1996, a network monitoring solutions provider that went public on NASDAQ. He also held roles as CTO and VP of Marketing at a smart-chip design company, leading product launches and software tool development. Since 2012, Rittman has been a Senior Integrated Circuit Design Consultant, managing teams in the mobile technology sector. He also founded Infiniti Technologies, developing advanced mobile and web applications. Rittman holds a Bachelor’s in Computer Science from Bar-Ilan University, an MBA from Tel Aviv University, and a PhD in Computer Science from LaSalle. VisionWave believes that Mr. Rittman’s broad entrepreneurial, and business expertise and his experience with micro-cap public companies and his role as Chief Technology Officer give him the qualifications and skills to serve as a director.

Yossi Attia has been a self-employed real estate developer since 2000. Mr. Attia is the Founder of the Target and has served as the Chief Operating Officer and a director of Target since inception. Ms. Anat Attia, the wife of Yossi Attia, is the sole owner of Stanley Hills LLC, which is a significant shareholder of Target and has provided working capital to Target. Prior to entering the real estate development industry, he served as Senior Vice President of Investments at Interfirst Capital from 1996 through 2000. Mr. Attia also served as the Senior Vice President of Sutro & Co. from 1994 through 1996 and Vice President of Investments at Prudential Securities from 1992 through 1994. He holds a BA in economics and marketing from Haifa University and an MBA from Pepperdine University. VisionWave believes that Mr. Attia’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies and his role as Chief Operating Officer give him the qualifications and skills to serve as a director.

Chuck Hansen is a pioneer in federal, state, and local government information technology sales, marketing, operations, and finance. With over four decades of building companies from investment start-up to exit, Mr. Hansen currently serves as the Chairman & CEO of Electro Scan Inc., a cleantech supplier of machine-intelligent underground pipe assessment technologies. Mr. Hansen is the holder of 19 patents in the U.S. and abroad and has won complex product certifications from several of the world's leading multi-national corporations, including Saudi Aramco. Mr. Hansen also currently serves as a consultant to Crown Electrokinetics Corp. (NASDAQ: CRKN). An FAA certified Instrument-Rated Pilot, Mr. Hansen is also certified to fly Small Unmanned Aircraft Systems (FAA Part 107). Mr. Hansen is currently a member of the Limited Partner Advisory Committee and Investment Board Member with Folsom, California-based Moneta Ventures where he helps assess AI, machine learning, robotics, SaaS, and supply chain investment opportunities. Prior to founding numerous companies, Mr. Hansen served as Chief Financial Officer of the Pacific School of Religion, the oldest graduate school of theology on the West Coast, reporting directly to the Board of Directors, and as Senior Accountant with Arthur Anderson & Co., working in the Oakland and San Francisco offices on auditing company financial statements, SEC registration statements, mergers, and acquisitions. Mr. Hansen holds a BS from University of California, Berkeley and an MBA from UCLA Anderson. VisionWave believes that Mr. Hansen’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies give him the qualifications and skills to serve as a director.

Family Relationships

There are no family relationships among any of VisionWave’s directors or executive officers.

Board Composition

VisionWave’s business and affairs will be organized under the direction of the VisionWave Board. We anticipate that the VisionWave Board will consist of seven members upon the consummation of the Business Combination. Douglas Davis will serve as Executive Chairman of the VisionWave Board. The primary responsibilities of the VisionWave Board will be to provide oversight, strategic guidance, counseling and direction to VisionWave’s management. The VisionWave Board will meet on a regular basis and additionally as required.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, retirement or death. This classification of the VisionWave Board may have the effect of delaying or preventing changes in VisionWave’s control or management. VisionWave’s directors may be removed for cause by the affirmative vote of the holders of at least majority of VisionWave’s voting stock.

VISIONWAVE’S EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to VisionWave. This discussion may contain forward-looking statements that are based on VisionWave’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

This section describes the material components of the executive compensation program for certain of VisionWave’s executive officers and directors. This discussion may contain forward-looking statements that are based on Target’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that VisionWave adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Post-Combination Company Executive Compensation

In connection with the Business Combination, VisionWave intends to develop a compensation program that is designed to align executives’ compensation with VisionWave’s business objectives and the creation of stockholder value, while helping VisionWave to continue to attract, motivate and retain individuals who contribute to the long-term success of the company. VisionWave anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus opportunity, and long-term equity-based incentive compensation. VisionWave expects to grant the long-term equity-based incentive compensation to its executive officers under the Incentive Plan if stockholders approve the plan as described above in “The Incentive Plan Proposal (Proposal [•]).”

After the completion of the Business Combination, directors or members of the Company management team who continue with VisionWave may be paid consulting or management fees. The Company has not established any limit on the amount of such fees that may be paid by VisionWave to its directors or members of management. It is unlikely the amount of such compensation will be known at the time of the business combination because the directors of VisionWave will be responsible for determining executive officer and director compensation. Any compensation to be paid to VisionWave executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on VisionWave’s board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company Related Party Transactions

Founder Shares

On October 20, 2022, pursuant to an SPA, the Sponsor acquired an aggregate of 385,000 shares of common stock of the Company from Bannix Management LLP, Balaji Venugopal Bhat, Nicholos Hellyer, Subbanarasimhaiah Arun, Vishant Vora and Suresh Yezhuvath and 90,000 private placement units from Suresh Yezhuvath (collectively, the “Sellers”) in a private transaction.

The Company’s original sponsors were Subash Menon and Sudeesh Yezhuvath (through their investment entity Bannix Management LLP), Suresh Yezhuvath and Seema Rao (collectively, the “Former Sponsor”). Further, the anchor investors are Sea Otter Holdings LLC BD Series, Sixth Borough Capital Fund LP and Better Works LLC (which we refer to, collectively, as the “Anchor Investors”). “Other Investors”, which acquired 16,668 shares of commons stock from the founder, refer to Sagar Pravinchandra Khakhara, Asha Devi Rathore, Ekta Zile Singh and Rahul Kalra. The Former Sponsor, Sponsor, Other Investors, Anchor Investors, directors and officer have agreed not to transfer, assign or sell the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Company refers to such transfer restrictions as the “lock-up”. Notwithstanding the foregoing, if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

At December 31, 2024 and December 31, 2023, there were 2,524,000 non-redeemable shares outstanding owned or controlled by the Sponsor, Former Sponsor, Sponsor, Other Investors, Anchor Investors, directors and officers.

Working Capital Loans – Former Sponsor and Sponsor

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the loans out of the proceeds of the Trust Account released to the Company. Otherwise, the loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the loans but no proceeds from the Trust Account would be used to repay the loans. On December 31, 2024 and December 31, 2023, there were no loans outstanding under the working capital loan program.

Commitment of Funds – Former Sponsor

Yezhuvath agreed to contribute to the Company of $225,000 as a capital contribution at the time of the Business Combination with the proceeds to be used to pay the deferred underwriters’ discount. Yezhuvath has agreed to forgive this amount without any additional securities being issued against it.

Due to Related Parties

The balance on December 31, 2024 and December 31, 2023 in Due to Related Parties totaled $1,811,700 and $1,213,600, respectively, consists of the following transactions:

	December 31,	December 31,
	2024	2023
Amounts due Suresh Yezhuvath	$23,960	$23,960
Amounts due Subash Menon	1,180	3,557
Repurchase 700,000 shares of common stock from Bannix Management LLP	10,557	7,000
Amounts due for expenses paid by related party	—	750
Amounts due to Doug Davis – Accrued Compensation	125,000	—
Amounts due to Erik Klinger – Accrued Compensation	26,250	—
Administrative Support Agreement (2)(4)	198,333	138,333
Securities Purchase Agreement	200,000	200,000
Promissory Notes with Instant Fame and affiliated parties (3)(4)	840,000	840,000
Advances from affiliated related parties, net (1) (4)	386,420	—

	$1,811,700	$1,213,600

(1)	Net of $15,000 paid to an affiliated related party

In 2024, $15,000 was paid to an affiliate of a related party. The Company has a legal right of offset and as such, the net amount is reported on the consolidated balance sheet.

(2) Administrative Support Agreement

The Company has agreed to pay an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the management team, in the amount of $5,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, it will cease paying these monthly fees. For the year ended December 31, 2024 and 2023, the Company incurred $60,000 pursuant to the agreement and owed $198,333 and $138,333 related to the Administrative Support Agreement. These amounts are reported as a component of due to related parties on the balance sheet.

(3) Promissory Notes with Instant Fame and Affiliated Parties

On December 13, 2022, the Company issued an unsecured promissory note in favor of Instant Fame, in the principal amount of $690,000. In March and April 2023, the Company issued additional unsecured promissory notes to Instant Fame for $75,000 for each promissory note. At December 31, 2024 and 2023, there was $840,000 outstanding on these promissory notes and included in due to related parties on the consolidated balance sheet.

(4) Deferment of Related Party Transactions

On December 26, 2024, the Company entered into an agreement to defer payment of certain related party obligations. Under the deferment agreements for approximately $1,346,643. On February 4, 2025, the aggregate of deferred payments under this agreement has increased to $1,424,753. Payment of these obligations have been deferred and is payable within four (4) months following the closing of the proposed Business Combination. Payments will be made exclusively from the working capital of the post-closing entity or funds raised following the closing.

The promissory notes, expenses paid by related party, and advances from related affiliated parties are non-interest bearing and repayable on the consummation of a Business Combination. If a Business Combination is not consummated the promissory notes and advances from affiliated related parties will not be repaid and all amounts owed hereunder will be forgiven except to the extent that the Company has funds available to it outside of the Trust Account. On February 4, 2025, the aggregate of deferred payments under this agreement has increased to $1,424,753.

On January 19, 2025, the CEO of the Company agreed to defer $110,400 of compensation expense due him. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

Tokenize GBT Patent Purchase

On August 8, 2023, the Company entered into a Patent Purchase Agreement (“PPA”) with GBT Tokenize Corp. (“Tokenize”), which is 50% owned by GBT Technologies Corp. (“GBT”), where GBT provided its consent, to acquire the entire right, title, and interest of the Patents. The closing date of the PPA was set to be immediately following the closing of the EVIE Agreement. On March 11, 2024, Bannix sent EVIE and the shareholder of EVIE a notice providing that the EVIE Agreement has been terminated (“BNIX EVIE Termination Letter”). As the PPA was contingent upon Bannix closing the acquisition of EVIE and due to the BNIX EVIE Termination Letter, on March 19, 2024, Bannix and Tokenize agreed to terminate the PPA which was consented to by GBT. After negotiations with Target had commenced, Bannix introduced Tokenize to Target with the goal of incorporating the GBT Tokenize technology with Target. Except for the introduction of Tokenize to Target by Bannix, the agreement between Target and GBT Tokenize was completely independent of the terminated EVIE relationship. Effective as of March 20, 2024, Tokenize and the Target entered into a Patent Purchase Agreement pursuant to which Target acquired from Tokenize the entire right, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects. Each of the parties believes that the above transactions were considered arms-length transactions as there were no common directors, officers, or shareholders between Tokenize, Bannix, or Target, GBT which held a 50% ownership stake in Tokenize, had no direct or indirect control over Bannix or Target and prior related party relationships between the parties had been terminated prior to the agreements. Specifically, Douglas Davis, CEO of Bannix, served as a consultant to GBT until March 31, 2023, when he terminated his consulting agreement. Accordingly, Mr. Davis’ former role with GBT did not influence the arm length nature of the transaction as he had resigned from GBT prior the August 2023 PPA between Tokenize and Bannix and prior to the subsequent patent purchase between Tokenize and Target in March 2024. Further, Dr. Rittman, CTO of GBT was engaged as a consultant to Target following the closing of the patent acquisition by Target. As such, the engagement of Dr. Rittman did not negatively influence the nature of the arms-length transaction.

Douglas Davis

Mr. Davis is the current Chief Executive Officer and Co-Chairman of the Board of Directors of Bannix. Further, Mr. Davis is a member and manager of Instant Fame LLC, the current sponsor of Bannix. Upon completion of the Business Combination, Mr. Davis will assume the role of Executive Chairman of VisionWave Holdings, Inc., where he will provide strategic leadership and oversight based on 35 years of technology company leadership, sales, business development, operations and financial management. As a member and manager of Bannix’s current sponsor, Instant Fame LLC, and a key executive in both Bannix and VisionWave Holdings Inc., Mr. Davis is considered a related party. Mr. Davis does not have any current involvement with GBT Technologies, Inc. or GBT Tokenize Corp.

Stanley Hills LLC/Yossi Attia

Yossi Attia, Founder and Chief Operating Officer of Target and who will serve as a director and Chief Operating Officer of VisionWave following the closing of the Business Combination, is the spouse of Anat Attia, who controls Stanley Hills, LLC. Stanley Hills LLC is a shareholder of Target and has provided working capital for Target since inception.

Target Related Party Transactions

The Target’s shareholder (Stanley Hills, LLC, a limited liability company controlled by Anat Attia) via Larocca Design has paid the Target’s expenses and funded the Target’s bank and brokerage accounts, on behalf of the Target and is expected to continue to pay other costs in the future. As of December, 31, 2024, no formal arrangement has been consummated indicating the number of future borrowings or the terms of the repayment. As of December 31, 2024, the amount of $386,420 is outstanding. Anat Attia is the wife of Yossi Attia, the Founder, Chief Operating Officer and a director of Target.

On December 26, 2024 and revised on February 4, 2025 the Company entered into several agreements to defer certain transaction costs and obligations associated with its potential Business Combination until after the closing of its proposed Business Combination. The deferred obligations include amounts due or to become due at closing, with payment schedules outlined below:

● the Company has deferred estimated transaction costs of approximately $300,000 related to legal and financial advisory services provided in connection with the Business Combination. These costs will be payable no later than three (3) months following the closing of the Business Combination.

● Evie holds a consolidated promissory note in the amount of $1,003,995 issued by the Company. Under the deferment agreement, payment of this note has been deferred and is payable within four (4) months following the closing of the Business Combination.

● An aggregate amount of $1,424,753 owed to the Sponsor and Other Insiders, including promissory notes, administrative support fees, and advances, has been deferred. Payment will be made from working capital and is due no later than December 31, 2025. The credit amount of $386,420 as disclose above included in the $1,424,753 that been deferred as well.

On January 19, 2025, Doug Davis, the CEO of the Company agreed to defer $110,400 of compensation expense due him. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

On June 4, 2024, one of the Target’s shareholders (GBT Tokenize) assigned 10,000,000 shares of common stock Avant Technologies, Inc. for additional 222 shares of common stock of the Target.

LEGAL MATTERS

Fleming PLLC will pass upon the validity of the VisionWave Common Stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Bannix Acquisition Corp. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, included in the Registration Statement, have been audited by RBSM LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company Acquisition Corp.’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of VisionWave Technologies, Inc. as of December 31, 2024, and for the nine months December 31, 2024, included in the Registration Statement, which is referred to and made a part of this Registration statement, have been reviewed by RBSM LLP, independent registered public accounting firm. The financial statements of Technologies, Inc. as of March 31, 2024 and for the period from March 20, 2024 (date of inception) through March 31, 2024, included in the Registration Statement, which is referred to and made a part of this Registration statement, have been audited by RBSM LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of VisionWave Holdings, Inc. as of December 31, 2024, and for the three months December 31, 2024, included in the Registration Statement, which is referred to and made a part of this Registration statement, have been reviewed by RBSM LLP, independent registered public accounting firm. The financial statements of VisionWave Holdings, Inc. as of September 30, 2024 and for the period from September 3, 2024 (date of inception) through September 30, 2024, included in the Registration Statement, which is referred to and made a part of this Registration statement, have been audited by RBSM LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, the Company will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that the Company deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify the Company of their requests by calling or writing the Company at its principal executive offices 300 Delaware Ave., Suite 210 #301, Wilmington, DE 19801.

 Stockholder Proposals

The VisionWave Bylaws establish an advance notice procedure for VisionWave stockholders who wish to present a proposal before an annual meeting of stockholders. The VisionWave Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the VisionWave Board or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a VisionWave stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in the VisionWave Bylaws. To be timely for VisionWave’s annual meeting of stockholders, VisionWave’s secretary must receive the written notice at VisionWave’s principal executive offices:

●	not later than close of business on the 90th day; and

●	not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for VisionWave’s 2023 annual meeting) or VisionWave holds its annual meeting of stockholders more than 30 days before or 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the VisionWave Bylaws. The VisionWave Board or a designated committee thereof will have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If neither the VisionWave Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of the VisionWave Bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting. If any proposed nomination or business is not in compliance, the Board or a designated committee thereof or the presiding officer, as applicable, may declare that such defective proposal or nomination can be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before VisionWave begins to print and send out its proxy materials for such 2024 annual meeting.

Stockholder Director Nominees

The VisionWave Bylaws permit VisionWave stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the VisionWave stockholder must provide the information required by the VisionWave Bylaws. In addition, the VisionWave stockholder must give timely notice to VisionWave’s secretary in accordance with the VisionWave Bylaws, which, in general, require that the notice be received by VisionWave’s secretary within the time periods described above under “- Stockholder Proposals” for stockholder proposals.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Company Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of the Company Acquisition Corp., 300 Delaware Ave., Suite 210 #301, Wilmington, DE 19801. Following the Business Combination, such communications should be sent in care of [*]. Each communication will be forwarded, depending on the subject matter, to the Company Board, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

the Company has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to the Company and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of the Company’s or Target’s contracts, agreements or other documents, the references are not necessarily complete and you should refer to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, VisionWave will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. the Company files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s or VisionWave’s SEC filings, including VisionWave’s registration statement and the Company’s proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact the Company by telephone or in writing:

BANNIX ACQUISITION CORP.

300 Delaware Ave., Suite 210 #301

Wilmington, DE 19801

Telephone: 302-305-4790

If you are a stockholder of the Company and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from the Company, the Company will mail them to you by first-class mail, or another equally prompt means.

This document is a prospectus of VisionWave and a proxy statement of the Company for the Company’s Special Meeting of stockholders. Neither Target nor the Company has authorized anyone to give any information or make any representation about the Business Combination, VisionWave or the Company that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that the Company has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

BANNIX ACQUISITION CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Bannix Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bannix Acquisition Corp. and subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, had an accumulated deficit and has a deficit working capital. Additionally, The Company has determined that the insufficient funds to meet the operating needs of the Company through the liquidation date as well as the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2023. PCAOB ID 587
New York, NY
February 18, 2025

BANNIX ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
Assets
Current Assets:
Cash	$9,754	$232,278
Prepaid expense and other	3,930	5,251
Total Current Assets	13,684	237,529

Cash and Investments held in Trust Account	3,749,377	32,116,099
Total Assets	$3,763,061	$32,353,628

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$969,883	$787,307
Income taxes payable	888,426	552,912
Excise tax payable	750,608	410,772
Promissory notes - Evie	1,003,995	974,015
Due to related parties	1,811,700	1,213,600
Total Current Liabilities	5,424,612	3,938,606

Warrant liability	12,180	4,060
Deferred underwriters’ discount	225,000	225,000
Total Liabilities	5,661,792	4,167,666

Commitments and Contingencies
Common stock subject to possible redemption 324,748 and 2,939,613 at redemption value on December 31, 2024 and 2023, respectively	4,084,139	31,839,150

Stockholders’ Deficit
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01; authorized 100,000,000 shares; issued 4,286,248 and 6,901,113 shares; and outstanding 2,524,000 shares (excluding 324,748 and 2,939,613 shares subject to redemption and 1,437,500 Treasury Stock shares) on December 31, 2024 and 2023, respectively	39,615	39,615
Additional paid-in capital	—	—
Accumulated deficit	(6,008,110)	(3,678,428)
Less Treasury Stock; at cost; 1,437,500 common shares	(14,375)	(14,375)
Total Stockholders’ Deficit	(5,982,870)	(3,653,188)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$3,763,061	$32,353,628

The accompanying notes are an integral part of these consolidated financial statements.

BANNIX ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023
Operating costs	$1,291,428	$1,504,995
Loss from operations	(1,291,428)	(1,504,995)

Other income (expense):
Interest income on trust account	781,363	1,769,666
Gain on forgiven payables	33,750	—
Federal tax interest and penalties	(206,200)	—
Excise tax interest and penalty	(50,587)	—
Change in fair value of warrant liabilities	(8,120)	8,120
Total other income	550,206	1,777,786

(Loss) income before provision for income taxes	(741,222)	272,791
Provision for income taxes	(129,314)	(329,630)
Net loss	$(870,536)	$(56,839)

Basic and diluted weighted average shares outstanding	4,035,874	6,190,588
Basic and diluted net loss per share	$(0.22)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

BANNIX ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Common Stock		Additional Paid-in	Accumulated	Treasury	Total Stockholders’
	Shares (1)	Amount	Capital	Deficit	Stock	Deficit
Balance as of December 31, 2022	3,961,500	$39,615	$—	$(1,267,852)	$(14,375)	$(1,242,612)
Net loss	—	—	—	(56,839)	—	(56,839)
Excise tax imposed on common stock redemptions	—	—	—	(410,772)	—	(410,772)
Accretion of common stock subject to possible redemption to redemption value	—	—	—	(1,942,965)	—	(1,942,965)
Balance as of December 31, 2023	3,961,500	$39,615	$—	$(3,678,428)	$(14,375)	$(3,653,188)
Net loss	—	—	—	(870,536)	—	(870,536)
Excise tax imposed on common stock redemptions	—	—	—	(289,249)	—	(289,249)
Accretion of common stock subject to possible redemption to redemption value	—	—	—	(1,169,897)	—	(1,169,897)
Balance as of December 31, 2024	3,961,500	$39,615	$—	$(6,008,110)	$(14,375)	$(5,982,870)

The accompanying notes are an integral part of these consolidated financial statements.

(1)	Includes 1,437,500 shares classified as treasury stock (See Note 8).

BANNIX ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
Cash flows from Operating Activities:	2024	2023
Net loss	$(870,536)	$(56,839)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	8,120	(8,120)
Gain on forgiven payables	(33,750)	—
Interest income on Trust Account	(781,363)	(1,769,666)
Changes in current assets and current liabilities:
Prepaid expenses	1,321	21,045
Excise tax payable	50,587	—
Deferred tax payable	—	(66,997)
Income taxes payable	335,514	396,627
Accounts payable and accrued expenses	287,506	514,713
Due to Related Parties	140,500	60,750
Net cash used in operating activities	(862,101)	(908,487)
Cash flows from Investing Activities:
Investment of cash into Trust Account	(364,950)	(750,000)
Redemptions from the Trust Account	28,924,908	41,077,199
Withdrawal from Trust Account to pay taxes	588,127	747,493
Net cash provided by investing activities	29,148,085	41,074,692
Cash flows from Financing Activities:
Redemption of Class A common stock subject to possible redemption	(28,924,908)	(41,077,199)
Advances from affiliated related parties	401,420	—
Proceeds from promissory notes - Evie	29,980	974,015
Repayment of advances to related parties	(15,000)	—
Proceeds from promissory note - Instant Fame	—	150,000
Net cash used in financing activities	(28,508,508)	(39,953,184)
Net change in cash	(222,524)	213,021
Cash, beginning of the year	232,278	19,257
Cash, end of the year	$9,754	$232,278

Supplemental disclosure of cash flow information:
Federal income taxes paid	$—	$—
Interest paid	$—	$—

Supplemental disclosure of noncash financing activities:
Accretion of common stock subject to possible redemption to redemption value	$1,169,897	$1,942,965
Excise tax payable	$289,249	$410,772

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Bannix Acquisition Corp. (the “Company” or “Bannix”) is a blank check company incorporated in the state of Delaware on January 21, 2021. The Company was formed for the purpose of effecting mergers, capital stock exchange, asset acquisitions, stock purchases, reorganization or similar business combinations with one or more businesses (“Business Combination”).

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from January 21, 2021 (inception) through December 31, 2024 relates to the Company’s formation, the initial public offering (the “IPO”) (as defined below) and the Company’s search for a target and the consummation of an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the IPO and non-operating income or expense from the changes in the fair value of warrant liabilities. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Sponsors and Officers

The Company’s original sponsors were Subash Menon and Sudeesh Yezhuvath (through their investment entity Bannix Management LLP), Suresh Yezhuvath (“Yezhuvath”) and Seema Rao (“Rao”) (collectively, the “Former Sponsor”).

On October 20, 2022, pursuant to a Securities Purchase Agreement (“SPA”), Instant Fame LLC, a Nevada limited liability company controlled by a U.S. person (“Instant Fame”) (the “Sponsor”), acquired an aggregate of 385,000 shares of common stock of the Company from Bannix Management LLP, Balaji Venugopal Bhat, Nicholos Hellyer, Subbanarasimhaiah Arun, Vishant Vora and Suresh Yezhuvath and 90,000 private placement units from Suresh Yezhuvath (collectively, the “Sellers”) in a private transaction. The Sellers immediately loaned the entire proceeds to the Company for the working capital requirements of the Company. In connection with this transaction, all parties agreed to certain changes to the Board of Directors.

As a result of the above, Subash Menon resigned as Chief Executive Officer and Chairman of the Board of Directors of the Company and Nicholas Hellyer resigned as Chief Financial Officer, Secretary and Head of Strategy. Douglas Davis was appointed as the Chief Executive Officer of the Company. Further, Balaji Venugopal Bhat, Subbanarasimhaiah Arun and Vishant Vora resigned as Directors of the Company. Mr. Bhat, Mr. Arun and Mr. Vora served on the Audit Committee with Mr. Bhat serving as the committee chair. Mr. Bhat, Mr. Arun and Mr. Vora served on the Compensation Committee with Mr. Arun serving as the committee chair.

The Board was also increased from two to seven and Craig Marshak and Douglas Davis were appointed as Co-Chairmans of the Board of Directors effective immediately. Further, Jamal Khurshid, Eric T. Shuss and Ned L. Siegel were appointed to the Board of Directors of the Company. The resignations referenced above were not the result of any disagreement with management or the Board.

On November 10, 2022, Sudeesh Yezhuvath resigned as a director of the Company for personal reasons. The resignation was not the result of any disagreements with management or the Board.

Due to vacancies as results of board members departure, on November 11, 2022 the Board made the following decisions: (i) Jamie Khurshid, Ned Siegel and Eric Shuss each have been identified as being financially literate and independent under the SEC and Nasdaq Rules have been appointed to the Audit Committee to serve until their successors are qualified and appointed with such appointment subject to the mailing of that certain Schedule 14F Information Statement. Mr. Khurshid chairs the audit committee. (ii) Mr. Siegel, Mr. Shuss and Craig Marshak each have been identified as being independent under the SEC and Nasdaq Rules were appointed to the Compensation Committee to serve until their successors are qualified and appointed with such appointment subject to the mailing of that certain Schedule 14F Information Statement. (iii) Messrs. Davis and Marshak have been appointed as Class III directors, Subash Menon has been appointed as a Class I director and, subject to the mailing of the Schedule 14F Information Statement, Messrs. Khurshid, Siegel and Shuss have been appointed as the Class II directors. The Schedule 14F Information Statement was mailed on or about November 15, 2022.

On May 19, 2023, the Company entered into an Executive Retention Agreement with Mr. Davis, Chief Executive Officer and Co-Chairman of the Board of Directors, providing for an at-will employment arrangement that may be terminated by either party at any time, which provides for the payment of an annual salary of $240,000 to Mr. Davis. Additionally, the Company entered into a letter agreement with Subash Menon, a director of the Company, for services in connection with the review and advice pertaining to the proposed Business Combination (discussed below) providing for a payment in the amount of $200,000 upon the closing of a Business Combination.

On April 10, 2024, Erik Klinger was appointed by the Company to serve as the Chief Financial Officer of the Company. There is no understanding or arrangement between Mr. Klinger and any other person pursuant to which he was appointed as an executive officer. Mr. Klinger does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer. The employment of Mr. Klinger is at will and may be terminated at any time, with or without formal cause.

Initial Public Offering

The registration statements for the Company’s IPO were declared effective on September 9, 2021 and September 10, 2021 (the “Effective Date”). On September 14, 2021, the Company consummated its IPO of 6,900,000 units at $10.00 per unit (the “Units”), which is discussed in Note 3. Each Unit consists of one share of common stock (the “Public Shares”), one redeemable warrant to purchase one share of common stock at a price of $11.50 per share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of common stock upon the consummation of the Business Combination.

Concurrent with the IPO, the Company consummated the issuance of 406,000 private placement units (the “Private Placement Units”) as follows: the Company sold 181,000 Private Placement Units to certain investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 Private Placement Units to the Former Sponsor in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them (see Notes 4 and 6). Each Private Placement Unit consists of one share of common stock, one redeemable warrant to purchase one share of common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of common stock upon the consummation of the Business Combination. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination.

Trust Account and Extensions

Following the closing of the IPO on September 14, 2021, an amount of $69,690,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and Private Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. The Company has since divested its investments in the Trust Account and placed the funds in an interest-bearing demand deposit account. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from this offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 15 months from the closing of this offering, or within any period of extension, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

March 8, 2023 Special Meeting

The Company held a Special Meeting of Stockholders on March 8, 2023 (the “Special Meeting”). At the Special Meeting, the stockholders approved the filing of an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Extension Amendment”), to extend the date (the “Extension”) by which the Company must (1) complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving the Company and one or more businesses (an “initial Business Combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial Business Combination and (3) redeem 100% of the Company’s common stock (“common stock”) included as part of the Units sold in the Company’s initial public offering that was consummated on September 14, 2021 (the “IPO”), from March 14, 2023, and to allow the Company, without another stockholder vote, to further extend the date to consummate a Business Combination on a monthly basis up to twelve (12) times by an additional one (1) month each time after March 14, 2023 or later extended deadline date, by resolution of the Company’s board of directors (the “Board”), if requested by Instant Fame upon five days’ advance notice prior to the applicable deadline date, until March 14, 2024, or a total of up to twelve (12) months after March 14, 2023 (such date as extended, the “Deadline Date”), unless the closing of a Business Combination shall have occurred prior thereto.

At the Special Meeting, stockholders holding a total of 3,960,387 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $41,077,199 (approximately $10.37 per share) was removed from the Company’s Trust Account to pay such holders. Following redemptions, the Company had 5,463,613 shares outstanding.

March 8, 2024 Annual Meeting

On March 8, 2024, the Company held its Annual Meeting of Stockholders of the Company (the “Annual Meeting”), whereby the Company’s stockholders approved an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “March 2024 Amendment”), to extend the Deadline Date from March 14, 2024, as extended, and to allow the Company, without another stockholder vote, to further extend the date to consummate a Business Combination on a monthly basis up to six (6) times by an additional one (1) month each time after March 14, 2024 or later extended deadline date, by resolution of the Company’s Board of Directors, if requested by the Company’s Sponsor, until September 14, 2024, or a total of up to six (6) months after March 14, 2024, unless the closing of a Business Combination shall have occurred prior thereto (the “Extension Amendment”).

Additionally, the Company’s stockholders approved an amendment to remove from the Amended and Restated Certificate of Incorporation the redemption limitation contained under Section 9.2(a) preventing the Company from closing a Business Combination if it would have less than $5,000,001 of net tangible assets (the “NTA Amendment”).

At the Annual Meeting, stockholders holding a total of 1,381,866 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $15,134,429 (approximately $10.95 per share) was removed from the Company’s Trust Account to pay such holders. Following redemptions, the Company had 4,081,747 shares outstanding.

September 6, 2024 Special Meeting

On September 6, 2024, the Company held a Special Meeting of Stockholders of the Company (the “September 2024 Special Meeting”), whereby the Company’s stockholders approved an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “September 2024 Amendment”), to extend the Deadline Date from September 14, 2024, as extended, and to allow the Company, without another stockholder vote, to further extend the date to consummate a Business Combination on a monthly basis up to six (6) times by an additional one (1) month each time after September 14, 2024 or later extended deadline date, by resolution of the Company’s Board of Directors, if requested by the Company’s Sponsor, until March 14, 2025, or a total of up to six (6) months after September 14, 2024, unless the closing of a Business Combination shall have occurred prior thereto (the “September 2024 Extension Amendment”).

Additionally, beginning in September 2024, the Sponsor or its designees will deposit into the Trust Account, as a loan, $16,237 or $0.05 per public share multiplied by the number of public shares outstanding (the “Contribution”), in connection with each Extension.

At the September 2024 Special Meeting, stockholders holding a total of 1,232,999 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $13,790,479 (approximately $11.18 per share) was removed from the Company’s Trust Account to pay such holders. Following redemptions, the Company has 2,848,748 shares outstanding.

In association with the Company’s special meetings and annual meeting, as of the filing of this Form 10-K, the Company has deposited an aggregate of $1,837,425 into the Trust Account to extend the Deadline Date to March 14, 2025.

Initial Business Combination

The Company has until March 14, 2025 (unless extended) to (1) complete a Business Combination, (2) cease its operations except for the purpose of winding up if it fails to complete such Business Combination, and (3) redeem 100% of the Company’s common stock included as part of the units sold in the Company’s initial public offering.

The Company may not extend the Deadline Date, without another stockholder vote past March 14, 2025, unless the closing of a Business Combination shall have occurred prior thereto.

In the event that the Company receives notice from Instant Fame five days prior to the applicable deadline of its wish for the Company to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. Instant Fame and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete the initial Business Combination. If the Company is unable to consummate the initial Business Combination within the applicable time period, the Company will, promptly but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account and promptly following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the rights and warrants will be worthless. Additionally, pursuant to Nasdaq rules, any initial Business Combination must be approved by a majority of the independent directors.

The Company anticipates structuring the initial Business Combination so that the post-transaction company in which the public stockholders’ own shares will own or acquire substantially all of the equity interests or assets of the target business or businesses. The Company may, however, structure the initial Business Combination such that the post-transaction company owns or acquires less than substantially all of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but the Company will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, the stockholders prior to the initial Business Combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and the Company in the Business Combination transaction. For example, the Company could pursue a transaction in which the Company issue a substantial number of new shares in exchange for all of the outstanding capital stock of shares or other equity interests. In this case, the Company would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, the stockholders immediately prior to the initial Business Combination could own less than a majority of the outstanding shares subsequent to the initial Business Combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% of net assets test. If the initial Business Combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses even if the acquisitions of the target businesses are not closed simultaneously.

The Company cannot ascertain the capital requirements for any particular transaction. If the net proceeds currently held in the Trust Account prove to be insufficient, either because of the size of the Business Combination, the depletion of the available net proceeds in search of a target business, or because the Company becomes obligated to redeem a significant number of the Public Shares upon consummation of the initial Business Combination, the Company will be required to seek additional financing, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Furthermore, the Company may issue a substantial number of additional shares of common or preferred stock to complete the initial Business Combination or under an employee incentive plan upon or after consummation of the initial Business Combination. The Company does not have a maximum debt leverage ratio or a policy with respect to how much debt the Company may incur. The amount of debt the Company will be willing to incur will depend on the facts and circumstances of the proposed Business Combination and market conditions at the time of the potential Business Combination. At this time, the Company is not party to any arrangement or understanding with any third party with respect to raising additional funds through the sale of the securities or the incurrence of debt. Subject to compliance with applicable securities laws, the Company would only consummate such financing simultaneously with the consummation of the initial Business Combination.

Nasdaq rules require that the initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding advisory fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. If the board is not able to independently determine the fair market value of the target business or businesses, the Company will obtain an opinion from an independent investment banking firm or an independent accounting firm with respect to the satisfaction of such criteria. The Company does not intend to purchase multiple businesses in unrelated industries in connection with the initial Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely at its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations plus additional deposits to extend the Combination Period).

Related to the redemption of the Company’s public shares, the Company’s has no limitation on its net tangible assets either immediately before or after the consummation of the Business Combination. Redemptions of the Company’s public shares may be subject to a net tangible asset test or cash requirement pursuant to an agreement relating to a Business Combination. For example, the Business Combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the Business Combination. In the event the aggregate cash consideration the Company would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to the Company, it will not complete the Business Combination or redeem any shares, and all shares of common stock submitted for redemption will be returned to the holders thereof.

The Sponsor, officers and directors and Representative (as defined in Note 6) have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares (as defined below) and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period.

The Company’s Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10 .95 per Public Share (subject to increase of up to an additional $16,237 per month in the event that the Sponsors elects to extend the period of time to consummate a Business Combination as set forth in the September 2024 Extension Amendment) and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.95 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.

On May 10, 2023, the Company engaged a law firm to assist with the proposed Business Combination with Evie Group (discussed below). The Company paid $30,000 upon entering into the agreement, $70,000 upon Evie Group signing a definitive Business Combination agreement and the remaining $500,000 was contingent upon the closing of the Business Combination with Evie Group. Per termination of the proposed Business Combination with Evie Group, for a reason, the specific engagement of the law firm for this task been canceled.

In January and February 2025, the Company deposited an aggregate of $32,475 in the Trust Account and extended the Deadline Date to March 14, 2025.

Proposed Business Combination – Evie Group (Terminated)

On June 23, 2023, the Company, Evie Autonomous Group Ltd (“Evie Group”), and the shareholder of the Evie Group (“Evie Group Shareholder”), entered into a Business Combination Agreement (the “Business Combination Agreement” or “BCA”), pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, the following transactions will occur: the acquisition by Bannix of all of the issued and outstanding share capital of Evie Group from the Evie Group Shareholder in exchange for the issuance of eighty-five million new shares of common stock of Bannix, $0.01 par value per share (the “Common Stock”), pursuant to which Evie Group will become a direct wholly owned subsidiary of Bannix (the “Share Acquisition”).

Patent Purchase Agreement (Terminated)

On August 8, 2023 the Company entered into a Patent Purchase Agreement (“PPA”) with GBT Tokenize Corp. (“Tokenize”), which is 50% owned by GBT Technologies Inc., which provided its consent, to acquire the entire rights, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects, (the “Patents”). The closing date of the PPA was planned to immediately follow the closing of the Transaction described in the proposed Business Combination Agreement. The Purchase Price was set at 5% of the consideration that the Company is paying to the shareholders of Evie Group under the Business Combination Agreement. The BCA sets the consideration to be paid by the Company at $850 million and, in turn, the consideration in the PPA to be paid to Tokenize is $42.5 million.

Sponsor Support Agreement (Terminated)

On August 7, 2023, Instant Fame entered into a sponsor letter agreement (“Sponsor Letter Agreement”) with the Company, whereby Instant Fame agreed to, among other things, support and vote in favor of the Business Combination Agreement and use its reasonable best efforts to take all other actions necessary to consummate the transactions contemplated thereby, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Transaction Support Agreement (Terminated)

On August 7, 2023, Evie Group entered into a transaction support agreement pursuant to which Evie Group’s shareholder agreed to, among other things, support and provide any necessary votes in favor of the Business Combination Agreement and ancillary agreements.

Termination

On March 11, 2024, the Bannix sent EVIE Group and the EVIE Group Shareholder a notice providing that the Business Combination Agreement has been terminated as a result of the failure of EVIE Group and the EVIE Group Shareholder to loan or procure a loan to Bannix as required pursuant to Section 5.21 of the Business Combination Agreement.

The Company is not obligated to pay any penalties pursuant to the terms of the Business Combination Agreement as a result of the termination. The Sponsor Letter Agreement entered between Bannix, Instant Fame LLC and EVIE Group dated August 7, 2023 and the Transaction Support Agreement between Bannix and the EVIE Group Shareholder dated August 7, 2023 automatically terminated as a result of the termination of the Business Combination Agreement.

As the PPA was contingent upon Bannix closing the acquisition of EVIE and due to the termination of the proposed Business Combination, Bannix and Tokenize agreed to terminate the PPA which was consented to by GBT.

Proposed Business Combination – VisionWave Technologies

As previously disclosed, on March 26, 2024, the Company entered into a Business Combination Agreement (the “Original Agreement”), by and among Bannix, VisionWave Technologies, Inc., a Nevada corporation (“Target”) and the shareholders of Target.

On September 6, 2024, Bannix entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Bannix, VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VisionWave”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave (“Company Merger Sub”), and Target. The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Bannix, VisionWave, Parent Merger Sub, Company Merger Sub, and Target.

The Mergers

Pursuant to and in accordance with the terms set forth in the Merger Agreement, (a) Parent Merger Sub will merge with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave (other than the Parent Rights, which shall be automatically converted into shares of VisionWave), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave. The Mergers and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

The Business Combination is expected to close in the first quarter of 2025, subject to customary closing conditions, including the satisfaction of the minimum available cash condition, the receipt of certain governmental approvals and the required approval by the stockholders of Bannix and Target.

Consideration

Pursuant to and in accordance with the terms set forth in the Merger Agreement, at the Parent Merger Effective Time, (a) each share of Bannix common stock, par value $0.01 per share (“Bannix Common Stock”) outstanding immediately prior to the Parent Merger Effective Time that has not been redeemed, is not owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and is not a Dissenting Parent Share will automatically convert into one share of common stock, par value $0.01, of VisionWave (each, a share of “VisionWave Common Stock”), (b) each Bannix Warrant shall automatically convert into one warrant to purchase shares of VisionWave Common Stock (each, a “VisionWave Warrant”) on substantially the same terms and conditions; and (c) each Bannix Right will be automatically converted into the number of shares of VisionWave Common Stock that would have been received by the holder of such Bannix Right if it had been converted upon the consummation of a Business Combination in accordance with Bannix’s organizational documents.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (a) each share of issued and outstanding Target common stock, par value $0.0001 (“Target Common Stock”), shall be cancelled and converted into 4,041 shares of VisionWave Common Stock.

Governance

Subject to approval of shareholders, the parties have agreed to take actions such that, effective immediately after the Closing of the Business Combination, VisionWave’s board of directors shall consist of seven directors, consisting of Chuck Hansen, Eric T. Shuss, Douglas Davis, Noam Kenig, Danny Rittman, Erik Klinger and Yossi Attia. Additionally, certain current Target management personnel may become officers of VisionWave.

Representations and Warranties; Covenants

The Merger Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including, among others, covenants providing for (i) certain limitations on the operation of the parties’ respective businesses prior to consummation of the Business Combination, (ii) the parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining any necessary approvals from governmental agencies, (iii) prohibitions on the parties soliciting alternative transactions, (iv) VisionWave preparing and filing a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) and taking certain other actions to obtain the requisite approval of Bannix’s stockholders to vote in favor of certain matters, including the adoption of the Merger Agreement and approval of the Business Combination, at a special meeting to be called for the approval of such matters, and (v) the protection of, and access to, confidential information of the parties.

The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made the parties to the Merger Agreement which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Bannix does not believe that these schedules contain information that is material to an investment decision.

In addition, VisionWave has agreed to adopt an equity incentive plan, as described in the Merger Agreement.

Conditions to the Closing

The obligations of Bannix, VisionWave, Parent Merger Sub and Company Merger Sub (the “Bannix Parties”) and Target to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the approval of Bannix’s stockholders, (ii) the approval of Target’s stockholders, and (iii) VisionWave’s Form S-4 registration statement becoming effective.

In addition, the obligations of the Bannix Parties to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of Target being true and correct to the standards applicable to such representations and warranties and each of the covenants of Target having been performed or complied with in all material respects, (ii) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination, and (iii) no Material Adverse Effect having occurred.

The obligation of Target to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of the Bannix Parties being true and correct to the standards applicable to such representations and warranties and each of the covenants of the Bannix Parties having been performed or complied with in all material respects and (ii) the shares of VisionWave Common Stock issuable in connection with the Business Combination being listed on the Nasdaq Stock Market.

Termination Rights

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Business Combination, including, but not limited to, (i) by mutual written consent of Bannix and Target, (ii) by Bannix, on the one hand, or Target, on the other hand, if there is any breach of the representations, warranties, covenant or agreement of the other party as set forth in the Merger Agreement, in each case, such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by either Bannix or Target if the Business Combination is not consummated by March 31, 2025 (which date may be extended by mutual agreement of the parties to the Merger Agreement), (iv) by either Bannix or Target if a meeting of Bannix’s stockholders is held to vote on proposals relating to the Business Combination and the stockholders do not approve the proposals, and (v) by Bannix if the Target stockholders do not approve the Merger Agreement.

Permitted Financings

The Merger Agreement contemplates that Target (a) may enter into agreements to raise capital in one or more private placement transactions prior to the Closing for aggregate gross proceeds of up to $20,000,000 or (b) consummate an initial sale of any shares of capital stock of Target in an underwritten public offering registered under the Securities Act or any direct listing of any shares of capital stock of Target on a securities exchange or securities market (“Permitted Financings”).

A copy of the Merger Agreement is filed with this Current Report on Form 8-K (this “Current Report”) as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto.

Stockholder Support Agreement

In accordance with the Merger Agreement, within thirty (30) days following the execution of the Merger Agreement, Bannix, VisionWave, Target, and certain stockholders of Target representing the requisite votes necessary to approve the Merger Agreement (the “Target Equity Holders”) are expected to enter into a Stockholder Support Agreement pursuant to which the Target Equity Holders will: (a) agree to vote in favor of the adoption of the Merger Agreement and approve the Mergers and the other Transactions to which Target is a party; and (b) agree to waive any appraisal or similar rights they may have pursuant to Nevada law with respect to the Mergers and the other Transactions.

Nasdaq Notices

On September 13, 2024, the Company received a letter from the Listing Qualifications Department of Nasdaq stating that, because the Company did not complete a Business Combination within 36 months of the effectiveness of its IPO registration statement, the Company’s securities are subject to delisting from The Nasdaq Stock Market under Nasdaq Listing Rule IM-5101-2.

The letter further stated that unless the Company appeals Nasdaq’s determination by September 20, 2024, trading of the Company’s securities will be suspended at the opening of business on September 24, 2024, and a Form 25-NSE will be filed with the SEC to remove the Company’s securities from listing and registration on Nasdaq.

The Company appealed Nasdaq’s determination to a Hearings Panel (the “Panel”) and on December 2, 2024, the Panel granted the Company’s request for an exception to the Nasdaq Listing Rule IM-5101-2 to allow continued listing on Nasdaq. The Company has been granted an extension until March 12, 2025, to complete its proposed Business Combination.

On November 19, 2024, the Company received a written notice (the “Notice”) from the Nasdaq Listing Qualifications department indicating that the Company is not in compliance with the minimum Market Value of Listed Securities (“MVLS”) requirement of $35 million for continued listing as set forth in Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company will have 180 calendar days (the “Compliance Period”) to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the MVLS for the Company must be at least $35 million for a minimum of ten consecutive business days at any time during this Compliance Period. If the Company regains compliance with the MVLS Rule, Nasdaq will provide the Company with written confirmation and will close the matter. If the Company does not regain compliance with the MVLS Rule by the Compliance Date, Nasdaq will provide written notification that its securities will be subject to delisting. In the event of such notification, the Nasdaq rules permit the Company an opportunity to appeal Nasdaq’s determination. The Company is monitoring its MVLS and may, if appropriate, evaluate available options to regain compliance with the MVLS Rule. However, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

Certificate of Correction to Certificate of Amendment

On February 8, 2024, the Company filed a Certificate of Correction to its Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Correction”) filed with the Secretary of State of the State of Delaware on March 9, 2023 (the “Certificate of Amendment”). The Certificate of Amendment inadvertently removed the provisions relating to the Company’s obligation to wind up and liquidate the Company and redeem the public shares if the Company has not consummated an initial Business Combination within the specified time. The Certificate of Correction corrects this error to the Certificate of Amendment. The corrections made by the Certificate of Correction are retroactively effective as of March 9, 2023, the original filing date of the Certificate of Amendment.

As approved by its stockholders at the September 2024 Special Meeting, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on September 10, 2024 (the “September 2024 Amendment”) to extend the date by which the Company must (1) complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving the Company and one or more businesses (“Business Combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such Business Combination, and (3) redeem 100% of the Company’s common stock included as part of the units sold in the Company’s initial public offering that was consummated on September 14, 2021, from September 14, 2024, as extended, and to allow the Company, without another stockholder vote, to further extend the date to consummate a Business Combination on a monthly basis up to six (6) times by an additional one (1) month each time after September 14, 2024 or later extended deadline date, by resolution of the Company’s Board of Directors, if requested by the Company’s sponsor, Instant Fame, LLC, a Nevada limited liability company, upon five days’ advance notice prior to the applicable deadline date, until March 14, 2025, or a total of up to six (6) months after September 14, 2024, unless the closing of a business combination shall have occurred prior thereto (the “Extension Amendment”).

Liquidity, Capital Resources, and Going Concern

As of December 31, 2024, the Company had $9,754 in cash and a working capital deficit of $5,410,928.

The Company’s liquidity needs through December 31, 2024, were satisfied through (1) a capital contribution from the Sponsors of $28,750 for common stock (“Founder Shares”) and (2) loans from Former Sponsor and Sponsor and related parties in order to pay offering costs and other working capital needs. In addition, in order to fund transaction costs in connection with a possible Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, and/or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans. As of December 31, 2024 and 2023, there were no loans associated with Working Capital Loans. As of December 31, 2024 and 2023, the Company owed $1,811,700 and $1,213,600 to the Former Sponsor, the Sponsor, related parties and affiliated related parties, respectively. See Note 6 for further disclosure of Former Sponsor, Sponsor, related parties and affiliated related party loans.

As additional sources of funding, the Company issued unsecured promissory notes to Evie Autonomous LTD with a principal amount of $1,003,995 (the “Evie Autonomous Extension Notes”). The Evie Autonomous Extension Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the Company’s liquidation. If the Company does not consummate an initial Business Combination by the Deadline Date, the Evie Autonomous Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

On December 26, 2024 and revised on February 4, 2025 the Company entered into several agreements to defer certain transaction costs and obligations associated with its proposed Business Combination totaling $2,728,748 until after the closing of the proposed Business Combination. The deferred obligations include amounts due or to become due at closing, with payment schedules outlined below:

● the Company has deferred estimated transaction costs of approximately $300,000 related to legal and financial advisory services provided in connection with the proposed Business Combination. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

● Evie holds unsecured promissory notes in the amount of $1,003,995. Under the deferment agreement, payment of this note has been deferred and is payable within four (4) months following the closing of the proposed Business Combination.

● an aggregate of $1,424,753 owed to the Sponsor and its affiliates, including promissory notes, administrative support fees, and advances, has been deferred. Payment will be made from working capital and is due no later than December 12, 2025.

On January 19, 2025, the CEO of the Company has agreed to defer $110,400 of compensation expense due him. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

All deferred payments will be made exclusively from the working capital of the post-closing entity or funds raised following the closing. These deferments provide the Company with the financial flexibility to focus on completing the transaction while ensuring that all obligations are met within the agreed timeframes.

Based on the foregoing, management believes that the Company may not have sufficient funds and borrowing capacity to meet its operating needs through the consummation of a Business Combination through the extended term of the Company which expires on March 14, 2025 (as extended). Over this time period, the Company will be utilizing the funds in the operating bank account to pay existing accounts payable and consummating the proposed Business Combination.

The Company is within 12 months of its mandatory liquidation date as of the date of the filing of this report. In connection with the Company’s assessment of going concern considerations, the Company has until March 14, 2025 (as extended) to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by that time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. The Company has determined that the insufficient funds to meet the operating needs of the Company through the liquidation date as well as the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raise substantial doubt about our ability to continue as a going concern.

As a cure for the Company’s going concern assessment, the Company has entered into a proposed Business Combination Agreement with VisionWave Technologies, Inc.

These factors raise doubt about the ability of the Company to continue as a going concern for one year from the date of issuance of these consolidated financial statements.

These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. And in October 2023, the Hamas Terror Organization attacked the Southern part of Israel, which in turn, commenced a military action with Gaza Strip. As a result, these actions, and the possibility of escalating military actions, have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these consolidated financial statements.

Consideration of Inflation Reduction Act Excise Tax

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a 1% federal excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change.

Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with a Business Combination, extension vote or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by the Company and not by the redeeming holders, it could cause a reduction in the value of the Company’s Class A common stock, cash available with which to effectuate a Business Combination or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination will depend on a number of factors, including (i) the structure of the Business Combination, (ii) the fair market value of the redemptions and repurchases in connection with the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or any other equity issuances within the same taxable year of the Business Combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the Trust Account could be used to pay any excise tax owed by the Company in the event the Company is unable to complete a Business Combination in the required time and redeem 100% of the remaining Class A common stock in accordance with the Company’s amended and restated certificate of incorporation, in which case the amount that would otherwise be received by the public stockholders in connection with the Company’s liquidation would be reduced.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any PIPE or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination, but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the excise tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. The Company is currently evaluating its options with respect to this obligation. Any amount of such excise tax not paid in full, will be subject to additional interest and penalties which are currently estimated at 8% interest per annum, a 0.5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full, and a failure to file penalty of 5% per month.

As of the filing of the Form 10-K, the Company has not filed its 2024 excise tax return and no amounts have been paid. Additionally, as of December 31, 2024, the Company is reporting $50,587 in excise tax interest and penalties on the consolidated statement of operations.

Investment Company Act 1940

Under the current rules and regulations of the SEC we are not deemed an investment company for purposes of the Investment Company Act; however, on March 30, 2022, the SEC proposed new rules (the “Proposed Rules”) relating, among other matters, to the circumstances in which SPACs such as the Company could potentially be subject to the Investment Company Act and the regulations thereunder. The Proposed Rules provide a safe harbor for companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the Proposed Rules would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial Business Combination no later than 18 months after the effective date of the SPAC’s registration statement for its IPO. The Company would then be required to complete its initial Business Combination no later than 24 months after the effective date of such registration statement. There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including this Company. Although the Company entered into a definitive Business Combination agreement within 18 months after the effective date of the registration statement relating to the IPO, there is a risk that the Company may not complete an initial Business Combination within 24 months of such date. As a result, it is possible that a claim could be made that the Company has been operating as an unregistered investment company. If the Company were deemed to be an investment company for purposes of the Investment Company Act, the Company may be forced to abandon its efforts to complete an initial Business Combination and instead be required to liquidate. If the Company is required to liquidate, the investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction.

The Investment Company Act defines an investment company as any issuer which (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; (ii) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or (iii) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of Government securities and cash items) on an unconsolidated basis. The Company has assessed its primary line of business and the value of its investment securities as compared to the value of total assets to determine whether the Company may be deemed an investment company. The longer that the funds in the Trust Account are held in money market funds, there is a greater risk that the Company may be considered an unregistered investment company. As a result, the Company has switched all funds to cash, will likely receive minimal interest, if any, on the funds held in the Trust Account after such time, which would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of our Company. Currently, the funds in the Trust Account are held in a demand deposit account and meeting certain conditions under Rule 2a-7 under the Investment Company Act.

Failure to meet these criteria could result in the SPAC being deemed an unregistered investment company under the Act, requiring liquidation and potentially preventing completion of the proposed transaction. Bannix completed its IPO within the SEC’s safe harbor timeline, having entered into a definitive Business Combination Agreement with VisionWave Technologies Inc. on March 26, 2024, less than 42 months after its IPO. The transaction is expected to close within the SEC’s prescribed 42-month timeline. Currently, Bannix does not hold itself out as being engaged in investing, reinvesting, or trading in securities. All funds in the Trust Account are held in demand deposit accounts that comply with Rule 2a-7 under the Investment Company Act. The funds are not invested in marketable securities to avoid the risk of being deemed an unregistered investment company. As of the date of this filing, Bannix’s Trust Account remains compliant with the safe harbor criteria outlined in SEC Release No. 33-11265. If Bannix were deemed to be an unregistered investment company under the Investment Company Act, it could be forced to abandon the Business Combination and liquidate. In such a scenario, public stockholders would lose the opportunity to benefit from potential appreciation in the value of Bannix’s stock and warrants following the Business Combination. In conclusion, Bannix is committed to ensuring compliance with the Investment Company Act and the updated SEC guidance. By adhering to the safe harbor provisions, Bannix seeks to mitigate risks associated with the potential application of the Investment Company Act.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: (i) VisionWave Holdings, Inc., (ii) BNIX Merger Sub, Inc., and (iii) BNIX VW Merger Sub, Inc. All intercompany transactions have been eliminated.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023-07 on January 1, 2024. The amendments were applied retrospectively to all prior periods presented in the financial statements (see Note 11).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Significant estimates include assumptions made in the valuation of our Private Placement Warrants. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2024 and 2023 other than its investments held in the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2024 and 2023, the Company had no deposits in excess of the Federal Depository Insurance Coverage, respectively. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s cash, current assets and current liabilities approximates the carrying amounts represented in the accompanying consolidated balance sheets, due to their short-term nature.

Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Fair Value of Trust Account

As of December 31, 2024 and 2023, the assets in the Trust Account were held in a demand deposit account at a bank. These demand deposit accounts were accounted for at fair value on a recurring basis within Level 1 fair value hierarchy.

Offsetting Balances

In accordance with ASC Topic 210 “Balance Sheet”, the Company’s accounting policy is to offset assets and liabilities when a right of offset exist. Accordingly, the consolidated balance sheets include transactions with the Sponsor and affiliated parties on a net basis.

Fair Value of Warrant Liability

The Company accounted for the 7,306,000 warrants issued in connection with the IPO and private placement in accordance with the guidance contained in ASC Topic 815, “Derivatives and Hedging” whereby under that provision, the Private Warrants did not meet the criteria for equity treatment and were recorded as a liability and the Public Warrants met the criteria for equity treatment. Accordingly, the Company classified its Private Warrants as a liability at fair value upon issuance and adjusts them to fair value at each reporting period. This liability is re-measured at each balance sheet date until the Private Warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statements of operations.

Common Stock Subject to Redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity”. Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ equity.

The Common Stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with the accounting treatment for redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Common Stock subject to redemption to be classified outside of permanent equity. Therefore, all shares of Common Stock subject to redemption have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid-in-capital (to the extent available) and accumulated deficit.

The Company recorded an increase in the redemption value because of earnings on the Trust Account and additional deposits that exceed amounts payable for taxes. While the Company may use earnings on the Trust Account to pay its tax obligations, during the year ended December 31, 2024 and 2023, $588,127 and $747,493 has been withdrawn by the Company from the Trust Account to pay its tax obligations.

On December 31, 2024 and 2023, the Common Stock subject to redemption reflected in the balance sheet is reconciled in the following table:

Schedule of common stock reflected on the balance sheet
	Shares	Amount
December 31, 2022	6,900,000	$70,973,384
Less:
Redemptions from Trust Account	(3,960,387)	(41,077,199)
Plus:
Remeasurement of shares subject to redemption		1,942,965
December 31, 2023	2,939,613	$31,839,150
Less:
Redemptions from Trust Account	(2,614,865)	(28,924,908)
Plus:
Remeasurement of shares subject to redemption		1,169,897
Common stock subject to possible redemption on December 31, 2024	324,748	$4,084,139

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

For purposes of calculating diluted loss per common stock, the denominator includes both the weighted-average number of shares of common stock outstanding during the period and the number of common stock equivalents if the inclusion of such common stock equivalents is dilutive. Dilutive common stock equivalents potentially include shares and warrants using the treasury stock method.

As of December 31, 2024 and 2023, 7,306,000 warrants were excluded from the diluted loss per share calculation since the exercise price of the warrants is greater than the average market price of the common stock. As a result, this would have been anti-dilutive and therefore net loss per share is the same as basic loss per share for the period presented.

Reconciliation of Loss per Share of Common Stock

Basic and diluted loss per share for common stock is calculated as follows:

Schedule of reconciliation of loss per share of common stock
	For the Year Ended December 31,
	2024	2023
Loss per share of common stock:
Net loss	$(870,536)	$(56,839)

Weighted Average Shares of common stock	4,035,874	6,190,588
Basic and diluted loss per share	$(0.22)	$(0.01)

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2024 and 2023, the Company’s deferred tax asset had a full valuation allowance recorded against it. The Company’s effective tax rate was (17.5)% and 120.8% for the year ended December 31, 2024 and 2023, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2024 and 2023, due to state taxes, permanent differences related to Business Combination expenses, and changes in the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 As of December 31, 2024, the company accrued $203,457 in interest and penalties for the non-payment of its income taxes. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States, the State of California, and the State of Delaware as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Stock Based Compensation

The Company complies with ASC 718 Compensation — Stock Compensation regarding Founder Shares granted to directors and an officer of the Company. The acquired shares shall vest upon the Company consummating an initial Business Combination (the “Vesting Date”). The Founder Shares owned by the directors or officer (1) may not be sold or transferred, until one year after the consummation of a Business Combination, (2) not be entitled to redemption from the funds held in the Trust Account, or any liquidating distributions. The Company has until March 14, 2025 (as extended) to consummate a Business Combination, and if a Business Combination is not consummated, the Company will liquidate and the shares will become worthless.

The Founder Shares were issued on September 8, 2021, and the Founder Shares vest, not upon a fixed date, but upon consummation of an initial Business Combination. Since the approach in ASC 718 is to determine the fair value without regard to the vesting date, the Company has determined the valuation of the Founder Shares as of September 8, 2021. The valuation resulted in a fair value of $7.48 per share as of September 8, 2021, or an aggregate of $972,400 for the 130,000 Founder Shares. The Founder Shares were granted at no cost to the recipients. The excess fair value over the amount paid is $972,400, which is the amount of share-based compensation expense which the Company will recognize upon consummation of an initial business combination.

NOTE 3 — INITIAL PUBLIC OFFERING

On September 14, 2021, the Company consummated its IPO and sold 6,900,000 Units at a purchase price of $10.00 per Unit, which was inclusive of the underwriters’ full exercise of their over-allotment option, generating gross proceeds of $69,000,000. Each Unit that the Company sold had a price of $10.00 and consisted of one share of common stock, one warrant to purchase one share of common stock and one right. Each warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation. Each right entitles the holder to buy one tenth of one share of common stock. The common stock, warrants and rights comprising the Units have begun separate trading. At the time that the common stock, warrants and rights comprising the Units began separate trading, holders will hold the separate securities and no longer hold Units (without any action needing to be taken by the holders), and the Units will no longer trade.

All of the shares of common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO and the sale of the Units, the Company sold 181,000 Private Placement Units to certain investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 Private Placement Units to the Former Sponsor in exchange for the cancellation of approximately $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consisted of one share of common stock, one redeemable warrant to purchase one share of common stock at a price of $11.50 per whole share and one right.

NOTE 5 — PROMISSORY NOTE TO EVIE AUTONOMOUS LTD AND EVIE AUTONOMOUS GROUP LTD.

The Company’s unsecured Evie Autonomous Extension Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the Company’s liquidation. If the Company does not consummate an initial Business Combination by the Deadline Date, the Evie Autonomous Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

At December 31, 2024 and 2023, the Company owes Evie Autonomous LTD $1,003,995 and $974,015, respectively, and reports this as promissory notes – Evie on the consolidated balance sheets.

On December 26, 2024, the Company entered into an agreement to defer payment of the Evie Autonomous Extension Notes. Under the deferment agreement, payment of these notes has been deferred and is payable within four (4) months following the closing of the proposed Business Combination. Payments will be made exclusively from the working capital of the post-closing entity or funds raised following the closing.

NOTE 6—RELATED PARTY TRANSACTIONS

Founder Shares

On October 20, 2022, pursuant to an SPA, the Sponsor acquired an aggregate of 385,000 shares of common stock of the Company from Bannix Management LLP, Balaji Venugopal Bhat, Nicholos Hellyer, Subbanarasimhaiah Arun, Vishant Vora and Suresh Yezhuvath and 90,000 private placement units from Suresh Yezhuvath (collectively, the “Sellers”) in a private transaction.

The Former Sponsor, Sponsor, Other Investors, Anchor Investors, directors and officer have agreed not to transfer, assign or sell the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Company refers to such transfer restrictions as the “lock-up”. Notwithstanding the foregoing, if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

At December 31, 2024 and 2023, there were 2,524,000 non-redeemable shares outstanding owned or controlled by the Former Sponsor, Sponsor, Other Investors, Anchor Investors, directors and officers.

Working Capital Loans – Former Sponsor and Sponsor

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the loans out of the proceeds of the Trust Account released to the Company. Otherwise, the loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the loans but no proceeds from the Trust Account would be used to repay the loans. On December 31, 2024 and 2023, there were no loans outstanding under the working capital loan program.

Commitment of Funds – Former Sponsor

Yezhuvath agreed to contribute to the Company of $225,000 as a capital contribution at the time of the Business Combination with the proceeds to be used to pay the deferred underwriters’ discount. Yezhuvath has agreed to forgive this amount without any additional securities being issued against it.

Transactions with a Related Party

In October 2024, a company related to one of Bannix’s board members was engaged to perform consulting services. The Company paid $8,000 for the services performed. As of December 31, 2024, no amounts were due the related party company for services performed.

Due to Related Parties

The balance on December 31, 2024 and 2023 in Due to Related Parties totaled $1,811,700 and $1,213,600, respectively, consists of the following transactions:

Schedule of due to related parties
	December 31,	December 31,
	2024	2023
Amounts due Suresh Yezhuvath	$23,960	$23,960
Amounts due Subash Menon	1,180	3,557
Repurchase 700,000 shares of common stock from Bannix Management LLP	10,557	7,000
Amounts due for expenses paid by related party	—	750
Amounts due to Doug Davis – Accrued Compensation	125,000	—
Amounts due to Erik Klinger – Accrued Compensation	26,250	—
Administrative Support Agreement (2)(4)	198,333	138,333
Securities Purchase Agreement	200,000	200,000
Promissory Notes with Instant Fame and affiliated parties (3)(4)	840,000	840,000
Advances from affiliated related parties, net (1) (4)	386,420	—

	$1,811,700	$1,213,600

(1)	Net of $15,000 paid to an affiliated related party

In 2024, $15,000 was paid to an affiliate of a related party. The Company has a legal right of offset and as such, the net amount is reported on the consolidated balance sheet.

(2) Administrative Support Agreement

The Company has agreed to pay an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the management team, in the amount of $5,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, it will cease paying these monthly fees. For the year ended December 31, 2024 and 2023, the Company incurred $60,000 pursuant to the agreement and owed $198,333 and $138,333 related to the Administrative Support Agreement. These amounts are reported as a component of due to related parties on the balance sheet.

(3) Promissory Notes with Instant Fame and Affiliated Parties

On December 13, 2022, the Company issued an unsecured promissory note in favor of Instant Fame, in the principal amount of $690,000. In March and April 2023, the Company issued additional unsecured promissory notes to Instant Fame for $75,000 for each promissory note. At December 31, 2024 and 2023, there was $840,000 outstanding on these promissory notes and included in due to related parties on the consolidated balance sheet.

(4) Deferment of Related Party Transactions

On December 26, 2024, the Company entered into an agreement to defer payment of certain related party obligations. Under the deferment agreements for approximately $1,346,643. On February 4, 2025, the aggregate of deferred payments under this agreement has increased to $1,424,753. Payment of these obligations have been deferred and is payable within four (4) months following the closing of the proposed Business Combination. Payments will be made exclusively from the working capital of the post-closing entity or funds raised following the closing.

The promissory notes, expenses paid by related party, and advances from related affiliated parties are non-interest bearing and repayable on the consummation of a Business Combination. If a Business Combination is not consummated the promissory notes and advances from affiliated related parties will not be repaid and all amounts owed hereunder will be forgiven except to the extent that the Company has funds available to it outside of the Trust Account.

NOTE 7 — COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of related party loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriters Agreement

The underwriters are entitled to a deferred underwriting discount of $225,000 solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. Additionally, the underwriters are entitled to a Business Combination marketing fee of 3.5% of the gross proceeds of the sale of Units in the IPO upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

The Company issued the underwriter (and/or its designees) (the “Representative”) 393,000 shares of Common Stock for $0.01 per share (the “Representative Shares”) upon the consummation of the IPO. The Company accounted for the estimated fair value ($2,861,000) of the Representative Shares as an offering cost of the IPO and allocated such cost against temporary equity for the amount allocated to the redeemable shares and to expense for the allocable portion relating to the warrant liability. These shares of Common Stock issued to the underwriter are subject to an agreement in which the underwriter has agreed (i) not to transfer, assign or sell any such shares until the completion of the Business Combination. In addition, the underwriter (and/or its designees) has agreed (i) to waives its redemption rights with respect to such shares in connection with the completion of the Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if it fails to complete the Business Combination within the time specified in its certificate of incorporation. Accordingly, the fair value of such shares is included in stockholders’ equity. As of December 31, 2024 and 2023, the Representative has not yet paid for these shares, and the amount owed of $3,930 is included in prepaid expenses on the consolidated balance sheets.

Excise Tax

In connection with the Company’s September 2024 Special Meeting, Special Meeting and Annual Meeting, stockholders holding an aggregate of 6,575,252 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $70,002,107 was removed from the Company’s Trust Account to pay such holders. As such, the Company has recorded a 1% excise tax liability in the amount of $700,021 on the balance sheet as of December 31, 2024. The liability does not impact the consolidated statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.

The 2024 excise tax return for redemptions that occurred in 2023 was due on October 31, 2024. As of the filing of this Form 10-K, the Company has not filed its 2024 excise tax return and no amounts have been paid. As of December 31, 2024, the Company is reporting $50,587 in excise tax interest and penalties on the consolidated statement of operations. The excise tax interest and penalties is reported on the consolidated balance sheet resulting in an aggregate excise tax liability of $750,608 at December 31, 2024.

Other Investors

Other Investors were granted an aggregate of 16,668 Founder Shares at no costs from Suresh Yezhuvath in March 2021.

The Other Investors have not been granted any stockholder or other rights that are in addition to those granted to the Company’s other public stockholders. The Other Investors will have no rights to the funds held in the Trust Account with respect to the Founder Shares held by them. The Other Investors will have the same rights to the funds held in the Trust Account with respect to the Common Stock underlying the Units they purchase at the IPO as the rights afforded to the Company’s other public stockholders.

Anchor Investors

The Anchor Investors entered into separate letter agreements with the Company and the Former Sponsor pursuant to which, subject to the conditions set forth therein, the Anchor Investors purchased, upon the closing of the IPO on September 14, 2021, 181,000 Private Placement Units and 762,500 Founder Shares on September 9, 2021 (“Anchor Shares” in the total).

The Anchor Investors have not been granted any stockholder or other rights that are in addition to those granted to the Company’s other public stockholders and purchased the Founder Shares for nominal consideration. Each Anchor Investor has agreed in its individually negotiated letter agreement entered into with the Company to vote its Anchor Shares to approve the Company’s initial Business Combination. The Anchor Investors will have no rights to the funds held in the Trust Account with respect to the Anchor Shares held by them. The Anchor Investors will have the same rights to the funds held in the Trust Account with respect to the Common Stock underlying the Units they purchase at the IPO (excluding the Common Stock included in the Private Placement Units purchased) as the rights afforded to the Company’s other public stockholders.

Litigation

From time to time, the Company may be subject to routine litigation, claims or disputes in the ordinary course of business. The Company defends itself vigorously in all such matters. However, we cannot predict the outcome or effect of any of the potential litigation, claims or disputes.

The Company is not subject to any litigation at the present time.

NOTE 8 — STOCKHOLDERS’ DEFICIT

Preferred Stock— The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.01 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024 and 2023, there were no shares of preferred stock issued or outstanding.

Common Stock— The Company is authorized to issue 100,000,000 shares of common stock with par value of $0.01 each. As of December 31, 2024 and 2023, there were 4,286,248 and 6,901,113 shares of Common Stock issued, respectively, and 2,524,000 shares of Common Stock outstanding, excluding 324,748 and 2,939,613 shares subject to possible redemption, respectively. Each share of Common Stock entitles the holder to one vote.

Treasury Stock — On June 21, 2021 the Former Sponsor agreed to deliver the Company 1,437,500 shares of common stock beneficially owned by the Former Sponsors.

Rights — Except in cases where the Company is not the surviving company in the Business Combination, each holder of a right will automatically receive one-tenth (1/10) of a share of common stock upon consummation of the Business Combination, even if the holder of a right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Certificate of Incorporation with respect to its pre-Business Combination activities. In the event that the Company will not be the surviving company upon completion of the Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share of common stock underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional share of common stock upon consummation of Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of the rights to receive the same per share consideration the holders of shares of common stock will receive in the transaction on an as-converted into common stock basis.

NOTE 9 — WARRANT LIABILITY

The Company accounted for the 7,306,000 warrants issued in connection with the IPO and private placement in accordance with the guidance contained in ASC Topic 815 “Derivatives and Hedging” whereby under that provision, the Private Warrants did not meet the criteria for equity treatment and were recorded as a liability. Accordingly, the Company classified the Private Warrants as a liability at fair value and adjusts them to fair value at each reporting period. This liability is re-measured at each balance sheet date until the Private Warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statement of operations. The fair value of the Private Warrants was estimated using a modified Black-Scholes model. The valuation models utilize inputs such as assumed share prices, volatility, discount factors and other assumptions and may not be reflective of the price at which they can be settled. Such Private Warrant classification is also subject to re-evaluation at each reporting period. The Public Warrants met the classification for equity treatment.

Each warrant entitles the holder to purchase one share of the Company’s Common Stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Former Sponsor, Sponsors or its affiliates, without taking into account any Founder Shares held by the Company’s Former Sponsor, Sponsors or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the Market Value.

The warrants will become exercisable on the later of 12 months from the closing of this offering or upon completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

Redemption of warrants

The Company may call the warrants for redemption (excluding the private warrants, and any warrants underlying Units issued to the Sponsors, initial stockholders, officers, directors or their affiliates in payment of related party loans made to the Company), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day until the date of redemption.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

If the Company is unable to complete an initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The following presents the Company’s fair value hierarchy for the 406,000 Private Warrants issued which are classified as liabilities measured at fair value as of December 31, 2024:

Schedule of changes in fair value of liabilities
	Level 1	Level 2	Level 3

Private Warrants	$—	$—	$12,180
Total	$—	$—	$12,180

The following presents the Company’s fair value hierarchy for the 406,000 Private Warrants issued which are classified as liabilities measured at fair value as of December 31, 2023:

	Level 1	Level 2	Level 3

Private Warrants	$—	$—	$4,060
Total	$—	$—	$4,060

The following table summarizes key inputs and the models used in the valuation of the Company’s Private Warrants:

Schedule of private warrants
	December 31,	December 31,
	2024	2023

Valuation Method Utilized	Modified Black Scholes	Modified Black Scholes
Stock Price	$11.20	$10.77
Exercise Price	$11.50	$11.50
Expected Term (years)	0.55	1.2
Volatility	1.25%	1.56%
Risk-free rate	4.38%	3.84%
Probability of completing a Business Combination	9%	19%

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the Company’s warrants classified as Level 3 for the period ended December 31, 2024 and 2023:

Schedule of fair value of warrant liability
Private Warrants
Level 3
Fair value at December 31, 2023	$4,060
Change in fair value	8,120
Fair value at December 31, 2024	$12,180

Private Warrants

December 31, 2022	$12,180
Change in fair value	(8,120)
December 31, 2023	$4,060

NOTE 10 — INCOME TAX

The Company’s net deferred tax assets (liability) at December 31, 2024 and 2023 are as follows:

Schedule of net deferred tax assets liability
	December 31,
	2024	2023
Deferred tax asset
Organizational costs/Start-up costs	$887,122	$407,134

Total deferred tax asset	887,122	407,134
Valuation allowance	(887,122)	(407,134)
Deferred tax asset, net of allowance	$—	$—

The income tax provision for the year ended December 31, 2024 and 2023 consists of the following:

Schedule of income tax provision
	December 31,
	2024	2023
Federal
Current	$97,042	$379,913
Deferred	(258,598)	(231,488)
State
Current	32,272	—
Deferred	(221,391)	—
Change in valuation allowance	479,989	181,205
Income tax provision	$129,314	$329,630

The Company’s net operating loss carryforward as of December 31, 2024 and 2023 amounted to $0, will be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2024 and 2023, the change in the valuation allowance was $479,989 and $181,205, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2024 and 2023 is as follows:

	December 31,
	2024	2023
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	7.0%	0.0%
Change in deferred tax rate	18.3%	0.0%

Permanent book/tax differences:
Change in fair value of warrant liability	(0.3)%	(0.6)%
Business Combination related expenses	(7.1)%	33.7%
Excise, income and franchise tax interest and penalties	(8.1)%	0.3%
2023 dead deal costs	16.5%	0.0%
Change in valuation allowance	(64.8)%	66.4%
Income tax provision	(17.5)%	120.8%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities, since inception. Upon additional review of its 2022 tax return, management has determined it will amend its 2022 tax return. Additionally, the Company has not filed its 2023 tax return. The Company has incurred $206,200 in interest and penalties for its failure to file and pay its taxes. Until remedied, the Company will continue to incur these expenses.

NOTE 11 — SEGMENT INFORMATION

ASC Topic 280 establishes standards for companies to report financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

Schedule of segment information
	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Operating costs	$1,291,428	$1,504,995
Interest income on Trust Account	$781,363	$1,769,666

The key measures of segment profit or loss reviewed by our CODM are interest income on Trust Account and operating costs. The CODM reviews interest income on Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Operating costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Business Combination period. The CODM also reviews operating costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 12 - SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued, February 18, 2025. Based upon this review, other than stated in the above notes and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On December 26, 2024, the Company entered into an agreement to defer payment of certain related party obligations for approximately $1,346,643. On February 4, 2025, the aggregate of deferred payments under this agreement has increased to $1,424,753.

On January 19, 2025, the CEO of the Company agreed to defer $110,400 of compensation expense due him. These costs will be payable no later than three (3) months following the closing of the proposed Business Combination.

Pursuant to the Company’s Investment Management Trust Agreement with Continental Stock Transfer & Trust Company (the “Trustee”), dated as of September 10, 2021 (the “Trust Agreement”), as amended, upon a liquidation and termination of the Trust Account as a result of the Company failing to complete a Business Combination, the Company is authorized to withdrawal $100,000 of interest that may be released to the Company to pay dissolution expenses (the “Allowance”). On January 30, 2025, the Company assigned the Trustee $100,000 of the Allowance only in the event of a dissolution and termination of the Trust Account as a result of the Company failing to complete a Business Combination. The Trustee is authorized to offset $100,000 from the Trust Account interest against the Company’s outstanding invoice.

On February 12, 2025, the Board, at the request of the Sponsor, determined to implement the twenty-fourth Extension and to extend the Deadline Date for an additional month to March 14, 2025 with a deposit of $16,237 in the Trust Account.

VISIONWAVE TECHNOLOGIES INC.

Interim Condensed Financial Statements

For the Three and Nine Months Ended December 31, 2024

VISIONWAVE TECHNOLOGIES INC.
CONDENSED BALANCE SHEETS

	December 31, 2024	March 31, 2024
	(Unaudited)
ASSETS
Current Assets
Cash	$109,383	$25
Brokerage account	2,050	—
Total current assets	111,433	25

Investments and Other Assets
Investment in securities	10,000	—
Total Investments and Other Assets	10,000	—

Total Assets	$121,433	$25

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current Liabilities
Accounts payable	$60,000	$—
Customer Deposit	108,006	—
Due to related party	228,270	251
Total current liabilities	396,276	251

Total Liabilities	396,276	251

Commitments and Contingencies

Stockholders’ Deficit

Common stock, par value $0.0001; authorized 10,000 shares; issued and outstanding 2,722 and 2,000, respectively	—	—
Additional paid-in capital	261,000	1,000
Accumulated deficit	(535,843)	(1,226)
Total Stockholders’ Deficit	(274,843)	(226)
Total Liabilities and Stockholders’ Deficit	$121,433	$25

The accompanying notes are an integral part of these unaudited condensed financial statements.

VISIONWAVE TECHNOLOGIES INC.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

	Three months ended December 31, 2024	Nine months ended December 31, 2024
Operating costs
General and administrative expenses	$1,108	$1,848

Marketing and travelling expenses	—	3,650
Research and development expenses	59,955	59,955
Professional expenses	142,661	469,164

Total operating expenses	203,724	534,617

Loss from operations	(203,724)	(534,617)

Loss before income taxes	(203,724)	(534,617)

Income tax expense	—	—

Net loss	$(203,724)	$(534,617)

Basic and diluted weighted average shares outstanding	2,722	2,410
Basic and diluted net loss per share	$(74.84)	$(221.88)

The accompanying notes are an integral part of these unaudited condensed financial statements.

VISIONWAVE TECHNOLOGIES INC.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2024

					Total
	Common Stock		Additional Paid	Accumulate d	Stockholder 's
	Shares	Amount	in Capital	Deficit	Deficit
Balance as of March 31, 2024	2,000	$—	$1,000	$(1,226)	$(226)

Issuance of common stock - Investment by Affiliate	222	—	10,000	—	10,000

Net loss	—	—	—	(18,314)	(18,314)

Balance as of June 30, 2024	2,222	$—	$11,000	$(19,540)	$(8,540)

Issuance of common stock - Service	500	—	250,000	—	250,000

Net loss	—	—	—	(312,579)	(312,579)

Balance as of September 30, 2024	2,722	$—	$261,000	$(332,119)	$(71,120)

Net loss	—	—	—	(203,724)	(203,724)

Balance as of December 31, 2024	2,722	$—	$261,000	$(535,843)	$(274,843)

The accompanying notes are an integral part of these unaudited condensed financial statements.

VISIONWAVE TECHNOLOGIES INC.
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

For the nine months ended December 31, 2024
Cash flows from operating activities:
Net loss	$(534,617)
Adjustments to reconcile net loss to net cash provided by operating activities: Stock based compensation	250,000

Changes in operating assets and liabilities:
Brokerage account	(2,050)
Due to related party	228,019
Accounts payable	60,000
Customer deposit	108,006
Net cash (used in) provided by operating activities	109,358

Cash Flows from Investing Activities:
—
Net cash (used in) provided by investing activities	—

Cash Flows from Financing Activities:
—
Net cash (used in) provided by financing activities	—

Net change in cash	109,358
Cash beginning of the year	25
Cash end of the period	$109,383

Supplemental disclosure of cash flow information:
Interest paid in cash	$—
Income tax	$—

Supplemental non-cash investing and financing activities	—
Investment in Securities	$10,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

Visionwave Technologies Inc.

Notes to Unaudited Condensed Financial Statements

1.   Organization

Description of Business

VisionWave Technologies, Inc. (“VW” or the “Company”) was incorporated in Nevada on March 20, 2024 as a development stage company. The Company is a pre-commercial stage advanced radar and camera technologies with the intention of launch precise and adaptable unmanned aerial and ground vehicles for initial use in military and law enforcement applications, and later for other commercial markets such as search and rescue operations, industrial inspection, medical imaging, and geophysical and archaeological surveys.

The Company has a fiscal year ending March 31st.

Proposed Business Combination

Purchase of Intellectual Properties

Effective as of March 20, 2024, GBT Tokenize Corp (“Tokenize”), which is 50% owned by GBT Technologies, Inc (“GBT”) and the Company entered into a Patent Purchase Agreement pursuant to which VW agreed to acquire from Tokenize the entire right, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects (“VisionWave PPA”).

The Purchase Price for the assets is $30,000,000 (the “Purchase Price”), which VW pays with shares of common stock, $0.0001 par value per share (the “Common Stock”). The Parties agree that the final Purchase Price may be adjusted and will be governed by a valuation report issued by a professional third party (“Valuation”). If the final Purchase Price per the Valuation is less than $30,000,000, Tokenize has the option to cancel this Agreement. In accordance therewith, VW agreed to issue and deliver to Tokenize, 1,000 shares of Common Stock (the “Shares”) representing 50% of VW issued and outstanding shares of Common Stock, where the remainder of the 50% of VW’s issued and outstanding shares of Common Stock are owned by Stanley Hills, LLC a corporation controlled by Anat Attia.

Business Combination with Bannix Acquisition Corp (“Bannix”)

Merger Agreement and Plan of Reorganization

On March 26, 2024, Bannix Acquisition Corp., a Delaware corporation (“Bannix”), entered into a Business Combination Agreement (the “Original Agreement”), by and among Bannix, VisionWave Technologies, Inc., a Nevada corporation (“Target”) and the shareholders of Target.

On September 6, 2024, Bannix entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Bannix, VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VisionWave Holdings”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave Holdings (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave Holdings (“Company Merger Sub”), and Target. The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Bannix, VisionWave Holdings, Parent Merger Sub, Company Merger Sub, and Target.

The Mergers

Pursuant to and in accordance with the terms set forth in the Merger Agreement, (a) Parent Merger Sub will merge with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix will become a wholly owned subsidiary of VisionWave Holdings, and (ii) each issued and outstanding security of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave Holdings (other than the Parent Rights, which shall be automatically converted into shares of VisionWave Holdings), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target will become a wholly owned subsidiary of VisionWave Holdings, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave Holdings. The Mergers and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

Subject to a six month extension the termination date by which the Company must consummate a business combination from September 14, 2024, the date that is 36 months from the closing date of the Company’s initial public offering of units, to March 14, 2025, the Business Combination is expected to close in the first quarter of 2025, subject to customary closing conditions, including the satisfaction of the minimum available cash condition, the receipt of certain governmental approvals and the required approval by the stockholders of Bannix and Target.

Consideration

Pursuant to and in accordance with the terms set forth in the Merger Agreement, at the Parent Merger Effective Time, (a) each share of Bannix common stock, par value $0.01 per share (“Bannix Common Stock”) outstanding immediately prior to the Parent Merger Effective Time that has not been redeemed, is not owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and is not a Dissenting Parent Share will automatically convert into one share of common stock, par value $0.01, of VisionWave Holdings (each, a share of “VisionWave Holdings Common Stock”), (b) each Bannix Warrant shall automatically convert into one warrant to purchase shares of VisionWave Holdings Common Stock (each, a “VisionWave Holdings Warrant”) on substantially the same terms and conditions; and (c) each Bannix Right will be automatically converted into the number of shares of VisionWave Holdings Common Stock that would have been received by the holder of such Bannix Right if it had been converted upon the consummation of a business combination in accordance with Bannix’s organizational documents.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (a) each share of issued and outstanding Target common stock, par value $0.0001 (“Target Common Stock”), shall be cancelled and converted into 4,041 shares of VisionWave Holdings Common Stock.

Governance

Subject to approval of shareholders, the parties have agreed to take actions such that, effective immediately after the Closing of the Business Combination, VisionWave’s Holdings board of directors shall consist of seven directors, consisting of Chuck Hansen, Eric T. Shuss, Douglas Davis, Noam Kenig, Danny Rittman, Erik Klinger and Yossi Attia. Additionally, certain current Target management personnel will become officers of VisionWave Holdings.

Representations and Warranties; Covenants

The Merger Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including, among others, covenants providing for (i) certain limitations on the operation of the parties’ respective businesses prior to consummation of the Business Combination, (ii) the parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining any necessary approvals from governmental agencies, (iii) prohibitions on the parties soliciting alternative transactions, (iv) VisionWave Holdings preparing and filing a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) and taking certain other actions to obtain the requisite approval of Bannix’s stockholders to vote in favor of certain matters, including the adoption of the Merger Agreement and approval of the Business Combination, at a special meeting to be called for the approval of such matters, and (v) the protection of, and access to, confidential information of the parties.

The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made the parties to the Merger Agreement which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Bannix does not believe that these schedules contain information that is material to an investment decision.

In addition, VisionWave Holdings has agreed to adopt an equity incentive plan, as described in the Merger Agreement.

Conditions to the Closing

The obligations of Bannix, VisionWave Holdings, Parent Merger Sub and Company Merger Sub (the “Bannix Parties”) and Target to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the approval of Bannix’s stockholders, (ii) the approval of Target’s stockholders, and (iii) VisionWave Holding’s Form S-4 registration statement becoming effective.

In addition, the obligations of the Bannix Parties to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of Target being true and correct to the standards applicable to such representations and warranties and each of the covenants of Target having been performed or complied with in all material respects, (ii) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination, and (iii) no Material Adverse Effect having occurred.

The obligation of Target to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of the Bannix Parties being true and correct to the standards applicable to such representations and warranties and each of the covenants of the Bannix Parties having been performed or complied with in all material respects and (ii) the shares of VisionWave Holdings Common Stock issuable in connection with the Business Combination being listed on the Nasdaq Stock Market.

Termination Rights

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Business Combination, including, but not limited to, (i) by mutual written consent of Bannix and Target, (ii) by Bannix, on the one hand, or Target, on the other hand, if there is any breach of the representations, warranties, covenant or agreement of the other party as set forth in the Merger Agreement, in each case, such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by either Bannix or Target if the Business Combination is not consummated by March 31, 2025 (which date may be extended by mutual agreement of the parties to the Merger Agreement), (iv) by either Bannix or Target if a meeting of Bannix’s stockholders is held to vote on proposals relating to the Business Combination and the stockholders do not approve the proposals, and (v) by Bannix if the Target stockholders do not approve the Merger Agreement.

Permitted Financings

The Merger Agreement contemplates that Target (a) may enter into agreements to raise capital in one or more private placement transactions prior to the Closing for aggregate gross proceeds of up to $20,000,000 or (b) consummate an initial sale of any shares of capital stock of Target in an underwritten public offering registered under the Securities Act or any direct listing of any shares of capital stock of Target on a securities exchange or securities market (“Permitted Financings”).

A copy of the Merger Agreement is filed with this Current Report on Form 8-K (this “Current Report”) as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto. Capitalized terms used in this Current Report and not otherwise defined herein shall have the meanings assigned to them in the A&R Merger Agreement.

Stockholder Support Agreement

In accordance with the Merger Agreement, within thirty (30) days following the execution of the Merger Agreement, Bannix, VisionWave Holdings, Target, and certain stockholders of Target representing the requisite votes necessary to approve the Merger Agreement (the “Target Equity Holders”) are expected to enter into a Stockholder Support Agreement pursuant to which the Target Equity Holders will: (a) agree to vote in favor of the adoption of the Merger Agreement and approve the Mergers and the other Transactions to which Target is a party; and (b) agree to waive any appraisal or similar rights they may have pursuant to Nevada law with respect to the Mergers and the other Transactions.

Risks and Uncertainties

Covid-19

Management is currently evaluating the impact of the COVID-19 pandemic on the Company and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Geopolitical Military Conflicts

Geopolitical military conflicts including the Russian invasion of Ukraine and the Israel-Hamas war, have had a material adverse effect on financial and business conditions in Europe and the middle-East and could materially and adversely affect the business and prospects of potential targets for the Company’s business combination. These circumstances could reduce the prospects for the Company to generate revenues in the future. With the Russian Federation’s invasion of Ukraine in February 2022 and Israel’s declared war against Hamas in October 2023, these conflicts have continued to escalate without any resolution foreseeable in the near future with the short and long-term impact on financial and business conditions in Europe remaining highly uncertain. Various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

Additionally, the continuing geopolitical uncertainty relating to the Israel-Hamas war could commenced on October 7, 2023 cause further damage or disruption to international commerce and the global economy, and thus have a material adverse effect on the business, the cost and availability of capital and prospects of technology companies.

Impact of the Worldwide Supply-Chain Disruption and Climate Change

Management is currently evaluating the impact of the worldwide supply-chain disruption and climate change and has concluded that while it is reasonably possible that this supply disruption could have a negative effect on the Company’s financial position, results of its operations, the specific impact is not readily determinable as of the date of the unaudited condensed financial statement. Management considered the effect of climate change and arrived at the same conclusion, no effect or changes to the attached financial statements as presented. The accompanying unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Liquidity, Capital Resources and Going Concern

The Company was formed on March 20, 2024, with a capital contribution of $1,000 from the shareholder at par value of $0.0001 for 1,000 shares and 1,000 shares issuance to Tokenize for purchasing IP portfolio. In according with the VisionWave PPA the Company issued to Tokenize 1,000 shares. On June 4, 2024 one of the Company’s shareholders invested 10 million shares Avant Technologies, Inc. (“AVAI”) for additional 222 shares of the Company which been issued. On December 30, 2024, the Company received $108,006 cash advance from one of its customer for deposit purpose. As of December 31, 2024, the Company had $109,383 cash in its bank and $2,050 in brokerage accounts, as well as 10 million AVAI shares vested under the Company name as book entry with AVAI’s transfer agent.

The accompanying unaudited condensed financial statements have been prepared on a basis which assumes the Company is a going concern and do not include any adjustments to reflect the Company’s need to raise funding to implement its business plan. Up until the completion of the business combination with Bannix, the Company is entirely dependent on its shareholders for operational. After the completion of the business combination with Bannix, the Company will be dependent upon A) the amount of cash left in Bannix’s trust account, and B) its ability to raise further funding. Withdrawal of support by the Company’s shareholders or failure to raise funding could have a material effect on the Company.

If the Company’s is unable to consummate its business combination with Bannix or is unable to secure additional funding to implement its business plan, the Company may have insufficient funds available to operate the business. Moreover, in addition to the access to funding from shareholders, the Company may need to obtain other financing to implement its business plan. If the Company is unable to implement its business plan because the Company does not have sufficient funds available, the Company will be forced to cease operations and liquidate.

Management has determined that should its business combination with Bannix not occur as well as the Company’s working capital deficiency raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the unaudited condensed financial statements.

There can be no assurance that the Company will achieve or sustain positive cash flows from operations or profitability. The Company is in the process of seeking additional debt and equity financing. However, such funding may not be available on a timely basis on terms acceptable to the Company, or at all. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may be required to further scale back or discontinue the advancement of product candidates, further reduce headcount, reorganize, merge with another entity, or cease operations.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by US GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the condensed balance sheet, statements of operations, statements of stockholders’ deficit and cash flows for the periods presented. Operating results for the three and nine months ended December 31, 2024 are not necessarily indicative of the result that may be expected through March 31, 2025.

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto.

The company incorporated on March 20, 2024 therefore no comparative balance for the three and nine-month ended December 31, 2023 are available for the statement of operations, statement of stockholder’s deficit and statement of cash flows.

Use of Estimates

The preparation of these unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $109,383 as cash or cash equivalents as of December 31, 2024.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration which the entity expects to be entitled to receive in exchange for those goods or services.

Fair Value of Financial Instruments

Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Value of Acquired Securities

On June 4, 2024, VisionWave Technologies Inc. (VisionWave) entered into a Securities Exchange Agreement with GBT Tokenize Corp (GBT), under which VisionWave issued 222 shares in exchange for 10 million AVAI shares valued at

$0.001 per share in total value of $10,000. VisionWave required additional funding for its ongoing operations, and the parties agreed that tokenize would invest an additional 10 million AVAI shares. VisionWave and Stanley Hills determined that 10 million AVAI shares, out of Tokenize’s 26 million shares, would suffice for this investment.

The 10 million AVAI shares received by VisionWave have been recorded as non-marketable security. According to US GAAP ASC 820-10-35-3, assumes the measurement of the fair value of the shares is exchanged with a counter party in an orderly transaction between market participants to sell the assets at the measurement date under current market conditions. Due to the low volume and negative equity of the AVAI shares, the Company recorded the non-marketable securities at the par value of the shares being paid as consideration, which is $0.001 for acquisition of 10 million shares.

ASC 820-10-35-3, assumes the measurement of the fair value of the shares is exchanged with a counter party in an orderly transaction between market participants to sell the asset at the measurement date under current market conditions.

In connection with determining a fair value of the shares, the Company reviewed ASC 820-10-35-37 which establishes a fair value hierarchy that prioritizes the inputs used in valuation techniques into the following three levels:

•  Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities that the reporting entity can access at the measurement date

•  Level 2: Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly

• Level 3: Unobservable inputs

Based upon the facts and circumstances, the Company has concluded the Company’s AVAI common shares lack liquidity, do not trade in an active market and accordingly are appropriately categorized under level 3 inputs pursuant to ASC 320-10-35. In addition to the inactive market for the AVAI stock, the Company has concluded the fair value of the shares of par value, $10,000, is reasonable based upon the AVAI current financial position and results of its operations.

Value of Acquired Assets

Effective as of March 20, 2024, the Company entered into the VisionWave PPA. The Purchase Price for the assets is $30,000,000, which the Company pays with shares of common stock, $0.0001 par value per share (the “Common Stock”). The Parties agree that the final Purchase Price may be adjusted and will be governed by a valuation report issued by a professional third party (“Valuation”). If the final Purchase Price per the Valuation is less than $30,000,000, Tokenize has the option to cancel this Agreement. In accordance therewith, VW agreed to issue and deliver to Tokenize, 1,000 shares of Common Stock (the “Shares”) representing 50% of VW issued and outstanding shares of Common Stock, where the remainder of the 50% of VW’s issued and outstanding shares of Common Stock are owned by Stanley Hills, LLC a corporation controlled by Anat Attia. The Company reviews the value of the contributed assets for impairment upon events or changes in circumstances that warrants a review. As of the date of these unaudited condensed financial statements, the Company paid for the assets acquired. The Company complies with ASC 845 “Nonmonetary Transactions” and Staff Accounting Bulletin Topic 5.G. and reports the value of the contributed assets at the same value the stockholder paid for those assets. As such, the Company recorded the acquired assets at the par value of the shares being paid as consideration which is $0.1 for issuance of 1,000 shares.

Value of Consulting Services

On August 21, 2024, the Company entered into a consulting and referral agreement with Elentina Group LLC, with an effective date of April 1, 2024. Under this agreement, the Company engaged the consultant to provide consulting and referral services for its benefit. In exchange for these services, the Company agreed to pay the consultant a monthly fee of $50,000, starting from the effective date and continuing for a period of five months. This fee, amounting to a total of $250,000 for the five months, has been fully earned as of the present date and will be compensated in 500 shares of the Company’s common stock at par value of $0.0001 in total fair value of $250,000.

Recently Issued Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any recently issued pronouncements to have a material impact on its results of operations or financial position.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

For purposes of calculating diluted loss per common stock, the denominator includes both the weighted- average number of shares of common stock outstanding during the period and the number of common stock equivalents if the inclusion of such common stock equivalents is dilutive.

Reconciliation of Loss per Share of Common Stock

Basic and diluted loss per share for common stock is calculated as follows:

	Three Months Ended December 31, 2024	Nine Months Ended December 31, 2024
Weighted Average Shares Outstanding	2,722	2,410
Net Loss	$(203,724)	$(534,617)
Basic and Diluted loss per common share	$(74.84)	$(221.88)

3. Related Party Transactions

The Company’s shareholder (Stanley Hills, LLC a corporation controlled by Anat Attia) has paid the entire company expenses, as well as fund the Company’s bank and brokerage accounts, on behalf of the Company and is expected to continue to pay other costs in the future. As of December 31, 2024, no formal arrangement has been consummated indicating the number of future borrowings or the terms of the repayment. As of December 31, 2024 the amount of $228,270 is outstanding.

On June 4, 2024, one of the Company’s shareholders (GBT Tokenize) invested 10 million shares Avant Technologies, Inc. (“AVAI”) for additional 222 shares of the Company which been issued at the value of $10,000. Despite GBT Tokenize holding 55% of VisionWave shares post-this transaction, they have no control over the company’s direction, no representation on the board, and zero influence on VisionWave’s strategic decisions. According to ASC 810-10-15-10, an entity should consolidate another entity if it has a controlling financial interest. As GBT Tokenize does not have control, they should not consolidate VisionWave in its financial statements. GBT Tokenize remains a shareholder without significant control, and VisionWave operates independently. As of December 31, 2024, the Company had a value of $10,000 in investment in Avant Technologies Securities (AVAI).

In September 2024, the Company entered into an agreement with Noam Kenig its CEO, granting the company a non- exclusive, non-transferable right to use certain patents for product development purposes. The patents cover systems related to aerial interception and detection using unmanned aerial vehicles (UAVs) and event-based camera technology. VisionWave provided a nominal consideration of $1.00 for this right of usage. This agreement does not include rights for manufacturing, sales, or commercialization activities and may be converted into a full license agreement in the future, with terms to be negotiated at that time.

4. Customer Deposit

In December 2024, the Company entered into a product purchase agreement and received a 50% advance payment from its customer in total cash amount of $108,006 as of December 31, 2024.

5. Stockholder’s Equity

Common stock

The Company is authorized to issue one class of stock. The class of stock shall be common stock, par value $0.0001, of which the Corporation shall have the authority to issue 10,000 shares.

On inception date the Company issued 1,000 shares to Stanley Hills, LLC a corporation controlled by Anat Attia.

Issuance to Tokenize for purchasing IP portfolio the Company issued 1,000 shares, which per shareholder’s agreement assigned to its shareholders.

On June 4, 2024 the Company issued to Tokenize for investing 10 million AVAI share the Company issued 222 shares. On August 21, 2024, the Company entered into a consulting and referral agreement with Elentina Group LLC, per which the Company Issued 500 shares of the Company’s common stock.

On August 21, 2024, the Company entered into a consulting and referral agreement with Elentina Group LLC, with an effective date of April 1, 2024. Under this agreement, the Company engaged the consultant to provide consulting and referral services for its benefit. In exchange for these services, the Company agreed to pay the consultant a monthly fee of $50,000, starting from the effective date and continuing for a period of five months. This fee, amounting to a total of $250,000 for the five months, has been fully earned as of the present date and was compensated in 500 shares of the Company’s common stock at par value of $0.0001 in total fair value of $250,000, which been allocated by Elentina as followings: 74 shares of the Company to one individual and 71 shares of the Company to each of six different individuals.

Shareholder’s Agreements

On August 17, 2024 Tokenize, GBT. and Magic Internacional Argentina FC (“Magic”) entered into agreements (which the Company is not side to) effective March 26, 2024 which assign the shares issued by the Company to Tokenize, 500 to GBT and 500 to Magic. Post this transaction Tokenize hold 222 shares of the Company.

Here is the list of the Company’s shareholders:

Shareholder’s Name	No. Of Shares	% of Shares Held
GBT Tokenize Corp.	222	8.16%
GBT Technologies, Inc.	500	18.37%
Magic Internacional Argentina FC	500	18.37%
Stanley Hills LLC	1,000	36.74%
Yuriy Shirinyan (Elentina Group)	71	2.61%
Marieta Seiranova	71	2.61%
Liliia Halushko, Vyacheslav	71	2.61%
Yefrantovi Shirinyan	71	2.61%
Gary Shirinyan	74	2.72%
Natalia Galushko	71	2.61%
Anatolii Halushko	71	2.61%
	2,722	100.00%

As of December 31, 2024, there were 2,722 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

6. Commitments and Contingencies

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to its vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. For the period ended on December 31, 2024, the Company has not entered into indemnification agreements with any members of its board of directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any costs as a result of such potential indemnifications and is not currently aware of any indemnification claims.

Entry into Material Definitive Agreements

On July 25, 2024, The Company, entered into a Memorandum of Agreement (“Agreement”) with a third-party contractor (“the Contractor”), a corporation organized under the laws of Delaware.

The Agreement outlines a collaborative effort between VisionWave and the Contractor to co-develop and potentially manufacture VisionWave’s technologies for the U.S. market, including Foreign Military Sales (FMS) and Foreign Military Financing (FMF). The parties aim to leverage their unique and complementary competencies to enhance customer objectives, reduce risks, and ensure competitive potential.

Roles and Responsibilities

- Contractor Responsibilities:
- Serve as the Prime Contractor and sole customer point of contact.
- Retain responsibility for proposal activities, negotiations, and post-award activities.
- May invest in joint IRAD projects for product development and serve as the Design Authority for derivatives.

- VisionWave Responsibilities:
- Serve as the Design Authority for all Products and act as a Subcontractor to the Contractor.
- Represent and warrant ownership of all pre-existing intellectual property for the defined Products.
- May invest in joint IRAD projects.

Products Covered

- DroneBullet and DroneRaptor interceptors
- Ai-See neuromorphic/event-based sensing
- RIP-L and RIP-S remote weapon stations
- SUAP Flare drone
- AI-based multi-planar RF imaging device

Proprietary Information

Intellectual Property and confidential information disclosed between the parties will be protected as per a Nondisclosure Agreement dated April 27, 2024, which is appended to this Agreement.

Limits of the Agreement

-   Both parties retain the right to quote, offer, and sell products/services to other parties, except as limited by this Agreement.

-  The Agreement does not restrict either party from pursuing business opportunities with third parties unless governed by a separate Teaming Agreement.

The Company and the Contractor initiate its first pilot for interceptors’ drone, illuminating drones and AI See detection Unit. Said pilot is planned to take place during the first quarter of 2025.

On October 10, 2024, the Company entered into a Memorandum of Understanding (“MOU”) with a third-party Research Development & Prototypes Company a foreign based manufacturer (“the Israeli Defense Contractor”) of Remote-Control Weapon Stations (“RCWS”). Under the terms of the MOU, the Company will represent the Israeli Defense Contractor on a non-exclusive basis and endeavor to promote the sale of RCWS to potential business opportunities. Each transaction will be subject to Israeli Defense Contractor’s approval and may involve direct sales by it or through the Company as an intermediary. The agreement grants the Company exclusivity for transactions introduced by it and approved by the Israeli Defense Contractor for a period of 18 months. Both parties will work towards formalizing the terms of individual transactions and the pricing of the Israeli Defense Contractor’s RCWS in a definitive agreement. The Israeli Defense Contra retains ownership of all intellectual property related to the RCWS, and any potential improvements will require Israeli Defense Contractor’s consent. The Company is bound by confidentiality obligations that extend beyond the termination of the MOU, which can be terminated after 90 days or upon execution of a definitive agreement. This MOU is non-binding except for certain confidentiality and intellectual property provisions, and serves as a preliminary agreement outlining the parties’ intent to explore business collaborations.

Executive Retention Agreements

On April 30, 2024, the Company entered into a consulting agreement with Danny Rittman, an individual consultant, to provide IT, patent maintenance, evaluation, and general business services. Under the terms of the agreement, Mr. Rittman is compensated with a monthly fee of $5,000 for his services. These services include the preparation and review of VisionWave’s intellectual properties and reports, as well as the evaluation of potential business deals. The agreement is structured on a month- to-month basis, and either party may terminate the agreement with 60 days’ prior notice.

On September 4, 2024, the Company entered into two Executive Retention Agreements with Ronald Meza and Ross Hacquebard, respectively. These agreements provide for annual salaries of $120,000, with 50% of the compensation to be paid in cash and 50% to accrue until the closing of the pending merger. The agreements include provisions for expense reimbursement, vacation entitlements, and participation in employee benefit plans. The agreements also outline that the executives will receive no termination, severance, or change of control compensation, except for accrued salary and vacation benefits. Both agreements may be terminated at any time by either party, with or without notice. The options and shares referenced in the agreements will be determined and vested after the successful completion of the pending merger.

On October 2, 2024, the Company entered into Executive Retention Agreement with Olivier Sohier. These agreements provide for annual salaries of $120,000, with 50% of the compensation to be paid in cash and 50% to accrue until the closing of the pending merger. The agreement includes provisions for expense reimbursement, vacation entitlements, and participation in employee benefit plan. The agreement also outline that the executive will receive no termination, severance, or change of control compensation, except for accrued salary and vacation benefits. Both agreements may be terminated at any time by either party, with or without notice. The options and shares referenced in the agreement will be determined and vested after the successful completion of the pending merger.

On December 1, 2024, the Company entered into a Software Development Agreement with Charles (Kyunam) Choi for the development of the Foresee 360 system. The agreement provides for a total project cost of $8,000, with 50% of the compensation due at project kickoff and the remaining 50% upon completion of the second milestone. The agreement includes provisions for expense reimbursement, system updates, hardware integration, and UI refinement. It specifies that intellectual property rights for the deliverables will transfer to the Company upon final payment. Either party may terminate the agreement with seven days’ written notice, with compensation due for all completed work up to the termination date. The project is scheduled for completion by February 2025.

Legal Proceedings

The Company is not currently party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

7. Fair Value of Financial Instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents and accounts payable and accrued expenses, approximate their respective fair values due to the short-term nature of such instruments.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period. This determination requires significant judgments to be made. The Company had the following financial assets and liabilities as of December 31, 2024:

	Balance as of December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investment in Avant Technologies Securities (AVAI)	$10,000	$—	$—	$10,000
Total assets	$10,000	$—	$—	$10,000

	Balance as of December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Liabilities:
None	$—	$—		$—	$—
Total Liabilities	$—	$—	$		$—

As of December 31, 2024, the Company determined the value of the securities underlying the Contract assets shall be valued at par value of $0.001 in total amount of $10,000.

8. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 31, 2025, the date of the unaudited condensed financial statements is available to be issued. The Company identified below subsequent events that would have required disclosure in these unaudited condensed financial statements.

On January 24, 2025, in connection with its Business Combination with Bannix as disclose in footnote 1, VisionWave Holdings filed its form S4 with the SEC.

VISIONWAVE TECHNOLOGIES INC.

Financial Statements

For the Period from March 20, 2024 (Inception) to March 31, 2024

New York Office: 805 Third Avenue New York, NY 10022 212.838-5100 www.rbsmllp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

VisionWave Technologies Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of VisionWave Technologies Inc. (the Company) as of March 31, 2024, and the related statement of operations, stockholder’s deficit, and cash flow for the period from March 20, 2024 (date of inception) to March 31, 2024 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statement present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and the results of its operations and its cash flows for the period from March 20, 2024 (date of inception) to March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statement have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statement, the Company has not started operations yet, that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statement are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/S/ RBSM LLP

We have served as the Company’s auditor since 2024.

PCAOB ID 587

New York, NY

April 30, 2024

VISIONWAVE TECHNOLOGIES INC.

BALANCE SHEET

As Of March 31, 2024

March 31, 2024
ASSETS
Current Assets
Cash	$25

Total current assets	25
Intellectual property	—

Total Assets	$25

LIABILITIES, COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Liabilities
Current Liabilities
Due to related party	$251

Total current liabilities	251

Total Liabilities	251

Commitments and Contingencies

Stockholders’ Deficit

Common stock, par value $0.0001; authorized 10,000 shares; issued and outstanding 2,000	—
Additional paid-in capital	1,000
Accumulated deficit	(1,226)

Total Stockholders’ Deficit	(226)
Total Liabilities, Common Stock and Stockholders’ Deficit	$25

The accompanying notes are an integral part of these financial statements

VISIONWAVE TECHNOLOGIES INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MARCH 20, 2024 (INCEPTION) TO MARCH 31, 2024

For the period from March 20, 2024 (inception) to March 31, 2024
Operating costs	$1,226
Loss from operations	(1,226)

Income tax expense	—

Net (loss)	$(1,226)

Basic and diluted weighted average shares outstanding	2,000
Basic and diluted net income per share	$(0.61)

The accompanying notes are an integral part of these financial statements

VISIONWAVE TECHNOLOGIES INC

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE PERIOD FROM MARCH 20, 2024 (INCEPTION) TO MARCH 31, 2024

	Common Stock		Additional Paid	Accumulated	Total Stockholder’s
	Shares	Amount	in Capital	Deficit	Deficit
Balance as of March 20, 2024 (Inception)	—	$—	$—	$—	$—

Issuance of common stock - Inception	1,000	—	1,000	—	1,000

Issuance of common stock - Purchasing Intellectual Properties	1,000	—	—	—	—

Net (loss)	—	—	—	(1,226)	(1,226)

Balance as of March 31, 2024	2,000	$—	$1,000	$(1,226)	$(226)

The accompanying notes are an integral part of these financial statements

VISIONWAVE TECHNOLOGIES INC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MARCH 20, 2024 (INCEPTION) TO MARCH 31, 2024

For the period from March 20, 2024 (inception) to March 31, 2024
Cash flows from operating activities:
Net loss	$(1,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued expenses	251
Net cash used in operating activities	(975)

Cash Flows from Investing Activities:
Purchasing intellectual property	—

Net cash used in investing activities	—

Cash Flows from Financing Activities:
Proceeds from sale of common stock to sponsors	1,000
Net cash provided by financing activities	1,000

Net change in cash	25
Cash beginning of the period	—
Cash end of the period	$25

Supplemental disclosure of noncash financing activities:
Interest paid in cash	—
Income tax	—

Supplemental non-cash investing and financing activities	—

The accompanying notes are an integral part of these financial statements

Notes to Audited Financial Statements

1. Organization

Description of Business

VisionWave Technologies, Inc. (“VW” or the “Company”) was incorporated in Nevada on March 20, 2024 as a development stage company. The Company is a pre-commercial stage advanced radar and camera technologies with the intention of launch precise and adaptable unmanned aerial and ground vehicles for initial use in military and law enforcement applications, and later for other commercial markets such as search and rescue operations, industrial inspection, medical imaging, and geophysical and archaeological surveys.

The Company has a fiscal year ending March 31st.

Proposed Business Combination

Effective as of March 20, 2024, GBT Tokenize Corp (“Tokenize”), which is 50% owned by GBT Technologies, Inc (“GBT”) and the Company entered into a Patent Purchase Agreement pursuant to which VW agreed to acquire from Tokenize the entire right, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects (“VisionWave PPA”).

The Purchase Price for the assets is $30,000,000 (the “Purchase Price”), which VW pays with shares of common stock, $0.0001 par value per share (the “Common Stock”). The Parties agree that the final Purchase Price may be adjusted and will be governed by a valuation report issued by a professional third party (“Valuation”). If the final Purchase Price per the Valuation is less than $30,000,000, Tokenize has the option to cancel this Agreement. In accordance therewith, VW agreed to issue and deliver to Tokenize, 1,000 shares of Common Stock (the “Shares”) representing 50% of VW issued and outstanding shares of Common Stock, where the remainder of the 50% of VW’s issued and outstanding shares of Common Stock are owned by Stanley Hills, LLC a corporation controlled by Anat Attia.

On March 26, 2024, Bannix, VW , and the shareholders of the Company (the “Company Shareholders”), entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, Bannix will acquire all of the issued and outstanding share capital of the Company from the Company Shareholders in exchange for the issuance of 3,000,000 new shares of common stock of Bannix, $0.01 par value per share (the “Common Stock”), pursuant to which the Company will become a direct wholly owned subsidiary of Bannix (the “Share Acquisition”) and (b) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein (collectively, the “Transactions”).

Representations and Warranties

Under the Business Combination Agreement, Bannix has made customary representations and warranties to the Company, and the Company Shareholder relating to, among other things, organization and standing, due authorization and binding agreement, governmental approvals, non-contravention, capitalization, Securities and Exchange Commission (the “SEC”) filings, financial statements, internal controls, absence of certain changes, compliance with laws, actions, orders and permits, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with related persons, the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Jumpstart Our Business Startups Act of 2012, finders’ and brokers’ fees, sanctions and certain business practices, private placements, insurance, no misleading information supplied, the Trust Account, and acknowledgement of no further representations and warranties.

Under the Business Combination Agreement, the Company has made customary representations and warranties (on behalf of itself and its subsidiaries) to Bannix relating to, among other things, organization and standing, due authorization and binding agreement, capitalization, company subsidiaries, governmental approvals, non-contravention, financial statements, absence of certain changes, compliance with laws, permits, litigation, material contracts, intellectual property, taxes and returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, material customers and suppliers, data protection and cybersecurity, sanctions and certain business practices, the Investment Company Act, finders’ and brokers’ fees and no misleading information supplied.

Under the Business Combination Agreement, each Company Shareholder has made customary representations and warranties (with respect to itself only) to Bannix relating to, among other things, organization and standing, due authorization and binding agreement, share ownership, governmental approvals, non-contravention, litigation, certain investment representations, finders’ and brokers’ fees and no misleading information supplied.

Covenants

The Business Combination Agreement includes customary covenants of the parties including, among other things, (i) the conduct of their respective business operations prior to the consummation of the Transactions, (ii) using commercially reasonable efforts to obtain relevant approvals and comply with all applicable listing requirements of The Nasdaq Stock Market LLC (“NASDAQ”) in connection with the Transactions and (iii) using commercially reasonable efforts to consummate the Transactions and to comply as promptly as practicable with all requirements of governmental authorities applicable to the Transactions. The Business Combination Agreement also contains additional covenants of the parties, including covenants providing for Bannix and the Company to use commercially reasonable efforts to file, and to cooperate with each other to prepare the proxy statement of Bannix.

Conditions to Closing

The respective obligations of each party to consummate the Transactions, including the Share Acquisition, are subject to the satisfaction, or written waiver (where permissible), by the Company and Bannix of condition precedent including the approval of both companies’ shareholders.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of the Business Combination Agreement and the Transactions by the shareholders of both Companies.

Ancillary Agreements

Pursuant to the Business Combination Agreement, Bannix, Instant Fame LLC, a Nevada limited liability company (the “Bannix Sponsor”), and the Company enter into the sponsor letter agreement (the “Sponsor Letter Agreement”) dated March 26, 2024, pursuant to which the Bannix Sponsor agreed to, among other things, support and vote in favor of the Business Combination Agreement and use its reasonable best efforts to take all other actions necessary to consummate the transactions contemplated thereby, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. Further, the Company enter into, executed and delivered to Bannix a transaction support agreement (collectively, the “Transaction Support Agreement”), pursuant to which the Company Shareholders agreed to, among other things, support and provide any necessary votes in favor of the Business Combination Agreement and ancillary agreements.

Risks and Uncertainties

Covid-19

Management is currently evaluating the impact of the COVID-19 pandemic on the Company and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Geopolitical Military Conflicts

Geopolitical military conflicts including the Russian invasion of Ukraine and the Israel-Hamas war, have had a material adverse effect on financial and business conditions in Europe and the middle-East and could materially and adversely affect the business and prospects of potential targets for the Company’s business combination. These circumstances could reduce the prospects for the Company to generate revenues in the future. With the Russian Federation’s invasion of Ukraine in February 2022 and Israel’s declared war against Hamas in October 2023, these conflicts have continued to escalate without any resolution foreseeable in the near future with the short and long-term impact on financial and business conditions in Europe remaining highly uncertain. Various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Additionally, the continuing geopolitical uncertainty relating to the Israel-Hamas war could commenced on October 7, 20123 cause further damage or disruption to international commerce and the global economy, and thus have a material adverse effect on the business, the cost and availability of capital and prospects of technology companies.

Impact of the Worldwide Supply-Chain Disruption and Climate Change

Management is currently evaluating the impact of the worldwide supply-chain disruption and climate change and has concluded that while it is reasonably possible that this supply disruption could have a negative effect on the Company’s financial position, results of its operations, the specific impact is not readily determinable as of the date of the financial statement. Management considered the effect of climate change and arrived at the same conclusion, no effect or changes to the attached financial statements as presented. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Liquidity, Capital Resources and Going Concern

The Company was formed on March 20, 2024, with a capital contribution of a $1,000 from the shareholder at par value of $0.0001 for 1,000 shares. As of March 31, 2024, the Company had $25 as cash in its bank account and no any other working capital.

The accompanying financial statements have been prepared on a basis which assumes the Company is a going concern and do not include any adjustments to reflect the Company’s need to raise funding to implement its business plan. Up until the completion of the business combination with Bannix, the Company is entirely dependent on its shareholders for operational. After the completion of the business combination with Bannix, the Company will be dependent upon A) the amount of cash left in Bannix’s trust account, and B) its ability to raise further funding. Withdrawal of support by the Company’s shareholders or failure to raise funding could have material effect on the Company.

If the Company’s is unable to consummate its business combination with Bannix or is unable to secure additional funding to implement its business plan, the Company may have insufficient funds available to operate the business. Moreover, in addition to the access to funding from shareholders, the Company may need to obtain other financing to implement its business plan. If the Company is unable to implement its business plan because the Company does not have sufficient funds available, the Company will be forced to cease operations and liquidate.

Management has determined that should its business combination with Bannix not occur as well as the Company’s working capital deficiency raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements.

There can be no assurance that the Company will achieve or sustain positive cash flows from operations or profitability. The Company is in the process of seeking additional debt and equity financing. However, such funding may not be available on a timely basis on terms acceptable to the Company, or at all. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may be required to further scale back or discontinue the advancement of product candidates, further reduce headcount, reorganize, merge with another entity, or cease operations.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by US GAAP. In the opinion of management, the financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balance sheet, statements of operations, statements of stockholders’ deficit and cash flows for the period presented.

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The company incorporated on March 20, 2024 therefore no comparative financial information is presented.

Use of Estimates

The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $25 as cash or cash equivalents as of March 31, 2024.

Fair Value of Financial Instruments

Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Value of Acquired Assets

Effective as of March 20, 2024, the Company entered into the VisionWave PPA. The Purchase Price for the assets is $30,000,000, which the Company pays with shares of common stock, $0.0001 par value per share (the “Common Stock”). The Parties agree that the final Purchase Price may be adjusted and will be governed by a valuation report issued by a professional third party (“Valuation”). If the final Purchase Price per the Valuation is less than $30,000,000, Tokenize has the option to cancel this Agreement. In accordance therewith, VW agreed to issue and deliver to Tokenize, 1,000 shares of Common Stock (the “Shares”) representing 50% of VW issued and outstanding shares of Common Stock, where the remainder of the 50% of VW’s issued and outstanding shares of Common Stock are owned by Stanley Hills, LLC a corporation controlled by Anat Attia. The Company reviews the value of the contributed assets for impairment upon events or changes in circumstances that warrants a review. As of the date of these financial statements, the Company paid for the assets acquired. The Company complies with ASC 845 “Nonmonetary Transactions” and Staff Accounting Bulletin Topic 5.G. and reports the value of the contributed assets at the same value the stockholder paid for those assets. As such, the Company recorded the acquired assets at the par value of the shares being paid as consideration which is $0.1 for issuance of 1,000 shares.

Recently Issued Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any recently issued pronouncements to have a material impact on its results of operations or financial position.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

For purposes of calculating diluted loss per common stock, the denominator includes both the weighted- average number of shares of common stock outstanding during the period and the number of common stock equivalents if the inclusion of such common stock equivalents is dilutive.

Reconciliation of Loss per Share of Common Stock

Basic and diluted loss per share for common stock is calculated as follows:

For The Period from
March 20, 2024 (inception) to March 31, 2024
Loss per share of common stock:

Net loss	$1,226

Weighted Average Shares of common stock	2,000

Basic and diluted loss per share	$0.61

3. Related Party Transactions

The Company’s shareholder (Stanley Hills, LLC a corporation controlled by Anat Attia) has paid $1,226 in expenses, as well as fund the Company’s bank account with $25, on behalf of the Company and is expected to continue to pay other costs in the future. As of March, 31, 2024, no formal arrangement has been consummated indicating the number of future borrowings or the terms of the repayment. As of March, 31, 2024 $251 is outstanding after adjusting the amount of $1,000 related to proceeds of issuance of 1000 shares of common stock.

4. Stockholder’s Equity

Common stock

The Company is authorized to issue one class of stock. The class of stock shall be common stock, par value $0.0001, of which the Corporation shall have the authority to issue 10,000 shares.

On inception the Company issued 1,000 shares to Stanley Hills, LLC a corporation controlled by Anat Attia.

Issuance to Tokenize for purchasing IP portfolio the Company issued 1,000 shares.

As of March 31, 2024, there were 2,000 shares of common stock issued and outstanding.

Each share of common stock entitles the holder to one vote.

5. Commitments and Contingencies

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to its vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. For the period ended on March 31, 2024, the Company has not entered into indemnification agreements with any members of its board of directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any costs as a result of such potential indemnifications and is not currently aware of any indemnification claims.

Legal Proceedings

The Company is not currently party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

6. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to April 30, 2024, the date of the financial statements are available to be issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in these audited financial statements.

VISIONWAVE HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended December 31, 2024

VISIONWAVE HOLDINGS, INC.

VISIONWAVE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2024	September 30, 2024
	(Unaudited)
ASSETS
Total current assets	$—	$—

TOTAL ASSETS	$—	$—

LIABILITIES AND STOCKHOLDER’S DEFICIT
Due to related party	$6,056	$3,056
Total current liabilities	6,056	3,056

TOTAL LIABILITIES	$6,056	$3,056

STOCKHOLDER’S DEFICIT
Common stock, par value $0.01; authorized 1,000 shares; issued and outstanding 1 share	—	—
Additional paid-in capital	—	—
Accumulated deficit	(6,056)	(3,056)
Total stockholder’s deficit	(6,056)	(3,056)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VISIONWAVE HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATION

For the Three Months Ended December 31, 2024
Operating expenses	$3,000
Loss from operations	(3,000)

Net loss	$(3,000)

Weighted average number of shares of common stock outstanding, basic and diluted	1
Basic and diluted net loss per share of common stock	$(3,000)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VISIONWAVE HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

For the Three Months Ended December 31, 2024

	Common Stock				Total
			Additional	Accumulated	Stockholder’s
	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance, September 30, 2024	1	$—	$—	$(3,056)	$(3,056)
Net loss	—	—	—	(3,000)	(3,000)
Balance, December 31, 2024	1	$—	$—	$(6,056)	$(6,056)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the Three Month Ended December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Due to related party	3,000
CASH USED IN OPERATING ACTIVITIES	—

CASH FLOWS FROM INVESTING ACTIVITIES	—
CASH USED IN INVESTING ACTIVITIES	—

CASH FLOWS FROM FINANCING ACTIVITIES	—
CASH USED IN FINANCING ACTIVITIES	—

NET CHANGE IN CASH
Cash, beginning of year	—
Cash, end of period	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Note 1. Organization

Description of Business

VisionWave Holdings, Inc. (“the Company”) was incorporated in Delaware on September 3, 2024, and the Company’s registered office is at 108 W. 13th Street, Suite 100, City of Wilmington, Delaware. The Company was formed as a wholly- owned subsidiary of Bannix Acquisition Corp. (“Bannix”).

The Company has selected September 30 as its fiscal year end.

BNIX Merger Sub, Inc. (“Parent Merger Sub”) was incorporated in Delaware on September 3, 2024, and the Company’s registered office is at 108 W. 13th Street, Suite 100, City of Wilmington, Delaware. The Company was formed as a wholly- owned subsidiary of the Company.

BNIX VW Merger Sub, Inc. (“Company Merger Sub”) was incorporated in Nevada on September 4, 2024, and the Company’s registered office is at 701 S. Carson Street, Suite 200, Carson City, Nevada 89701. The Company was formed as a wholly-owned subsidiary of the Company.

Proposed Business Combination

On September 6, 2024, Bannix entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Bannix, the Company, BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of the Company (“Company Merger Sub”), and VisionWave Technologies, Inc., a Nevada corporation (“Target”). The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Bannix, the Company, Parent Merger Sub, Company Merger Sub, and Target.

The Business Combination is expected to close in the first quarter of 2025, subject to customary closing conditions, including the satisfaction of the minimum available cash condition, the receipt of certain governmental approvals and the required approval by the stockholders of Bannix and Target.

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, the Company had no cash, a working capital deficit of $6,056 and no sources of funding other than funds that may be obtained from Bannix.

The Company was formed for the purpose of consummating a business combination and is not anticipated to exist upon consummation of the Merger Agreement.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these unaudited condensed consolidated financial statements are issued. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America for interim financial information (“US GAAP”) and pursuant to Rule 8-03 of Regulation S-X promulgated by the SEC. Accordingly, they do not include all of the information and footnotes required by US GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended December 31, 2024 are not necessarily indicative of the results that may be expected through September 30, 2025.

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the period from September 3, 2024 (inception) through September 30, 2024. The balance sheet as of December 31, 2024 contained herein has been derived from the audited financial statements as of September 30, 2024, but does not include all disclosures required by U.S. GAAP.

The company incorporated on September 3, 2024 therefore no comparative balance for the three month ended December 31, 2023 are available for the statement of operations, statement of stockholder’s deficit and statement of cash flows.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023- 07 on October 1, 2024. The amendments were applied retrospectively to all prior periods presented in the financial statements (see Note 6).

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considering in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

For purposes of calculating diluted loss per common share, the denominator includes both the weighted average number of shares of common stock outstanding during the period and the number of common stock equivalents if the inclusion of such common stock equivalents is dilutive.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted ASU 2023-07 on October 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the financial statements. The adoption of ASU 2023-07 has not had a material impact on the Company’s unaudited condensed consolidated financial statements and disclosures.

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it.

The Company does not expect the adoption of any recently issued pronouncements to have a material impact on its results of operations or financial position.

Note 3. Related Party Transactions

The Company’s parent company, Bannix, paid $3,056 in September 2024 in expenses as formation cost on behalf of the Company and the Company’s subsidiaries, and is expected to continue to pay other costs in the future. For the three months period ended December 31, 2024 the Company had incurred $3,000 in operating expenses. As of December 31, 2024 and September 30, 2024, the Company owes Bannix $6,056 and $3,056, respectively. Bannix is expected to pay the accrued expenses of the Company when they come due.

Note 4. Stockholder’s Deficit

Common stock

The Company is authorized to issue 1,000 shares of common stock with par value of $0.01 each. As of December 31, 2024 there was one share of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

Note 5. Commitments and Contingencies

Legal Proceedings

The Company is not currently party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

NOTE 6. SEGMENT INFORMATION

ASC Topic 280 establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the consolidated operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews key metrics, which include the following:

For the Three Months Ended December 31, 2024
Operating costs	$3,000

The key measure of segment profit or loss reviewed by our CODM are operating costs.

Operating costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Combination Period. The CODM also reviews operating costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

 Note 7. Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the unaudited condensed consolidated financial statements are issued (February 3, 2025). The Company did not identify any subsequent events that would have required adjustment or disclosure in these unaudited condensed consolidated financial statements, other than below.

On January 24, 2025, the Company filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission relating to their previously announced proposed Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

VisionWave Holdings, Inc. and Subsidiaries

c/o Bannix Acquisitions Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of VisionWave Holdings, Inc. and subsidiaries (the “Company”) as of September 30, 2024 and the related statement of operation, stockholders’ deficit, and cash flow for the period from September 3, 2024 (date of inception) to September 30, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024, and the results of its operations and its cash flows for the period from September 3, 2024 (date of inception) to September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

 Explanatory Paragraph - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not started operations yet, that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

 We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We have determined that there were no critical audit matters.

/s/ RBSM LLP

We have served as the Company’s auditor since 2024. PCAOB ID 587
New York, NY
October 15, 2024

VISIONWAVE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEET

September 30, 2024
ASSETS
Total current assets	$—

TOTAL ASSETS	$—

LIABILITIES AND STOCKHOLDER’S DEFICIT
Due to related party	$3,056
Total current liabilities	3,056

TOTAL LIABILITIES	$3,056

STOCKHOLDER’S DEFICIT
Common stock, par value $0.01; authorized 1,000 shares; issued and outstanding 1 share	—
Additional paid-in capital	—
Accumulated deficit	(3,056)
Total stockholder’s deficit	(3,056)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—

The accompanying notes are an integral part of these consolidated financial statements.

VISIONWAVE HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATION

For the period from September 3, 2024 (inception) to September 30, 2024
Operating expenses	$3,056
Loss from operations	(3,056)

Net loss	$(3,056)

Weighted average number of shares of common stock outstanding, basic and diluted	1
Basic and diluted net loss per share of common stock	$(3,056)

The accompanying notes are an integral part of these consolidated financial statements.

VISIONWAVE HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

For the period from September 3, 2024 (inception) to September 30, 2024

	Common Stock		Additional Paid-in	Accumulated	Total Stockholder’s
	Shares	Amount	Capital	Deficit	Deficit
Balance, September 3, 2024 (inception)	—	$—	$—	$—	$—
Shares issued to founder	1	—	—	—	—
Net loss	—	—	—	(3,056)	(3,056)
Balance, September 30, 2024	1	$—	$—	$(3,056)	$(3,056)

The accompanying notes are an integral part of these consolidated financial statements.

VISIONWAVE HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from September 3, 2024 (inception) to September 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,056)
Adjustments to reconcile net income to net cash used in operating activities:
Changes in operating assets and liabilities:
Due to related party	3,056
CASH USED IN OPERATING ACTIVITIES	—

CASH FLOWS FROM INVESTING ACTIVITIES	—
CASH USED IN INVESTING ACTIVITIES	—

CASH FLOWS FROM FINANCING ACTIVITIES	—
CASH USED IN FINANCING ACTIVITIES	—
NET CHANGE IN CASH
Cash, beginning of period	—
Cash, end of period	$—

The accompanying notes are an integral part of these consolidated financial statements.

VISIONWAVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from September 3, 2024 (inception) to September 30, 2024

Note 1. Organization

Description of Business

VisionWave Holdings, Inc. (“the Company”) was incorporated in Delaware on September 3, 2024, and the Company’s registered office is at 108 W. 13th Street, Suite 100, City of Wilmington, Delaware. The Company was formed as a wholly-owned subsidiary of Bannix Acquisition Corp. (“Bannix”).

The Company has selected September 30 as its fiscal year end.

BNIX Merger Sub, Inc. (“Parent Merger Sub”) was incorporated in Delaware on September 3, 2024, and the Company’s registered office is at 108 W. 13th Street, Suite 100, City of Wilmington, Delaware. The Company was formed as a wholly-owned subsidiary of the Company.

BNIX VW Merger Sub, Inc. (“Company Merger Sub”) was incorporated in Nevada on September 4, 2024, and the Company’s registered office is at 701 S. Carson Street, Suite 200, Carson City, Nevada 89701. The Company was formed as a wholly-owned subsidiary of the Company.

Proposed Business Combination

On September 6, 2024, Bannix entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Bannix, the Company, BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of the Company (“Company Merger Sub”), and VisionWave Technologies, Inc., a Nevada corporation (“Target”). The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Bannix, the Company, Parent Merger Sub, Company Merger Sub, and Target.

The Business Combination is expected to close in the first quarter of 2025, subject to customary closing conditions, the receipt of certain governmental approvals and the required approval by the stockholders of Bannix and Target.

Liquidity, Capital Resources and Going Concern

As of September 30, 2024, the Company had no cash, a working capital deficit of $3,056 and no sources of funding other than funds that may be obtained from Bannix.

The Company was formed for the purpose of consummating a business combination and is not anticipated to exist upon consummation of the Merger Agreement.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these consolidated financial statements are issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated.

VISIONWAVE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from September 3, 2024 (inception) to September 30, 2024

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considering in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

For purposes of calculating diluted loss per common share, the denominator includes both the weighted- average number of shares of common stock outstanding during the period and the number of common stock equivalents if the inclusion of such common stock equivalents is dilutive.

Recently Issued Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any recently issued pronouncements to have a material impact on its results of operations or financial position.

Note 3. Related Party Transactions

The Company’s parent company, Bannix, has paid $3,056 in expenses as formation cost on behalf of the Company and the Company’s subsidiaries and is expected to continue to pay other costs in the future. As of September 30, 2024, the Company owes Bannix $3,056. The Company’s stockholder is expected to pay the accrued expenses of the Company at the closing of the Business Combination.

Note 4. Stockholder’s Deficit

Common stock

The Company is authorized to issue 1,000 shares of common stock with par value of $0.01 each. As of September 30, 2024 there was one share of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

Note 5. Commitments and Contingencies

Legal Proceedings

The Company is not currently party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

Note 6. Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the consolidated financial statements are issued (October 15, 2024). The Company did not identify any subsequent events that would have required adjustment or disclosure in these audited consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The New VisionWave Charter provides for indemnification of VisionWave’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the VisionWave Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, VisionWave will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require VisionWave, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this this proxy statement/prospectus.

Exhibit Index

Exhibit No.	Description
2.1	Merger Agreement and Plan of Reorganization by and among Bannix Acquisition Corp., VisionWave Holdings, Inc., BNIX Merger Sub, Inc. and BNIX VW Merger Sub, Inc. dated September 6, 2024 (included as Annex A to the proxy statement/prospectus)
3.1	Certificate of Incorporation of VisionWave Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
3.2	Form of Amended and Restated Certificate of Incorporation of VisionWave Holdings, Inc. (included as Annex D to the proxy statement/prospectus).
3.3	Bylaws of VisionWave Holdings, Inc. (included as Annex C to the proxy statement/prospectus).
4.1	Specimen Common Stock Certificate. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 of Bannix Acquisition Corp. filed with the Securities & Exchange Commission on August 2, 2021).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 of Bannix Acquisition Corp. filed with the Securities & Exchange Commission on August 2, 2021)
4.4	Form of Warrant Agreement, dated September 10, 2021 between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 1 to the Current Report on Form 8-K of Bannix Acquisition Corp. filed with the Securities and Exchange Commission on September 15, 2021)
5.1	Opinion of Fleming PLLC (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
10.1*	Agreement to Defer Payment of Credit Balance between Bannix Acquisition Corp. and Douglas Davis dated January 19, 2025
10.2*	Agreement to Defer Payment Under Consolidated Promissory Notes between Bannix Acquisition Corp. and Evie Autonomous Ltd. dated December 26, 2024
10.3*	Affiliate Deferment Agreement between Bannix Acquisition Corp. and InstantFame, LLC dated December 26, 2024
10.4*	Amendment to Affiliate Deferment Agreement between Bannix Acquisition Corp. and InstantFame, LLC dated February 4, 2025
10.5*	Agreement to Defer Transaction Costs between Bannix Acquisition Corp. and Fleming PLLC dated December 26, 2024
10.6*	Agreement to Defer Transaction Costs between Bannix Acquisition Corp. and Marula Capital Group LLC dated December 26, 2024
23.1*	Consent of RBSM LLP, independent registered public accounting firm for Bannix Acquisition Corp.
23.2*	Consent of RBSM LLP, independent registered public accounting firm for VisionWave technologies, Inc.
23.3*	Consent of RBSM LLP, independent registered public accounting firm for VisionWave Holdings, Inc.
23.4*	Consent of Fleming PLLC (included as part of Exhibit 5.1)
24.1*	Power of Attorney (contained on signature page)
99.1	Form of Proxy Card (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
99.2	Consent of Director Nominee Eric T. Shuss. (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
99.3	Consent of Director Nominee Douglas Davis. (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
99.4	Consent of Director Nominee Noam Kenig. (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
99.5	Consent of Director Nominee Danny Rittman. (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
99.6	Consent of Director Nominee Erik Klinger. (incorporated by reference to Exhibit 99.6 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
99.7	Consent of Director Nominee Yossi Attia. (incorporated by reference to Exhibit 99.7 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
99.8	Consent of Director Nominee Chuck Hansen (incorporated by reference to Exhibit 99.8 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)
107	Calculation of Filing Fee Tables. (incorporated by reference to Exhibit 107 to the Registration Statement on Form S-4 of VisionWave Holdings Inc. filed with the Securities and Exchange Commission on January 24, 2025)

* Filed herewith.

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	To be filed by amendment.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” exhibit in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 27th day of February, 2025.

BANNIX ACQUISITION CORP.

By:	/s/Douglas Davis
Name:	Douglas Davis
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Douglas Davis his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas Davis	Co-Chairman and Chief Executive Officer	February 27, 2025
Douglas Davis

/s/ Craig J. Marshak	Co-Chairman of the Board of Directors	February 27, 2025
Craig J. Marshak

/s/ Jamal “Jamie” Khurshid	Director	February 27, 2025
Jamal “Jamie” Khurshid

/s/ Eric T. Shuss	Director	February 27, 2025
Eric T. Shuss

/s/ Ned L. Siegel	Director	February 27, 2025
Ned L. Siegel

/s/ Subash Menon	Director	February 27, 2025
Subash Menon

/s/ Erik Klinger	Chief Financial Officer	February 27, 2025
Erik Klinger

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Hollywood, State of California, on the 27th day of February, 2025.

VISIONWAVE TECHNOLOGIES, INC.

By:	/s/ Noam Kenig
Name:	Noam Kenig
Title:	Chief Executive Officer & Director

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Noam Kenig his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
	CEO and Director	February 27, 2025
/s/Noam Kenig
Noam Kenig

/s/ Yossi Attia	COO and Director	February 27, 2025

Yossi Attia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Wilmington, State of Delaware, on the 27th day of February, 2025.

VISIONWAVE HOLDINGS, INC.

By:	/s/ Douglas Davis
Name:	Douglas Davis
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Noam Kenig his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

By: /s/ Douglas Davis	Director	February 27, 2025
Douglas Davis

Annex A

MERGER AGREEMENT

AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of September 6, 2024 (the “Effective Date”), is made by and among Bannix Acquisition Corp., a Delaware corporation (“Parent”), VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Pubco”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Pubco (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and a direct, wholly owned Subsidiary of Pubco (“Company Merger Sub,” Company Merger Sub and Parent Merger Sub are together referred to herein as the “Merger Subs”), and VisionWave Technologies, Inc., a Nevada corporation (the “Company”). Certain terms used herein are defined in Article I.

RECITALS

WHEREAS, this Agreement will amend and restate that certain Business Combination Agreement dated March 26, 2024 between the Parent, the Company and the shareholders of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Section 78 of the Nevada Revised Statutes (the “NRS”), as applicable, the parties hereto desire and intend to effect a business combination transaction pursuant to which (a) Parent Merger Sub will merge with and into Parent, with Parent continuing as the surviving corporation (the “Parent Merger”), and (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into the Company (the “Company Merger,” the Company Merger and the Parent Merger are together referred to herein as the “Mergers”), with the Company continuing as the surviving corporation;

WHEREAS, as a result of the Mergers, Parent and the Company will become wholly owned Subsidiaries of Pubco, and Pubco will become a publicly traded company listed on Nasdaq;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Agreements to which the Company is a party, the Company Merger and the other Transactions to which the Company is a party are fair to, and in the best interests of, the Company and its stockholders, and declared their advisability, (b) approved this Agreement, the Ancillary Agreements to which the Company is a party, the Company Merger and the other Transactions to which the Company is a party, and (c) recommended the adoption of this Agreement and the approval of the Company Merger and the other Transactions to which the Company is a party by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that (i) this Agreement, the Ancillary Agreements to which Parent is a party, the Mergers and the other Transactions are fair to, and in the best interests of, Parent and its stockholders, and declared their advisability and (ii) the fair market value of the Company is equal to at least eighty percent (80%) of the balance of the Trust Fund, (b) approved this Agreement, the Ancillary Agreements to which Parent is a party, the Mergers and the other Transactions to which Parent is a party, and (c) adopted a resolution recommending that the stockholders of Parent vote in favor of all Parent Proposals, including, without limitation, adoption of this Agreement and approval of the Transactions, and directing that this Agreement and the Mergers and the other Transactions to which Parent is a party be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting;

WHEREAS, the Board of Directors of Pubco (the “Pubco Board”) has (a) determined that this Agreement, the Ancillary Agreements to which Pubco is a party, the Mergers and the other Transactions to which Pubco is a party are fair to, and in the best interests of, Pubco and Parent as its sole stockholder, and declared their advisability, (b) approved (i) this Agreement, the Ancillary Agreements to which Pubco is a party, the Mergers and the other Transactions to which Pubco is a party, (ii) the payment of the Aggregate Company Merger Consideration to the Participating Securityholders pursuant to this Agreement, (iii) the issuance of shares of Pubco Common Stock in connection with the Mergers, and (iv) the Pubco LTIP, and (c) recommended the adoption of this Agreement and the approval of the Mergers and the other Transactions to which Pubco is a party by Parent as the sole stockholder of Pubco and directed that this Agreement, the Mergers and the other Transactions to which Pubco is a party be submitted for consideration by Parent as the sole stockholder of Pubco;

WHEREAS, the Board of Directors of Parent Merger Sub (the “Parent Merger Sub Board”) has (a) determined that this Agreement, the Ancillary Agreements to which Parent Merger Sub is a party, the Parent Merger and the other Transactions to which Parent Merger Sub is a party are fair to, and in the best interests of, Parent Merger Sub and Pubco as its sole stockholder, and declared their advisability, (b) adopted this Agreement and approved the Parent Merger and the other Transactions to which Parent Merger Sub is a party, and (c) recommended the adoption of this Agreement and the approval of the Parent Merger and the other Transactions to which Parent Merger Sub is a party by Pubco as the sole stockholder of Parent Merger Sub and directed that this Agreement, the Parent Merger and the other Transactions to which Parent Merger Sub is a party be submitted for consideration by Pubco as the sole stockholder of Parent Merger Sub;

WHEREAS, the Board of Directors of Company Merger Sub (the “Company Merger Sub Board”) has (a) determined that this Agreement, the Ancillary Agreements to which Company Merger Sub is a party, the Company Merger and the other Transactions to which Company Merger Sub is a party are fair to, and in the best interests of, Company Merger Sub and Pubco as its sole stockholder, and declared their advisability, (b) adopted this Agreement and approved the Company Merger and the other Transactions to which Company Merger Sub is a party, and (c) recommended the adoption of this Agreement and the approval of the Company Merger and the other Transactions to which Company Merger Sub is a party by Pubco as the sole stockholder of Company Merger Sub and directed that this Agreement, the Company Merger and the other Transactions to which Company Merger Sub is a party be submitted for consideration by Pubco as the sole stockholder of Company Merger Sub;

WHEREAS, immediately following the execution of this Agreement, Pubco will submit this Agreement and the Transactions to Parent for adoption and approval as the sole stockholder of Pubco, and Parent will so adopt this Agreement and approve the Transactions in such capacity by irrevocable written consent;

WHEREAS, immediately following the execution of this Agreement, Parent Merger Sub will submit this Agreement and the Transactions to Pubco for adoption and approval as the sole stockholder of Parent Merger Sub, and Pubco will so adopt this Agreement and approve the Transactions in such capacity by irrevocable written consent;

WHEREAS, immediately following the execution of this Agreement, Company Merger Sub will submit this Agreement and the Transactions to Pubco for adoption and approval as the sole stockholder of Company Merger Sub, and Pubco will so adopt this Agreement and approve the Transactions in such capacity by irrevocable written consent;

WHEREAS, as promptly as practicable following the execution of this Agreement (and in any event within thirty (30) days thereafter), Pubco, Parent, the Company and the Specified Stockholders shall enter into a Stockholder Support Agreement (the “Stockholder Support Agreement”), providing that, among other things, the Specified Stockholders will provide their written consent to (a) adopt this Agreement and approve the Company Merger and the other Transactions to which the Company is a party, and (b) waive any appraisal or similar rights they may have pursuant to the NRS with respect to the Company Merger and the other Transactions;

WHEREAS, for U.S. federal and applicable state income Tax purposes, the parties hereto intend that, (a) taken together, the Mergers and any Additional Financings will qualify as a transaction under Section 351 of the Code and the Treasury Regulations promulgated thereunder, (b) the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (c) that this Agreement be, and hereby is adopted as, a “plan of reorganization” (within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3) to which each of Pubco, Company Merger Sub, and the Company are parties under Section 368(b) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby amend and restate the Original Agreement in its entirety and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding, audit, or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Company Merger Consideration” means the aggregate Per Share Company Merger Consideration payable pursuant to this Agreement to the Participating Securityholders.

“Ancillary Agreements” means the Stockholder Support Agreement, and all other agreements, certificates and instruments executed and delivered by Parent, Pubco, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place”, “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company.

“Company Charter” means the Articles of Incorporation of the Company, dated as of September 9, 2021, as may be amended, restated or otherwise modified from time to time.

“Company Common Stock” means the common stock of the Company, par value of $0.01 per share, designated as Common Stock in the Company Charter.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP, including all Company’s knowhow, workforce and web of contacts.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party that are licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (g) shall not prevent a determination that any event, circumstance, change or effect which is the underlying cause of such failure has resulted in a Company Material Adverse Effect to the extent not excluded by another exception herein); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which Parent has requested or to which it has consented, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Merger Sub Common Stock” means the common stock of Company Merger Sub, par value of $0.001 per share, designated as Common Stock in the Company Merger Sub certificate of formation.

“Company Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Company Merger Sub, as amended, modified or supplemented from time to time.

“Company Organizational Documents” means the Company Charter and the Company Bylaws, in each case, as amended, modified or supplemented from time to time.

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means shares of the Company’s preferred stock, par value $0.01 per share, designated as Preferred Stock in the Company Charter.

“Company Securities” means the Company Common Stock and the Company Preferred Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or Parent or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, instruments, conditional sales contracts, indentures, notes, bonds, loans, credit agreements, licenses, sublicenses, mortgages, deeds of trust, powers of attorney, guaranties, leases and subleases and all amendments, modifications, supplements, schedules, annexes and exhibits thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company Owned IP or Business Systems from misuse.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means actual and intentional common law fraud committed by a party to the Agreement with respect to the making of the representations and warranties by such party set forth in Article IV or Article V as applicable. Under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Hazardous Substance(s)” means: (i) any substances, wastes, or materials defined, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Sponsor Shares” means the aggregate shares of Parent Common Stock held by the Sponsor.

“Intellectual Property” means (i) issued patents and pending patent applications (including provisional and non-provisional applications), design patents, certificates of invention and patent disclosures, together with all reissues, continuations, continuations-in-part, divisional, renewals, substitutions, revisions, extensions (including supplementary protection certificates) or reexaminations thereof, as well as any other applications worldwide claiming priority to any of the foregoing (“Patents”), (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information (“Trade Secrets”), (v) rights in Software, Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” or “to the Knowledge” of a Person means in the case of the Company, the actual knowledge of the Chief Executive Officer after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of Parent, the actual knowledge of the Chief Executive Officer after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Legacy Parent Transaction Expenses” means the expenses set forth on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Off-the-Shelf Software” means any commercially available, off-the-shelf Software that is licensed other than through a written agreement executed by the licensee (such as via clickwrap, browse-wrap, or shrink-wrap licenses) or that has license or user-fees less than $50,000 per year.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses,, (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

“Parent Bylaws” means the Bylaws of Parent, adopted as of September 15, 2021.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated as of September 15, 2021, as amended on March 10, 2023 and March 12, 2024.

“Parent Common Stock” means the common stock of the Parent, par value of $0.01 per share, designated as Common Stock in the Parent Certificate of Incorporation.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Parent Parties; or (ii) would prevent, materially delay or materially impede the performance by any Parent Party of its respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by any Parent Party as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented, except in the cases of clauses (a) through (d), to the extent that any Parent Party is disproportionately and adversely affected thereby as compared with other participants in the industry in which such Parent Party operates.

“Parent Merger Sub Common Stock” means the common stock of Parent Merger Sub, par value of $0.001 per share, designated as Common Stock in the Parent Merger Sub certificate of incorporation.

“Parent Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Parent Merger Sub, as amended, modified or supplemented from time to time.

“Parent Organizational Documents” means the Parent Certificate of Incorporation and the Parent Bylaws, in each case, as amended, modified or supplemented from time to time.

“Parent Parties” means Parent, Pubco and the Merger Subs.

“Parent Preferred Stock” means the preferred stock of the Parent, par value of $0.01 per share, designated as Preferred Stock in the Parent Certificate of Incorporation.

“Parent Units” means the units issued in the IPO or the overallotment consisting of one (1) share of Parent Common Stock, one (1) Parent Right, and one (1) Parent Warrant.

“Parent Stockholder Approval” means the approval of the Parent Proposals by an affirmative vote of the holders of the requisite number of shares of Parent Common Stock (as determined in accordance with applicable Law and the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

“Parent Warrants” means the warrants to purchase Parent Common Stock that are outstanding immediately prior to the Closing.

“Participating Securityholders” means, as of immediately prior to the Closing, each holder of the following Company Securities, to the extent they hold such Company Securities

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Financing Securities” means any equity securities or debt securities of the Company (or any securities convertible into or exercisable for equity securities of the Company) issued in any Permitted Financing, including any Company Preferred Stock, notes that are convertible into shares of Capital Stock and warrants exercisable for shares of Capital Stock.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Annual Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Pubco Bylaws” means the Bylaws of Pubco, as adopted.

“Pubco Certificate of Incorporation” means the Certificate of Incorporation of Pubco, dated as of September 6, 2024.

“Pubco Common Stock” means the common stock of Pubco, par value of $0.01 per share, designated as Common Stock in the Pubco Certificate of Incorporation.

“Pubco Organizational Documents” means the Pubco Certificate of Incorporation and the Pubco Bylaws, in each case, as amended, modified or supplemented from time to time.

“Privacy/Data Security Laws” means all Laws governing the creation, receipt, collection, use, storage, maintenance, protection, processing, sharing, security, disclosure, or transfer (collectively, “Processing”) of Personal Information, such as, to the extent applicable, the following Laws and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, the General Data Protection Regulation (GDPR), the Data Protection Law Enforcement Directive, HIPAA, state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, PCI DSS, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, including those from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Date” means the deadline for exercising Redemption Rights in connection with the Merger.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Parent Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, registration, issue, or grant, including any issued or granted patents, registered trademarks, registered copyrights, domain names, social media accounts, and applications therefor.

“Release” means any spill, discharge, leach, leak, emission, escape, injection, dumping, pouring, emptying, disposal or other release of any materials, wastes or substances into the environment, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.

“Required Parent Stockholder Approval” means the approval of those Parent Proposals identified in clauses (A)-(C) of Section 7.01(a) by an affirmative vote of the holders of at least a majority of the outstanding Parent Common Stock entitled to vote (as determined in accordance with applicable Law and the Parent Organizational Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the shares of outstanding Company Common Stock and Company Preferred Stock (on an as-converted basis), voting together as a single class.

“Sanctioned Person” means at any time any Person (i) listed on any Sanctions-related list of designated or blocked Persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Specified Stockholders” means the Persons or entities listed on Section 1.01(C) of the Company Disclosure Schedule.

“Stockholder” means a holder of stock or shares, as appropriate.

“Subsequent Transaction” means any transaction or series of transactions occurring after the Closing (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Pubco or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of Pubco or the right to elect a majority of the Board of Directors or similar governing body of Pubco, (b) constituting a sale, merger, business combination, consolidation, liquidation, exchange offer or other similar transaction, however effected, following which the voting securities of Pubco immediately prior to such transaction do not continue to represent or are not converted into at least (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) constituting a sale, lease, license or other disposition of fifty percent (50%) or more of the assets of Pubco and its Subsidiaries taken as a whole.

“Subsidiary” or “Subsidiaries” of the Company, the Parent Surviving Subsidiary, the Company Surviving Subsidiary, Parent, Pubco or any other Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental fees, assessments or charges of any kind in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, social security (or similar), unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs, duties, environmental, premium, real property gains, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect to such amounts thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Trading Day” means any day on which shares of Pubco Common Stock is actually traded on the principal securities exchange or securities market on which shares of Pubco Common Stock are then traded.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means a party’s material breach of any of its representations or warranties as set forth in this Agreement or any other Transaction Document, or such party’s material breach of any of its covenants set forth in this Agreement or any other Transaction Document, which material breach, in each case, constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement or such Transaction Document.

Section 1.02 Intentionally left blank.

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder, (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) all references to “the date hereof” or “the date of this Agreement” means the Effective Date.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Parent Merger Effective Time, Parent Merger Sub shall be merged with and into Parent. As a result of the Parent Merger, (a) the separate corporate existence of Parent Merger Sub shall cease, (b) Parent shall continue as the surviving corporation of the Parent Merger, and (c) Parent shall become a wholly owned subsidiary of Pubco. Parent as the surviving company in the Parent Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (and references to Parent for periods after the Parent Merger Effective Time shall include SPAC Surviving Subsidiary).

(b) Upon the terms and subject to the conditions set forth herein, and in accordance with the NRS, at the Company Merger Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Merger, (a) the separate corporate existence of Company Merger Sub shall cease, (b) the Company shall continue as the surviving corporation of the Company Merger, and (c) the Company shall become a wholly owned subsidiary of Pubco. The Company as the surviving corporation in the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (and references to the Company for periods after the Company Merger Effective Time shall include Company Surviving Subsidiary). Notwithstanding the Company Merger, for purposes of this Agreement, the Company will not be included within the meaning of the term Parent Parties for periods prior to the Company Merger Effective Time.

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause (i) the Parent Merger to be consummated by filing a certificate of merger (the “Parent Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and mutually agreed by the parties (the date and time of the filing of such Parent Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Parent Certificate of Merger) being the “Parent Merger Effective Time”), and (ii) immediately following the consummation of the Parent Merger but on the same day, the Company Merger to be consummated by filing articles of merger (the “Company Articles of Merger,” the Company Articles of Merger together with the Parent Certificate of Merger are herein referred to as the “Certificates of Merger”) with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of the NRS, and mutually agreed by the parties (the date and time of the filing of such Company Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Articles of Merger) being the “Company Merger Effective Time”).

(b) Immediately prior to such filing of the Certificates of Merger in accordance with Section 2.02(a), the closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Mergers.

(a) At the Parent Merger Effective Time, the effect of the Parent Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Parent Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Parent and Parent Merger Sub shall vest in the SPAC Surviving Subsidiary, and all debts, liabilities, obligations, restrictions, disabilities and duties of Parent and Parent Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Surviving Subsidiary.

(b) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided herein and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Company Merger Sub shall vest in the Company Surviving Subsidiary, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Surviving Subsidiary.

Section 2.04 Governing Documents.

(a) At the Parent Merger Effective Time, the Parent Certificate of Incorporation, as in effect immediately prior to the Parent Merger Effective Time, shall be amended and restated substantially in the form of certificate of incorporation of Parent Merger Sub as in effect immediately prior to the Parent Merger Effective Time, and duly filed with the Secretary of State of the State of Delaware, and, as so amended and restated, shall be the certificate of incorporation of the Parent Surviving Subsidiary until thereafter amended in accordance with the terms thereof and the DGCL.

(b) At the Company Merger Effective Time, the Company Charter, as in effect immediately prior to the Company Merger Effective Time, shall be amended and restated in its entirety to read substantially as set forth on Exhibit C attached hereto (and in any event as mutually agreed by the parties hereto) and duly filed with the Secretary of State of the State of Texas, and, as so amended and restated, shall be the certificate of incorporation of the Company Surviving Subsidiary until thereafter amended in accordance with the NRS and such Company Charter (subject to Section 7.08).

(c) At the Closing, Pubco shall amend and restate, effective as of the Parent Merger Effective Time, the Pubco Certificate of Incorporation to read substantially as set forth on Exhibit A attached hereto (and in any event as mutually agreed by the parties hereto) and duly file such amended and restated Pubco Certificate of Incorporation with the Secretary of State of the State of Delaware.

(d) At the Closing, Pubco shall amend and restate, effective as of the Parent Merger Effective Time, the Pubco Bylaws to read substantially as set forth on Exhibit B attached hereto (and in any event as mutually agreed by the parties hereto).

Section 2.05 Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Company Surviving Subsidiary and the initial officers of the Company Surviving Subsidiary at and as of immediately after the Company Merger Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the NRS and the certificate of incorporation and bylaws of the Company Surviving Subsidiary and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed. At the Parent Merger Effective Time, the directors and officers of Parent Merger Sub immediately prior to the Parent Merger Effective Time shall be the directors and officers of the SPAC Surviving Subsidiary unless otherwise agreed to by the parties hereto.

(b) The parties shall cause the officers of Pubco at and as of immediately following the Company Merger Effective Time to be the individuals set forth on Section 2.05(b) of the Company Disclosure Schedule, each to hold office in accordance with the DGCL and the Pubco Certificate of Incorporation and the Pubco Bylaws and until their respective successors are duly appointed. The parties shall cause the Pubco Board to be comprised at and as of immediately following the Company Merger Effective Time of (a) the chief executive officer of the Company Surviving Subsidiary, (b) up to four (4) directors (at least three (3) of whom shall be an “independent director”) designated by the Company by written notice to Parent and reasonably acceptable to Parent and (c) up to two (2) directors (at least one (1) of whom shall be an “independent director”) designated by the Sponsor by written notice to the Company and reasonably acceptable to the Company, with a majority of the directors on the Pubco Board each qualifying as an “independent director” (such written designations in each case to be made at least five (5) Business Days prior to the filing of the Proxy Statement and the Registration Statement with the SEC contemplated by Section 7.01(a)), with each such director to hold office in accordance with the DGCL and the Pubco Certificate of Incorporation and the Pubco Bylaws and until their respective successors are duly elected or appointed and qualified. For purposes of this Section 2.05(b), to qualify as an “independent director,” a Person shall both (i) qualify as “independent” under the rules of the Nasdaq Capital Market and (ii) not have had any business relationship with either Pubco, Parent or the Company or any of their respective Subsidiaries, including as an officer or director thereof, other than for a period of less than six (6) months prior to the date of this Agreement.

ARTICLE III

CONVERSION AND EXCHANGE OF SECURITIES

Section 3.01 Conversion of Company Securities.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Pubco, Parent, the Company Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock (excluding any Cancelled Shares or Dissenting Shares) that is issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and converted into the number of shares of Pubco Common Stock equal to 4,041 (rounded to the nearest whole number) (which consideration shall hereinafter be referred to as the “Per Share Company Merger Consideration”). Each share of Company Common Stock converted into the right to receive the Per Share Company Merger Consideration pursuant to this Section 3.01(b)(i) will no longer be outstanding, will automatically be cancelled and retired and will cease to exist, and each holder of (A) any Certificate formerly representing any such shares of Company Common Stock or (B) any book-entry account which immediately prior to the Company Merger Effective Time represented shares of Company Common Stock will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Per Share Company Merger Consideration for each such share of Company Common Stock in accordance with this Section 3.01(b)(i);

(ii) each share of Capital Stock owned by Pubco, Parent or the Merger Subs or held in the treasury of the Company, or owned by any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Company Merger Effective Time (collectively, the “Cancelled Shares”), shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of Company Merger Sub Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Company Surviving Subsidiary;

(b) Prior to the Company Merger Effective Time, the Company shall use reasonable best efforts to take all actions reasonably necessary to effect the transactions contemplated by Section 3.01(a) in accordance with the Company Charter, and the bylaws of the Company.

Section 3.02 Effect of Parent Merger on Issued and Outstanding Securities of Parent. At the Parent Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of Pubco, Parent, the Parent Merger Sub or the holders of any of the following securities:

(a) Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time that is not redeemed pursuant to the Redemption Rights (other than Dissenting Parent Shares and those shares described in Section 3.02(d) below) shall be automatically cancelled and extinguished and converted into the right to receive one (1) share of Pubco Common Stock, following which, all shares of Parent Common Stock shall cease to be outstanding and shall automatically be canceled pursuant to the terms of this Agreement and shall cease to exist. The holders of outstanding shares of Parent Common Stock immediately prior to the Parent Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. Each certificate previously evidencing shares of Parent Common Stock (other than Dissenting Parent Shares) shall be exchanged for a certificate (if requested) representing the same number of Parent Common Stock upon the surrender of such certificate. Each certificate formerly representing Parent Common Stock (other than Dissenting Parent Shares) shall thereafter represent the same number of Pubco Common Stock.

(b) Parent Warrants. Each issued and outstanding Parent Warrant shall automatically, without any action on the part of the holder thereof, be converted into a warrant to purchase shares of Pubco Common Stock (each, a “Pubco Assumed Parent Warrant”) determined in accordance with the terms of such Parent Warrants. At the Parent Merger Effective Time, the Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Assumed Parent Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of shares Parent Common Stock, in each case, determined in accordance with the terms of such Parent Warrant. At or prior to the Parent Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Assumed Parent Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Assumed Parent Warrants.

(c) Parent Rights. Each issued and outstanding Parent Right shall be automatically converted into the number of shares of Pubco Common Stock that would have been received by the holder thereof if the Parent Right had been converted in accordance with the Parent Organizational Documents into shares of Parent Common Stock. At the Parent Merger Effective Time, the Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the Parent Merger Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by applicable Law. Each certificate formerly representing Parent Rights shall thereafter represent only the right to receive shares of Pubco Common Stock as set forth herein.

 (d) Treasury Shares. If there are any shares of Parent Common Stock that are owned by Parent as treasury shares or by any direct or indirect Subsidiary of Parent, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

Section 3.03 Effect of Parent Merger on Issued and Outstanding Securities of Parent Merger Sub and Pubco. At the Parent Merger Effective Time:

(a) each share of Parent Merger Sub Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the SPAC Surviving Subsidiary; and

(b) by virtue of the Parent Merger and without any action on the part of any party hereto or any action on the part of the holders of securities of any party hereto, all of the securities of Pubco issued and outstanding immediately prior to the Parent Merger Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

Section 3.04 Exchange of Company Securities.

(a) Exchange Agent. Pubco shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into a paying and exchange agent agreement, in form and substance reasonably acceptable to Pubco and the Company (the “Exchange Agent Agreement”) for the purpose of exchanging certificates representing the Capital Stock (collectively, the “Certificates”), if any, and each share of Capital Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Company Merger Effective Time, in either case, for the portion of the Aggregate Company Merger Consideration issuable in respect of such Capital Stock pursuant to Section 3.01(b) and Section 3.08, in each case on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with Pubco and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by Pubco, by also entering into the Exchange Agent Agreement in form and substance reasonably acceptable to the Company) and the performance of the covenants and agreements in this Section 3.04(a) (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Pubco, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) Exchange Procedures.

(i) On the Closing Date, Pubco shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Participating Securityholders, for exchange and issuance in accordance with this Article III, the number of shares of Pubco Common Stock sufficient to deliver the Aggregate Company Merger Consideration issuable pursuant to this Agreement (such shares of Pubco Common Stock being hereinafter referred to as the “Exchange Fund”).

(ii) Pubco shall cause the Exchange Agent, pursuant to irrevocable instructions, to issue such Aggregate Company Merger Consideration out of the Exchange Fund in accordance with the Company Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(iii) Upon the delivery of the Company Merger Payment Schedule to the Exchange Agent in accordance with Section 3.04(i), Pubco, Parent and the Company shall take reasonable steps to cause the applicable Aggregate Company Merger Consideration to be issued to the applicable Participating Securityholder in book-entry form as soon as reasonably practicable following the Closing Date; provided that the applicable Aggregate Company Merger Consideration shall not be issued with respect to shares of Capital Stock represented by a Certificate until the applicable holder of such Capital Stock has surrendered such Certificate to the Exchange Agent.

(iv) If any Aggregate Company Merger Consideration is to be issued to a Person other than the holder of Capital Stock in whose name the surrendered Certificate or the transferred shares of Capital Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable Aggregate Company Merger Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (A) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such share of Capital Stock in book-entry form shall be properly transferred and (B) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or share of Capital Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(c) No Further Rights in Capital Stock. The Aggregate Company Merger Consideration issuable upon conversion of the Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Capital Stock.

(d) Adjustments to Aggregate Company Merger Consideration. The Aggregate Company Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Pubco Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Pubco Common Stock occurring on or after the date hereof and prior to the Company Merger Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Participating Securityholders for one (1) year after the Company Merger Effective Time shall be delivered to Pubco, upon demand, and any Participating Securityholder who has not theretofore complied with this Section 3.04 shall thereafter look only to Parent for such holder’s Per Share Company Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Participating Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Pubco free and clear of any claims or interest of any Person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Pubco, Parent or the Company Surviving Subsidiary shall be liable to any Participating Securityholder for any Pubco Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Pubco, Parent, the Company Merger Sub, the Company, the Company Surviving Subsidiary and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the Participating Securityholder (or intended recipients) in respect of which such deduction and withholding was made. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding.

(h) Fractional Shares. No certificates or scrip or shares representing fractional shares of Pubco Common Stock shall be issued upon the exchange of Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pubco or a holder of shares of Pubco Common Stock. In lieu of any fractional share of Pubco Common Stock to which any holder of Capital Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Pubco Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(i) Company Merger Payment Schedule. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Pubco, Parent and the Exchange Agent a schedule (the “Company Merger Payment Schedule”) showing the percentage allocation of the aggregate Per Share Company Merger Consideration to each Participating Securityholder at the Closing (such Participating Securityholder’s “Pro Rata Share”) and the corresponding number of shares of Pubco Common Stock to be issued to such Participating Securityholder pursuant to Section 3.01.

Section 3.05 Stock Transfer Books. At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Company Merger Effective Time, the holders of the Capital Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Capital Stock, except as otherwise provided in this Agreement or by Law.

Section 3.06 Payment of Expenses.

(a) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the Transactions (together with wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all of the following fees and expenses, which report shall not include any Legacy Parent Transaction Expenses, incurred by or on behalf of the Parent Parties in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with by a Parent Party at or before Closing, and the consummation of the Transactions (together with wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and expenses of outside counsel to Parent in connection with the Transactions; (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the Parent Parties in connection with the Transactions or otherwise in connection with Parent’s operations or, if necessary and applicable, the Extension Proposal; (iii) any amounts due to the underwriters of Parent’s IPO; (iv) any loans owed by Parent for amounts borrowed from its directors, officers or stockholders (including the Sponsor), (v) any costs or fees relating to the preparation, filing and mailing of the proxy statement(s) (an “Extension Proxy Statement”) for the purpose of amending the Parent Organizational Documents and the Trust Agreement, in each case, to extend the time period for Parent to consummate a Business Combination (an “Extension Proposal”), or the seeking of any solicitation of proxies thereunder, the holding of the meeting of the stockholder of Parent to consider, vote on and approve any such extension of the time period for Parent to consummate a Business Combination (including the value of any additional securities or economic inducements offered to stockholders of Parent in connection therewith), in each case if necessary and applicable, (vi) if consented to by the Company in accordance with Section 7.19(b), any costs or fees incurred by Parent in connection with entering into agreements with any Redeeming Stockholders to incentivize them to either unwind or facilitate the unwinding of their respective exercise of applicable Redemption Rights, and (vii) all other costs and expenses incurred or payable and unpaid by Parent in connection with Parent’s operations through the Closing Date, (collectively, the “Outstanding Parent Transaction Expenses” and together with the Outstanding Company Transaction Expenses, the “Outstanding Transaction Expenses”). On the Closing Date, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, all Outstanding Transaction Expenses.

(c) Except as set forth in this Section 3.06 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or the other Transactions are consummated; provided, however, that the Company and Parent shall each pay one-half (1/2) of each of the following expenses incurred in connection with the Transactions: (A) any EDGAR agent typesetting fees incurred in connection with the preparation and filing with the SEC of the Proxy Statement and the Registration Statement, (B) any fees relating to SEC or other regulatory filing fees (including those incurred in connection with the Proxy Statement, the Registration Statement and the Notification and Report Forms filed under the HSR Act and any other applicable Antitrust Law, but excluding those incurred in connection with any Extension Proxy Statement, if necessary and applicable) and (C) all transfer taxes associated with the issuance of Pubco’s securities at Closing.

Section 3.07 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the NRS, shares of Capital Stock that are outstanding immediately prior to the Company Merger Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Capital Stock in accordance with the NRS and otherwise complied with all of the provisions of the NRS relevant to the exercise and perfection of dissenters’ rights (“Dissenting Company Shares”) shall not be converted into, and such stockholders shall have no right to receive, the applicable Aggregate Company Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the NRS. Shares held by any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Capital Stock under the NRS, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Company Merger Effective Time, the applicable Aggregate Company Merger Consideration, without any interest thereon, in accordance with the terms of this Article III.

(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Parent Common Stock that are outstanding immediately prior to the Parent Merger Effective Time and that are held by stockholders of Parent who shall have neither voted in favor of the Parent Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Parent Common Stock in accordance with the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (“Dissenting Parent Shares”) shall not be converted into, and such stockholders shall have no right to receive, shares of Pubco Common Stock in accordance with the terms of this Article III unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Shares held by any stockholder of Parent who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Parent Common Stock under the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, shares of Pubco Common Stock, without any interest thereon, in accordance with the terms of this Article III.

(c) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NRS. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to Parent and the Company Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”), (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to the Parent Parties as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries and each other entity in which the Company or any Company Subsidiary owns any equity or similar interest, together with the jurisdiction of incorporation of each Company Subsidiary or such other entity and the percentage of the equity interest of each Company Subsidiary or such other entity that is owned by the Company and each other Company Subsidiary, in each case, as of the date of this Agreement, is set forth in Section 4.01(b) of the Company Disclosure Schedule. As of the date of this Agreement, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity other than any entity set forth on Section 4.01(b) of the Company Disclosure Schedule.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Parent a complete and correct copy of the Company Organizational Documents and the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified as of the date of this Agreement, of each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000 shares of Capital Stock, consisting of (i) 10,000 shares of Company Common Stock, and (ii) 0 shares of Company Preferred Stock. As of the date of this Agreement, (A)(1) 2,722 shares of Company Common Stock are issued and outstanding (including 0 shares of Company Restricted Stock), and (2) no shares of Company Preferred Stock are issued and outstanding, (B) no shares of Capital Stock are held in the treasury of the Company, and (D) 0 shares of Company Common Stock are subject to outstanding Company Warrants.

(b) Other than any Permitted Financing Securities, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company or any Company Subsidiary. As of the date hereof, except as set forth on Section 4.03(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any outstanding equity appreciation rights, participations, phantom equity, restricted stock, restricted stock units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Capital Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Capital Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries, the Company does not own any equity interests in any Person.

(c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary.

(d) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(e) Except for the Capital Stock held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(f) All outstanding Capital Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted (i) in compliance in all material respects with applicable securities Laws and other applicable Laws and (ii) in compliance with any preemptive rights and other similar requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party.

Section 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been, and each Ancillary Agreement to which the Company is a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the NRS). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has unanimously approved this Agreement and the Transactions. To the knowledge of the Company, except as provided under the NRS and the DGCL, no state takeover Law is applicable to the Company Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the NRS and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, and filing with and recordation of appropriate merger documents as required by the NRS, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance.

(a) As of the date of this Agreement, each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Authority, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have or would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. As of the date of this Agreement, neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(b) The business of the Company and its Subsidiaries, and each Company Product that is or has been developed or tested by or on behalf of the Company or the Subsidiaries, is in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received, during the three-year period preceding the date of this Agreement, from any regulatory authority any notice of revocation of any license, registration or permit and has no reason to believe that any regulatory authority may issue any such notice. Neither the Company nor any of its Subsidiaries (1) has received from any regulatory authority any written notice of violation of any applicable Law or (2) has any reason to believe that any regulatory authority may issue any such written notice. This Section 4.06(b) shall not apply to Tax matters.

(c) To the Company’s knowledge, no Governmental Authority has identified any facts, studies, tests, development, trials, or data resulting therefrom, which indicate that any Company Product or product candidate cannot be developed, investigated, tested, labeled, manufactured, stored distributed or marketed substantially in the manner presently performed by or on behalf of the Company, except as would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a) The Company has prior to the date of this Agreement made available to Parent true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2024, and the related consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Annual Financial Statements”). Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in all material respects in accordance with United States generally accepted accounting principles in effect as of the date of this Agreement (“GAAP”) applied on a consistent basis throughout the periods indicated and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except (A) as otherwise noted therein or (B) for any changes made in connection with the preparation of financial statements of the Company audited in accordance with the auditing standards of the PCAOB.

(b) The Company will make available to Parent true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2024 (the “Interim Financial Statements Date”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the three-month period then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c) Except as and to the extent set forth on the Annual Financial Statements or the Interim Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business or in connection with the consummation of the Transactions since the Interim Financial Statements Date, (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) In the two (2) years prior to the date of this Agreement, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2021, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(g) All accounts payable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2021 through the date of this Agreement, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(h) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s specific authorization; (ii) the preparation of the Company’s financial statements for external purposes are in conformity with GAAP and maintain asset accountability; (iii) access to assets is only permitted in accordance with management’s specific authorization and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in all material respects.

(i) Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company as of the date of this Agreement,, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2021 through and until the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or the Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) neither the Company or any of the Company Subsidiaries have sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than revocable non-exclusive licenses or sublicenses of Company Owned IP granted in the ordinary course of business in which grants of rights to use such Company Owned IP are incidental to performance under the agreement, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b), excluding the covenants set forth in Sections 6.01(b)(i), (vii), (viii), (ix) or (xiii).

Section 4.09 Absence of Litigation. There is no material Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. This Section 4.09 shall not apply to Tax matters.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”).

(b) With respect to each Plan, the Company has made available to Parent, if applicable, as of the date of this Agreement, (i) a true and complete copy of the current plan document and all amendments thereto (or a written summary if not reduced to writing) and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed IRS Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, and (v) any non-routine correspondence to or from any Governmental Authority with respect to any Plan in the three (3) years prior to the date of this Agreement. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was in the two (2) years prior to the date of this Agreement, nor does the Company, any Company Subsidiary or any ERISA Affiliate have or reasonably expect to have any liability or obligation (contingent or otherwise) under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414 of the Code.

(d) As of the date of this Agreement and except as disclosed to the Parent in writing, neither the Company nor any Company Subsidiary is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction (whether alone or in connection with another event), nor will any such Transaction (whether alone or in connection with another event) (i) accelerate the time of payment or vesting, (ii) increase the amount or cause the funding of, of any benefit or other compensation due to any individual, (iii) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any other Person to amend or terminate any Employee Benefit Plan; (iv) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code.

(e) Except as disclosed to the Parent in writing, none of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder (at the sole cost of such current or former employee, officer, director or consultant).

(f) Each Plan is and has been for the six (6) years prior to the date of this Agreement in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and each Company Subsidiary have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation, and have no knowledge, of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from U.S. federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company, any Company Subsidiary or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been made to the extent due on or before their respective due dates or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code is in documentary compliance with, and has been administered and operated in compliance with, the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of all employees of the Company and any Company Subsidiary, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth, as of the date of this Agreement, for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service commencement date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been in the two (2) years prior to the date of this Agreement, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to Persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and have been in the two (2) years prior to the date of this Agreement in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, the street address of each parcel of Leased Real Property, and sets forth, as of the date of this Agreement, a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have prior to the date of this Agreement been made available to Parent. Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule as of the date of this Agreement, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company, nor any Company Subsidiary, has subleased, sublicensed or otherwise granted to any Person any right to use, occupy or possess any portion of the Leased Real Property.

(c) Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule, as updated, contains a true, correct and complete list, as of the date of this Agreement, of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Company or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all material, unregistered trademarks and brand names constituting Company Owned IP, (iii) domain names and social media accounts used or held for use by the Company in the conduct of the business and (iv) all material Contracts to use any Company Licensed IP (other than (x) Contracts for Off-the-Shelf Software, (y) commercially available service agreements to Business Systems (other than Software), and (z) any Intellectual Property licenses ancillary to the purchase or use of services, equipment, reagents or other materials incorporated into the Products. The Company shall be permitted to provide an updated Section 4.13(a) of the Company Disclosure Schedule within fifteen (15) Business Days after the date hereof.

(b) The Company and the Company Subsidiaries own, have valid and enforceable licenses for, or otherwise have adequate rights to use, all Intellectual Property and technology that are or would reasonably be expected to be material to their business as currently conducted (including upon the commercialization of products or services described in the Registration Statement, the Company Disclosure Schedule or the Prospectus as under development) or to the development, manufacture, operation and sale of any products and services sold by the Company or any Company Subsidiary, and the consummation of the Transactions will not conflict with, alter or impair any such rights. No Company IP, or, to the Company’s Knowledge, Company Licensed IP, has been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the operation of the business of the Company and the Company Subsidiaries as currently conducted and is sufficient for the conduct of such business as currently conducted, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.

(c) The Company or one of the Company Subsidiaries (i) exclusively owns (beneficially and, with respect to Registered Intellectual Property, as record owner), free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and, (ii) has the right to use, pursuant to a valid and enforceable Contract, all Company Licensed IP. All Company Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company Owned IP is threatened in writing, or, to the Company’s knowledge, pending, and, to the Company’s knowledge, no loss or expiration of exclusively in-licensed Company IP is threatened in writing or pending. To the Company’s knowledge, the Company and the Company Subsidiaries have complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or one of the Company Subsidiaries, and all such agreements are in full force and effect.

(d) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its Trade Secrets and other material Confidential Information, including requiring all Persons having access thereto to execute written non-disclosure agreements. Neither the Company nor any Company Subsidiary has disclosed any Trade Secrets or other Confidential Information to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality of and protect such Confidential Information. To the Company’s knowledge, no Trade Secrets of the Company have been disclosed by the Company in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(e) (i) during the three (3) years prior to the date of this Agreement there have been no claims filed or claims threatened in writing, against the Company or any Company Subsidiary, by any Person (A) contesting the validity, use, ownership, enforceability, scope, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any valid Intellectual Property rights of other Persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other Person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) as currently conducted does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to the Company’s knowledge and except as disclosed to the Parent in writing, no other Person has infringed, misappropriated or violated any of the Company IP, and no such action, suit, proceeding or claim alleging such infringement, misappropriation or violation of Company IP has been filed or threatened in writing by the Company or its Subsidiaries against any other Person; (iv) to the Company’s knowledge, there would be no threatened action, suit, proceeding or claim by others that the Company or one of the Company Subsidiaries would, upon the commercialization of any product or service described in the Registration Statement, the Company Disclosure Schedules or the Prospectus, infringe, misappropriate or otherwise violate, any patent, trademark, tradename, service name, copyright, trade secret or other Intellectual Property or proprietary right of another; and (v) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim.

(f) To the Company’s knowledge, there is no prior art or other information that may render any Patent within the Company Owned IP invalid or unenforceable or that may render any Patent application within such Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office or any foreign equivalent thereto. To the Company’s knowledge, there are no material defects in any of the Company Owned IP. The product candidates described in the Company Disclosure Schedules as under development or commercialization by the Company or any Company Subsidiary fall within the scope of the claims of one or more Patent or pending Patent application owned by, or exclusively licensed to, the Company or any Company Subsidiary.

(g) No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP.

(h) All Persons who have contributed, developed or conceived any Company Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, pursuant to which such Persons assigned or have an obligation to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of or related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property; or, with respect to Intellectual Property rights that cannot be assigned (e.g., “moral rights” in certain jurisdictions), such Person has unconditionally and irrevocably waived the enforcement thereof, and no such Person has excluded works or inventions from such assignment. To the Company’s knowledge, no current or former employee, director or officer of the Company or one of the Company Subsidiaries or any consultant who has contributed, developed or conceived of any Company Owned IP is or has been in violation of any term of any employment or consulting contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment or other engagement with the Company or Company Subsidiary.

(i) No Related Party, nor any current or former partner, director, stockholder, officer or employee of the Company or Company Subsidiaries or of any Related Party will, after giving effect to the transactions contemplated hereby, own, license or retain any rights in any of the Intellectual Property owned, used or held for use (including for defensive purposes) by the Company in the conduct of the business as currently conducted.

(j) Intentionally left blank.

(k) The Company and the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge, in the three (3) years prior to the date of this Agreement, there has not been any failure with respect to any of the Business Systems that are material to the conduct of the Company’s and the Company Subsidiaries’ business that has not been remedied or replaced in all material respects.

(l) The Company and each of the Company Subsidiaries currently and during the three (3) years prior to the date of this Agreement have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company or a Company Subsidiary, respectively, published on a Company website or otherwise made publicly available by the Company or a Company Subsidiary concerning the collection, dissemination, storage, use or other Processing of Personal Information or Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound to adhere, and (iv) all Contracts that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented data security safeguards that are designed to protect the security and integrity of the Business Systems and any Personal Information and that are otherwise consistent with the Data Security Requirements. The Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training on information security issues. To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. For the two (2) years prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has (i) experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or Business Data; or (ii) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements. All processing, storing and transmitting of payment card data by or for the Company and the Company Subsidiaries is compliant with PCI DSS.

(m) The Company or one of the Company Subsidiaries (i) owns the Business Data constituting Company Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of and otherwise Process the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub, or Parent from receiving, using or otherwise Processing Personal Information after the Closing Date, in a similar manner in which the Company and the Company Subsidiaries receive, use and otherwise Process such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

Section 4.14 Taxes.

(a) The Company and each Company Subsidiary: (i) have duly and timely filed all material Tax Returns that they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); and (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes (each, a “Tax Claim”) pending or asserted, proposed or threatened in writing for a Tax period for which the statute of limitations for a Tax assessment remains open, other than any Tax Claims that have since been resolved. The unpaid Taxes of the Company and the Company Subsidiaries as of the Interim Financial Statements Date did not materially exceed the reserves for Taxes (other than any reserves for deferred Taxes established to reflect timing differences between book and taxable income) of the Company and the Company Subsidiaries set forth in the Interim Financial Statements.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes (each, an “Ordinary Commercial Agreement”).

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of any change in method of accounting made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into or created, respectively, prior to the Closing; or (v) prepaid amount received or deferred revenue booked prior to the Closing.

(d) The Company and each Company Subsidiary have withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, have complied in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group of which the Company or a Company Subsidiary was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract.

(g) Neither the Company nor any Company Subsidiary has any request for a material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or private letter ruling from any Governmental Authority.

(h) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of the U.S. federal income Tax Returns filed by the Company for the Tax year ended December 31, 2020, and each of the four prior Tax years prior to such Tax year.

(i) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other Governmental Authority has asserted in writing against the Company or any Company Subsidiary any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(l) There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Company or any Company Subsidiary.

(m) Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither the Company nor any Company Subsidiary has received any written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) Neither the Company nor any Company Subsidiary has received any written claim from a Governmental Authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(p) For U.S. federal income Tax purposes, the Company is, and has been since its formation, classified as a corporation.

(q) The Company has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters. Each of the Company and each Company Subsidiary is not materially violating, and for the five (5) years prior to the date of this Agreement has not materially violated, any applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with, and no Company or Company Subsidiary has Released, any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually or allegedly liable, or to the Company’s knowledge, potentially liable, pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”), and the Company and each Company Subsidiary is, and has since January 1, 2018 been, in compliance in all material respects with such Environmental Permits; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of or, or material liability under, Environmental Laws.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such Contracts as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all Contracts with consideration payable to the Company or any of the Company Subsidiaries of more than $50,000, in the aggregate, over any 12-month period;

(ii) each Contract requiring payment by or to the Company after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to (A) any agreement involving provision of services or products with respect to any pre-clinical development activities of the Company or (B) any alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property rights that will not be owned, in whole or in part, by the Company;

(iii) all Contracts pursuant to which the Company or any Company Subsidiary has engaged any third party to manage the business of the Company or any Company Subsidiary (excluding contracts for employment), to the extent material to the business of the Company or any Company Subsidiary;

(iv) all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party or which otherwise govern the use of any Company Owned IP, other than any Company Permits;

(v) all Contracts evidencing indebtedness for borrowed money in an amount greater than $50,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guaranteeing the debts or other obligations of any Person;

(vi) all Contracts pursuant to which the Company or a Company Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones which would result in a payment in excess of $150,000 or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case that cannot be terminated by the Company without penalty, or without more than sixty (60) days’ notice without material payment or penalty;

(vii) all Contracts establishing any partnership, joint venture, strategic alliance or other collaboration or similar arrangement between the Company or any Company Subsidiary, on the one hand, and any third party, on the other hand (including with respect to the Products);

(viii) any Contract relating to the acquisition or disposition of any business or asset (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Affiliates has or will have obligations with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(ix) all Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time excluding customary confidentiality clauses;

(x) all Contracts that result in any Person or entity holding a power of attorney from the Company or any Company Subsidiary that materially relates to the Company, any Company Subsidiary or materially impacts their respective business;

(xi) all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $50,000 or more in a 12-month period;

(xii) all Contracts involving use of or granting licenses to the Company or any of the Company Subsidiaries with respect to any Company Licensed IP that are material to the business of the Company;

(xiii) all Contracts which involve the license or grant of rights to Company Owned IP by the Company or the Company Subsidiaries, other than (A) collaboration agreements entered into on the form of such agreement made available or (B) and license agreements granted in the ordinary course of business to customers in connection with Products or to suppliers or service providers in the ordinary course of business solely for the purpose of enabling such suppliers or service providers to provide services for the benefit of the Company or the Company Subsidiaries;

 (xiv) all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any Product or geographic area;

(xv) all Contracts for the development of Company Owned IP for the benefit of the Company that are material to the Company, other than employment, consulting and collaboration agreements entered into on the form of such agreement made available , without material modification;

(xvi) all Contracts under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary;

(xvii) all Contracts that provide for the settlement of any material Action that contains any ongoing material obligation on the Company or the Company Subsidiaries; and

(xviii) all Contracts between the Company and any holders of more than 2% of the Company’s Capital Stock (assuming the full conversion or exercise of all Company Securities held by such Person) that relate to such stockholder’s ownership of Company Securities.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of any material default under any such Material Contract. As of the date of this Agreement, the Company has furnished or made available to Parent true and complete copies, in all respects, of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Vote Required. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19 Certain Business Practices.

(a) For the three (3) years prior to the date of this Agreement, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

(b) For the three (3) years prior to the date of this Agreement, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary.

(c) There are no, and for the three (3) years prior to the date of this Agreement, there have not been any, material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Company Subsidiary, or any immediate family of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly as of the date of this Agreement: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services;; or (c) any Contract with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, for the two (2) years prior to the date of this Agreement, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21 Brokers. Except as set forth on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.22 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Parent Parties, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Parent Parties, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Parent Parties, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Except as set forth in Parent’s disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) and in Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), the Parent Parties hereby represent and warrant to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each Parent Party is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Parent Material Adverse Effect.

(b) Pubco is the only Subsidiary of Parent and the Merger Subs are the only Subsidiaries of Pubco. Except for Pubco and the Merger Subs, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other Person.

Section 5.02 Governing Documents. Each of the Parent Parties has heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents, Pubco Organizational Documents, the Parent Merger Sub Organizational Documents and the Company Merger Sub Organizational Documents. The Parent Organizational Documents, Pubco Organizational Documents, the Parent Merger Sub Organizational Documents and the Company Merger Sub Organizational Documents are in full force and effect. No Parent Party is in violation of any of the provisions of its respective organizational documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of Parent Preferred Stock, par value $0.01 per share. As of the date of this Agreement, (A) 4,081,747 shares of Parent Common Stock are issued and outstanding (which includes 1,557,747 shares subject to Redemption Rights), (B) no shares of Parent Preferred Stock are issued and outstanding, (C) no shares of Parent Common Stock are held in the treasury of Parent, (D) 6,900,000 redeemable warrants to purchase Parent Common Stock and 406,000 private placement warrants to purchase Parent Common Stock are issued and outstanding and (E) 406,000 Parent Rights are issued and outstanding. Each Parent Warrant is exercisable for the number of shares of Parent Common Stock stated in each Parent Warrant at an exercise price of $11.50 per share.

(b) All outstanding shares of Parent Common Stock, Parent Warrants and Parent Rights (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and (iv) were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents.

(c) Other than the Parent Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. Parent is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or any of the equity interests or other securities of Parent. Except for Pubco and the Merger Subs, Parent does not own any equity interests in any Person.

(d) Other than Redemption Rights, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Persons.

Section 5.04 Authority Relative to this Agreement. Each Parent Party has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, in each case subject to obtainment of the Parent Stockholder Approval or the approval of Pubco as the sole stockholder of each of the Merger Subs, as applicable. The execution and delivery of this Agreement by each Parent Party and the consummation by each Parent Party of the Transactions have been, and each Ancillary Agreement to which they are a party will be, duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of any Parent Party is necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than (a) with respect to the Mergers, (i) the Parent Stockholder Approval, the approval by Parent, as the sole stockholder of Pubco Merger Sub, and the approval of Pubco as the sole stockholder of each of the Merger Subs, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and the NRS, as applicable, and (b) with respect to the issuance of Pubco Common Stock and the amendment and restatement of the Pubco Certificate of Incorporation pursuant to this Agreement, the Parent Stockholder Approval). This Agreement has been duly and validly executed and delivered by each of the Parent Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Parent Party enforceable against it, in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each Parent Party does not, and the performance of this Agreement by each Parent Party will not, (i) conflict with or violate such Parent Party’s organizational documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to such Parent Party or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Parent Party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Parent Party is a party or by which such Parent Party or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each Parent Party does not, and the performance of this Agreement by each Parent Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and NRS, as applicable, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent any Parent Party from performing its material obligations under this Agreement.

Section 5.06 Compliance. No Parent Party is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to it, by which any property or asset of such Parent Party is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Parent Party is a party or by which such Parent Party or any property or asset of Parent Party is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Parent Material Adverse Effect. Each Parent Party is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted. This Section 5.06 shall not apply to Tax matters.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since September 10, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports (i) complied with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Except as and to the extent set forth in the Parent SEC Reports, Parent has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s business.

(d) Parent is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(f) Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data. Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involves management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent. Since December 31, 2019, there have been no material changes in Parent internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since December 31, 2021, except as expressly contemplated by this Agreement, (a) Parent has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) there has not been any Parent Material Adverse Effect, and (c) Parent has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02(b).

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. This Section 5.09 shall not apply to Tax matters.

Section 5.10 Board Approval; Vote Required.

(a) The Parent Board, by resolutions duly adopted by unanimous vote of the members of the Parent Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which Parent is a party, the Mergers and the other Transactions are fair to, and in the best interests of, Parent and its stockholders, and declared their advisability, (ii) approved (A) this Agreement, the Ancillary Agreements, the Mergers and the other Transactions to which Parent is a party, (B) the payment of the Aggregate Company Merger Consideration to the Participating Securityholders pursuant to this Agreement, (C) the issuance of shares of Pubco Common Stock in connection with the Mergers, (D) the amendment and restatement of (1) the Pubco Certificate of Incorporation substantially in the form attached hereto as Exhibit A and (2) the Pubco Bylaws substantially in the form attached hereto as Exhibit B, and (E) the Pubco LTIP, and (iii) adopted a resolution recommending that the stockholders of Parent vote in favor of all Parent Proposals, including, without limitation, adoption of this Agreement and approval of the Mergers and the other Transactions to which Parent is a party, and directing that this Agreement, the Mergers and the other Transactions to which Parent is a party be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Parent necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

(c) Each of the Pubco Board, the Parent Merger Sub Board and the Company Merger Sub Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which such Parent Party is a party, the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party are fair to and in the best interests of such Parent Party and its sole stockholder, and declared their advisability, (ii) adopted this Agreement and approved the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party, and (iii) recommended that Parent as the sole stockholder of Pubco, and Pubco as the sole stockholder of each of the Merger Subs, as applicable, adopt this Agreement and approve the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party and directed that this Agreement, the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party be submitted for consideration by Parent as the sole stockholder of Pubco or by Pubco as the sole stockholder of each of the Merger Subs, as applicable.

(d) The only vote of the holders of any class or series of capital stock of the Merger Subs that is necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of Pubco as the sole stockholder of the Merger Subs. The only vote of the holders of any class or series of capital stock of Pubco that is necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of Parent as the sole stockholder of Pubco.

Section 5.11 No Prior Operations of Pubco and the Merger Subs. Each of Pubco, Parent Merger Sub and Company Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Party.

Section 5.13 Parent Trust Fund. As of the date of this Agreement, Parent has no less than $17,400,833 held in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in cash and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 14, 2021, as amended March 8, 2024, between Parent and the Trustee (the “Trust Agreement”). Except in connection with the Extension Proposal, the Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the knowledge of Parent, the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Parent, that would entitle any Person (other than stockholders of Parent who shall have elected to exercise their Redemption Rights pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Effective Time.

Section 5.14 Employees. Other than any officers of Parent as described in the Parent SEC Reports, Parent has never employed any employees. Other than consultants and advisors retained in the ordinary course of business (including in connection with the Transactions) or as described in the Parent SEC Reports, Parent has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, officer or director. Parent has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment becoming due to any director, officer or employee of Parent, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Parent is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any Person.

Section 5.15 Taxes.

(a) Parent (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Parent is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which assessment or deficiency has not yet been resolved; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Parent is not party to, bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) To the knowledge of Parent, as of the date hereof, Parent is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d) Parent has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) Parent has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) Parent does not have any material liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Parent does not have any request for a material ruling in respect of Taxes pending between Parent, on the one hand, and any Tax authority, on the other hand.

(h) Parent has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by Parent for the 2021 and 2022 tax year.

(i) Parent has not since incorporation distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Parent has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no Tax liens upon any assets of Parent except for Permitted Liens.

(l) Parent (A) is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(2) or (B) has not received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. Parent has not made an election under Section 965(h) of the Code.

(m) Parent has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(n) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 5.15 shall constitute the only representations and warranties by the Parent with respect to Taxes.

Section 5.16 Registration and Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BNIX”. The issued and outstanding Parent Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BNIXR”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BNIXW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the shares of Parent Common Stock, Parent Warrants or Parent Rights or terminate the listing of Parent on the Nasdaq Capital Market. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the shares of Parent Common Stock, the Parent Warrants or the Parent Rights under the Exchange Act.

Section 5.17 Prior Business Operations. Parent has limited its activities in all material respects to those activities (a) contemplated in the prospectus of Parent, dated as of September 10, 2021, or (b) otherwise necessary to consummate the Transactions.

Section 5.18 Parent Material Contracts. The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent is party (the “Parent Material Contracts”). Each Parent Material Contract is in full force and effect and, to the knowledge of Parent, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exception), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all Parent Material Contracts have been made available to the Company.

Section 5.19 Proxy Statement and Registration Statement. None of the information relating to Parent or Pubco supplied by such Parent Party in writing for inclusion in the Proxy Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Parent Stockholders’ Meeting, or at the Parent Merger Effective Time or Company Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that neither Parent nor Pubco makes any representation with respect to any forward-looking statements supplied by or on behalf of such Parent Party for inclusion in, or relating to information to be included in the Proxy Statement or Registration Statement.

Section 5.20 Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

Section 5.21 Transactions with Affiliates. Section 5.21 of the Parent Disclosure Schedule sets forth all Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager director or indirect equityholder (including the Sponsor) or Affiliate of either Parent or the Sponsor, on the other hand (each Person identified in this part (b), a “Parent Related Party”). Except as set forth in Section 5.21 of the Parent Disclosure Schedule, no Parent Related Party (i) owns any interest in any material asset used in the business of Parent, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent, or (iii) owes any material amount to, or is owed any material amount by, Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.21 are referred to herein as “Parent Related Party Transactions.”

Section 5.22 Legacy Parent Transaction Expenses. The Legacy Parent Transaction Expenses set forth on Section 1.01 of the Parent Disclosure Schedule include in all material respects all costs, fees and expenses incurred by the Parent Parties in connection with (a) any proposed Business Combination of Parent other than the Transactions, including any fees and expenses of legal counsel to the Parent Parties and of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the Parent Parties in connection with any such transactions, (b) the preparation and filing with the SEC of any proxy statement prior to the date hereof for the purpose of amending the Parent Organizational Documents and the Trust Agreement to extend the time period for Parent to consummate a Business Combination, including the value of any additional securities or economic inducements offered to stockholders of Parent in connection therewith and the costs, fees and expenses of any legal counsel or any other service providers engaged in connection therewith, (c) any amounts due to the underwriters of Parent’s IPO in connection with any proposed Business Combination of Parent other than the Transactions and which are not duplicative with such amounts due in connection with the Transactions, or (d) entering into any agreements with any stockholders of Parent to incentivize them to either unwind or facilitate the unwinding of their respective exercise of applicable Redemption Rights in connection with any proposed Business Combination of Parent other than the Transactions or any proxy statement prior to the date hereof for the purpose of amending the Parent Organizational Documents and the Trust Agreement to extend the time period for Parent to consummate a Business Combination.

Section 5.23 The Parent Parties’ Investigation and Reliance. Each Parent Party is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by the Parent Parties, together with expert advisors, including legal counsel, that they have engaged for such purpose. The Parent Parties and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. No Parent Party is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or the Company Officer’s Certificate. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to any Parent Party or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Parent Parties, or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE COMPANY MERGER

Section 6.01 Conduct of Business by the Company Pending the Company Merger.

(a) The Company agrees that, between the Effective Date and the Closing or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall use its reasonable best efforts to, and shall cause each Company Subsidiary to use its reasonable best efforts to, conduct its business in the ordinary course of business; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and Key Employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, provided that none of (1) the consummation of one or more private placement transactions by the Company of any equity securities (or securities convertible into or exercisable for equity securities) of the Company prior to the Company Merger Effective Time which raise no more than $[20,000,000] in the aggregate, and (2) the consummation of any initial sale of any shares of capital stock of the Company in an underwritten public offering registered under the Securities Act or any direct listing of any shares of capital stock of the Company on a securities exchange or securities market (collectively, the “Permitted Financings”), or the issuance of any Permitted Financing Securities in connection therewith, shall require the consent of Parent,; or (B) any material assets of the Company or any Company Subsidiary, other than sales of assets in the ordinary course of business;

(iii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiaries (other than the Company Merger or in connection with any Permitted Financing), acquire any equity interest or other interest in any other entity other than a Company Subsidiary or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, excluding any dividend payable in the form of shares of Capital Stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, other than a Company Subsidiary; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets, in excess of $100,000 in the aggregate, other than in connection with a Permitted Financing;

(vii) (A) except as provided for through the Employment Agreements, grant any increase in the compensation or incentives payable or to become payable to any current or former director, officer, employee (including any Key Employee) or service provider of the Company or any Company Subsidiary that has a base salary or compensation in excess of $50,000 (each, a “Company Service Provider”), (B) except through or in connection with the Employment Agreements, enter into any new, or terminate or amend any existing, employment, retention, bonus, change in control, or termination agreement with any Company Service Provider, (C) except as provided for through the Employment Agreements, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any Company Service Provider, or (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees; provided, however, that notwithstanding anything herein to the contrary, the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required under the terms of any Plan in existence as of the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or, for employees (other than Key Employees), in the ordinary course of business consistent with past practice, (2) change the title of its employees (other than Key Employees) in the ordinary course of business, and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of this Agreement;

(viii) other than as required by Law or pursuant to the terms of a Plan entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or as provided for through the Employment Agreements, grant any severance or termination pay to (A) any Key Employee or any director or officer of the Company or of any Company Subsidiary, or (B) other than in the ordinary course of business consistent with past practice, any other current employee of the Company or of any Company Subsidiary;

(ix) adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice (provided that such renewals do not materially increase the cost to the Company or any Company Subsidiary of providing such benefits);

(x) waive the restrictive covenant obligations of any employee of the Company or any Company Subsidiary;

(xi) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

(xii) make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, execute any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or enter into any Tax sharing or similar agreement in respect of material Taxes (other than an Ordinary Commercial Agreement);

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiv) (A) exclusively license, sell, transfer, assign or otherwise dispose of, divest or spin-off, any material Company IP or other material Intellectual Property used or held for use in the business of the Company and the Company Subsidiaries, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in, any material Company IP, or (C) disclose or otherwise make available to any Person who is not subject to a written agreement to maintain the confidentiality of such trade secrets any material Trade Secret included in the Company IP;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $1,000,000 in the aggregate; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. During the Interim Period, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

Section 6.02 Conduct of Business by the Parent Parties Pending the Mergers.

(a) Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements to consummate any Additional Financings in accordance with the terms of Section 7.19(b)), and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Parent agrees that during the Interim Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Parent Parties shall be conducted in the ordinary course of business and in a manner consistent with past practice.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements to consummate any Additional Financings in accordance with the terms of Section 7.19(b)) or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Parent Party shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change such Parent Party’s organizational documents or form any Subsidiary of Parent other than Pubco and the Merger Subs;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock, Parent Rights or Parent Warrants except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of any Parent Party, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Parent Party;

(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, execute any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or enter into any Tax sharing or similar agreement in respect of material Taxes (other than an Ordinary Commercial Agreement);

(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of any Parent Party;

(x) amend, waive, modify or consent to the termination of the Trust Agreement or any other agreement related to the Trust Account;

(xi) (A) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which a Parent Party is party (including engagement letters with financial advisors) in a manner that would materially and adversely affect Parent or any of its Subsidiaries after the Closing or would impose material liabilities on any Parent or any of its Subsidiaries after the Closing, or (B) enter into any Contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, other than any services providers engaged by Parent prior to the Closing for printing, mailing and solicitation services with respect to the Proxy Statement or the Registration Statement; or

(xii) enter into, renew, modify or revise any Parent Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Parent Related Party Transaction); or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Claims Against Trust Account. Reference is made to the final prospectus of Parent, dated as of September 10, 2021 and filed with the SEC (Registration Nos. 333-253324 and 333-259428) on September 13, 2021 (the “Prospectus”). The Company hereby represents and warrants that it understands that Parent has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders (including overallotment shares acquired by Parent’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Parent may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Parent Common Stock in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if Parent fails to consummate a Business Combination within 36 months after the closing of the IPO, subject to extension by amendment to Parent’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts as necessary to pay any Taxes and up to $100,000 in dissolution expenses, or (d) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any Person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event (a) the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of Parent, whether in the form of money damages or injunctive relief, and (b) Parent and its Representatives, as applicable, prevails in such action or proceeding, Parent or its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As soon as reasonably practicable following the date of this Agreement, (i) Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall prepare and Pubco shall file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent, in which Parent shall solicit proxies from Parent’s stockholders to vote at the special meeting of Parent’s stockholders called for the purpose of voting on the following matters (the “Parent Stockholders’ Meeting”) in favor of (A) the adoption of this Agreement and approval of the Mergers, (B) the issuance of shares of Pubco Common Stock as contemplated by this Agreement, (C) the approval and adoption of the Amended and Restated Certificate of Incorporation of Pubco to read as set forth on Exhibit A attached hereto, (D) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to Parent and the Company that provides for grant of awards to employees and other service providers of the Company Surviving Subsidiary and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on Pubco Common Stock with a total pool of awards of Pubco Common Stock not exceeding, together with the number of shares of Parent Common Stock that would be issuable immediately after the Company Merger Effective Time and the Parent Merger Effective Time upon the vesting of all Converted Options, 20% of the number of shares of Pubco Common Stock outstanding as of immediately following the Closing (the “Pubco LTIP”), which Pubco LTIP shall have an annual “evergreen” increase of not more than 3% of the shares of Pubco Common Stock outstanding as of the day prior to such increase, and (E) any approval of other proposals the parties deem necessary to effectuate the Mergers and the other Transactions (collectively, the “Parent Proposals”), and (ii) Parent shall prepare and Pubco shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), which Registration Statement shall include the Proxy Statement in connection with the registration under the Securities Act of the shares of Pubco Common Stock and the Pubco Assumed Parent Warrants to be issued to Participating Securityholders and/or holders of Parent securities, as applicable, pursuant to this Agreement.

(b) Pubco and Parent shall (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, Parent shall mail (or cause to be mailed) the Proxy Statement to its stockholders. Each of Parent, Pubco and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(c) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Pubco or Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Parent and Pubco, on the one hand, and the Company, on the other hand, each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock or the Pubco Assumed Parent Warrants to be issued or issuable to Participating Securityholders and/or holders of Parent securities, as applicable, in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Pubco, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(d) Each of Parent and Pubco represents that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders’ Meeting, (iv) the Company Merger Effective Time, and (v) the Parent Merger Effective Time. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to any of the Parent Parties, or their respective officers or directors, should be discovered by Parent or Pubco which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that each of Parent and Pubco is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders’ Meeting, (iv) the Parent Merger Effective Time, and (iv) the Company Merger Effective Time. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent.

(f) As promptly as practicable after the initial filing of the Registration Statement, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall prepare an information statement relating to the action to be taken by the stockholders of the Company pursuant to the Written Consent. As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement and the prospectus contained in the Registration Statement to its stockholders.

Section 7.02 Parent Stockholders’ Meeting; Pubco and Merger Subs Stockholder’s Approval.

(a) Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of Parent) for the purpose of voting solely upon the Parent Proposals; provided that, with the prior consultation of the Company, Parent may postpone or adjourn the Parent Stockholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the Parent Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals or otherwise take actions consistent with Parent’s obligations pursuant to Section 7.10 of this Agreement. Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the Parent Proposals. The Parent Board shall recommend to its stockholders that they approve the Parent Proposals (the “Parent Board Recommendation”) and shall include such recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify the Parent Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify the Parent Board Recommendation or (iii) fail to include the Parent Board Recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement (and in any event within twenty-four (24) hours herefrom), (i) Parent shall adopt this Agreement and approve the Mergers and the other Transactions in its capacity as the sole stockholder of Pubco, and (ii) Pubco shall adopt this Agreement and approve the Mergers and the other Transactions in its capacity as the sole stockholders of each of the Merger Subs.

Section 7.03 Requisite Approval. Upon the terms set forth in this Agreement, (a) the Company shall (i) obtain the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of Capital Stock constituting the Requisite Approval in favor of the adoption of this Agreement and the approval of the Company Merger and the other Transactions, including the Company Preferred Conversion (the “Written Consent”), as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective, and (b) the Company Board shall recommend to its stockholders that they adopt this Agreement and approve the Company Merger and the other Transactions to which the Company is a party (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Consent Solicitation Statement.

Section 7.04 Access to Information; Confidentiality.

(a) During the Interim Period, the Company and Parent shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.12(c). Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section shall be kept confidential in accordance with the Nondisclosure Agreement, dated as of August 21, 2024 (the “Non-Disclosure Agreement”), between Parent and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party hereto (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as reasonably necessary such treatment and structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

Section 7.05 Non-Solicitation.

(a) During the Interim Period, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do, or do, any of the foregoing. The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its Subsidiaries and its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within five (5) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (and with whom the Company has had contact in the twelve (12) months prior to the date of this Agreement regarding an Acquisition Proposal) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof in accordance with the terms of the confidentiality agreement executed with such Person and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than two (2) Business Days after such party becomes aware of such inquiry or proposal) notify such Person in writing of the terms of this Section 7.05. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.05 by any of the Company Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 7.05 by the Company.

(b) For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than the Parent Parties, or their respective Affiliates) relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition or purchase of a business that constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition of fifty percent (50%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (iii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of fifty percent (50%) or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifty percent (50%) or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (iv) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of fifty percent (50%) or more of the total voting power of the equity securities of the Company; provided that, for the avoidance of doubt, no Permitted Financing shall constitute an Acquisition Proposal.

Section 7.06 Exclusivity. During the Interim Period, Parent shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Business Combination other than the Transactions (a “Business Combination Proposal”), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Business Combination Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Business Combination Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. Parent also agrees that, immediately following the execution of this Agreement, it and the Sponsor shall, and shall cause each of their respective Subsidiaries and its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Business Combination Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination Proposal. Parent also agrees that within five (5) Business Days of the execution of this Agreement,

Parent shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of a Business Combination Proposal (and with whom Parent has had contact in the twelve (12) months prior to the date of this Agreement regarding a Business Combination Proposal) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof in accordance with the terms of the confidentiality agreement executed with such Person and terminate access to any physical or electronic data room maintained by or on behalf of Parent or any of its Subsidiaries. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than two (2) Business Days after such party becomes aware of such inquiry or proposal) notify such Person in writing of the terms of this Section 7.06. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.06 by any of Parent’s Subsidiaries, or any of Parent’s or its Subsidiaries’ respective Representatives acting on Parent’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 7.06 by Parent.

Section 7.07 Employee Benefits Matters.

(a) Pubco shall, or shall cause the Company Surviving Subsidiary and each of its Subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by the Company Surviving Subsidiary or any of its Subsidiaries (excluding any retiree health plans or programs or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Company Merger Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the Company Surviving Subsidiary or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Company Surviving Subsidiary will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs. The Company shall provide Pubco or its designee with all information reasonably requested and necessary to allow Pubco or its designee to comply with such obligations.

(b) The Company shall cause all notices to be timely provided to each optionee under the Company Equity Incentive Plan as required by the Company Equity Incentive Plan in connection with the Transactions.

(c) The provisions of this Section 7.07 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan or other employee benefit arrangement or shall require any of the Company, Pubco, Parent, the Parent Surviving Subsidiary, the Company Surviving Subsidiary or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.08 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation of the Company Surviving Subsidiary and Pubco shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Charter and its bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Company Merger Effective Time, Pubco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Company Merger Effective Time whether asserted or claimed prior to, at or after the Company Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and the Company Charter in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Pubco further agrees that with respect to the provisions of the bylaws and certificate of incorporation or limited liability company agreement, as applicable, of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b)

(b) On the Closing Date, to the extent not already entered into, Pubco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Pubco, which indemnification agreements shall continue to be effective following the Closing.

Section 7.09 Notification of Certain Matters. The Company shall give prompt notice in writing to Parent, and Parent shall give prompt notice in writing to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to make all filings with, respond to questions from, obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. If at any time after the Parent Merger Effective Time or Company Merger Effective Time further action is necessary or desirable to the parties to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. During the Interim Period, no party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, during the Interim Period, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby during the Interim Period. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) During the Interim Period, if Parent determines in accordance with the terms of Section 7.19(b) that consummating any Additional Financings at or prior to the Closing is necessary or desirable, each of Parent and Pubco shall use its reasonable best efforts to consummate the Additional Financings in accordance with the Subscription Agreements, and the Company shall reasonably cooperate with Parent and Pubco in such efforts. Each of Parent and Pubco shall, upon the Company’s reasonable request, use its reasonable best efforts, subject to the terms and conditions of the applicable Subscription Agreement, to specifically enforce the obligations of the applicable Additional Financing Investor to fund the subscription amounts set forth in any Subscription Agreement executed by such Additional Financing Investor or to which the Company is an express third-party beneficiary. Neither Parent nor Pubco shall, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), increase, decrease or otherwise modify the Additional Financings in any material respect (including by entry into any additional subscription agreements with respect to any Additional Financing) or the subscription amount under any Subscription Agreement or reduce or impair the rights of Parent or Pubco under any Subscription Agreement in any material respect, permit or consent to any material amendment, supplement or modification to any Subscription Agreement (including (i) the price, terms, timing and conditions of the funding of the Additional Financings, (ii) the identity of any Additional Financing Investor (other than assignments to permitted assignees), the representations of the Additional Financing Investors and/or of Parent or Pubco, (iii) the covenants of the Additional Financing Investors that apply prior to the consummation of the Additional Financing or the termination of the Subscription Agreements, (iv) the registration rights of the Additional Financing Investor, (v) the indemnification obligations of Parent or Pubco hereunder or pursuant to the Subscription Agreements or any Ancillary Agreement, (vi) the termination provisions of the Subscription Agreements, (vii) any covenants, obligations or liabilities set forth in the Subscription Agreements that survive the consummation of the Additional Financing and (viii) any amendments, side letters or other Contracts related to the foregoing matters), any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the Subscription Agreements, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Pubco Common Stock contemplated thereby.

(e) Without limiting the generality of the foregoing, Parent shall give the Company reasonably prompt written notice and no later than three (3) Business Days: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent or Pubco, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement, (iii) of any amendment to any Subscription Agreement entered into by Parent or Pubco that Parent or Pubco was permitted to make without the prior written consent of the Company in accordance with Section 7.10(d) or (iv) if any portion of the Additional Financing pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement, Parent shall promptly confer with the Company regarding timing of the expected Closing and deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the Additional Financing Investors to fund their respective obligations as far in advance of the Closing as permitted by the Subscription Agreements and consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

(f) During the Interim Period, each of Parent and Pubco will provide such information and such other assistance as is reasonably requested by the Company in connection with the Permitted Financings.

(g) During the Interim Period, Parent shall use reasonable best efforts to cause holders of Parent Common Stock not to exercise or otherwise waive their Redemption Rights, including by entry into binding non-redemption agreements. Parent shall not enter into any Contracts between Parent or any of its Affiliates and any holder of Parent Common Stock or any of its Affiliates relating to any such waiver of Redemption Rights without the prior written consent of the Company; provided that the Sponsor shall be expressly permitted to transfer, assign or convey shares of Parent Common Stock beneficially owned by the Sponsor in connection with such Contracts to secure waivers of the Redemption Rights; provided, further, that any shares of Parent Common Stock transferred, assigned or conveyed in connection with securing such waivers of Redemption Rights shall remain obligated under the terms of the A&R Sponsor Support Agreement.

Section 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of Parent and Pubco, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Parent or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.

Section 7.12 Tax Matters.

(a) None of the parties hereto shall (and each shall cause its Affiliates not to) take or cause to be taken (or fail to take or cause to be taken) any action, which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(b) For U.S. federal and applicable state income Tax purposes, the parties hereto intend that (i) taken together, the Mergers and any Additional Financings shall together qualify as a transaction described in Section 351(a) of the Code, (ii) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (iii) that this Agreement be, and hereby is adopted as, a “plan of reorganization” (within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3) to which each of Pubco, Company Merger Sub, and the Company are parties under Section 368(b) of the Code. The parties hereto shall prepare and file all Tax Returns and otherwise report the Mergers consistent with the Intended Tax Treatment (including attaching a statement described in Treasury Regulations Sections 1.368-3(a) and 1.368-3(b) to applicable Tax Returns), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each party hereto shall promptly notify the other party in writing of any challenge to the Intended Tax Treatment by any Governmental Authority. The parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Sections 1.351-3, 1.368-3(a) and 1.368-3(b), as applicable.

(c) Each party hereto shall promptly notify the other party in writing if, before the Closing, such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment). In the event either (i) Parent or the Company seeks a Tax opinion from its respective Tax advisor regarding the Intended Tax Treatment or (ii) the SEC requests or requires such Tax opinion, each party hereto shall use reasonable efforts to execute and deliver customary Tax representation letters as the applicable Tax advisor may reasonably request in form and substance reasonably satisfactory to such Tax advisor. In the event the SEC requests or requires a Tax opinion with respect to the Mergers, Parent shall use reasonable best efforts to cause ArentFox Schiff LLP to deliver such Tax opinion, subject to customary assumptions and limitations, to Parent, and the Company shall use reasonable best efforts to cause a nationally recognized accounting firm to deliver such Tax opinion, subject to customary assumptions and limitations, to the Company.

Section 7.13 Stock Exchange Listing. Pubco will cause the shares of Pubco Common Stock and the Pubco Assumed Parent Warrants issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at the Closing. During the period from the date hereof until the Closing, Parent shall keep the Parent Common Stock, Parent Rights and Parent Warrants listed for trading on the Nasdaq Capital Market.

Section 7.14 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Parent each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) During the Interim Period, Parent and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, keep such party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.14(b) may be limited to outside counsel and may be redacted (x) to remove references to the valuation of the Company, and (y) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.15 Trust Account. As of the Parent Merger Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Mergers or otherwise, and, except to the extent they elect to redeem their shares of Parent Common Stock in connection with the Mergers pursuant to the Parent Organizational Documents, no stockholder of Parent shall be entitled to receive any amount from the Trust Account; provided that the foregoing shall not modify or restrict the obligations of Parent to consummate the redemption of any shares of Parent Common Stock pursuant to a valid exercise of Redemption Rights prior to the Parent Merger Effective Time in accordance with the Parent Organizational Documents. At least forty-eight (48) hours prior to the Parent Merger Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Parent Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (other than funds required to be paid from the Trust Account to stockholders of the Parent that elected to redeem their shares of Parent Common Stock in connection with the Mergers pursuant to the Parent Organizational Documents pursuant to the Trust Agreement) (to be held as available cash on the balance sheet of Parent, and to be used to pay (a) as and when due all amounts payable to the stockholders of Parent holding shares of Parent Common Stock in the event they elect to redeem their Parent Common Stock pursuant to the Parent Organizational Documents, (b) any Outstanding Transaction Expenses payable by Parent on the Closing Date pursuant to Section 3.06 or (c) for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.16 Directors. Parent and Pubco shall take all necessary action to cause the Pubco Board as of and immediately after the Company Merger Effective Time to be comprised of the individuals designated by Parent and the Company pursuant to Section 2.05(b).

Section 7.17 Equity Incentive Plan. Prior to the Closing and effective as of the Closing, Parent shall, and shall cause Pubco to, adopt the Pubco LTIP.

Section 7.18 Intentionally left blank.

Section 7.19.

Section 7.20 [Intentionally Omitted.]

Section 7.21 Assignment of Legacy Parent Transaction Expenses. Prior to the close of business on the Business Day immediately preceding the Closing Date, Parent shall (a) obtain the consent, in form and substance reasonably acceptable to the Company, of each payee of Legacy Transaction Expenses set forth on Section 1.01 of the Parent Disclosure Schedule, and each payee of any other transaction expenses reasonably determined by Parent and the Company to have been omitted from Section 1.01 of the Parent Disclosure Schedule but which would otherwise constitute Legacy Parent Transaction Expenses, to the assignment of such Legacy Parent Transaction Expenses to the Sponsor, and that such payee will not seek any recourse from Pubco or any of its Subsidiaries (including, following the Company Merger Effective Time, the Company) with respect to such Legacy Parent Transaction Expenses, and (b) assign to the Sponsor all of the Legacy Parent Transaction Expenses set forth on Section 1.01 of the Parent Disclosure Schedule and any other transaction expenses reasonably determined by Parent and the Company to have been omitted from Section 1.01 of the Parent Disclosure Schedule but which would otherwise constitute Legacy Parent Transaction Expenses.

ARTICLE VIII
CONDITIONS TO THE MERGERS

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company and the Parent Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Stockholders’ Approval. The Required Parent Stockholder Approval shall have been obtained in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Intentionally left blank.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Parent Organizational Documents.

Section 8.02 Conditions to the Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08 (Absence of Certain Changes or Events) and Section 4.21 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.03 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions constituting Permitted Financings and any other actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) all other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date) does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(f).

(d) Liabilities at Closing. The Company shall not have any delinquent payables (not including any (i) accrued but unpaid compensation amounts, (ii) unpaid payables which remain unpaid for 60 days or less after the due date for such payable, (iii) unpaid payables which remain unpaid for more than 60 days in an amount up to $1,000,000 relating to equipment, raw materials and other payables or (iv) Outstanding Company Transaction Expenses), the Company’s funded debt including Permitted Financing debt shall not exceed $5,000,000 (provided that all Permitted Financings were debt financing).

(e) Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect that is continuing on the Closing Date.

(f) Intentionally left blank.

(g) FIRPTA Tax Certificates. The Company shall deliver to Parent in a form reasonably acceptable to Parent, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; provided, however, that if the Company fails to deliver such certificate and notice, this condition shall nevertheless be deemed satisfied and the Parent Parties, as applicable, shall be entitled to withhold from the Aggregate Company Merger Consideration as required by Section 1445 of the Code.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Company Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties contained in (i) Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08 (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the date hereof, as of the Effective Date (with respect to representations and warranties of Pubco and Parent Merger Sub), and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.03 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) other representations and warranties of the Parent Parties contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof, as of the Effective Date (with respect to representations and warranties of Pubco and Parent Merger Sub), and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date) does not result in a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of the Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. Since the date hereof, there shall not have occurred any Parent Material Adverse Effect that is continuing on the Closing Date.

(e) Stock Exchange Listing. The shares of Pubco Common Stock shall be listed on the Nasdaq Capital Market as of the Closing Date.

(f) Intentionally Left Blank.

(g) Pubco Board. All directors and officers of Pubco that have not been designated to serve as directors and officers of Pubco as of and immediately following the Company Merger Effective Time pursuant to Section 2.05(b) shall have resigned or been removed by Pubco prior to the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by written notice from either Parent or the Company to the other on or after March 31, 2025 (such date, as may be so extended by mutual agreement of the parties);

(c) by written notice from either Parent or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by written notice from either Parent or the Company to the other if the Parent Stockholders’ Meeting has been held (including any adjournment or postponement thereof permitted by Section 7.02(a)), has concluded, the Parent stockholders have duly voted and the Required Parent Stockholder Approval has not been obtained;

(e) by the Company if Parent shall have failed to deliver the consent of Parent, as the sole stockholder of Pubco, and the consents of Pubco, as the sole stockholder of each of the Merger Subs, to the adoption of this Agreement and the approval of the Transactions within twenty-four (24) hours after the execution of this Agreement;

(f) by written notice from Parent to the Company if the Stockholder Support Agreements have not been delivered by a number of Company stockholders sufficient to deliver the Company Stockholder Approval within thirty (30) days of the execution and delivery of this Agreement; provided, however, that if the Stockholder Support Agreements signed by such number of holders have been delivered, Parent may not terminate this Agreement pursuant to this Section 9.01(f);

(g) by written notice from Parent to the Company if the Company shall have failed to obtain the Company Stockholder Approval within five (5) Business Days after the Registration Statement becomes effective; provided, however, that if the Written Consent evidencing the Requisite Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.01(g);

(h) by written notice from Parent to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and the Parent Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(h) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company; or

(i) by written notice from the Company to Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Parent Parties set forth in this Agreement, or if any representation or warranty of a Parent Party shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Parent Breach is curable by the Parent Parties, the Company may not terminate this Agreement under this Section 9.01(i) for so long as the Parent Parties continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent.

Section 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach by such party occurring prior to such termination subject to Section 6.03. The provisions of Section 6.03, Section 7.04(b) and Article X (collectively, the “Surviving Provisions”) and the Non-Disclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. The parties hereto agree that, without further action by any party hereto, no party hereto will have, and each party hereto waives (and will not bring), any claim or Action arising out of or related to the Original Agreement or any rights, liabilities, responsibilities or obligations thereunder (whether for any intentional and willful breach of the Original Agreement or otherwise), and that any claims with respect to this Agreement or the Original Agreement shall only be made (x) in respect of, and in accordance with, this Agreement, and (y) with respect to breaches that occur following the execution of this Agreement.

(b) If this Agreement is validly terminated by Parent (i) pursuant to and in accordance with Section 9.01(g) or Section 9.01(h) (provided that such breach by the Company is a Willful Breach), the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the actual documented expenses incurred by Parent in connection with the preparation, negotiation and execution of this Agreement, the Mergers and other Transactions (provided that Parent shall provide in good faith the amount of such expenses no later than one (1) Business Day following such termination), which such amount shall constitute liquidated damages under this Agreement and which amount shall not exceed $100,000 (the “Expense Reimbursement”).

(c) The Parent Parties agree that in the event this Agreement is terminated by Parent pursuant to Section 9.01(g) or Section 9.01(h) and the Expense Reimbursement is paid to Parent pursuant to Section 9.02(b), (i) the payment of such Expense Reimbursement shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Parties and their respective equity holders and Affiliates against the Company or any of its directors, officers and other Affiliates for, and (ii) in no event will the Parent Parties or any of their respective equity holders or Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Expense Reimbursement in accordance with Section 9.02(b), neither the Company nor any of its directors, officers or other Affiliates shall have any further liability or obligation to the Parent Parties or any of their equity holders or Affiliates relating to or arising out of this Agreement or the Transactions.

Section 9.03 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.04 Waiver. At any time prior to the Closing, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of any Parent Party, (ii) waive any inaccuracy in the representations and warranties of any Parent Party contained herein or in any document delivered by any Parent Party pursuant hereto and (iii) waive compliance with any agreement of any Parent Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to the Parent Parties:

Bannix Acquisition Corp.

300 Delaware Avenue, Suite 210 #301 Wilmington DE 19801

1063 North Spaulding

West Hollywood, CA 90046

Attention: Doug Davis, CEO

Email: doug.davis@bannixacquisition.com

with a copy to:

if to the Company:

VisionWave Technologies, Inc – Operating Office
1061 ½ N Spaulding West Hollywood, CA 90046
Attn: Stanley Hills, LLC
E-mail: 1061office@gmail.com

Section 10.02 Nonsurvivable of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement or as set forth in Section 7.04(b). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11 No Recourse. Except in the case of Fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Mergers to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of Fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Pubco, Parent Merger Sub, Company Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BANNIX ACQUISITION CORP.

By:
Name: Doug Davis
Title: CEO

VISIONWAVE HOLDINGS, INC.

By:
Name: Doug Davis
Title: CEO

BNIX MERGER SUB, INC.

By:
Name: Doug Davis
Title: CEO

BNIX VW MERGER SUB, INC.

By:
Name: Doug Davis
Title: CEO

VISIONWAVE TECHNOLOGIES, INC.

By:
Name: Yossi Attia
Title: COO

[Signature Page to Merger Agreement and Plan of Reorganization]

Annex B

VISIONWAVE HOLDINGS, INC.

2024 OMNIBUS EQUITY INCENTIVE PLAN

VISIONWAVE HOLDINGS, INC.
2024 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE I
PURPOSE

The purpose of this VisionWave Holdings, Inc. 2024 Omnibus Equity Incentive Plan (the “Plan”) is to benefit VisionWave Holdings, Inc., a Delaware corporation (the “Company”) and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.

ARTICLE II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

2.1   “Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code or other entity in which the Company has a controlling interest in such entity or another entity which is part of a chain of entities in which the Company or each entity has a controlling interest in another entity in the unbroken chain of entities ending with the applicable entity.

2.2   “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.

2.3   “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.

2.4   “Board” shall mean the Board of Directors of the Company.

2.5   “Base Value” shall have the meaning given to such term in Section 14.2.

2.6   “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

2.7   “Change of Control” shall mean: (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a)   Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)   The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

(c)   The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d)   The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or

(e)   Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).

2.8   “Code” shall mean the United States of America Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

2.9   “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.

2.10 “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.

2.11 “Consultant” shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

2.12 “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

2.13 “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.

2.14 “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

2.15 “Effective Date” shall mean [ ], 2024.

2.16 “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.17 “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” shall mean, as of any specified date, the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date) on the NASDAQ Stock Market LLC (“NASDAQ”), as reported by NASDAQ, or such other domestic or foreign national securities exchange on which the Shares may be listed. If the Shares are not listed on NASDAQ American or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Shares shall be the mean of the highest bid and lowest asked prices per Share for such date. If the Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Shares shall be determined by the Board in good faith by any fair and reasonable means consistent with the requirements of applicable law.

2.19 “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

2.20 “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.

2.21 “Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

2.22 “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

2.23 “Non-qualified Stock Option” shall mean an Option which is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.24 “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

2.25 “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

2.26 “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

2.27 “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.

2.28 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Performance Stock Award or a Performance Unit Award.

2.29 “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are issued to the Holder.

2.30 “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.

2.31 “Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

2.32 “Performance Unit Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.33 “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

2.34 “Plan” shall mean this VisionWave Holdings, Inc. 2024 Omnibus Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

2.35 “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.

2.36 “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.37 “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.38 “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.39 “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.

2.40 “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.41 “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

2.42 “Shares” or “Stock” shall mean the Class A Common Stock of the Company, par value $0.01 per share.

2.43 “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

2.44 “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

2.45 “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.

2.46 “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

2.47 “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

2.48 “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.

2.49 “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.

2.50 “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.

2.51 “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

ARTICLE III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.

ARTICLE IV
ADMINISTRATION

4.1   Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or more Directors who are each (i) “non-employee directors” within the meaning of Rule 16b-3 and (ii) “independent” for purposes of any applicable listing requirements;. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

4.2   Powers. Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.

4.3   Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

4.4   Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

ARTICLE V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

5.1   Authorized Shares and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of Shares that may be issued under the Plan shall not exceed [ ] hundred thousand ([ ],000) Shares. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares that may be subject to Awards of Options under Article VII and/or Stock Appreciation Rights under Article XIV, in either or both cases granted to any one person during any calendar year, shall be [ ] hundred thousand ([      ],000) Shares (subject to adjustment in the same manner as provided in Article XV with respect to Shares subject to Awards then outstanding).

5.2   Types of Shares. The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

ARTICLE VI
ELIGIBILITY AND TERMINATION OF SERVICE

6.1   Eligibility. Awards made under the Plan may be granted solely to individuals or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.

6.2   Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:

(a)   The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:

(i)    If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;

(ii)   If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or

(iii)  If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.

(b)   In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs. Notwithstanding the immediately preceding sentence, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such Termination of Service that all or a portion of any such Holder’s Restricted Stock and/or RSUs shall not be so canceled and forfeited.

6.3   Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

6.4   Termination of Service for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.

ARTICLE VII
OPTIONS

7.1   Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

7.2   Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

7.3   Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

7.4   Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made upon a Change of Control resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

7.5   Option Price and Payment. The price at which an Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

7.6   Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7   Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate.

7.8   Prohibition Against Re-Pricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.

ARTICLE VIII
RESTRICTED STOCK AWARDS

8.1   Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

8.2   Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a Change of Control resulting from the operation of the Plan or of such Restricted Stock Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.

8.3   Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

ARTICLE IX
UNRESTRICTED STOCK AWARDS

9.1   Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

9.2   Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

9.3   Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.

ARTICLE X
RESTRICTED STOCK UNIT AWARDS

10.1 Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Restriction Period. At the time a Restricted Stock Unit Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.

10.2 Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

10.3 Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

ARTICLE XII
PERFORMANCE UNIT AWARDS

11.1 Award. A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

11.2 Terms and Conditions. At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.

11.3 Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

ARTICLE XII
PERFORMANCE STOCK AWARDS

12.1 Award. A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 11.3.

12.2 Terms and Conditions. At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.

12.3 Distributions of Shares. If the applicable Performance Goals set forth in the Performance Stock Agreement are achieved, the Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which the applicable Performance Goals and Performance Criteria relate.

ARTICLE XIII
DISTRIBUTION EQUIVALENT RIGHTS

13.1 Award. A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2 Terms and Conditions. At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

13.3 Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

ARTICLE XIV
STOCK APPRECIATION RIGHTS

14.1 Award. A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

14.2 Terms and Conditions. At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of an Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(c)    The excess of (i) the Fair Market Value of an Share on the date of exercise, over (ii) the Base Value, multiplied by,

(d)   The number of Shares with respect to which the Stock Appreciation Right is exercised.

14.3 Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:

(a)   The Base Value shall be equal to or greater than the per Share exercise price under the related Option;

(b)   The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);

(c)   The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d)   The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and

(e)   The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.

ARTICLE XV
RECAPITALIZATION OR REORGANIZATION

15.1 Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.

15.2 Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.

15.3 Other Events. In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.

15.4 Change of Control. The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to the nearest whole number.

15.5 Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

15.6 No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.

ARTICLE XVI
AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, materially increase the number of Shares subject to the Plan or the individual Award Agreements specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.7 (re-pricing prohibitions) or this Article XVI. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to exempt the Plan or any Award from Section 409A of the Code).

ARTICLE XVI
MISCELLANEOUS

17.1 No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

17.2 No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

17.3 Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

17.4 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

17.5 Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

17.6 Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

17.7 Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

17.8 Clawback Policy. Notwithstanding any contained herein or in any incentive “performance based” Awards under the Plan shall be subject to reduction, forfeiture or repayment by reason of a correction or restatement of the Company’s financial information if and to the extent such reduction or repayment is required by any applicable law.

17.9 Section 409A. Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code unless such Award shall be structured to be exempt from or comply with all requirements of Code Section 409A. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (or to be exempt therefrom) and shall be so interpreted and construed and no amount shall be paid or distributed from the Plan unless and until such payment complies with all requirements of Code Section 409A. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Holder, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Holder or any successor or beneficiary thereof.

17.10 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

17.11 Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

17.12 Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

17.13 Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

17.14 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

17.15 No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.

17.16 Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Annex C

BY-LAWS
OF
VisionWave Holding Inc.

ARTICLE I
OFFICES

SECTION 1. Principal Office. The registered office of the corporation shall be located in such place as may be provided from time to time in the Certificate of Incorporation.

SECTION 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or as the business of the corporation may require.

ARTICLE II
STOCKHOLDERS

SECTION 1. Annual Meetings. The annual meeting of the stockholders of the corporation shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Board of Directors and as shall be designated in the notice of said meeting.

SECTION 2. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the Board of Directors, or by the Chief Executive Officer, or by the holders of not less than one-quarter of all of the shares entitled to vote at the meeting.

SECTION 3. Notice and Purpose of Meetings. Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Such notice shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission thereof if given by telegram, telex, facsimile or cable or other electronic means.

SECTION 4. Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 5. Voting Process. If a quorum is present or represented, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders unless the vote of a greater number of shares of stock is required by law, by the Certificate of Incorporation or by these by-laws. Each outstanding share of stock having voting power, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. A shareholder may vote either in person, by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact, or by an electronic ballot from which it can be determined that the ballot was authorized by a stockholder or proxyholder. The term, validity and enforceability of any proxy shall be determined in accordance with the General Corporation Law of the State of Delaware.

SECTION 6. Written Consent of Stockholders Without a Meeting. Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

ARTICLE III
DIRECTORS

SECTION 1. Powers. The business affairs of the corporation shall be managed by its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these by-laws directed or required to be exercised or done by the stockholders. The Board of Directors may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these by-laws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

SECTION 2. Number, Qualifications, Term. The Board of Directors shall consist of one or more members. The number of directors shall be fixed initially by the Incorporator and may thereafter be changed from time to time by resolution of the Board of Directors or of the shareholders. Directors need not be residents of the State of Delaware nor stockholders of the corporation. The directors shall be elected at the annual meeting of the stockholders, and each director elected shall serve until the next succeeding annual meeting and until his successor shall have been elected and qualified.

SECTION 3. Vacancies. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.

SECTION 4. Place of Meetings. Meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware.

SECTION 5. First Meeting. The first meeting of each newly elected Board of Directors shall be held immediately following and at the place of the annual meeting of stockholders and no other notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or it may convene at such place and time as shall be fixed by the consent in writing of all the directors.

SECTION 6. Regular Meetings. Regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

SECTION 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer or by the number of directors who then legally constitute a quorum. Notice of each special meeting shall, if mailed, be addressed to each director at least ten nor more than sixty days prior to the date on which the meeting is to be held.

SECTION 8. Notice; Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 9. Quorum. Two-thirds of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these by-laws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 10. Action Without A Meeting. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. In addition, meetings of the Board of Directors may be held by means of conference telephone or voice communication as permitted by the General Corporation Law of the State of Delaware.

SECTION 11. Action. Except as otherwise provided by law or in the Certificate of Incorporation or these by-laws, if a quorum is present, the affirmative vote of a majority of the members of the Board of Directors will be required for any action.

SECTION 12. Removal of Directors. Any director may be removed, either for or without cause, at any time by action of the holders of a majority of the outstanding shares of stock entitled to vote thereon, either at a meeting of the holders of such shares or, whenever permitted by law, without a meeting by their written consents thereto.

ARTICLE IV
COMMITTEES

SECTION 1. Executive Committee. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more of its members to constitute members or alternate members of an Executive Committee.

SECTION 2. Powers and Authority of Executive Committee. The Executive Committee shall have and may exercise, between meetings of the Board of Directors, all the powers and authority of the Board in the management of the business and affairs of the Company, including, the right to authorize the purchase of stock, except that the Executive Committee shall not have such power or authority in reference to amending the Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets; recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation or authorizing the declaration of a dividend.

SECTION 3. Other Committees. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more other committees, each of which shall, except as otherwise prescribed by law, have such authority of the Board as shall be specified in the resolution of the Board designating such committee. A majority of all the members of such committee may determine its action and fix the time and place of its meeting, unless the Board shall otherwise provide. The Board shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause.

SECTION 4. Procedure; Meetings; Quorum. Regular meetings of the Executive Committee or any other committee of the Board of Directors, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of the Executive Committee or any other committee of the Board shall be called at the request of any member thereof. So far as applicable, the provisions of Article III of these by-laws relating to notice, quorum and voting requirements applicable to meetings of the Board shall govern meetings of the Executive Committee or any other committee of the Board. The Executive Committee and each other committee of the Board shall keep written minutes of its proceedings and circulate summaries of such written minutes to the Board before or at the next meeting of the Board.

ARTICLE V
OFFICERS

SECTION 1. Number. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose one or more Chief Executive Officers and a Secretary, none of whom need be a member of the Board. The Board may also choose a Chairman from among the directors, one or more Executive Vice Presidents, one or more Vice Presidents, Assistant Secretaries, Treasurers and Assistant Treasurers. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The same person may hold two or more offices.

SECTION 2. Compensation. The salaries or other compensation of all officers of the corporation shall be fixed by the Board of Directors. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he or she is also a director.

SECTION 3. Term; Removal; Vacancy. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

SECTION 4. Chairman. The Chairman shall, if one be elected, preside at all meetings of the Board of Directors.

SECTION 5. Chief Executive Officer. The Chief Executive Officer, shall preside at all meetings of the stockholders and the Board of Directors in the absence of a Chairman, shall have general supervision over the business of the corporation and shall see that all directions and resolutions of the Board of Directors are carried into effect.

SECTION 6. Vice President. The Vice President shall, in the absence or disability of the Chief Executive Officers, perform the duties and exercise the powers of the Chief Executive officers and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. The Vice President shall, in the absence or disability of the Chief Executive Officer and of the Vice President, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. If there shall be more than one vice president, the vice presidents shall perform such duties and exercise such powers in the absence or disability of the Chief Executive Officer and of the Vice President, in the order determined by the Board of Directors.

SECTION 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or Chief Executive Officer, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

SECTION 8. Assistant Secretary. The Assistant Secretary, if there shall be one, or if there shall be more than one, the assistant secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such powers as the Board of Directors may from time to time prescribe.

SECTION 9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chairman, the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all of his transactions as Treasurer and of the financial condition of the corporation.

SECTION 10. Assistant Treasurer. The Assistant Treasurer, if there shall be one, or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE VI
CAPITAL STOCK

SECTION 1. Form. The shares of the capital stock of the corporation shall be represented by certificates in such form as shall be approved by the Board of Directors and shall be signed by the Chief Executive Officer, a Vice President or a Vice President, and by the Treasurer or an assistant treasurer or the Secretary or an Assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof.

SECTION 2. Lost and Destroyed Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems adequate, to protect the corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

SECTION 3. Transfer of Shares. Upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the corporation.

ARTICLE VII
INDEMNIFICATION

SECTION 1. (a) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section.

(h) For the purposes of this Section, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section.

 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified by the Board of Directors, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs executors and administrators of such a person.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 1. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

SECTION 2. Fiscal Year. The fiscal year of the corporation shall be determined, and may be changed, by resolution of the Board of Directors.

SECTION 3. Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE IX
AMENDMENTS

SECTION 1. These by-laws may be altered, amended, supplemented or repealed or new by-laws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole Board of Directors at any regular or special meeting of the Board. The stockholders shall have authority to change or repeal any by-laws adopted by the directors.

Annex D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VISIONWAVE HOLDINGS INC.

[*], 2025

 VisionWave Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the ‘Corporation’), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is ‘VisionWave Holdings Inc.’ The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 4, 2024 and amended on September 4, 2024 (the ‘Current Certificate’).

2. This Amended and Restated Certificate of Incorporation (the ‘Amended and Restated Certificate’), which both restates and amends the provisions of the Current Certificate, was duly adopted in accordance with Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the ‘DGCL’).

3. This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5. The text of the Current Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

 The name of the corporation is VisionWave Holdings Inc. (the ‘Corporation’).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

 The address of the Corporation’s registered office in the State of Delaware is is 108 W. 13th Street, Suite 100, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is Vcorp Agent Services, Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.01 per share, which the Corporation is authorized to issue is 160,000,000 shares, consisting of (a) 150,000,000 shares of common stock (the ‘Common Stock’), and (b) 10,000,000 shares of preferred stock (the ‘Preferred Stock’).

Section 4.2 Preferred Stock.The Board of Directors of the Corporation (the ‘Board’) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a ‘Preferred Stock Designation’) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of Common Stock shall not have cumulative voting rights.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock a, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights, Warrants and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (‘Bylaws’), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Corporation’s initial public offering of securities (the ‘Offering’), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a ‘proceeding’) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an ‘indemnitee’), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (the ‘Court of Chancery’) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.1 will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery and the federal district courts of the United States of America shall, to the fullest extent permitted by law, have concurrent jurisdiction for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a ‘Foreign Action’) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an ‘FSC Enforcement Action’) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

[Signature Page Follows]

IN WITNESS WHEREOF, VisionWave Holdings Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

VisionWave Holdings Inc.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]